SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         Quest Diagnostics Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
1)   Title of each class of securities to which transaction applies:


                                   12,564,336
--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:


                           $981,756,000 (Book Value)
--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



                                  $981,756,000
--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:



                                    $196,351
--------------------------------------------------------------------------------
5)   Total fee paid:

     [X]  Fee paid previously with preliminary materials:


________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:


(SC14A-07/98)

                        [Quest Diagnostics Logo Omitted]


                              One Malcolm Avenue
                          Teterboro, New Jersey 07608
                                (201) 393-5000

                                 May 11, 1999


Dear Stockholder:

      We have agreed to a transaction in which we will acquire from SmithKline Beecham plc its United States and non-United States clinical laboratories testing businesses. For these businesses, and related agreements, SmithKline Beecham will receive the following:

      o approximately 12.6 million newly issued shares of Quest Diagnostics common stock which will be approximately 29.5% of the outstanding Quest Diagnostics common stock after completion of the transaction; and

      o $1.025 billion in cash.

      If we complete the transaction, we believe that Quest Diagnostics will be the leading provider of diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and governmental agencies.

      Before we can go ahead with the transaction, the holders of a majority of our outstanding shares of common stock and preferred stock voting together must vote in favor of issuing the additional shares of our common stock necessary to complete the transaction. We have scheduled the Annual Meeting of Stockholders for this vote as well as to vote on proposals which are customary for an annual meeting of stockholders. The annual meeting will be held:

                            Tuesday, June 29, 1999
                            10:00 a.m. (local time)
                          The Hotel InterContinental
                                 Whitney Room
                             111 East 48th Street
                           New York, New York 10017

      The Proxy Statement provides detailed information about the proposed transaction, including information about Quest Diagnostics and the businesses we propose to acquire, and the annual meeting matters on which you are being asked to vote.

      Your Board of Directors has carefully considered the terms and conditions of the proposed transaction and the other proposals for the annual meeting and recommends that you approve each proposal being submitted to you for approval.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you attend the annual meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

      Instead of submitting your proxy vote by mail with the proxy card, you may vote by telephone or electronically on the Internet. Stockholders of record may vote by telephone by calling (800) 213-3198 or on the Internet at http://www.harrisbank.com/wproxy. The telephone number is available only for calls originating in the United States or Canada. The Internet and telephone arrangements are described in greater detail at the bottom of your proxy card. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet instructions on your proxy card. Please follow the instructions on your proxy card.

                                      Sincerely,

                                      /s/ Kenneth W. Freeman

                                      Kenneth W. Freeman
                                      Chairman of the Board and
                                      Chief Executive Officer

                 [MAP OF THE UNITED STATES SHOWING THE PRINCIPAL
                     LABORATORIES OF QUEST DIAGNOSTICS AND
                   SMITHKLINE BEECHAM CLINICAL LABORATORIES]

                        [Quest Diagnostics Logo Omitted]

                              One Malcolm Avenue
                          Teterboro, New Jersey 07608
                                 (201) 393-5000

                               -----------------

                         NOTICE OF 1999 ANNUAL MEETING
                          To Be Held on June 29, 1999

                              -----------------

To the Stockholders of QUEST DIAGNOSTICS INCORPORATED:

      The 1999 Annual Meeting of Stockholders of Quest Diagnostics Incorporated will be held on June 29, 1999 at 10:00 a.m., local time, at The Hotel InterContinental, Whitney Room, 111 East 48th Street, New York, New York 10017, for the purpose of considering and voting upon the following matters:

      1. To elect three directors, each to hold office until the 2002 annual meeting of stockholders.

      2. To approve the issuance of 12,564,336 shares of Quest Diagnostics common stock, par value $0.01 per share, to SmithKline Beecham plc ("SmithKline Beecham") under the Stock and Asset Purchase Agreement, dated as of February 9, 1999, among SmithKline Beecham, SmithKline Beecham Corporation and Quest Diagnostics.

      3. To approve a new 1999 Employee Equity Participation Program under which Quest Diagnostics may issue to eligible employees up to six million shares of Quest Diagnostics common stock in the form of options or grants of stock.

      4. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the consolidated financial statements of Quest Diagnostics for the year ending December 31, 1999.

      5. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

      These matters are more fully described in the Proxy Statement accompanying this Notice.

      Your Board of Directors has fixed the close of business on May 3, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

                                      By Order of the Board of Directors

                                      /s/ Leo C. Farrenkopf, Jr.

                                      Leo C. Farrenkopf, Jr.
                                      Vice President and Secretary

--------------------------------------------------------------------------------
 All stockholders are invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting in person you are urged to complete, date, sign and promptly return the enclosed proxy in the postage-paid envelope provided. No postage need be affixed if mailed in the United States. Alternatively, stockholders of record may vote by telephone by calling (800) 213-3198 or on the Internet at http://www.harrisbank.com/wproxy. Each proxy is revocable and will not affect your right to vote in person in the event you attend the annual meeting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities regulator has approved the issuance of the shares of Quest Diagnostics common stock to be issued in the transaction with SmithKline Beecham, or has determined if the proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

      This notice and the proxy statement are dated May 11, 1999, and are being first mailed to stockholders on May 14, 1999.

                              TABLE OF CONTENTS

                                                       Page
                                                       ----
QUESTIONS AND ANSWERS ABOUT THE
    TRANSACTION AND THE ANNUAL
    MEETING ........................................      1
SUMMARY ............................................      3
The Companies and the Business .....................      3
Recommendations to Stockholders ....................      4
The Transaction ....................................      4
Annual Meeting Proposals ...........................      5
Markets and Market Prices ..........................      5

SELECTED HISTORICAL FINANCIAL
    DATA OF QUEST DIAGNOSTICS ......................      6

SELECTED HISTORICAL FINANCIAL
    DATA OF SBCL ...................................      7

SELECTED PRO FORMA FINANCIAL
    DATA OF QUEST DIAGNOSTICS ......................      8

BUSINESS TO BE CONDUCTED AT THE
    ANNUAL MEETING .................................      9
   Matters to Be Considered ........................      9
    Transaction Proposal ....................   ....      9
    Annual Meeting Proposals ................   ....      9
    Date, Time and Place of Meeting ................      9
    Record Date; Shares Outstanding and
     Entitled to Vote ..............................      9
    Voting and Revocation of Proxies ...............      9
    Vote Required ..................................     10
    Quorum; Broker Non-Votes .......................     10
    Solicitation of Proxies and Expenses ...........     11

THE TRANSACTION ....................................     12
    Background of the Transaction ..................     12
    Reasons for the Transaction ....................     13
    Recommendation of the Board of
     Directors .....................................     14
    Factors Considered by the Board of
     Directors .....................................     15
    Opinion of Quest Diagnostics' Financial
     Advisor .......................................     16
    Federal Income Tax Matters .....................     20
    Accounting Treatment ...........................     21
    Absence of Appraisal Rights ....................     21

SPECIAL CONSIDERATIONS .............................     22
    The presence of a significant stockholder
       may affect the ability of a third party to
       acquire Quest Diagnostics ...................     22
    Existing Quest Diagnostics stockholders
       will own a smaller share of Quest
       Diagnostics following completion of the
       transaction .................................     22

                                                       Page
                                                       ----
    Integration of operations may be difficult
       and may have a negative impact on
       Quest Diagnostics' business .................     22
    Quest Diagnostics' significant debt may
       impair its financial and operating
       flexibility .................................     22

DESCRIPTION OF THE TRANSACTION .....................     24
    Description of the Transaction .................     24
    The Stock and Asset Purchase Agreement .........     24
       Equity and Assets to Be Purchased from
           SmithKline Beecham ......................     24
       Consideration to Be Paid in the
           Transaction .............................     24
       Adjustment of Cash Purchase Price ...........     24
       Closing .....................................     24
       Possible Exclusion of Non-United States
           Assets ..................................     25
       Representations and Warranties of
           SmithKline Beecham and Quest
           Diagnostics .............................     25
       Covenants of SmithKline Beecham and
           Quest Diagnostics .......................     26
       Employee and Related Matters ................     26
       Tax Matters .................................     27
       Conditions to Closing .......................     28
       Indemnification .............................     28
       Termination, Amendment and Waiver ...........     29
    Related Agreements .............................     29
       Stockholders Agreement ......................     29
       Non-Competition Agreement ...................     32
       Clinical Trials Agreement ...................     32
       Transitional Services Agreement .............     33
       Data Access Agreement .......................     33
       Intellectual Property Agreements ............     33
    Financing of the Transaction ...................     33
    Interests of Certain Persons in the
       Transaction .................................     34

FINANCIAL AND BUSINESS
INFORMATION ........................................     35
    The United States Clinical Laboratory
       Testing Industry ............................     35
       Overview ....................................     35
       Services ....................................     35
       Customers ...................................     35
       Competition .................................     36
       Effect of the Growth of the Managed
           Care Sector .............................     37
       Future Outlook ..............................     38
       Billing .....................................     38

                                                     Page
                                                     ----
       Regulation of Clinical Laboratory
           Operations ............................   38
       Regulation of Reimbursement for
           Clinical Laboratory Services ..........   39
    SBCL .........................................   42
       Laboratory Network and Facilities .........   42
       Employees .................................   43
       Clinical Laboratory Services ..............   43
       Clinical Trials ...........................   43
       Customers and Payers ......................   44
       Information Systems .......................   45
       Government and Related Claims, Legal
           Proceedings ...........................   46
       Compliance Plan ...........................   46
    Integration ..................................   47
    Management's Discussion and Analysis of
       Financial Condition and Results of
       Operations of SBCL ........................   48
       Overview ..................................   48
       Results of Operations .....................   49
       Liquidity and Capital Resources ...........   51
       Adjusted EBITDA ...........................   51
       Sale of SBCL ..............................   51
       Year 2000 Readiness Disclosure ............   52
       Inflation .................................   52
       Exchange Rate Fluctuations ................   52
    Unaudited Pro Forma Combined Financial
       Statements ................................   53

THE ANNUAL MEETING ...............................   59
    Description of Proposals and Board of
       Directors, Recommendations ................   59
       Election of Directors .....................   59
       Quest Diagnostics Common Stock
           Issuance Proposal .....................   61
       1999 Employee Equity Participation
           Program Proposal ......................   61
       Ratification of the Selection of the
           Independent Accountants ...............   65
    Directors and Executive Officers .............   66
       Board of Directors and Board
           Committees ............................   66

                                                     Page
                                                     ----
       Directors' Compensation ...................   66
       Executive Compensation ....................   67
       Report of the Compensation and
           Nominating Committee on Executive
           Compensation ..........................   71
    Performance Comparison .......................   74
    Security Ownership by Certain Beneficial
       Owners and Management .....................   75
    Certain Relationships and Related
       Transactions ..............................   76
       Corning Transaction Agreement .............   76
       Corning Tax Sharing Agreement .............   76
       Compensation and Nominating
           Committee Interlocks and Insider
           Participation .........................   77
       Section 16(a) Beneficial Ownership
           Reporting Compliance ..................   77

ADDITIONAL INFORMATION ...........................   77
    Cautionary Statement Concerning Forward-
       Looking Statements ........................   77
    Stockholder Proposal .........................   77
    Other Matters ................................   77
    Where You Can Find More Information ..........   77

                                  APPENDICES

APPENDIX A Stock and Asset Purchase
           Agreement
APPENDIX B Stockholders Agreement
APPENDIX C Non-Competition Agreement
APPENDIX D Fairness Opinion of Merrill
           Lynch
APPENDIX E 1999 Employee Equity
           Participation Program
APPENDIX F Combined Financial
           Statements of SmithKline
           Beecham Clinical
           Laboratories, Inc. and Certain
           Related Affiliates

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
                             AND THE ANNUAL MEETING

Q: Why is Quest Diagnostics acquiring the United States and non-United States clinical laboratories testing businesses of SmithKline Beecham?

A: Your Board of Directors believes that the combination of these businesses with Quest Diagnostics' existing businesses will create the nation's premier independent laboratory testing company.* In addition, your Board of Directors believes that the combination will provide numerous strategic benefits to the combined company, including:

    o Improving customer service through enhanced coverage and increased patient access.*

    o Improving Quest Diagnostics' ability to pursue growth opportunities in segments with high profit margins, including direct contracting with employers for laboratory services, clinical trials testing for pharmaceutical companies, testing and management services for hospitals, and genetic and other esoteric testing.*

    o   Accelerating innovation and the use of medical information tools.*

    o Creating the largest clinical laboratory database in the world which Quest Diagnostics can use to help providers and insurers better manage their patients' health.*

Q:  How will I be affected by the transaction?

A: You will continue to own the same number of shares of Quest Diagnostics common stock that you owned immediately prior to the transaction. Each share of Quest Diagnostics common stock, however, will represent a smaller ownership percentage of a significantly larger company.

Q:  How will the transaction be structured?

A: Quest Diagnostics will acquire all of the outstanding stock of SBCL, Inc., which owns the United States clinical laboratories testing business of SmithKline Beecham. Quest Diagnostics will also acquire assets used in, and assume liabilities relating to, the clinical laboratories business of SmithKline Beecham and its affiliates outside of the United States, including the clinical trials segment of the business. The non-U.S. businesses represented less than 1% of the revenues of SBCL in 1998. For these businesses, and the related agreements, Quest Diagnostics will pay to SmithKline Beecham a purchase price comprised of 12,564,336 shares of Quest Diagnostics common stock and $1.025 billion in cash. The cash portion of the purchase price, which includes $20 million to be paid under the Non-Competition Agreement between Quest Diagnostics and SmithKline Beecham, may be adjusted downward following the closing of the transaction based on changes in the tangible net worth of the acquired businesses as of the closing date. If the transaction is completed, SmithKline Beecham will own approximately 29.5% of the outstanding shares of Quest Diagnostics common stock.

Q:  How will Quest Diagnostics finance the cash portion of the transaction?

A: Quest Diagnostics intends to borrow approximately $1.178 billion of long-term financing and to use a portion of the long-term financing and its cash on-hand to pay the cash purchase price for the transaction and transaction costs and to repay approximately $300 million of existing bank debt. A group of major financial institutions has committed to provide the necessary bank financing for the transaction on customary terms and conditions.

Q:  When do you expect to complete the transaction?

A: We are working to complete the transaction as soon as possible. We currently expect to complete the transaction early in the second half of 1999.

Q:  Am I entitled to appraisal rights?

A: No. You will have no right under Delaware law to seek appraisal of the value of your Quest Diagnostics shares in connection with the transaction. For a more detailed description of the pertinent Delaware law, see page 21.

Q:  Are there any significant disadvantages to me from the transaction?

A: We do not believe so. Your Board of Directors has approved the transaction, and believes it is in the best interests of Quest Diagnostics' stockholders.

Q:  What do I need to do now?

A: Just sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your

-------------------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

    shares may be represented at the annual meeting. Alternatively, stockholders of record may vote by telephone by calling (800) 213-3198 or on the Internet at http://www.harrisbank.com/wproxy. The meeting will take place on June 29, 1999. Your Board of Directors recommends that you vote in favor of each proposal being submitted to you for approval.

Q: Can I change my vote after I have mailed in my signed proxy card or voted by telephone or on the Internet?

A: Yes. You can change your vote at any time before we vote your proxy at the annual meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to Harris Trust Company of New York at the address given below. Second, you can complete a new proxy card and send it to the Harris Trust Company of New York at the address given below. Third, if you are a stockholder of record, you can submit your new vote by telephone or on the Internet. Fourth, you can attend the annual meeting and vote in person. You should send any written notice or new proxy card to Quest Diagnostics c/o Harris Trust Company at the following address: P.O. Box 830, Chicago, Illinois 60690-9972. You may request a new proxy card by calling Georgeson & Company, Inc. at (212) 440-9800.

Q:  Where can I find more information?

A: You may obtain more information from various sources, as set forth under "Additional Information -- Where You Can Find More Information" on page 77.

                                     SUMMARY

     This summary highlights selected information from this document, and may not contain all of the information that may be important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the documents to which we have referred you. See "Additional Information -- Where You Can Find More Information" on page 77.

The Companies and the Business

Quest Diagnostics' Business

Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey 07608
(201) 393-5000


      Quest Diagnostics is one of the three largest independent clinical laboratories in the United States. Quest Diagnostics has a network of 14 regional laboratories, an esoteric testing laboratory, several joint venture and branch laboratories, 140 stat laboratories and approximately 800 patient service centers. Quest Diagnostics believes that it has the leading market presence among independent clinical laboratories in areas in the northeast, mid-Atlantic and mid-west markets in the United States.

      For more information relating to Quest Diagnostics, you should read "Financial and Business Information -- The United States Clinical Laboratory Testing Industry" on page 35 and review the documents referenced in "Additional Information -- Where You Can Find More Information" on page 77.

The Acquired Businesses (Page 42)

      SBCL, Inc.

      If the transaction is completed, Quest Diagnostics will acquire all of the outstanding shares of SBCL, Inc. SBCL, Inc. is a holding company which owns all of the shares of capital stock of SmithKline Beecham Clinical Laboratories, Inc.

      SmithKline Beecham Clinical Laboratories, Inc.

      SmithKline Beecham Clinical Laboratories is one of the three largest independent clinical laboratories in the United States. SmithKline Beecham Clinical Laboratories has a network of 23 laboratories located in major metropolitan areas throughout the United States, several joint venture laboratories, approximately 70 stat laboratories and approximately 600 patient service centers. SmithKline Beecham Clinical Laboratories has a strong presence in several regions in the United States, particularly the southeastern and western states, where Quest Diagnostics' presence is more limited.

      The Assets

      If the transaction is completed, Quest Diagnostics will also acquire assets used in, and assume liabilities relating to, the non-United States clinical laboratories testing business of SmithKline Beecham and its affiliates, including the clinical trials segment of the business. The non-U.S. businesses represented less than 1% of the revenues of SBCL in 1998.

      When we refer to "SBCL" in this proxy statement, we mean SBCL, Inc., SmithKline Beecham Clinical Laboratories, Inc. and the non-U.S. clinical laboratories testing business of SmithKline Beecham, unless otherwise indicated. The financial statements included in this proxy statement as Appendix F and any other financial data of SBCL included in this proxy statement include financial data of all of these businesses, taken together.

Other Parties in the Transaction

SmithKline Beecham plc
One New Horizons Court
Middlesex TW8 95P
Brentford, England
011-44-181-975-2000

      SmithKline Beecham is one of the world's leading healthcare companies, with a core focus on pharmaceuticals and related businesses. SmithKline Beecham discovers, develops, manufactures and markets pharmaceuticals, vaccines, over-the-counter medicines and health-related consumer products.

SmithKline Beecham Corporation
One Franklin Plaza
Philadelphia, Pennsylvania 19102
(215) 751-4000

      SmithKline Beecham Corporation is the principal U.S. operating subsidiary of SmithKline Beecham plc and is the owner of all of the outstanding capital stock of SBCL, Inc. SmithKline Beecham Corporation is the company that will actually transfer the shares of SBCL, Inc. to Quest Diagnostics and is a party to the stock and asset purchase agreement for limited purposes.

The Combined Business

      If the transaction is completed, Quest Diagnostics will become the leading independent clinical laboratory in the United States, with a much more extensive net-work. A map indicating the principal U.S. laboratories of both Quest Diagnostics and SBCL appears on the inside of the front cover.

Recommendations to Stockholders

      Your Board of Directors recommends that you vote FOR the proposal related to the transaction, FOR each of the nominees for director named in this proxy statement and FOR each of the other proposals being submitted to you.

The Transaction

Stock and Asset Purchase Agreement (Page 24)

      The stock and asset purchase agreement is the main legal document that governs the transaction and is attached to this proxy statement as Appendix A. This agreement provides the terms and conditions with respect to Quest Diagnostics' purchase of SBCL. In the stock and asset purchase agreement, Quest Diagnostics agreed to issue to SmithKline Beecham approximately 12.6 million shares of Quest Diagnostics common stock and to pay SmithKline Beecham $1.005 billion in cash, which does not include the $20 million payable under the non-competition agreement. We encourage you to read the stock and asset purchase agreement carefully.

Related Agreements

      The transaction includes a number of other agreements, including the stockholders agreement, the non-competition agreement, the clinical trials agreement, the transitional services agreement, the data access agreement and the intellectual property agreements. The stockholders agreement and the non-competition agreement are attached as Appendices B and C, respectively. We encourage you to read them carefully. The other agreements will be filed with the Securities and Exchange Commission as exhibits to Quest Diagnostics' quarterly report on Form 10-Q filed following the closing of the transaction.

      Stockholders Agreement (Page 29)

      At the closing of the transaction, Quest Diagnostics and SmithKline Beecham will enter into a stockholders agreement. Generally, this agreement will govern how many shares of Quest Diagnostics common stock SmithKline Beecham may own; defines SmithKline Beecham's voting rights with respect to these shares; gives SmithKline Beecham a right to designate up to two individuals to the Quest Diagnostics Board of Directors, unless the size of the Quest Diagnostics Board of Directors is increased to more than ten directors, in which case SmithKline Beecham can designate up to three directors; restricts the transfer of Quest Diagnostics common stock owned by SmithKline Beecham; and gives SmithKline Beecham the right to have its Quest Diagnostics common stock registered so that it can be sold to the public.

      Non-Competition Agreement (Page 32)

      At the closing of the transaction, Quest Diagnostics and SmithKline Beecham will enter into a non-competition agreement. Under the agreement, Quest Diagnostics will pay SmithKline Beecham $20 million at the closing of the transaction and SmithKline Beecham will agree not to participate in the clinical laboratories testing business anywhere in the world for five years after the closing of the transaction. SmithKline Beecham's obligation not to compete is subject to various exceptions that Quest Diagnostics believes are not material to Quest Diagnostics.

      Other Related Agreements (Page 32)

      In connection with the transaction, Quest Diagnostics and SmithKline Beecham have agreed to various ongoing business arrangements, including with respect to:

o Clinical trials, with Quest Diagnostics to be the exclusive provider of testing to support SmithKline Beecham's clinical trials requirements worldwide for ten years.

o Data access, which will provide to SmithKline Beecham defined rights to use laboratory data maintained by Quest Diagnostics, including data previously maintained by SBCL, in exchange for fees.

o Transition services, to facilitate integration of SBCL into Quest Diagnostics' clinical laboratories testing business.

o Intellectual property, to facilitate the phase out of "SmithKline Beecham" and related names and to assign and/or license trademark, copyright and patent rights to Quest Diagnostics.

Opinion of Financial Advisor (Page 16)

      In deciding to approve the transaction, your Board of Directors considered, among other things, advice from Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor. The Board received an opinion from Merrill Lynch on February 8, 1999, that as of that date and considering the factors and assumptions set forth in the opinion, the consideration to be paid by Quest Diagnostics in the transaction was fair from a financial point of view to Quest Diagnostics. Merrill Lynch's opinion is attached as Appendix D. We encourage you to read it thoroughly.

Accounting Treatment (Page 21)

      We expect the transaction to be accounted for as a purchase in accordance with accounting principles generally accepted in the United States.

Special Considerations (Page 22)

      For a description of the various things that you should consider in connection with the transaction in addition to the other information described in this document, see "Special Considerations."

Annual Meeting Proposals

Election of Quest Diagnostics Directors (Page 59)

      At the annual meeting, you will be asked to elect three director nominees, William F. Buehler, Van C. Campbell and Dan C. Stanzione, each to hold office until the 2002 annual meeting of stockholders.

Proposal to Approve the Issuance of Quest
Diagnostics Common Stock (Page 61)

      Because the number of shares of Quest Diagnostics common stock to be issued in the transaction will exceed 20% of the number of shares of Quest Diagnostics common stock outstanding prior to the transaction, your approval of the issuance of Quest Diagnostics common stock is required under the rules of the New York Stock Exchange.

Proposal to Approve the Adoption of a new 1999
Employee Equity Participation Program (Page 61)

      At the annual meeting, you will be asked to approve a new 1999 Employee Equity Participation Program under which Quest Diagnostics may issue to eligible employees up to six million shares of Quest Diagnostics common stock in the form of options or grants of stock. Three million shares will be authorized upon approval by the stockholders of this proposal and a further three million shares will be authorized upon the closing of the transaction with SmithKline Beecham. Quest Diagnostics believes options or grants of stock will be necessary to encourage key employees of SBCL to remain with Quest Diagnostics and give them the opportunity to share in the future growth of the combined company.

Proposal to Ratify Selection of the Independent
Accountants (Page 65)

      We have appointed PricewaterhouseCoopers LLP as the independent accountants to audit the Consolidated Financial Statements for the year ending December 31, 1999. At the annual meeting, you will be asked to ratify this appointment.

Record Date; Vote Required for Quest Diagnostics
Stockholder Approval of the Proposals (Page 9)

      Only holders of record of Quest Diagnostics common stock or Quest Diagnostics voting cumulative preferred stock, par value $1.00 per share, at the close of business on May 3, 1999 are entitled to notice of and to vote at the annual meeting. Quest Diagnostics common stock and Quest Diagnostics preferred stock are entitled to one vote per share.

      Election of the director nominees requires the affirmative vote of the holders of a plurality of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote.

      The following proposals must be approved by the holders of a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, casting votes on the proposal. In addition, the total votes cast on each of these proposals must represent over 50% of the shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock entitled to vote on the proposal:

      o the proposal to issue Quest Diagnostics common stock to SmithKline Beecham in connection with the transaction; and

      o the proposal to approve the new 1999 Employee Equity Participation Program.

      The proposal to ratify selection of the independent accountants must be approved by the holders of a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, represented and voting at the annual meeting and entitled to vote.

Markets and Market Prices

      Shares of Quest Diagnostics common stock have been traded on the New York Stock Exchange under the symbol "DGX" since December 17, 1996. For information regarding the historical market performance of Quest Diagnostics common stock, see page 74.

      On February 8, 1999, the last trading day prior to the public announcement of the proposed transaction, Quest Diagnostics common stock closed at $19.4375 per share. On May 10, 1999, the last trading day before the printing of this proxy statement, Quest Diagnostics common stock closed at $24-5/16 per share.

            SELECTED HISTORICAL FINANCIAL DATA OF QUEST DIAGNOSTICS

      We are providing the following financial information to aid you in your analysis of the financial aspects of the transaction. We derived this information from the audited financial statements of Quest Diagnostics for the years 1994 through 1998. The information is only a summary and you should read it together with the historical financial statements and related notes of Quest Diagnostics contained in the annual reports and other information that have been filed with the Securities and Exchange Commission. See "Additional Information -- Where You Can Find More Information".

                                                                                   Year Ended December 31,
                                                           -------------------------------------------------------------------------
                                                              1998          1997           1996             1995            1994
                                                              ----          ----           ----             ----            ----
                                                                          (in thousands, except per share data)
Operations Data:
Net revenues ...........................................   $1,458,607   $1,528,695      $1,616,296       $1,629,388      $1,633,699
Provisions for restructuring and other special charges .           --       48,688 (a)     668,544 (b)       50,560          79,814
Net income (loss) ......................................       26,885      (22,260)       (625,960)         (52,052)(c)      28,345
Basic net income (loss) per common share (d) ...........   $     0.90   $    (0.77)     $   (21.72)      $    (1.81)     $     0.98
Diluted net income (loss) per common share (d) (e) .....   $     0.89   $    (0.77)     $   (21.72)      $    (1.81)     $     0.98

Balance Sheet Data (at end of period):
Accounts receivable, net ...............................   $  220,861   $  238,369      $  297,743       $  318,252      $  360,410
Total assets ...........................................    1,360,240    1,400,928       1,395,066        1,853,385       1,882,663
Long-term debt .........................................      413,426      482,161         515,008        1,195,566       1,153,054
Preferred stock ........................................        1,000        1,000           1,000               --              --
Common stockholders' equity ............................      566,930      540,660         537,719          295,801         386,812

Other Data:
Net cash provided by (used in) operating activities ....   $  141,382   $  176,267      $  (88,486) (f)  $   85,828      $   37,963
Net cash used in investing activities ..................      (39,720)     (35,101)        (63,674)         (93,087)        (46,186)
Net cash (used in) provided by financing activities ....      (60,415)     (21,465)        157,674            4,986           7,532
Adjusted EBITDA (g) ....................................      158,609      153,800         166,358          176,521 (c)     295,381
Bad debt expense .......................................       89,428      118,223 (h)     111,238          152,590 (c)      59,480
Rent expense ...........................................       46,259       47,940          49,713           46,900          49,400
Capital expenditures ...................................       39,575       30,836          70,396           74,045          93,354

------------
(a) Includes a charge of $16 million to write-down intangible assets as discussed in Note 5 to the Consolidated Financial Statements.
(b) Includes a charge of $445 million to write-down intangible assets as discussed in Note 2 to the Consolidated Financial Statements.
(c) Includes a charge of $62 million to increase the provision for doubtful accounts resulting from billing systems implementation and integration problems at certain laboratories and increased regulatory requirements.
(d) Historical earnings per share data for periods prior to 1997 have been restated to reflect common shares outstanding as a result of the recapitalization of Quest Diagnostics in 1996. In December 1996, 28.8 million common shares were issued to effectuate the Spin-Off Distribution and establish Quest Diagnostics' employee stock ownership plan.
(e) Potentially dilutive common shares primarily consist of stock options.
(f) Includes the payment of Damon and other billing related settlements totaling approximately $144 million and the settlement of amounts owed to Corning Incorporated of $45 million.
(g) Adjusted EBITDA represents income (loss) before income taxes plus net interest expense, depreciation and amortization and special charges. Adjusted EBITDA excluded charges of $2.5 million in 1998 and $6.8 million in 1997 that were included in selling, general and administrative expenses, related to the consolidation by Quest Diagnostics of its laboratory network. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under generally accepted accounting principles since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (1) net income, or any other measure of performance under accounting principles generally accepted in the United States, as a measure of performance or (2) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.
(h) Includes a fourth quarter charge of $5.3 million, which was part of the $6.8 million charge recorded in the same quarter, to increase the provision for doubtful accounts to recognize the reduced recoverability of certain receivables from accounts which will no longer be served as a result of Quest Diagnostics' consolidation plan.

                   SELECTED HISTORICAL FINANCIAL DATA OF SBCL

      The following table presents selected historical financial data of SBCL. This information was derived from the audited combined financial statements of SBCL and related affiliates as of December 31, 1998 and 1997, and for the three-year period ended December 31, 1998. The historical selected financial data of SBCL as of December 31, 1996, 1995 and 1994, and for the two-year period ended December 31, 1995 is derived from the unaudited combined financial statements of SBCL and related affiliates for those periods. The unaudited combined financial statements, which are not presented in this proxy statement, reflect all adjustments which, in the opinion of SBCL's management, are necessary for a fair statement of the combined financial condition and results of operations as of and for the periods presented. Except as stated in the notes to the historical selected financial data of SBCL, these adjustments are of a normal recurring nature. This information is only a summary and you should read it together with the historical combined financial statements of SBCL, and related notes found elsewhere in this proxy statement. See "Financial and Business Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations of SBCL" and Appendix F.


                                                                    Year Ended December 31,
                                     -------------------------------------------------------------------------------------
                                          1998            1997            1996                1995                1994
                                          ----            ----            ----                ----                ----
                                                                        (in thousands)
Statement of Operations Data:
Net revenues .....................    $1,579,843      $1,415,356      $1,287,734        $  1,287,376          $1,275,637
Net income (loss) ................        25,928          20,991         (12,388)           (283,461) (a)         33,590

Balance Sheet Data
 (at end of period):
Accounts receivable, net .........    $  356,102      $  329,270      $  276,728        $    249,226          $  236,603
Total assets .....................     1,139,271       1,133,957       1,106,884           1,131,919           1,135,512
Long-term debt ...................        32,902          35,140          34,546              36,649              39,173
Parent's equity ..................       981,756         992,949         970,775             997,138             996,697

Other Data:
Net cash provided by (used in)
 operating activities ............    $   61,102      $   36,484      $   36,332        $   (217,804)         $  109,394
Net cash used in investing
 activities ......................       (30,688)        (26,644)        (25,447)            (58,087)            (54,191)
Net cash provided by (used in)
 financing activities ............       (39,333)           (921)        (16,701)            281,084             (54,580)
Adjusted EBITDA (b) ..............       158,236         164,427         124,674             159,425             180,655
Provision for bad debts ..........       145,009         111,616          65,656              74,940              61,302
Rent expense .....................        41,576          41,978          42,878              45,186              45,226
Capital expenditures .............        35,200          27,978          33,949              64,252              43,956

------------
(a) SBCL's results for 1995 reflect a provision of $410 million before income taxes for federal and state government claims relating to its billing and marketing practices and for potential claims and lawsuits from non-governmental parties concerning similar practices as they may relate to amounts paid by those parties.

(b) Adjusted EBITDA represents income before income taxes plus net interest expense, depreciation and amortization and certain nonrecurring items as described below. Adjusted EBITDA excluded income recognized related to SCAN transactions of $14.9 million and $6.1 million in 1998 and 1997, respectively. 1995 Adjusted EBITDA excluded the provision of $410 million (before income taxes) described in footnote (a) above. 1994 Adjusted EBITDA excluded a gain on sale of the Company's Hawaii operations of $8.9 million. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (1) net income, or any other measure of performance under accounting principles generally accepted in the United States, as a measure of performance or (2) cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

             SELECTED PRO FORMA FINANCIAL DATA OF QUEST DIAGNOSTICS

      The following table presents unaudited pro forma combined financial information of Quest Diagnostics. The unaudited pro forma combined financial data has been derived from and should be read with the unaudited pro forma combined financial statements and related notes. See "Financial Business Information--Unaudited Pro Forma Combined Financial Statements." The unaudited pro forma combined balance sheet data illustrate the effect of the transaction as if it had occurred on December 31, 1998. The unaudited pro forma combined statement of operations and other data for the year ended December 31, 1998, illustrate the effect of the transaction as if it had occurred on January 1, 1998. The unaudited pro forma combined financial data is presented for informational purposes only and is not necessarily indicative of the actual or future results had the transaction been completed on the date indicted.


                                                       Year Ended
                                                      December 31,
                                                          1998
(In thousands, except per share data)               ---------------
Statement of Operations Data:
Net revenues ....................................     $ 3,038,450
Net income ......................................          48,479

Basic net income per share ......................     $      1.14

Diluted net income per share (a) ................     $      1.13

Balance Sheet Data (as of the end of the period):
Accounts receivable, net ........................     $   576,963
Total assets ....................................       2,692,632
Long-term debt ..................................       1,350,203
Preferred stock .................................           1,000
Common stockholders' equity .....................         753,207

Other Data:
Adjusted EBITDA (b) .............................     $   340,924
Bad debt expense ................................         234,437
Rent expense ....................................          87,835
Capital expenditures ............................          74,775

------------

(a) Potentially dilutive common shares primarily consist of stock options.

(b) Adjusted EBITDA represents income (loss) before income taxes plus net interest expense, depreciation and amortization and special charges. Pro forma adjusted EBITDA excludes non-recurring gains of approximately $11 million that are primarily related to favorable settlements of contract disputes by SBCL. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under generally accepted accounting principles since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (1) net income, or any other measure of performance under generally accepted accounting principles in the United States, as a measure of performance or (2) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

                 BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

Matters to Be Considered

      This proxy statement is furnished to holders of Quest Diagnostics common stock and Quest Diagnostics preferred stock in connection with the solicitation of proxies by the Quest Diagnostics Board of Directors for use at the annual meeting to be held for the purposes described in this proxy statement. Each copy of this proxy statement mailed to holders of Quest Diagnostics common stock and Quest Diagnostics preferred stock is accompanied by a form of proxy for use at the annual meeting. There is both a transaction proposal and a set of proposals relating to general business in connection with the annual meeting.

Transaction Proposal

      Quest Diagnostics stockholders will be asked at the annual meeting to approve the issuance of 12,564,336 shares of Quest Diagnostics common stock to SmithKline Beecham in connection with the transaction.

Annual Meeting Proposals

      In connection with the annual meeting, Quest Diagnostics stockholders will also be asked:

      o To elect three members of the Quest Diagnostics Board of Directors, each of whom will hold office for three-year terms until the 2002 annual meeting of stockholders and until each director's respective successor is duly elected and qualified.

      o To approve the adoption of a new 1999 Employee Equity Participation Program under which Quest Diagnostics may issue to eligible employees up to six million shares of Quest Diagnostics common stock in the form of options or grants of stock. Three million shares will be authorized upon approval by the stockholders of this proposal and a further three million shares will be authorized upon the closing of the transaction with SmithKline Beecham.

      o To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the consolidated financial statements of Quest Diagnostics and its subsidiaries for the year ending December 31, 1999.

Date, Time and Place of Meeting

      The annual meeting will be held on June 29, 1999 at 10:00 a.m., local time, at The Hotel InterContinental, Whitney Room, 111 East 48th Street, New York, New York 10017.

Record Date; Shares Outstanding and Entitled to Vote

      Only holders of record of Quest Diagnostics common stock and Quest Diagnostics preferred stock at the close of business on May 3, 1999 are entitled to notice of and will be entitled to vote at the annual meeting. Quest Diagnostics common stock and Quest Diagnostics preferred stock are entitled to one vote per share on each proposal. At the close of business on the record date, there were 30,111,646 shares of Quest Diagnostics common stock outstanding and entitled to vote, held of record by 7,710 stockholders and 1,000 shares of Quest Diagnostics preferred stock outstanding and entitled to vote, all of which were held of record by Corning Incorporated.

Voting and Revocation of Proxies

      The proxy accompanying this proxy statement is solicited on behalf of the Quest Diagnostics Board of Directors for use at the annual meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Quest Diagnostics. Alternatively, stockholders of record may vote by telephone by calling (800) 213-3198 or on the Internet at http://www.harrisbank.com/wproxy. The telephone number is available only for calls originating in the United States or Canada. The Internet and telephone arrangements are described in greater detail at the bottom of your proxy card. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet instructions on your proxy card. Please follow the instructions on your proxy card.

      All proxies that are properly executed and returned, and that are not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxy cards. If no instructions are indicated these proxies will be voted FOR each of the proposals described in this proxy statement, including election of the director nominees.

      The Quest Diagnostics Board of Directors does not currently intend to bring any business before the annual meeting other than the specific proposals referred to in this proxy statement and specified in the notice. Quest Diagnostics' By-Laws generally provide that no matters, including director nominations, may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received written notice at its principal executive office of the proposed matter no later than February 15 of the year in which the annual meeting is held. Quest Diagnostics has not received notice of a proposal from any stockholder and, so far as is known to the Quest Diagnostics Board of Directors, no other matters are to be brought before the annual meeting. If any other business properly comes before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted on these matters in accordance with the judgment of the persons voting these proxies.

      A stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by (1) delivering to Harris Trust and Savings Bank a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting, (3) if the stockholder is the stockholder of record, submitting a new vote by telephone or on the Internet, or (4) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. You should send any written notice or new proxy card to Quest Diagnostics c/o Harris Trust and Savings Bank at the following address:
P.O. Box 2702, Chicago, Illinois 60690-9402. You may request a new proxy card by calling Georgeson & Company, Inc. at (212) 440-9800.

Vote Required

      Election of the director nominees to be elected at the annual meeting requires the affirmative vote of the holders of a plurality of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote.

      New York Stock Exchange rules require a stockholder vote for a listed company to issue common stock if the number of shares of common stock to be issued is 20% or more of the number of shares of common stock outstanding before the issuance. Therefore, the proposal to issue 12,564,336 shares of Quest Diagnostics common stock to SmithKline Beecham in connection with the transaction must be approved by the affirmative vote of the holders of a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, casting votes on the proposal, whether present in person or represented by proxy. In addition, the total votes cast on the proposal must represent over 50% of the shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock entitled to vote on the proposal.

      The new 1999 Employee Equity Participation Program must be approved by the affirmative vote of the holders of a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, casting votes on the proposal, whether present in person or represented by proxy. In addition, the total votes cast on the proposal must represent over 50% of the shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock entitled to vote on the proposal.

      Ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the consolidated financial statements of Quest Diagnostics requires the affirmative vote of the holders of a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote.

Quorum; Broker Non-Votes

      The required quorum for the transaction of business at the annual meeting is a majority of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, or 15,056,324 shares, issued and outstanding on the record date, which shares must be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the annual meeting. A broker non-vote occurs when shares held of record by a broker on behalf of the beneficial owner are present by proxy but are not voted on a proposal according to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

      If a quorum is not obtained it is expected that the annual meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the annual meeting, except for any proxies that have effectively been revoked or withdrawn.

      With respect to voting, abstentions will be treated as present on a proposal and, although they will be recorded separately from the "no" votes, will have the same effect as "no" votes on all proposals other than the election of directors. Broker non-votes are not counted as present in determining the number of affirmative votes required for approval of a proposal. Broker non-votes will have no effect on the proposals concerning the issuance of shares of Quest Diagnostics common stock to SmithKline Beecham and the approval of the new 1999 Employee Equity Participation Program provided that holders of over 50% of the shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock entitled to vote on the respective proposal cast votes on the proposal. Broker non-votes will have no effect on the election of directors or the ratification of the selection of PricewaterhouseCoopers LLP as Quest Diagnostics' independent accountants.

Solicitation of Proxies and Expenses

      Quest Diagnostics will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Quest Diagnostics may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Quest Diagnostics will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Quest Diagnostics common stock or Quest Diagnostics preferred stock and to request authority for the exercise of proxies. Upon the request of these record holders, Quest Diagnostics will reimburse the holders for their reasonable expenses.

      Quest Diagnostics has retained Georgeson & Company, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Quest Diagnostics stockholders. The fee for this firm's services is estimated not to exceed $12,000 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                                 THE TRANSACTION

Background of the Transaction

      In May 1998, Merrill Lynch was retained by Quest Diagnostics to assist in evaluating a possible acquisition of SBCL.

      On July 30, the Quest Diagnostics Board of Directors met with members of senior management and outside advisors, including representatives of Merrill Lynch and attorneys from Shearman & Sterling and Cleary, Gottlieb, Steen & Hamilton, legal counsel to Quest Diagnostics, to discuss the possible acquisition of SBCL.

      At this meeting, members of senior management discussed the possibility of pursuing a transaction in which Quest Diagnostics would acquire the clinical laboratory testing business of SmithKline Beecham. Representatives of Merrill Lynch then discussed financial aspects of the possible acquisition and representatives of Shearman & Sterling and Cleary, Gottlieb, Steen & Hamilton made a presentation regarding regulatory aspects of the possible acquisition. Following these presentations, the consensus of the Quest Diagnostics Board of Directors was that Quest Diagnostics management proceed with exploring a possible transaction.

      In August, Mr. Kenneth W. Freeman, Chairman of the Board and Chief Executive Officer of Quest Diagnostics, telephoned Mr. Jan Leschly, Chief Executive Offer of SmithKline Beecham, to inquire whether SmithKline Beecham had an interest in exploring the possible sale of SBCL. After a brief discussion, Mr. Freeman and Mr. Leschly agreed to meet on September 4. At that session, Mr. Freeman and Mr. Leschly became acquainted and had general discussions exploring the possibility of a transaction. Mr. Leschly indicated that he wanted Quest Diagnostics to propose a transaction including both the clinical laboratory testing and the pharmaceutical benefits management businesses of SmithKline Beecham.

      On September 10, Mr. Freeman met in Philadelphia with Mr. Leschly, Mr. J.P. Garnier, Chief Operations Officer of SmithKline Beecham, and Dr. Tadataka Yamada, President of SB Healthcare Services. At that meeting, the possible sale of SB Healthcare Services, including SBCL and the pharmaceutical benefits management company, Diversified Pharmaceutical Services, was discussed.

      On September 28, the executive committee of the Quest Diagnostics Board of Directors and several of the other directors of Quest Diagnostics met by conference call to discuss general corporate matters relating to Quest Diagnostics. During the call, Mr. Freeman updated the participants on the status of the proposed transaction.

      On October 7, a confidentiality agreement was executed between SmithKline Beecham and Quest Diagnostics with respect to the businesses under consideration.

      On October 22, at a regularly scheduled meeting, management briefed the Quest Diagnostics Board of Directors regarding the status of discussions. The Quest Diagnostics Board of Directors encouraged management to continue to engage in discussions with SmithKline Beecham regarding the possible transaction.

      On October 23, SmithKline Beecham provided a formal presentation to representatives of Quest Diagnostics, including senior management and external advisors, concerning the strategy, performance and outlook for SB Healthcare Services.

      On October 27 and 28 and November 4, Mr. Freeman and Mr. Leschly discussed a possible transaction and failed to come to agreement.

      On November 17, SmithKline Beecham provided a detailed formal presentation to Quest Diagnostics on the pharmaceutical benefits management business.

      At its regularly scheduled meeting held on December 10, management again briefed the Quest Diagnostics Board of Directors regarding the status of discussions with SmithKline Beecham regarding the possible transaction and the Quest Diagnostics Board of Directors again encouraged management to continue exploring a possible transaction.

      On December 14, Mr. Freeman sent Mr. Leschly a letter outlining the principal terms and conditions of Quest Diagnostics' offer to acquire SB Healthcare Services for a combination of cash and equity in Quest Diagnostics.

      On December 21, a representative of Merrill Lynch was informed by a representative of Morgan Stanley & Co. Incorporated, financial advisor to SmithKline Beecham, that SmithKline Beecham would not accept the transaction terms as outlined in Mr. Freeman's letter.

      On January 4, 1999, representatives of Merrill Lynch met with the management of Quest Diagnostics and representatives of Shearman & Sterling to discuss financing options for the proposed transaction.

      On January 5, a representative of Morgan Stanley spoke with a representative of Merrill Lynch and recommended that Quest Diagnostics submit a proposal for a transaction involving only the clinical laboratories testing business.

      On January 11, Mr. Freeman sent Mr. Leschly a letter outlining preliminary terms and conditions for acquisition of SBCL. On January 12, a representative of Morgan Stanley informed a representative of Merrill Lynch that the contents of the letter should be discussed at a meeting.

      On January 14, management of Quest Diagnostics reviewed the status of discussions with the Quest Diagnostics Board of Directors via conference call. Representatives of Merrill Lynch and Shearman & Sterling were on the call.

      On January 15, representatives of SmithKline Beecham, Morgan Stanley and Cravath, Swaine & Moore, legal counsel to SmithKline Beecham, met with representatives of Quest Diagnostics, Merrill Lynch and Shearman & Sterling to review the key financial and contractual terms of a business combination transaction, including the transaction consideration. As a result of the discussions, subject to satisfactory conclusion of Quest Diagnostics' business, financial and legal investigation, or "due diligence," of SBCL, agreement on all contractual terms, and the approval of the Board of Directors of both Quest Diagnostics and SmithKline Beecham, Quest Diagnostics and SmithKline Beecham preliminarily agreed on the financial terms of the transaction.

      From January 16 through February 8, representatives of Quest Diagnostics, Merrill Lynch, Shearman & Sterling, SmithKline Beecham, Morgan Stanley and Cravath, Swaine & Moore held numerous meetings to conduct due diligence and to negotiate the terms of the stock and asset purchase agreement and the related agreements.

      On February 4, the Quest Diagnostics Board of Directors was briefed on the progress of the transaction, including the due diligence findings to date, and the status of negotiations on the definitive agreements. The February 4 meeting of the Board of Directors was then adjourned to February 8 and the Board was further informed of the status of negotiations of the definitive agreements and the results of the due diligence. In addition, Merrill Lynch delivered its opinion to the Quest Diagnostics Board of Directors that, as of February 8, 1999, and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Quest Diagnostics in the transaction was fair, from a financial point of view, to Quest Diagnostics. At the conclusion of the meeting, the Board approved the execution of the stock and asset purchase agreement and the performance by Quest Diagnostics of the transactions contemplated by the stock and asset purchase agreement.

      On February 9, Quest Diagnostics and SmithKline Beecham signed the stock and asset purchase agreement and announced the transaction to the public.

Reasons for the Transaction

      Quest Diagnostics is the leading provider for routine testing among independent clinical laboratories in most of the northeast, mid-Atlantic and mid-west markets in the United States. SBCL has a strong presence in several regions in the United States, particularly the southeastern and western states, where Quest Diagnostics' presence is more limited. The acquisition of SBCL will result in Quest Diagnostics becoming the leading clinical laboratory provider in the country, with approximately $3 billion of annual revenues on a pro forma basis. Laboratory Corporation of America Holdings, the next largest independent clinical laboratory, had approximately $1.6 billion in annual revenues during 1998. After the transaction, Quest Diagnostics will have a more extensive network of laboratories and patient service centers than its competitors, with facilities in substantially all of the country's major metropolitan areas. Quest Diagnostics expects to generate significant net cost savings through elimination of redundancies between Quest Diagnostics and SBCL and sharing of competencies in core areas. Management expects that these net pre-tax savings will exceed $100 million annually after three years.*

      Quest Diagnostics believes the acquisition will enhance its ability to provide greater value for its customers in a cost-effective manner.* Quest Diagnostics also believes that the acquisition will provide a range of benefits, including:

      o improving customer service through enhanced coverage and increased patient access;

      o improving Quest Diagnostics' ability to pursue growth opportunities in segments with high profit margins, including direct contracting with employers for laboratory services, clinical trials testing for pharmaceutical companies, testing and management services for hospitals, and genetic and other esoteric testing;

      o accelerating innovation and the use of medical information tools; and

      o creating the largest clinical laboratory database in the world which Quest Diagnostics can use to help providers and insurers better manage their patients' health.*

      Quest Diagnostics expects that, during the first two to three years following the closing, the principal savings from eliminating redundancies between Quest Diagnostics and SBCL will be achieved from closing smaller facilities such as patient service centers, stat laboratories and laboratories certified by the Substance Abuse and Mental Health Services Administration, as well as from reductions in staff.* Quest Diagnostics expects to save additional amounts from combining Quest Diagnostics' clinical trials business with that of SBCL's substantially larger clinical trials business and from reducing the costs of esoteric testing outsourced to other laboratories.* Quest Diagnostics does not anticipate realizing significant cost savings from eliminating large facilities until several years following the closing.*

      Quest Diagnostics also believes that significant net savings can be achieved through sharing of competencies in core areas.* For example, since 1996, Quest Diagnostics has implemented best billing practices that have significantly reduced the percentage of requisitions with missing billing information from approximately 16% at the beginning of 1996 to approximately 6% at the end of 1998. These initiatives, together with progress in dealing with Medicare medical necessity documentation requirements and standardizing billing systems, have significantly reduced bad debt expense of Quest Diagnostics since 1995. During 1998, Quest Diagnostics' bad debt expense was 6.1% of net revenues, while SBCL's bad debt expense was over 9% of net revenues. SmithKline Beecham estimates that the percentage of SBCL requisitions with missing billing information is approximately 15%. Quest Diagnostics believes that, by implementing its best billing practices, Quest Diagnostics will be able to lower SBCL's bad debt expense.* However, we cannot provide any assurance that Quest Diagnostics will be able to do so. Quest Diagnostics anticipates that standardizing and consolidating billing systems of SBCL and Quest Diagnostics will provide efficiency, as redundant programming efforts are eliminated and the ability to consolidate billing sites becomes more feasible.* However, Quest Diagnostics does not anticipate net savings from consolidating billing systems until several years following the closing.*

      In addition to the positive synergies expected from the transaction, management of Quest Diagnostics expects that there will be some negative synergies as a result of the acquisition of SBCL.* These negative synergies will result principally from pricing differences between Quest Diagnostics and SBCL, as well as through compensation adjustments and benefits adjustments resulting from the combination of workforces.* The $100 million in annual net savings that are expected within three years after the completion of the transaction are net of these negative synergies.* However, during the first year after the completion of the transaction the negative synergies are expected to exceed the net savings.* There can be no assurance that the transaction will generate positive synergies in excess of the negative synergies. During 1999 and 2000, Quest Diagnostics expects to incur approximately $190 million in integration charges in connection with the transaction.* Quest Diagnostics also expects to incur during subsequent years approximately $200 million of additional integration charges related to the transaction.*

Recommendation of the Board of Directors

      The Quest Diagnostics Board of Directors has unanimously approved the stock and asset purchase agreement and the issuance of the Quest Diagnostics common stock to SmithKline Beecham and, therefore, recommends that the holders of Quest Diagnostics common stock and Quest Diagnostics preferred stock vote for the proposal relating to the transaction. Your proxy will be so voted unless you specify otherwise.

------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

Factors Considered by the Board of Directors

      In the course of its deliberations, the Quest Diagnostics Board of Directors reviewed and considered a number of other factors relevant to the transaction with Quest Diagnostics' senior management. In particular, the Quest Diagnostics Board considered:

      o information concerning Quest Diagnostics' and SBCL's respective financial performance, financial condition, assets and operations;

      o with the assistance of Merrill Lynch, an analysis of the respective contributions to revenues, operating profits and net profits of the combined companies;

      o alternatives for growth in the clinical laboratories testing business, including internal development;

      o the opportunity for Quest Diagnostics stockholders to participate in a larger and stronger company;

      o a presentation by Merrill Lynch, including the opinion of Merrill Lynch that, as of the date of the opinion, and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Quest Diagnostics in the transaction was fair from a financial point of view to Quest Diagnostics, as well as the underlying financial analyses of Merrill Lynch presented in connection with the presentation and opinion (see "-- Opinion of Quest Diagnostics' Financial Advisor"); and

      o a review of the terms of the stock and asset purchase agreement, stockholders agreement, and related agreements, including the provisions in the stockholders agreement limiting the ability of SmithKline Beecham to increase its percentage ownership of Quest Diagnostics for up to ten years (see "Description of the Transaction -- Related Agreements").

      In connection with its deliberations concerning the transaction and its consideration of the fairness opinion of Merrill Lynch, the Quest Diagnostics Board of Directors also considered a variety of specific financial factors, including the following:

      o the expectation that the transaction may be viewed favorably by investors due to the benefits expected to be realized from the combination of the two companies;

      o the opportunities presented by the current securities market environment that support the ability to use Quest Diagnostics common stock as an attractive currency for the transaction; and

      o the recognition that high-quality acquisition and merger opportunities are relatively few within the clinical laboratory industry.

      Following its deliberations concerning these factors and its review of the presentation and fairness opinion of Merrill Lynch, the Quest Diagnostics Board of Directors concluded that the transaction would increase the long-term prospects of the combined company for continued sales and cash flow growth, would likely increase stockholder value over the long term and was in the best interests of Quest Diagnostics and its stockholders from both a financial and strategic perspective.

      The Quest Diagnostics Board of Directors also considered several potentially negative factors in its deliberations concerning the transaction, including:

      o the possible dilutive effect on earnings of the issuance of Quest Diagnostics common stock in the transaction in the event that the expected benefits are not realized at all, or in a timely manner, or the integration plan is not successfully implemented;

      o the charges expected to be incurred in connection with the transaction, including the transaction costs and costs of integrating the businesses of the companies;

      o the risk that, despite the efforts of the combined company, key technical and management personnel of SBCL might not be retained by the combined company; and

      o the possible adverse effect on Quest Diagnostics due to the increase in the amount of Quest Diagnostics' debt as a result of the transaction.

      In view of the wide variety of factors, both positive and negative, considered by the Quest Diagnostics Board of Directors, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Quest Diagnostics Board of Directors may have given different weights to the various factors considered.

Opinion of Quest Diagnostics' Financial Advisor

      On May 28, 1998, the Quest Diagnostics Board of Directors retained Merrill Lynch to act as its financial advisor in connection with a possible acquisition of SBCL. On February 8, 1999, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in writing, to the Quest Diagnostics Board of Directors that, as of that date, and based upon the assumptions made, matters considered and limits of review described to the Quest Diagnostics Board of Directors and subsequently set forth in Merrill Lynch's written opinion, the consideration to be paid by Quest Diagnostics in the transaction was fair from a financial point of view to Quest Diagnostics.

      The full text of Merrill Lynch's written opinion is attached as Appendix D to this document and is incorporated by reference. Merrill Lynch's opinion is for the use and benefit of the Quest Diagnostics Board of Directors and does not address the merits of the underlying decision by Quest Diagnostics to engage in the transaction and does not constitute a recommendation to any stockholder of Quest Diagnostics as to how any stockholder should vote on the proposed transaction or any related matter. Merrill Lynch did not, and does not, express any opinion as to prices at which shares of Quest Diagnostics common stock will trade following the announcement or consummation of the transaction. Stockholders of Quest Diagnostics are urged to, and should, carefully read Merrill Lynch's opinion in its entirety. The opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Merrill Lynch in connection with the opinion.

      Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch was retained by the Quest Diagnostics Board of Directors on the basis of its qualifications, reputation and experience.

      In connection with its opinion, Merrill Lynch, among other things:

      o reviewed publicly available business and financial information relating to SBCL and Quest Diagnostics that it deemed to be relevant;

      o reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of SBCL and Quest Diagnostics furnished to it by SmithKline Beecham, SBCL and Quest Diagnostics;

      o conducted discussions with members of senior management of SmithKline Beecham, SBCL and Quest Diagnostics concerning the matters described in the previous two items, as well as the respective business and prospects of SBCL and Quest Diagnostics before and after giving effect to the transaction;

      o reviewed the valuation multiples and market prices for the shares of Quest Diagnostics common stock and compared them with those of publicly traded companies that it deemed to be relevant;

      o reviewed the results of operations of SBCL and Quest Diagnostics and compared them with those of publicly traded companies that it deemed to be relevant;

      o compared the proposed financial terms of the transaction with the financial terms of other transactions that it deemed to be relevant;

      o participated in discussions and negotiations among representatives of SmithKline Beecham and its financial and legal advisors and Quest Diagnostics and its legal advisors;

      o reviewed the potential pro forma impact of the transaction;

      o reviewed a draft, dated February 8, 1999, of the stock and asset purchase agreement; and

      o reviewed other financial studies and analyses and took into account other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

      Set forth below is a brief summary of the material analyses performed by Merrill Lynch in connection with the preparation of its opinion. Some of the summaries of financial analyses include information presented in tables. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

      Selected publicly traded comparable company analysis. Merrill Lynch reviewed and compared estimated financial and operating information of SBCL with that of the following five publicly traded companies in the medical laboratory industry that Merrill Lynch believed to be comparable in relevant respects to SBCL:

      o Dianon Systems Inc.,

      o LabOne Inc.,

      o Laboratory Corporation of America Holdings Inc.,

      o Quest Diagnostics, and

      o Unilab Corporation.

      Merrill Lynch calculated financial multiples for each of the selected companies, including, among others:

      o the multiple of market capitalization to estimated 1998 revenues; the market capitalization of each company was calculated as the market value of its equity plus the liquidation value of its preferred equity and the value of debt and minority interests less cash and marketable securities;

      o the multiple of market capitalization to estimated 1998 earnings before interest, tax, depreciation and amortization, commonly known as "EBITDA"; and

      o the multiple of market price per share of common stock to 1999 annualized diluted earnings per share. Diluted earnings per share is commonly known as "EPS," and the multiple of market price to EPS is commonly known as a price to earnings or "P/E" multiple.

      Merrill Lynch relied upon publicly available information for the selected comparable companies, excluding Quest Diagnostics. For the analyses related to Quest Diagnostics, Merrill Lynch relied on financial information provided by Quest Diagnostics' management. Merrill Lynch then applied these multiples to the estimated financial information for SBCL. The results of the comparable company analysis are summarized below.

                      Analysis of Selected Public Companies

                        Analysis                           Multiple Range        Implied Equity Value
                        --------                           --------------        --------------------
                                                                                   ($ in millions)
     Market Capitalization to Estimated 1998 Revenues        0.57x-0.90x           $902-$1,424
     Market Capitalization to Estimated 1998 EBITDA           5.2x-6.7x            $876-$1,128
     Estimated 1999 P/E                                     14.3x-15.8x            $941-$1,040
     Offer Value for SBCL                                       N/A                  $1,260

      Merrill Lynch excluded some outlying values that differed from the relative groupings of the other values in presenting the range of the selected comparable company multiples described above. Merrill Lynch believes that these outlying values for some of the companies reflect unique circumstances for these companies that should not be taken into consideration in comparing SBCL's performance relative to them.

      Selected acquisition transaction analysis. Merrill Lynch analyzed publicly available information relating to selected transactions in the clinical laboratory industry which Merrill Lynch deemed relevant in evaluating the transaction, noting that the transactions were completed over four years ago. Merrill Lynch considered the following transactions:

     Acquired Company                           Acquiring Company                      Announcement Date
     ----------------                           -----------------                      -----------------
     Damon Corporation                          Corning Incorporated                   June 28, 1993
     Allied Clinical Laboratories Inc.          National Health Laboratories, Inc.     May 4, 1994
     Nichols Institute                          Corning Incorporated                   June 1, 1994
     Bioran Medical Laboratory                  Corning Incorporated                   September 9, 1994
     National Health Laboratories and Roche     Laboratory Corporation of
      Biomedical Laboratories                    America Holdings, Inc.                December 14, 1994

      Merrill Lynch calculated the multiple of net offer values for the selected acquisition transactions, calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options to the net income of the acquired businesses for the last twelve-month, or "LTM," period, preceding the acquisition announcements. Merrill Lynch also calculated the ratio of transaction values for the selected acquisition transactions to the EBITDA and revenues of the acquired businesses for these twelve-month periods. The transaction values were calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options, plus the liquidation value of preferred equity and the value of assumed debt and minority interests, less the value of cash and marketable securities held by the acquired company. Merrill Lynch then applied these multiples to the estimated financial information for SBCL. The results of the selected acquisition transactions analysis are summarized below.

                 Analysis of Selected Acquisition Transactions

               Analysis                      Multiple Range      Implied Equity Value
               --------                      --------------      --------------------
                                                                  ($ in millions)
     Transaction Value to LTM Sales           1.15x-1.75x         $1,819-$2,768
     Transaction Value to LTM EBITDA           8.0x-10.5x         $1,347-$1,768
     Offer Value to LTM Net Income            23.0x-28.5x         $1,369-$1,696
     Offer Value for SBCL                         N/A                $1,260

      Discounted cash flow analysis. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows of SBCL for the period 1999 through 2004. After-tax unlevered free cash flow means operating cash flow available after working capital, capital spending, tax and other operating requirements. This analysis was based upon projections developed by Quest Diagnostics' management and based on discussions with SBCL's management.

      Using these financial forecasts, Merrill Lynch calculated a range of equity values for SBCL based upon the discounted present value of the sum of:

      1. the projected stream of after-tax unlevered free cash flows of SBCL from 1999 through 2004, and

      2. the projected terminal value of SBCL in 2004 based upon a range of multiples of SBCL's projected EBITDA in that year.

      Merrill Lynch calculated implied equity values for SBCL, before and after giving effect to the expected transaction-related savings, by applying discount rates ranging from 10.0% to 12.0% and terminal value multiples of estimated EBITDA in 2004 ranging from 6.0x to 7.0x. The results of the discounted cash flow analysis are summarized below.

                          Discounted Cash Flow Analysis

                                                                       Implied Equity Value
                                                                       --------------------
                                                                         ($ in millions)
     Stand alone Value Before Expected Transaction-Related Savings ....  $1,110-$1,340
     Stand alone Value Including Expected Transaction-Related Savings..  $1,698-$2,085
     Offer Value for SBCL .............................................     $1,260

      Pro forma transaction analysis. Merrill Lynch prepared pro forma analyses of the financial impact of the transaction. Using both projections prepared by the management of Quest Diagnostics and projections based on consensus earnings estimates of Quest Diagnostics as reported by First Call Corporation, a company specializing in corporate information and research, Merrill Lynch compared the EPS of Quest Diagnostics common stock on a stand-alone basis to the EPS of the common stock of the combined enterprise on a pro forma basis. Based on these analyses and transaction-related expenses in 1999 and transaction-related savings in years 2000 through 2002, Merrill Lynch determined that the proposed transaction would be dilutive in 1999 and accretive in years 2000 through 2002 to Quest Diagnostics stockholders on an EPS basis. This conclusion would apply whether using the Quest Diagnostics management earnings estimates or the First Call Corporation earnings estimates.

      Analysis of Quest Diagnostics common stock. Because part of the consideration to be paid in the transaction consists of shares of Quest Diagnostics common stock, Merrill Lynch reviewed and compared estimated financial, operating and stock market information of Quest Diagnostics with that of the selected publicly traded companies used in the comparable company analysis described above. Merrill Lynch compared $18.69, the closing price of Quest Diagnostics common stock on February 1, 1999, as well as the 52-week high and low sales prices as of that date, with the per share value ranges implied from applying selected financial multiples for the selected public companies to estimated results for Quest Diagnostics. The results of this analysis are summarized below.

           Analysis of Selected Public Companies and Quest Diagnostics

                   Analysis                       Multiple Range        Implied Equity Value
                   --------                       --------------        --------------------
                                                                           ($ per share)
     Market Capitalization to Estimated 1998
      Revenues                                      0.60x-0.90x           $ 20.44-$35.02

     Market Capitalization to Estimated 1998
      EBITDA                                         5.2x-6.7x            $ 18.76-$26.69

     Estimated 1999 P/E
      - Quest Diagnostics Management
        Projections                                 14.3x-15.8x           $ 17.88-$19.75
      - First Call Corporation Projections          14.3x-15.8x           $ 16.87-$18.64

     52-week Quest Diagnostics stock price
      range as of February 1, 1999                      N/A               $ 14.63-$22.94

     Quest Diagnostics closing stock price as
      of February 1, 1999                               N/A                   $18.69

      Merrill Lynch excluded some outlying values that differed from the relative groupings of the other values in presenting the range of multiples described above. Merrill Lynch believes that these outlying values for various companies reflect unique circumstances for those companies that should not be taken into consideration in comparing Quest Diagnostics' performance relative to these companies.

      Purpose and limitations of analyses. The information above summarizes the material analyses performed by Merrill Lynch in connection with its opinion. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its fairness opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying Merrill Lynch's opinion.

      The analyses described above were prepared solely for the purpose of Merrill Lynch providing its opinion to the Quest Diagnostics Board of Directors as to the fairness of the consideration to be paid by Quest Diagnostics in the transaction from a financial point of view to Quest Diagnostics. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Merrill Lynch, Merrill Lynch assumes no responsibility if future results are materially different from those forecast.

      Merrill Lynch noted that none of the five selected publicly traded companies used in the analyses above was identical to either SBCL or Quest Diagnostics and that, accordingly, any analysis of these companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the public trading values of these companies. In addition, Merrill Lynch noted that none of the selected transactions was identical to the transactions contemplated by the stock and asset purchase agreement and that, accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that would necessarily affect the value of SBCL versus the acquisition values of the companies to which SBCL was being compared. Merrill Lynch also did not express any opinion as to the prices at which shares of Quest Diagnostics common stock would trade following the announcement or consummation of the transaction.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying the information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of SBCL or Quest Diagnostics or been furnished with any evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of SBCL or of Quest Diagnostics. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by SBCL, SmithKline Beecham or Quest Diagnostics, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of SBCL's , SmithKline Beecham's or Quest Diagnostics' management as to the expected future financial performance of SBCL or Quest Diagnostics, as the case may be.

      Merrill Lynch also assumed that the final form of the stock and asset purchase agreement would be substantially similar to the February 8, 1999 draft that it reviewed.

      Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

      Fee and other arrangements between parties and Merrill Lynch. Under the terms of Merrill Lynch's engagement, Quest Diagnostics has agreed to pay Merrill Lynch for its services in connection with the transaction an aggregate financial advisory fee of $5,200,000, approximately $500,000 of which was paid upon delivery of its opinion and execution of the stock and asset purchase agreement and the balance of which is payable if the transaction is completed. Quest Diagnostics has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in performing its financial advisory services, including the reasonable fees and expenses of Merrill Lynch's legal counsel. In addition, Quest Diagnostics has agreed to compensate, or "indemnify," Merrill Lynch and related persons for damages, losses or expenses arising out of various circumstances, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

      Merrill Lynch is currently providing financing services to Quest Diagnostics in connection with the transaction, and it has in the past provided financial advisory and financing services to SmithKline Beecham and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of its services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of Quest Diagnostics common stock and other securities of Quest Diagnostics, as well as securities of SmithKline Beecham, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Federal Income Tax Matters

      For U.S. federal income tax purposes, no income, gain or loss will be recognized by the stockholders of Quest Diagnostics in connection with the transaction. In addition, and subject to certain limitations, various tax attributes of SBCL, Inc. and SmithKline Beecham Clinical Laboratories from tax years prior to and including the completion of the transaction, including net operating losses, equity-based compensation items and deferred income and/or expense items, will carry over to Quest Diagnostics and its subsidiaries following completion of the transaction. Quest Diagnostics and SmithKline Beecham have agreed in the stock and asset purchase agreement to make adjusting payments to each other if and when those tax attributes actually result in a net tax benefit or detriment to Quest Diagnostics or its subsidiaries.

Accounting Treatment

      In accordance with accounting principles generally accepted in the United States, the transaction will be accounted for as a purchase with Quest Diagnostics treated as the acquirer for accounting purposes in accordance with Accounting Principles Board Opinion No.16, "Business Combinations."

Absence of Appraisal Rights

      Quest Diagnostics is incorporated in the State of Delaware and, accordingly, is governed by the provisions of the Delaware General Corporation Law. Quest Diagnostics' stockholders are not entitled to appraisal rights under the Delaware General Corporation Law with respect to the transaction.

                             SPECIAL CONSIDERATIONS

      You should carefully consider and evaluate the following factors, among others, before voting.

The presence of a significant stockholder may affect the ability of a third party to acquire Quest Diagnostics

      If the transaction is completed, SmithKline Beecham will own approximately 29.5% of the outstanding Quest Diagnostics common stock. These shares will be subject to the terms of a stockholders agreement between Quest Diagnostics and SmithKline Beecham. See "Description of the Transaction -- Related Agreements -- Stockholders Agreement" and Appendix B. Under the stockholders agreement, SmithKline Beecham will generally be entitled to nominate up to two directors for election to the Quest Diagnostics Board. Although these directors will not constitute a majority of the Board, they may exercise influence over the decisions of the Board.

      The existence of a significant stockholder of Quest Diagnostics may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Quest Diagnostics common stock. In that regard, SmithKline Beecham has agreed that it will not support a third party offer seeking to acquire a majority of the outstanding Quest Diagnostics common stock unless the third party offer is approved by a majority of Quest Diagnostics' directors independent of SmithKline Beecham and Quest Diagnostics. If this third party offer were to be approved by two-thirds of Quest Diagnostics' directors independent of SmithKline Beecham and Quest Diagnostics, SmithKline Beecham would be required to either support the third party offer or propose a transaction of at least equal value and on substantially the same terms as the third party offer.

Existing Quest Diagnostics stockholders will own a smaller share of Quest Diagnostics following completion of the transaction

      Quest Diagnostics stockholders will continue to own the same number of shares of Quest Diagnostics common stock that they owned immediately prior to the transaction. Each share of Quest Diagnostics common stock, however, will represent a smaller ownership percentage of a significantly larger company. Quest Diagnostics stockholders, who currently own 100% of the outstanding Quest Diagnostics common stock, will, immediately following the transaction, own approximately 70.5% of the total outstanding Quest Diagnostics common stock, with SmithKline Beecham owning the rest.

Integration of operations may be difficult and may have a negative impact on Quest Diagnostics' business

      Based on the experience of Quest Diagnostics management, combining the clinical laboratories testing businesses of Quest Diagnostics and SmithKline Beecham will be difficult and will require the dedication of management resources, which will temporarily detract attention from the day-to-day operation of the combined company. The difficulties may be increased by the necessity of coordinating geographically separated operations, integrating personnel with different business backgrounds and combining different corporate cultures. Key personnel could leave due to uncertainty regarding their future employment prospects. The process of combining the operations may cause an interruption or deterioration in services to customers or in other business activities such as billing, which could have an adverse effect on the revenues and operating results of the combined company, at least in the short term. Any interruption or deterioration in services may result in a customer's decision to cease using Quest Diagnostics or SBCL for clinical laboratory testing. Most clinical laboratory testing is performed under arrangements that are terminable at will or on short-term notice. We can not assure you that the combined company will be able to retain its key technical and management personnel or that the combined company will realize the anticipated benefits of the transaction, either at all or in a timely manner.

Quest Diagnostics' significant debt may impair its financial and operating flexibility

      Quest Diagnostics has, and after completion of the transaction will continue to have, substantial debt. The following table shows important credit statistics and is presented assuming Quest Diagnostics had completed the transaction and the related financings at the dates or at the beginning of the periods specified below and had applied the proceeds of the financings as intended.

                                                           At December 31, 1998
                                                          ----------------------
                                                              ($ in millions)
Total indebtedness .........................................   $1,378
Common stockholders' equity ................................   $  753
Debt to equity ratio .......................................     1.8x

      Quest Diagnostics' debt agreements, including those that Quest Diagnostics will enter into to finance the transaction, contain various restrictive covenants. All of these restrictions, together with the high level of indebtedness, could:

      o limit Quest Diagnostics' ability to obtain additional financing to fund its growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

      o limit Quest Diagnostics' ability to use operating cash flow in other areas of its business as it must use a portion of these funds to make principal and interest payments on its debt;

      o increase Quest Diagnostics' vulnerability to interest rate fluctuations because the debt under the new credit facility will be at variable interest rates;

      o limit Quest Diagnostics' ability to compete with its competitors who have more flexibility as to the use of their cash flow; and

      o limit Quest Diagnostics' ability to react to changing market conditions, changes in its industry and economic downturns.

      At the closing, Quest Diagnostics expects to enter into a credit facility which will include a $250 million revolving credit facility. Quest Diagnostics expects that less than $25 million of the revolving credit facility will be utilized to pay closing costs and to replace existing letters of credit and that the balance of the revolving credit facility will be available for borrowing.* See "Description of the Transaction--Financing of the Transaction".

      Quest Diagnostics' ability to satisfy its debt obligations will depend upon its future operating performance and its ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors will affect its ability to make these payments. If in the future Quest Diagnostics cannot generate sufficient cash from operations to make scheduled payments on its debt or meet its other obligations, it will need to renegotiate its loan agreements, refinance all or part of its debt, obtain additional financing or sell assets. Quest Diagnostics cannot assure that its business will generate cash flow, or that it will be able to obtain further funding, sufficient to satisfy these obligations.


------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

                         DESCRIPTION OF THE TRANSACTION

Description of the Transaction

      Quest Diagnostics intends to purchase the United States and non-United States clinical laboratories businesses of SmithKline Beecham according to the terms of the stock and asset purchase agreement. This section of the proxy statement describes material provisions of the stock and asset purchase agreement and related agreements, including the stockholders agreement, the non-competition agreement, the transitional services agreement, the clinical trials agreement, the data access agreement and the intellectual property agreements. Because the descriptions contained in this proxy statement summarize these agreements, they do not contain all of the information that may be important to you. As mentioned previously, copies of the stock and asset purchase agreement, the stockholders agreement and the non-competition agreement are attached as appendices to this proxy statement. You should carefully read these agreements before you decide how to vote.

The Stock and Asset Purchase Agreement

Equity and Assets to Be Purchased from SmithKline Beecham

      In the stock and asset purchase agreement, Quest Diagnostics has agreed to purchase from SmithKline Beecham all of the issued and outstanding shares of common stock of SBCL. SBCL, through its subsidiary, SmithKline Beecham Clinical Laboratories, conducts the clinical laboratories testing business of SmithKline Beecham in the United States. In addition, Quest Diagnostics will purchase from SmithKline Beecham assets used in SmithKline Beecham's non-United States clinical laboratories testing business, including the clinical trials segment of the business. These non-U.S. businesses represented in 1998 less than 1% of the revenues of SBCL. On the closing date, Quest Diagnostics will also assume some liabilities of SmithKline Beecham related to the non-U.S. clinical laboratories testing business.

Consideration to Be Paid in the Transaction

      If the transaction is completed, Quest Diagnostics will issue to SmithKline Beecham 12,564,336 shares of Quest Diagnostics common stock, subject to adjustment if Quest Diagnostics splits its common stock prior to the closing, and will pay $1.005 billion in cash to SmithKline Beecham, which may be subject to downward adjustment as described below. In addition, under the terms of the non-competition agreement, Quest Diagnostics will pay SmithKline Beecham an additional $20 million in cash at the closing of the transaction. All intercompany obligations owed by SmithKline Beecham to SBCL and all intercompany obligations owed by SBCL to SmithKline Beecham will be canceled and unconditionally terminated as of the closing date.

Adjustment of Cash Purchase Price

      The cash purchase price provided for in the stock and asset purchase agreement may be adjusted downward after the closing date based on the tangible net worth of SBCL as of the closing date. Within 60 days following the closing date, Quest Diagnostics will deliver to SmithKline Beecham a statement of net worth for the acquired clinical laboratories testing business prepared according to accounting principles generally accepted in the United States on a basis consistent, to the extent applicable, with the accounting practices and policies used in the preparation of financial statements SmithKline Beecham provided to Quest Diagnostics. If the statement of net worth indicates a tangible net worth, which is defined to mean tangible assets minus total liabilities, of the clinical laboratories testing business acquired from SmithKline Beecham of less than $486 million, then the cash purchase price will be adjusted downward in an amount equal to the difference.

Closing

      Unless SmithKline Beecham and Quest Diagnostics otherwise agree, the purchase will close five days after satisfaction or waiver of all conditions contained in the stock and asset purchase agreement. The parties expect to close the transaction no later than September 30, 1999. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on March 25, 1999.

Possible Exclusion of Non-United States Assets

      If, on the closing date, (1) any law or order of a governmental authority would prohibit the purchase of the assets relating to SmithKline Beecham's non-United States clinical laboratories testing business, or (2) any foreign antitrust authority consent, or any private party consent, necessary to purchase those assets has not been obtained, Quest Diagnostics will not purchase those assets from SmithKline Beecham. If Quest Diagnostics does not purchase those assets on the closing date of the transaction, the cash portion of the purchase price will be adjusted downward to $1 billion, Quest Diagnostics will not assume the liabilities associated with those assets and the adjustment of the cash purchase price, which is described above, will be based upon a tangible net worth of $477,347,000 rather than $486,000,000.

      If those assets have not been purchased by Quest Diagnostics on the closing date, Quest Diagnostics and SmithKline Beecham will use their reasonable best efforts to complete the sale of those assets or to restructure the sale in a manner consistent with the overall transaction. If, six months after the closing date, those assets have not been purchased by Quest Diagnostics, Quest Diagnostics and SmithKline Beecham will use their reasonable best efforts to sell those assets to a third party.

Representations and Warranties of SmithKline Beecham and Quest Diagnostics

      The stock and asset purchase agreement contains various customary representations and warranties of SmithKline Beecham, including:

      o SmithKline Beecham Corporation's good and valid title to the shares of SBCL, Inc.;

      o preparation of financial statements and absence of undisclosed liabilities;

      o taxes;

      o litigation;

      o benefit plans;

      o absence of material adverse changes or events;

      o compliance with applicable laws and SBCL's corporate integrity agreement;

      o environmental, health and safety matters;

      o employee and labor matters; and

      o intellectual property.

      The stock and asset purchase agreement also contains various customary representations and warranties of Quest Diagnostics, including:

      o filing of Securities and Exchange Commission documents, financial statements and absence of undisclosed liabilities;

      o litigation;

      o absence of material adverse changes or events;

      o compliance with applicable laws and Quest Diagnostics' corporate integrity agreement;

      o availability of funds;

      o taxes;

      o benefit plans;

      o intellectual property;

      o employee and labor matters; and

      o environmental, health and safety matters.

Covenants of SmithKline Beecham and Quest Diagnostics

      The stock and asset purchase agreement contains various mutual customary covenants of SmithKline Beecham and Quest Diagnostics, including covenants relating to:

      o using reasonable efforts to obtain consents necessary to close the transaction;

      o cooperating to ensure the orderly transition of SBCL to Quest Diagnostics and to minimize any disruption to SmithKline Beecham and Quest Diagnostics that may result from the transaction;

      o adjusting the purchase price should Quest Diagnostics not purchase the assets of the non-U.S. clinical laboratories business;

      o using reasonable best efforts to complete year 2000 information system upgrades and establishing a joint year 2000 compliance committee; and

      o providing continued access to corporate information prior to the closing date.

      The stock and asset purchase agreement also contains customary covenants of SmithKline Beecham, including the conduct of its clinical laboratories testing business in an ordinary manner prior to the closing of the transaction.

      The stock and asset purchase agreement also contains customary covenants of Quest Diagnostics, including:

      o conducting Quest Diagnostics' business in an ordinary manner prior to the closing of the transaction;

      o using reasonable efforts to replace, or obtain releases from, various guarantees of SmithKline Beecham after the closing date;

      o abiding by restrictions regarding the use of the "SmithKline Beecham" name and related names;

      o taking the necessary action required to render Quest Diagnostics' stockholders' rights agreement inapplicable to the transaction;

      o preparing this proxy statement and holding a stockholders meeting;

      o using reasonable efforts to obtain necessary financing; and

      o not soliciting or participating in takeover discussions involving Quest Diagnostics.

Employee and Related Matters

      In the stock and asset purchase agreement, Quest Diagnostics has agreed, effective as of the closing date, to employ all of SBCL's active United States employees as of the closing date and certain of SBCL's inactive United States employees upon their return to active employment and to provide those continuing employees with:

      o base salaries, short-term incentive programs and employee benefit plans and arrangements which, in the aggregate, are reasonably comparable to those provided to these individuals prior to the closing date;

      o long-term incentive programs on terms and conditions no less favorable than those provided to Quest Diagnostics' similarly situated employees;

      o past service credit to the extent recognized by SmithKline Beecham under its comparable employee benefit programs, except no credit shall be granted for benefit accrual purposes under any defined benefit plan maintained by Quest Diagnostics or its controlled group members or where crediting would result in duplication of benefits;

      o credit for deductibles and out-of-pocket maximums satisfied in 1999 under SmithKline Beecham's welfare benefit plans;

      o the number of vacation, personal and sick days accrued, but unused, as of the closing date under SmithKline Beecham's programs;

      o credit for accrued, but unused, amounts in their flexible spending accounts as of the closing date;

      o any required notice under any federal, state or local plant-closing law; and

      o a plan which replicates the terms of SmithKline Beecham's Millennium Retention Initiative Programme, excluding the share option component.

Quest Diagnostics also has agreed to:

      o comply with applicable foreign law with respect to SmithKline Beecham's non-United States employees who are identified in the stock and asset purchase agreement and who become employees of Quest Diagnostics as of the closing date;

      o notify SmithKline Beecham of the termination of each continuing employee's employment with Quest Diagnostics; and

      o furnish SmithKline Beecham with any information necessary and appropriate to complete the transaction.

SmithKline Beecham also has agreed to:

      o amend its qualified and nonqualified pension plans and its 401(k) plan to fully vest benefits of all continuing employees;

      o retain responsibility for all medical and dental claims incurred prior to the closing date of the transaction by continuing employees and their dependants;

      o transfer to Quest Diagnostics' flexible spending account plan the unused amounts in SmithKline Beecham's flexible spending account plan applicable to the continuing employees;

      o not transfer individuals in or out of the employ of SBCL and other SmithKline Beecham companies;

      o pay to Quest Diagnostics an amount equal to the liability associated with the vacation, personal and sick days accrued, but unused, as of the date of the closing of the transaction by the SBCL and SmithKline Beecham employees who become employees of Quest Diagnostics and which is not reflected on the statement of net worth (see "-- Adjustment of Cash Purchase Price");

      o provide Quest Diagnostics with the continuing employees' personnel and medical records after the date of the closing of the transaction, subject to any restrictions imposed by applicable law;

      o reimburse Quest Diagnostics for a portion of any payments made to continuing employees by Quest Diagnostics which payments replace the awards forfeited as a result of, and as of, the closing under SmithKline Beecham's Millennium Retention Initiative Programme;

      o not induce for a period of five years any officer, director or employee to leave the employment of Quest Diagnostics; and

      o not employ for a period of two years (a) any senior level employee or
        (b) any employee who is transferred from SmithKline Beecham to Quest Diagnostics as a result of the transaction who, as of the closing date of the transaction or the effective date of the non-competition agreement, is either primarily engaged in providing information technology services or is a sales representative manager.

Tax Matters

      In the stock and asset purchase agreement, SmithKline Beecham has agreed, subject to limitations, to indemnify and hold Quest Diagnostics and its subsidiaries harmless from taxes imposed on SBCL, Inc., SmithKline Beecham Clinical Laboratories and with respect to the non-U.S. clinical laboratory assets for periods prior to and including the completion of the transaction. In addition, subject to certain limitations, various tax attributes of SBCL, Inc. and SmithKline Beecham Clinical Laboratories from tax years prior to and including the completion of the transaction, including net operating losses, equity-based compensation items and deferred income and/or expense items, will carryover to Quest Diagnostics and its subsidiaries following the completion of the transaction. Quest Diagnostics and SmithKline Beecham have agreed to make adjusting payments to each other if and when those attributes give rise to an actual net tax benefit or detriment to Quest Diagnostics or its subsidiaries. To illustrate, if Quest Diagnostics actually recognizes a net tax benefit from the carryforward of an SBCL, Inc. net operating loss (meaning, the loss reduces the tax that Quest Diagnostics and its subsidiaries otherwise would have paid absent that carryforward) Quest Diagnostics will pay to SmithKline Beecham the amount of the tax benefit. Quest Diagnostics will not, however, make any tax benefit payments to SmithKline Beecham unless and until SmithKline Beecham obtains an irrevocable letter of credit in favor of Quest Diagnostics for the tax benefit payment amount. If required by subsequent audits or various other subsequent events, the parties will make further adjusting payments to each other.

Conditions to Closing

      The respective obligations of Quest Diagnostics and SmithKline Beecham to complete the transaction are subject to fulfillment, prior to the closing date, of the following conditions:

      o the truthfulness and accuracy of representations and warranties made in the stock and asset purchase agreement;

      o the absence of any law or order of a governmental authority prohibiting the purchase of the shares of SBCL;

      o the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

      o execution and delivery of the stockholders agreement, the non-competition agreement, the clinical trials agreement, the transitional services agreement, the data access agreement and the intellectual property agreements; and

      o approval of the issuance of shares of Quest Diagnostics common stock in connection with the transaction by Quest Diagnostics' stockholders.

In addition, Quest Diagnostics' obligations under the stock and asset purchase agreement are subject to:

      o its obtaining financing;

      o the delivery by SmithKline Beecham to Quest Diagnostics of a tax certificate showing exemptions from withholding defined in United States federal tax regulations;

      o the absence of any action by any United States federal governmental authority bringing or enforcing the antitrust, competition or trade regulatory laws of the United States that restrains or prohibits the sale of the shares of SBCL, or deprives Quest Diagnostics of the benefits of its purchase of the shares; and

      o SmithKline Beecham delivering a release to Quest Diagnostics with respect to intercompany obligations between SBCL and SmithKline Beecham.

      Also, as a condition to SmithKline Beecham's obligation to close, Quest Diagnostics must acknowledge its agreement to a release given by SBCL and SmithKline Beecham Clinical Laboratories to SmithKline Beecham with respect to intercompany obligations between SBCL and SmithKline Beecham.

Indemnification

      The stock and asset purchase agreement includes customary indemnification agreements relating to breaches of representations, warranties and covenants of SmithKline Beecham and Quest Diagnostics. Except for the obligations of SmithKline Beecham and Quest Diagnostics with respect to tax indemnification payments, the obligations of both SmithKline Beecham and Quest Diagnostics to indemnify each other for breaches of representations and warranties and pre-closing covenants are each subject to $25 million deductible amounts. In addition, their obligations to indemnify each other for breaches of some specified representations and warranties are subject to minimum threshold amounts. SmithKline Beecham's indemnification obligation for breaches of representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be greater than $946.5 million and Quest Diagnostics' indemnification obligation for breaches of representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be greater than $245 million. All amounts paid under these indemnification agreements are net of amounts recovered from insurance and are calculated on an after-tax basis.

      In addition to the above indemnification provisions, in the stock and asset purchase agreement, SmithKline Beecham has agreed to indemnify Quest Diagnostics against monetary payments required to be made to the United

States government or any State government, or any agency or subdivision of any of them, arising out of alleged violations of applicable federal fraud and healthcare statutes and relating to billing practices, in any case, that have been settled prior to or are pending as of the closing date. SmithKline Beecham has also agreed to indemnify Quest Diagnostics against monetary payments required to be made to private parties, such as insurance companies, relating to or arising out of the governmental claims described in the prior sentence. SBCL has several pending claims that are described under "Financial and Business Information -- SBCL." The indemnification with respect to governmental claims is for 100% of these claims while the indemnification with respect to the private party claims is for 100% of those claims, up to an aggregate amount of $80 million, 50% of those claims to the extent they exceed $80 million but are less than $130 million and 100% of those claims to the extent they exceed $130 million. The indemnification also covers 80% of out-of-pocket costs and expenses relating to the claims indemnified against by SmithKline Beecham. This effectively limits Quest Diagnostics' liability for these claims to a maximum pre-tax amount of $25 million plus 20% of out-of-pocket costs and expenses.

      The special indemnification does not cover:

      o governmental claims that arise after the closing date from service of a subpoena or other notice of such investigation after the closing date;

      o private claims unrelated to the indemnified governmental claims or investigations; or

      o any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs.

      SmithKline Beecham has agreed to indemnify Quest Diagnostics against any action, matter or claim arising from SmithKline Beecham's conduct of its business prior to the closing date (including medical professional liability claims) to the extent that these claims are covered by its insurance policies or would have been covered by policies if not for existing alternative arrangements made by SmithKline Beecham for the payment of such claims.

      SmithKline Beecham also has agreed to amend the stock and asset purchase agreement to provide that SmithKline Beecham will indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of an SBCL employee at a patient service center in Palo Alto, California who, at times, reused certain needles when drawing blood from patients, other than consequential damages. See "Financial and Business Information--SBCL--Government and Related Claims, Legal Proceedings."

Termination, Amendment and Waiver

      The stock and asset purchase agreement may be terminated, and related transaction documents abandoned, at any time prior to the closing date:

      o by mutual written consent of SmithKline Beecham and Quest Diagnostics;

      o by SmithKline Beecham, if any of the conditions to SmithKline Beecham's obligations set forth in the stock and asset purchase agreement are incapable of fulfillment, and are not waived by SmithKline Beecham;

      o by Quest Diagnostics, if any of the conditions to Quest Diagnostics' obligations set forth in the stock and asset purchase agreement are incapable of fulfillment, and are not waived by Quest Diagnostics;

      o by either SmithKline Beecham or Quest Diagnostics if the transaction is not completed on or prior to September 30, 1999;

      o by either SmithKline Beecham or Quest Diagnostics if approval by Quest Diagnostics' stockholders of the issuance of Quest Diagnostics common stock to SmithKline Beecham is not obtained; or

      o by either SmithKline Beecham or Quest Diagnostics if any governmental authority takes any final and nonappealable action prohibiting the sale of the SBCL shares to Quest Diagnostics.

Related Agreements

      Under the stock and asset purchase agreement, SmithKline Beecham and Quest Diagnostics agreed to enter into several other agreements at the closing as follows:

Stockholders Agreement

      At the closing, Quest Diagnostics and SmithKline Beecham will enter into a stockholders agreement substantially in the form agreed to and attached to this proxy statement as Appendix B. In the stockholders agreement, SmithKline Beecham will agree to several restrictions on its actions including its right to acquire, dispose of, vote or transfer Quest Diagnostics common stock. Quest Diagnostics will grant SmithKline Beecham representation on Quest Diagnostics' Board of Directors. The provisions of the stockholders agreement are described in more detail below.

      Representation on the Quest Diagnostics Board of Directors

      Following the closing of the transaction, Quest Diagnostics agrees to increase the size of its Board of Directors to nine directors and to fill the vacancies created with two individuals designated by SmithKline Beecham. One designee must be independent of SmithKline Beecham and Quest Diagnostics and both designees must be reasonably acceptable to Quest Diagnostics. SmithKline Beecham may continue to designate two directors as long as it owns at least 20% of the outstanding Quest Diagnostics common stock, and one director as long as it owns at least 10%, but less than 20%, of the outstanding Quest Diagnostics common stock.

      As long as SmithKline Beecham holds at least 10% of the outstanding Quest Diagnostics common stock, at least one of its designated directors will be a member of each committee of the Quest Diagnostics Board of Directors other than the Executive Committee. The SmithKline Beecham director on the Audit and Finance Committee will be the director who is independent of SmithKline Beecham and Quest Diagnostics.

      As long as SmithKline Beecham owns at least 20% of the outstanding Quest Diagnostics Common Stock, the Board of Directors will not consist of more than ten directors unless SmithKline Beecham is given the opportunity to designate one additional director independent of SmithKline Beecham and Quest Diagnostics. Quest Diagnostics is not required to give SmithKline Beecham this opportunity if then current accounting principles and practices generally accepted in the United Kingdom do not require SmithKline Beecham to have an additional director on the Quest Diagnostics Board of Directors in order to maintain equity accounting for its interest in Quest Diagnostics, or if SmithKline Beecham's total percentage ownership of Quest Diagnostics Common Stock falls below 20% at any time prior to the time of determination.

      Voting Restrictions and Appraisal Rights

      During the ten-year period after the closing of the transaction or, if earlier, until the date on which SmithKline Beecham owns less than 10% of the shares of Quest Diagnostics common stock outstanding, SmithKline Beecham will
(1) so long as the Quest Diagnostics Board of Directors includes at least one SmithKline Beecham director, vote its Quest Diagnostics common stock in favor of nominees or directors designated by the Quest Diagnostics Board of Directors and (2) on votes relating to other matters, either vote all of its shares of Quest Diagnostics common stock as recommended by the Quest Diagnostics Board of Directors or in proportion to the votes cast with respect to the shares of Quest Diagnostics common stock not owned by SmithKline Beecham.

      Notwithstanding the above restrictions and except in connection with an offer from a third party as described in the section "-- Third Party Offers" below, SmithKline Beecham may vote its Quest Diagnostics common stock at its discretion on:

      o any amendments to Quest Diagnostics' restated certificate of incorporation which either results in any one person or group owning more than 50% of the outstanding Quest Diagnostics common stock or, in any way, affects SmithKline Beecham adversely in a manner that is different from the other holders of Quest Diagnostics common stock;

      o any recapitalization, restructuring or similar transaction or series of transactions involving Quest Diagnostics which results in any one person or group owning more than 50% of the outstanding Quest Diagnostics common stock;

      o any dissolution or complete or partial liquidation of Quest Diagnostics, or similar arrangement;

      o any merger, consolidation or other business combination of Quest Diagnostics which results in any one person or group owning more than 50% of the outstanding Quest Diagnostics common stock;

      o any issuance of any shares of Quest Diagnostics common stock which results in any one person or group owning more than 50% of the outstanding Quest Diagnostics common stock; or

      o any transfer of all or substantially all of the assets of Quest Diagnostics.

      In the stockholders agreement, SmithKline Beecham will agree not to exercise any appraisal or dissenters' rights it may otherwise have under the Delaware General Corporation Law or as a result of any of the transactions described in the prior paragraph.

      These restrictions will cease to apply if SmithKline Beecham's ownership of Quest Diagnostics common stock decreases below 10% during the 10-year period, but these restrictions will be reinstated if, prior to the expiration of the ten-year period, SmithKline Beecham subsequently increases its ownership to 10% or more of the outstanding Quest Diagnostics common stock.

      Restrictions on SmithKline Beecham Actions

      In the stockholders agreement, SmithKline Beecham will agree that, during the ten-year period after the closing of the transaction or, if earlier, the date on which SmithKline Beecham owns less than 10% of the shares of Quest Diagnostics common stock outstanding, unless otherwise approved by a majority of directors who are independent of SmithKline Beecham and Quest Diagnostics, SmithKline Beecham will not:

      o acquire or offer to acquire any shares of Quest Diagnostics common stock if the acquisition would increase SmithKline Beecham's ownership of Quest Diagnostics common stock to greater than 29.5%;

      o acquire or offer to acquire all or substantially all of the assets of Quest Diagnostics;

      o solicit, or participate in any solicitation of, proxies with respect to any Quest Diagnostics common stock, or become a participant in a solicitation in opposition to any matter that has been recommended by a majority of the directors or in favor of any matter that has not been approved by a majority of the directors, or that is not an offer from a third party that has been approved by two-thirds of the independent directors;

      o propose or solicit stockholders of Quest Diagnostics for the approval of one or more stockholder proposals in opposition to any matter that has been recommended by a majority of the directors or in favor of any matter that has not been approved by a majority of the directors, or that is not an offer from a third party that has been approved by two-thirds of the independent directors;

      o seek or solicit support for any written consent of stockholders of Quest Diagnostics in opposition to any matter that has been recommended by a majority of the directors or in favor of any matter that has not been approved by a majority of the directors, or that is not an offer from a third party that has been approved by two-thirds of the independent directors;

      o take any other action to seek control of Quest Diagnostics; or

      o refrain from taking other actions set forth in the stockholders agreement.

      These restrictions will cease to apply if SmithKline Beecham's ownership of Quest Diagnostics common stock decreases below 10% during the ten-year period, but these restrictions will be reinstated if, prior to the expiration of the ten-year period, SmithKline Beecham subsequently increases its ownership to 10% or more of the outstanding Quest Diagnostics common stock.

      Transfer Restrictions

      In the stockholders agreement, SmithKline Beecham will agree that during the period beginning on the closing date and continuing for 18 months, it will not transfer any shares of Quest Diagnostics common stock, except to a wholly-owned subsidiary of SmithKline Beecham, as permitted by SmithKline Beecham's "piggy-back" registration rights, or in connection with an offer from a third party as described in the section "-- Third Party Offers" below. Following the 18-month period, as long as SmithKline Beecham is governed by the stockholders agreement, SmithKline Beecham will not transfer its Quest Diagnostics common stock except:

      o with the prior approval of a majority of the Quest Diagnostics directors who are independent of SmithKline Beecham and Quest Diagnostics, subject to a right of first refusal of Quest Diagnostics;

      o in connection with a public offering registered under the Securities Act of 1933;

      o according to Rule 144 under the Securities Act of 1933, excluding any transfer under Rule 144A;

      o to a person or group that is permitted to file a Schedule 13G under the Exchange Act of 1934 and that, after giving effect to the transfer, would beneficially own Quest Diagnostics common stock representing in the aggregate less than 5% of the outstanding Quest Diagnostics common stock; or

      o in a transaction that would be permitted under the terms of the stockholders agreement during the initial 18-month period.

      Third Party Offers

      The stockholders agreement sets forth restrictions on SmithKline Beecham's response to third party offers. For this purpose, a third party offer is an offer to enter into a tender offer, merger or sale of all or substantially all of Quest Diagnostics' assets or any similar transaction that offers each holder of Quest Diagnostics common stock an opportunity to dispose of all Quest Diagnostics common stock owned by each holder or otherwise contemplates the acquisition of all Quest Diagnostics common stock owned by each holder by a person other than SmithKline Beecham and that does not treat SmithKline Beecham differently than other holders of Quest Diagnostics common stock. The restrictions on SmithKline Beecham are as follows:

      o if Quest Diagnostics is the subject of a third party offer that is approved by two-thirds of Quest Diagnostics directors that are independent of SmithKline Beecham and Quest Diagnostics, SmithKline Beecham must, within ten days after receiving notice of the offer, either (1) offer to enter into a transaction of at least equal value, and on substantially the same terms, as the third party offer, or (2) support the third party offer;

      o if Quest Diagnostics is the subject of a third party offer that is approved by a majority, but less than two-thirds, of Quest Diagnostics directors that are independent of SmithKline Beecham and Quest Diagnostics, SmithKline Beecham may support the transaction, vote in favor of the transaction or tender or sell its Quest Diagnostics common stock to the person making the offer; or

      o if Quest Diagnostics is the subject of a third party offer that is not approved by a majority of Quest Diagnostics directors that are independent of SmithKline Beecham and Quest Diagnostics, SmithKline Beecham may not support the transaction, vote in favor of the transaction or tender or sell its Quest Diagnostics common stock to the person making the offer.

      Demand and Piggy-back Registration Rights

      SmithKline Beecham is entitled to demand that Quest Diagnostics register its shares of Quest Diagnostics common stock four times (demand registration rights). At any time following the initial 18-month restriction period, SmithKline Beecham may use one of its demand registration rights to request that Quest Diagnostics file a shelf registration statement that will remain effective for at least two years. SmithKline Beecham is also entitled to participate in registered offerings initiated by Quest Diagnostics or a third party (piggyback registration rights). All expenses incurred in connection with each registration, excluding underwriters' discounts and commissions, will be paid by Quest Diagnostics.

Non-Competition Agreement

      At the closing, SmithKline Beecham and Quest Diagnostics will enter into a non-competition agreement substantially in the form agreed to and attached to this proxy statement as Appendix C. Under this agreement, Quest Diagnostics will pay SmithKline Beecham $20 million at the closing of the transaction and SmithKline Beecham will agree not to enter the clinical laboratory services market anywhere in the world for a period of five years following the closing date. SmithKline Beecham's obligation not to compete is subject to various exceptions that Quest Diagnostics believes are not material to Quest Diagnostics.

Clinical Trials Agreement

      At the closing, SmithKline Beecham and Quest Diagnostics will enter into a global clinical trials testing agreement. Under this agreement, SmithKline Beecham will use Quest Diagnostics as the provider of SmithKline Beecham's clinical trials testing requirements for ten years. The services that Quest Diagnostics will provide to SmithKline Beecham include support for studies conducted by SmithKline Beecham of the effects of pharmacological compounds on humans. Management of the global clinical trials agreement will occur through an oversight team composed of at least two representatives, one from each of SmithKline Beecham and Quest Diagnostics. SmithKline Beecham will pay Quest Diagnostics fees based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment.

Transitional Services Agreement

      At the closing, SmithKline Beecham and Quest Diagnostics will enter into a transitional services agreement which will require SmithKline Beecham to provide various administrative services that it currently performs for its clinical laboratories testing business. These services will be provided on a temporary basis until the earlier of Quest Diagnostics' terminating these services internally or an agreed upon termination date, with the date to vary with respect to each particular service to be provided by SmithKline Beecham, but in no event later than December 31, 2000. The services covered by this agreement include treasury, payroll and benefits administration, human resource services, telecommunications, and information resource management. Generally, the fees associated with each respective service will be substantially at cost and will be listed in a schedule attached to the transitional services agreement.

Data Access Agreement

      At the closing, SmithKline Beecham and Quest Diagnostics will enter into a non-exclusive data access agreement which will provide to SmithKline Beecham defined rights to use laboratory data maintained by Quest Diagnostics, including data previously maintained by SBCL, in exchange for fees. Following the initial three-year term, SmithKline Beecham will have seven successive one-year options to extend the term of the agreement at fees to be mutually agreed upon.

Intellectual Property Agreements

      At the closing, SmithKline Beecham and Quest Diagnostics will enter into several intellectual property agreements. The temporary license agreement will allow Quest Diagnostics to use the SmithKline Beecham name and related corporate trademarks for two years. The patent assignment agreement, the trademark assignment agreement, the patent license agreement and the copyright license agreement will transfer to Quest Diagnostics intellectual property used by SmithKline Beecham in its clinical laboratories testing business.

Financing of the Transaction

      Quest Diagnostics intends to borrow approximately $1.178 billion of long-term financing and to use a portion of the long-term financing and its cash on-hand to pay the cash purchase price for the transaction and transaction costs, and to repay approximately $300 million in existing bank debt. On December 31, 1998, Quest Diagnostics had cash and cash-equivalents of approximately $200 million. The amounts outstanding under the existing credit facility and Quest Diagnostics' cash on-hand, and therefore the amounts that Quest Diagnostics will need to borrow, may increase or decrease prior to the closing of the transaction. Quest Diagnostics may also determine to refinance $150 million of its outstanding 103/4% senior subordinated notes due 2006 (the "Existing Notes"). However, Quest Diagnostics does not have the right to prepay the Existing Notes until December 2001 and any earlier repayment would require consent of the holders of the Existing Notes being repaid.

      The long-term financing is expected to consist of a new senior secured credit facility that will include three term loans totaling $1.025 billion and a capital markets term loan facility for up to $300 million. In addition, the senior secured credit facility will include a $250 million revolving credit facility. Quest Diagnostics expects that less than $25 million of the revolving credit facility will be used to pay closing costs and to replace existing letters of credit and that the balance of the revolving credit facility will be available for borrowing.* All obligations under the new credit facility will be:

      o unconditionally guaranteed, on a joint and several basis, by all of the combined company's existing and subsequently acquired wholly-owned domestic subsidiaries; and

      o secured by all of the tangible and intangible assets of the combined company with some exceptions.

------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

A group of major financial institutions has committed to provide the necessary bank financing for the transaction on customary terms and conditions.

      Quest Diagnostics may explore alternative financing to the capital market term loan facility through a concurrent private placement of senior subordinated notes. The senior subordinated notes:

      o would be unsecured;

      o would mature at least six months after the final maturity of the new credit facility; and

      o may be unconditionally guaranteed by all of the combined company's existing and subsequently acquired wholly-owned domestic subsidiaries.

      If Quest Diagnostics issues the senior subordinated notes after the closing of the transaction, it would be obligated under the new credit facility to use the net proceeds from that offering to fully repay the capital markets term loan facility. If the proceeds from the senior subordinated notes offering exceeds the amount of the capital markets term loan facility, Quest Diagnostics would then be obligated to repay the term loans on a pro rata basis with the excess proceeds.*

Interests of Certain Persons in the Transaction

      The executive officers and directors of Quest Diagnostics and their affiliates beneficially owned Quest Diagnostics common stock and options to purchase Quest Diagnostics common stock as set forth under "The Annual Meeting -- Security Ownership of Certain Beneficial Owners and Management."


------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

                       FINANCIAL AND BUSINESS INFORMATION

The United States Clinical Laboratory Testing Industry

Overview

      Clinical laboratory testing is an essential element in the delivery of quality health care service. Physicians use laboratory tests to assist in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. Clinical laboratory testing is generally categorized as clinical testing and anatomical pathology testing. Clinical testing is performed on body fluids, such as blood and urine. Anatomical pathology testing is performed on tissues and other samples, such as human cells. Most clinical laboratory tests are considered routine and can be performed by most independent clinical laboratories. Tests that are not routine and that require more sophisticated equipment and personnel are considered esoteric tests. Esoteric tests are generally referred to laboratories that specialize in those tests.

      Quest Diagnostics believes that the United States clinical laboratory testing industry exceeds $30 billion in annual revenues. Most laboratory testing is done by three types of providers: hospital-affiliated laboratories; independent clinical laboratories such as those owned by Quest Diagnostics; and physician-office laboratories. Quest Diagnostics believes that in 1998 hospital-affiliated laboratories performed over one-half of the clinical laboratory tests in the United States, independent clinical laboratories performed approximately one-third of those tests and physician-office laboratories performed the balance.

Services

      Independent clinical laboratory testing companies generally provide routine testing and esoteric testing for health care providers.

Routine Testing

      Routine tests measure various important bodily health parameters such as the function of the kidney, heart, liver, thyroid and other organs. Commonly ordered tests include:

      o blood cholesterol level tests;

      o complete blood cell counts;

      o pap smears;

      o HIV-related tests;

      o urinalyses;

      o pregnancy tests; and

      o alcohol and other substance-abuse tests.

Esoteric Testing

      Esoteric tests are those tests that are performed less frequently than routine tests and/or require more sophisticated equipment and materials, professional "hands-on" attention and more highly skilled personnel. As a result, esoteric tests are generally priced substantially higher than routine tests. Because it is not cost-effective for most clinical laboratories to perform the low volume of esoteric tests in-house, they generally refer a significant portion of esoteric tests to an esoteric clinical testing laboratory.

Customers

      Clinical laboratory testing companies provide testing services for a broad range of health care providers. The primary types of customers are:

Physicians and Physician Groups

      Physicians requiring testing for patients are the primary sources of clinical laboratory testing. Certain of these tests are paid for under capitated arrangements with managed care organizations. Otherwise, fees for testing services are billed to the appropriate party, who may be the physician who requested the testing, the patient, or a third party who pays the bill for the patient, such as an insurance company, Medicare or Medicaid.

      Some states, including New York, New Jersey and Rhode Island, require independent clinical laboratories to bill patients directly.

      Customers are typically billed on a fee-for-service basis. Fees billed to physicians are based on the laboratory's client fee schedule and are typically negotiated. Fees billed to patients and third party payers are based on the laboratory's patient fee schedule, which may be subject to limitations on fees imposed by third-party payers and negotiation by physicians on behalf of their patients. Medicare and Medicaid reimbursements are based on fee schedules set by governmental authorities.

Managed Care Organizations

      Managed care organizations typically contract with a limited number of clinical laboratories and then agree to seek to influence their participating physicians to use these laboratories. Larger managed care organizations typically prefer to use large independent clinical laboratories because they can provide services on a national or regional basis and can manage networks of local or regional laboratories. In addition, larger laboratories are better able to achieve the low-cost structures necessary to profitably service large managed care organizations.

Hospitals

      Major independent clinical laboratories, such as SBCL and Quest Diagnostics, provide services to hospitals throughout the United States that vary from esoteric testing to laboratory management. Hospitals generally maintain an on-site laboratory to perform testing on patients within the hospital and refer less frequently needed and highly specialized procedures to outside laboratories, which typically charge the hospitals on a negotiated fee-for-service basis. Many hospitals compete with independent clinical laboratories by encouraging community physicians to send their testing to the hospital's laboratory. In addition, many hospitals have been purchasing physicians' practices and requiring the physicians to send their tests to the hospital's affiliated laboratory. Many hospitals have been seeking to expand their testing business beyond patients within the hospital. As a result, hospital-affiliated laboratories can be both customers and competitors for independent clinical laboratories.

Employers and Other Institutions

      Major independent clinical laboratories, such as SBCL and Quest Diagnostics, provide testing services to governmental agencies like the Department of Defense and state and federal prison systems and to large employers. Services for employers typically involve testing for substance abuse, occupational exposures and comprehensive wellness programs. Major independent clinical laboratories also perform esoteric testing services for other independent clinical laboratories that do not have the full range of testing capabilities. These customers are typically charged on a fee-for-service basis.

Competition

      The clinical laboratory testing business is fragmented and highly competitive. Most laboratory testing is done by three types of providers: hospital-affiliated laboratories; independent clinical laboratories; and physician-office laboratories. Quest Diagnostics believes that in 1998 hospital-affiliated laboratories performed over one-half of the clinical laboratory tests in the United States, independent clinical laboratories performed approximately one-third of those tests and physician-office laboratories performed the balance.

      There are currently three major independent clinical laboratories: Quest Diagnostics; Laboratory Corporation of America Holdings, Inc. and SBCL. In 1998, Quest Diagnostics had approximately $1.5 billion in revenues, Laboratory Corporation of America Holdings, Inc. had approximately $1.6 billion in revenues, and SBCL had approximately $1.6 billion in revenues. The acquisition of SBCL will result in Quest Diagnostics becoming the leading clinical labo-ratory provider in the United States with facilities in substantially all of the country's major metropolitan areas. For a discussion of the transaction and its effect on Quest Diagnostics, see "The Transaction -- Reasons for the Transaction."

      In addition, there are many smaller regional and local independent clinical laboratories, as well as laboratories owned by physicians and hospitals. Hospital laboratories have become more aggressive in providing services to affiliated and unaffiliated physicians.

      Quest Diagnostics believes that health care providers often consider the following factors, among others, in selecting a laboratory:

      o accuracy, timeliness and consistency in reporting test results;

      o number and type of tests performed by the laboratory;

      o service capability;

      o number and convenience of patient service centers;

      o reputation in the medical community;

      o requirements of managed care providers to use specific clinical laboratories; and

      o pricing.

Quest Diagnostics believes that both Quest Diagnostics and SBCL compare favorably in each of these areas.

      During the last decade, the following factors have had a negative impact on the clinical laboratory industry:

      o excess capacity and intensified competition, including efforts by hospital laboratories to expand their testing services beyond their traditional inpatient and outpatient activity;

      o reductions in Medicare reimbursement rates and changes in government and private payer reimbursement policies designed to reduce utilization of tests; and

      o growth of the managed care sector and other health care networks with increased bargaining power.

Effect of the Growth of the Managed Care Sector

      Over the last decade, the managed care industry has been growing and undergoing rapid consolidation. The growth of the managed care sector presents challenges to independent clinical laboratories. These include:

      o Shift Toward Capitated Payment Contracts. Managed care organizations generally negotiate for capitated payment contracts, under which clinical laboratories receive a fixed monthly fee per individual enrolled with the managed care organization for any laboratory tests performed during the month. Capitated payment contracts shift the risk and cost of additional testing to the clinical laboratory. Some services such as various esoteric tests and anatomic pathology services may be excluded from a capitated rate and, if excluded, would be charged on a fee-for-service basis. Also some capitated payment contracts include retroactive or future fee adjustments if the number of tests performed for the managed care organization exceeds or is less than the negotiated threshold levels.

      o Responsibility for Charges for Out-of-Network Tests. Recently, some managed care organizations have begun to make their principal laboratory providers responsible for all costs incurred by the managed care organizations for clinical laboratory services provided to their members. Under this type of contract, the principal laboratory provider is responsible for the charges for tests performed by other laboratory providers even though the principal laboratory has no control over the physicians who ultimately determine where to send the specimens for testing. The principal provider attempts to reduce this risk by forming a network of other subcontracted laboratories to reduce the amount of out-of-network testing. Managed care organizations in return agree to seek to influence their affiliated physicians to send tests to the principal laboratory provider or a network managed by the principal laboratory provider, which generally receives an additional fee for managing the laboratory network.

      o Aggressive Pricing. Agreements with managed care organizations have historically been priced aggressively. This practice was due to competitive pressures and the expectation that a laboratory can capture not only the testing covered under the contract, but also additional higher priced fee-for-service business from non-managed care patients of participating physicians. As the number of patients covered under managed care organizations increases, however, there is less fee-for-service business, and therefore less profitable business to offset the lower margin managed care business. Furthermore, physicians are increasingly affiliated with more than one managed care organization, and, therefore, a clinical laboratory might receive little, if any, additional fee-for-service testing from participating physicians.


Future Outlook

      In the long term, Quest Diagnostics believes that, while pricing pressures are likely to remain due to intense competition and third party payers are likely to continue to attempt to control utilization, the following factors will favorably impact testing volume:

      o general aging of the United States population;

      o development of more sophisticated and specialized tests for early detection of disease and disease management;

      o tests becoming more affordable due to advances in technology and increased cost efficiencies;

      o increased testing for substance abuse, occupational exposures and as part of comprehensive wellness programs;

      o increased testing for diagnosis and monitoring of infectious diseases such as AIDS and hepatitis C; and

      o an increase in the awareness of patients as to the value of clinical laboratory testing and an increased willingness of patients to pay for tests that may not be covered by third party payers.*

Billing

      Billing for laboratory services is complicated. Laboratories must bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of whom have different requirements.

      Most of the bad debt expense of clinical laboratory testing companies is the result of several non-credit related issues, primarily missing or incorrect billing information on requisitions. The clinical laboratory performs the requested tests and reports test results regardless of incorrect or missing billing information. It subsequently attempts to obtain any missing information and rectify incorrect billing information received from the health care provider. Missing or incorrect information on requisitions slows the billing process, creates backlogs of unbilled requisitions and generally increases the aging of accounts receivable. Among many other factors complicating billing are:

      o pricing differences between the fee schedules of the clinical laboratory and the payer;

      o disputes between payers as to which party is responsible for payment;

      o disparity in coverage among various carriers; and

      o assuring adherence to specific compliance policies and procedures.

      Ultimately, if all issues are not resolved in a timely manner, the related receivables are charged to an allowance for doubtful accounts.

Regulation of Clinical Laboratory Operations

      The clinical laboratory industry is subject to significant federal and state regulation. Governmental authorities may impose fines, criminal penalties or take other enforcement actions to enforce laws and regulations, including revoking a clinical laboratory's right to conduct business.

------------
* This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

The Clinical Laboratory Improvement Amendments of 1988

      The Clinical Laboratory Improvement Amendments of 1988 regulate virtually all clinical laboratories by requiring that they be certified by the federal government to ensure that all clinical laboratory testing services are uniformly accurate, reliable and timely. The Clinical Laboratory Improvement Amendments permit states to adopt regulations that are more stringent than federal law. For example, state laws may require additional personnel qualifications, quality control, record maintenance and proficiency testing.

Drug Testing

      The Substance Abuse and Mental Health Services Administration regulates drug testing for public sector employees in safety-sensitive positions. It has established detailed performance and quality standards that laboratories must meet to perform drug testing on federal employees and contractors and other regulated entities. Laboratories that perform this testing must be certified as meeting these standards.

Controlled Substances

      The federal Drug Enforcement Administration regulates access to controlled substances in drug abuse testing and licenses all clinical laboratories that use controlled substances.

Medical Waste and Radioactive Materials

      Clinical laboratories are also subject to federal, state and local regulations relating to the handling and disposal of medical specimens, hazardous waste and radioactive materials.

Occupational Safety

      The federal Occupational Safety and Health Administration has established extensive requirements relating specifically to workplace safety for health care employers. This includes clinical laboratories whose workers may be exposed to blood-borne or airborne viruses, such as HIV and hepatitis B.

Specimen Transportation

      Regulations of the Department of Transportation, the Public Health Service and the United States Postal Service apply to surface and air transportation of clinical laboratory specimens.

Regulation of Reimbursement for Clinical Laboratory Services

Overview

      The health care industry has been undergoing significant changes. Governmental payers, such as Medicare, which principally serves patients aged 65 years and older, and Medicaid, which principally services indigent patients, as well as private insurers and large employers, have taken steps to control the cost, utilization and delivery of health care services.

      Billing and reimbursement for clinical laboratory testing is subject to significant federal and state regulation. Penalties for violations of laws relating to billing federal healthcare programs and for violations of federal fraud and abuse laws include:

      o exclusion from participation in Medicare/Medicaid programs;

      o asset forfeitures;

      o civil and criminal penalties and fines; and

      o the loss of various licenses, certificates and authorizations necessary to operate some or all of a clinical laboratory's business.

Civil administrative penalties for a wide range of offenses are $10,000 per offense plus three times the amount claimed.

Reduced Reimbursements

      In 1984, Congress established a Medicare fee schedule for clinical laboratory services performed for patients covered under Part B of the Medicare program. Part B provides supplemental coverage for beneficiaries for medical and health services including clinical diagnostic laboratory services. Congress then imposed a ceiling on the amount that would be paid under the Medicare schedule. Since then, Congress has periodically reduced the ceiling. The Medicare national fee schedule limitations were reduced in 1996 to 76% of the 1984 national median and in 1998 to 74% of the 1984 national median. In addition, Congress also eliminated the provision for annual fee schedule increases based on the consumer price index through 2002. Currently, the Clinton Administration's proposed budget for fiscal year 2000 seeks to further reduce the Medicare national fee schedule limitations to 72% of the 1984 national median. Quest Diagnostics cannot predict if Congress will implement the proposed reduction or any other reductions.

      Laboratories must bill the Medicare program directly and must accept the scheduled amount as payment in full for most tests performed on behalf of Medicare beneficiaries. In addition, state Medicaid programs are prohibited from paying more, and in most instances, pay significantly less, than Medicare. Major clinical laboratories, including Quest Diagnostics and SBCL, typically use two fee schedules:

      o "Client" fees charged to physicians, hospitals, and institutions to which a laboratory supplies services on a wholesale basis. These are generally subject to negotiation or discount.

      o "Patient" fees charged to individual patients and third-party payers, like Medicare and Medicaid. These generally require separate bills for each requisition.

      Quest Diagnostics believes that the fees established by Medicare are typically substantially lower than fees charged to individual patients, but are higher than fees actually charged to many clients. Some state regulations prohibit clinical laboratories from charging government programs more than they charge other customers. During 1992, the Office of the Inspector General of the U.S. Department of Health and Human Services issued final regulations that prohibited charging Medicare fees substantially in excess of a provider's usual charges. The Office of the Inspector General, however, declined to provide any guidance concerning interpretation of these rules, including whether or not discounts to non-governmental clients and payers or the dual-fee structures referred to above might be inconsistent with these rules. However, the 1997 Balanced Budget Act permits the Health Care Financing Administration to adjust statutorily prescribed fees for some medical services, including clinical laboratory services, if the fees are "grossly excessive." In January 1998, the Health Care Financing Administration issued an interim final rule setting forth criteria to be used by the Health Care Financing Administration in determining whether to exercise this power. Among the factors listed in the rule are whether the statutorily prescribed fees are "grossly higher or lower than the payment made for the . . . services by other purchasers in the same locality." Quest Diagnostics cannot assure you that fees payable by Medicare could not be reduced as a result of the application of this rule.

Reduced Utilization of Clinical Laboratory Testing

      In recent years, the Health Care Financing Administration has taken several steps to reduce utilization of clinical laboratory testing for Medicare and Medicaid patients. Since 1995, Medicare carriers have adopted policies under which they do not pay for many commonly ordered clinical tests unless the ordering physician has provided an appropriate diagnostic code supporting the medical necessity of the test. Physicians are required by law to provide diagnostic information when they order clinical tests for Medicare and Medicaid patients. However, there is no penalty prescribed for violations of this law.

      In March 1996, the Health Care Financing Administration eliminated its prior policy under which Medicare paid for all tests contained in an automated chemistry panel when at least one of the tests in the panel is medically necessary. The Health Care Financing Administration indicated that under the new policy, Medicare will only pay for those individual tests in a chemistry panel that are medically necessary. Later in 1996, the American Medical Association, in conjunction with the Health Care Financing Administration, designed four new panels of "clinically relevant" automated chemistry panels. Each panel consists of between 4 and 12 tests. These four new panels replaced the previous automated chemistry test panels, consisting of 19 to 22 tests. The Health Care Financing Administration adopted these panels in early 1998. Since then, Medicare carriers have focused limited coverage application to the panel level and not to the test component level. However, Quest Diagnostics cannot assure you that Medicare carriers will not focus future limited coverage application to the test component level.

      Clinical laboratories are generally permitted to bill patients directly for some statutorily excluded clinical laboratory services. Clinical laboratories are also generally permitted to bill patients for clinical laboratory tests that Medicare does not pay for due to "medical necessity" limitations, including limited coverage tests for which an approved diagnosis code is not provided by the ordering physician, if the patient agrees in advance to be financially responsible for the costs of these tests. A patient generally acknowledges his or her responsibility by signing an advance beneficiary notice, usually located on the requisition. Because requisitions are filled out by physician clients, a clinical laboratory cannot control the proper use of the advance beneficiary notice, and may perform the tests but cannot subsequently bill the patient for them.

Inconsistent Practices

      Currently, over 20 local carriers administer Medicare. They have inconsistent policies on matters such as:

      o test coverage;

      o automated chemistry panels;

      o diagnostics coding;

      o claims documentation; and

      o fee schedules, subject to the national limitations.

      Inconsistent regulation has increased the complexity of the billing process for clinical laboratories. As part of the 1997 Balanced Budget Act, the Department of Health and Human Services was required to adopt uniform policies on the above matters by January 1, 1999, and replace the current local carriers with no more than five regional carriers. In October 1998, the Health Care Financing Administration announced that, despite the legislative mandate, the Health Care Financing Administration will not replace the local carriers with five regional carriers. The Clinton Administration is expected to sponsor legislation to repeal the five carrier mandate.

      The Health Care Financing Administration plans to achieve standardization through the help of a single claims processing system for all carriers. This initiative, however, has been suspended due to the Health Care Financing Administration's year 2000 compliance priorities. In a report in September 1998, the General Accounting Office concluded that "the Health Care Financing Administration and its contractors are severely behind schedule in repairing, testing and implementing the mission-critical systems supporting Medicare" and "it is highly unlikely that all of the Medicare systems will be compliant in time to ensure the delivery of uninterrupted benefits and services into the year 2000."

Competitive Bidding

      The 1997 Balanced Budget Act requires the Health Care Financing Administration to conduct five Medicare bidding demonstrations involving various types of medical services and complete them by 2002. The Health Care Financing Administration is expected to include a clinical laboratory demonstration project in a metropolitan statistical area as part of the legislative mandate. The project is expected to begin in the second half of 1999. If competitive bidding were implemented on a regional or national basis for clinical laboratory testing, it could materially adversely affect the clinical laboratory industry.

Future Legislation

      Future changes in federal, state and local regulations, or in the interpretation of current regulations, affecting governmental reimbursement for clinical laboratory testing could materially adversely affect the clinical laboratory industry. Quest Diagnostics cannot predict, however, whether and what type of legislation will be enacted into law.

Fraud and Abuse Regulations

      Medicare and Medicaid anti-kickback laws prohibit clinical laboratories from making payments or furnishing other benefits to influence the referral of tests billed to Medicare, Medicaid or other federal programs.

      Various federal enforcement agencies, including the Federal Bureau of Investigation and the Office of the Inspector General, interpret liberally and enforce aggressively statutory fraud and abuse provisions. According to public statements by the Department of Justice, during the last several years health care fraud has been elevated to the second-highest priority of the Department of Justice, and FBI agents have been transferred from investigating counterintelligence activities to health care provider fraud. The Office of the Inspector General also is involved in investigations of health care fraud and has, according to recent work plans, targeted certain laboratory practices for study, investigation and prosecution. Many of the anti-fraud statutes and regulations, including those relating to joint ventures and alliances, are vague or indefinite and have not been interpreted by the courts. In addition, regulators have generally offered little guidance to the clinical laboratory industry. Despite several requests from the clinical laboratory industry for clarification of the anti-fraud and abuse rules since 1992, the Office of the Inspector General has issued only two fraud alerts regarding clinical laboratory practices.

      Many states have anti-kickback, anti-rebate, anti-fee-splitting and other laws that also affect a clinical laboratory's relationships with clients who refer non-government-reimbursed clinical laboratory testing business to a clinical laboratory.

      In addition, since 1992, a federal anti-"self-referral" law, commonly known as the "Stark" law, prohibits, with certain exceptions, Medicare payments for laboratory tests referred by physicians who have, personally or through a family member, an investment interest in, or a compensation arrangement with, the testing laboratory. Since January 1995, these restrictions have also applied to Medicaid-covered services. Many states have similar anti-"self-referral" and other laws that also affect investment and compensation arrangements with physicians who refer tests other than government-reimbursed laboratory tests to clinical testing laboratories.

SBCL

      SBCL and Quest Diagnostics are two of the three largest clinical laboratory testing companies in the United States.

Laboratory Network and Facilities

      SBCL has a network of 23 laboratories located in major metropolitan areas throughout the United States, several joint venture laboratories, approximately 70 stat laboratories and approximately 600 patient service centers. Quest Diagnostics has a network of 14 regional laboratories, several joint venture and branch laboratories, approximately 140 stat laboratories and approximately 800 patient service centers. All of these laboratories perform routine tests, although the test menus of some laboratories are more limited than others. Stat laboratories are local facilities where an abbreviated line of routine tests can be quickly performed for customers that require emergency testing services. Patient service centers are facilities at which specimens are collected. Patient services centers are typically located in or near a building for medical professionals.

      Quest Diagnostics is the leading provider for routine testing among independent clinical laboratories in most of the northeast, mid-Atlantic and mid-west markets in the United States. SBCL has a strong presence in several regions in the United States, particularly the southeastern and western states, where Quest Diagnostics' presence is more limited. The acquisition of SBCL will result in Quest Diagnostics becoming the leading clinical laboratory provider in the country, with approximately $3 billion of annual revenues on a pro forma basis. Laboratory Corporation of America Holdings, the next largest independent clinical laboratory, had approximately $1.6 billion in annual revenues during 1998. After the transaction, Quest Diagnostics will have a more extensive network of laboratories and patient service centers than its competitors, with facilities in substantially all of the country's major metropolitan areas.

      SBCL, like Quest Diagnostics, has a separate laboratory facility that performs esoteric testing. SBCL's esoteric laboratory, known as the National Esoteric Testing Center (NETC), is located in Van Nuys, California. Nichols Institute, Quest Diagnostics' esoteric laboratory, is located in San Juan Capistrano, California.

      A map showing the location of the principal U.S. laboratory facilities of SBCL and Quest Diagnostics appears on the inside front cover of this proxy statement.

      SBCL has a 50% interest in a small laboratory in Mexico City, Mexico. Quest Diagnostics also owns a laboratory in Mexico City. SBCL also has a small laboratory in England, which performs clinical trials testing as well as routine clinical laboratory testing. Revenues from non-U.S. operations of SBCL represented less than 1% of the revenues of SBCL during 1998. Similarly, revenues from non-U.S. operations of Quest Diagnostics represented less than 1% of the revenues of Quest Diagnostics during 1998.

      Six of SBCL's laboratories and seven of Quest Diagnostics' laboratories are certified by the Substance Abuse and Mental Health Services Administration, which regulates drug testing for certain public sector employees in safety-sensitive positions.

      The executive offices of SBCL are located near Philadelphia in Collegeville, Pennsylvania. The executive offices of Quest Diagnostics are located near New York City in Teterboro, New Jersey.

Employees

      At December 31, 1998, SBCL employed approximately 12,000 people, while Quest Diagnostics employed approximately 15,000 people. Approximately 10,400 of SBCL's employees were full-time while approximately 13,500 of Quest Diagnostics' employees were full-time.

      Neither SBCL nor Quest Diagnostics has collective bargaining agreements with any unions. Each company believes that its overall relations with its employees are good.

      SBCL markets to and services its customers through its direct sales force of approximately 350 sales representatives, 750 customer service and patient service representatives and 1,500 couriers. Quest Diagnostics markets to and services its customers through its direct sales force of approximately 550 sales representatives, 850 customer service and patient service representatives and 2,000 couriers.

Clinical Laboratory Services

      SBCL's test menu and clinical laboratory services are similar to those of Quest Diagnostics. SBCL's principal services are:

      o routine testing, which accounted for approximately 85% of SBCL's 1998 net revenues, as compared to approximately 84% for Quest Diagnostics; and

      o esoteric testing, which accounted for approximately 12% of SBCL's 1998 net revenues, as compared to approximately 13% for Quest Diagnostics.

      SBCL, like Quest Diagnostics, currently processes over 50 million requisitions each year. A requisition is an order form completed by a physician that accompanies a patient specimen, indicating the tests to be performed and the party to be billed for the tests.

Clinical Trials

      SmithKline Beecham believes that SBCL is the world's third largest provider, after Quintiles Transnational Corp. and Covance Inc., of clinical laboratory testing performed in connection with clinical research trials on new drugs. Clinical research trials assess the safety and efficacy of new drugs. Approximately 3% of SBCL's 1998 net revenues were derived from clinical trials testing services, as compared to less than 1% for Quest Diagnostics. SBCL has clinical trials testing centers in the United States and in England, while Quest Diagnostics currently does not have a foreign laboratory for clinical trials testing. SBCL has also recently entered into a testing agreement with Dorovitch Laboratory Services in Australia to enhance SBCL's clinical trials service in Australia and the Pacific Rim. Clinical trials involving new drugs are increasingly being performed both inside and outside the United States. Quest Diagnostics believes that ownership of clinical trials testing laboratories abroad is important to compete effectively in the clinical trials testing business.

      Approximately $20 million (or approximately 40%) of SBCL's clinical trials testing in 1998 involved testing for SmithKline Beecham. Under a ten year agreement, following the closing of the transaction, Quest Diagnostics will be the primary provider of clinical trials testing services for SmithKline Beecham. See "Description of the Transaction -- Related Agreements -- Clinical Trials Agreement."

Customers and Payers

      SBCL has a strong base with large customers such as hospitals, national managed care organizations and employers.

Hospitals

      Hospitals generally maintain an on-site laboratory to perform testing on patients and refer less frequently needed and highly specialized procedures to outside laboratories. Quest Diagnostics believes that SBCL is the industry's market leader in servicing hospitals. During 1998, testing for hospitals accounted for approximately 19% of SBCL's net revenues, compared to approximately 13% for Quest Diagnostics. Quest Diagnostics has established a hospital alliance group to develop nontraditional hospital arrangements, including management and consulting agreements, strategic services and joint ventures. Strategic services are arrangements under which hospitals refer testing which is traditionally performed in their own laboratories to independent clinical laboratories. Quest Diagnostics believes that, in many cases, nontraditional hospital arrangements can be economically advantageous for a hospital's laboratory by lowering costs and capital requirements. SBCL has entered into a number of such relationships. In 1998, SBCL entered into an agreement with Tenet Healthcare Corporation under which SBCL manages 33 hospital laboratories owned by Tenet Healthcare in southern California. This contract generated revenues of $68 million, or approximately 4%, of SBCL's 1998 net revenues. Tenet Healthcare has the right to terminate the agreement as a result of the change of control of SBCL.

Managed Care Organizations

      Over the last decade, the managed care industry has been growing and undergoing rapid consolidation. Quest Diagnostics expects that this trend will continue. SBCL is the primary clinical laboratory provider for two of the four largest managed care organizations in the country, Aetna US HealthCare and Prudential, and is a co-provider for one other national managed care organization, United Healthcare. SBCL also performs a significant amount of testing for one other large managed care organization, CIGNA, which is currently seeking bids from clinical laboratory companies for a long-term exclusive agreement. In September 1998, SBCL entered into a seven year agreement with Aetna US HealthCare under which Aetna US Healthcare makes capitated payments to SBCL.

      SBCL, like Quest Diagnostics, also has experience in managing networks for large managed care organizations. This expertise is becoming increasingly important as managed care organizations have begun to make their principal laboratory providers responsible for all costs incurred by the managed care organizations for clinical laboratory services provided to their members. Under this type of contract, the principal laboratory provider is responsible for the charges for tests performed by other laboratory providers even though the principal laboratory has no control over the physicians who ultimately determine where to send the specimens for testing. See "Financial and Business Information -- United States Clinical Laboratory Testing Industry -- Effect of the Growth of the Managed Care Sector."

Employers

      SBCL is the leader in the clinical laboratory industry in providing testing to employers for substance abuse, occupational exposures and comprehensive wellness programs. During 1998, testing services for employers accounted for approximately 7% of 1998 SBCL's net revenues, as compared to 4% for Quest Diagnostics. The employer market is growing faster than the overall market for clinical laboratory testing as large companies seek to take an active role in lowering their overall healthcare costs through wellness programs and early detection. Employers are also increasing their pre-employment drug screening programs to ensure that they have a safe, drug-free work environment.

Payers

      The following table shows current estimates of the breakdown of the percentage of SBCL's total volume of requisitions and total clinical laboratory revenues in 1998 applicable to each payer group (excluding clinical trials), in each case compared to that of Quest Diagnostics:

                                                        SBCL                            QUEST DIAGNOSTICS
                                        ------------------------------------   -----------------------------------
                                                            Revenue as % of                        Revenue as % of
                                           Requisition       Total Clinical       Requisition      Total Clinical
                                         Volume as % of        Laboratory       Volume as % of       Laboratory
                                          Total Volume          Revenues         Total Volume         Revenues
                                        ----------------   -----------------   ----------------   ----------------
Patient .............................    1-5%               5-10%               5%-10%            15%-20%
Medicare and Medicaid ...............   10-15%             10-15%              15%-20%            15%-20%
Monthly Bill (Physician, Hospital,
 Employer, Other) ...................   35-40%             35-40%              30%-35%            25%-30%
Third Party Fee-for-Service .........   20-25%             30-35%              15%-20%            25%-30%
Managed Care-Capitated ..............   20-25%              5-10%              20%-25%            5%-10%

      Principally as a result of recent reimbursement reductions and measures adopted by the Health Care Financing Administration to reduce utilization, the percentage of Quest Diagnostics' aggregate net revenues derived from Medicare programs declined from 20% in 1995 to 14% in 1998 while the percentage of SBCL's aggregate net revenues derived from Medicare programs declined from 24% in 1995 to 12% in 1998.

Information Systems

      Information systems are used in laboratory testing, billing, customer service, logistics, management of medical data and other aspects of the clinical laboratory business. Quest Diagnostics believes that the efficient handling of information involving customers, patients, payers and other parties will be critical to its future success.

      Under the stock and asset purchase agreement, SBCL and Quest Diagnostics have provided to each other their strategy, process and procedure for ensuring that their critical systems are year 2000 compliant on or before January 1, 2000. This documentation is called an implementation plan. SBCL and Quest Diagnostics will review each other's progress in timely completing the action items required under their respective implementation plans. SBCL and Quest Diagnostics are required to use reasonable best efforts to remedy any deficiencies with respect to actions required to be taken under their respective implementation plans. Quest Diagnostics believes that by the closing of the transaction, the critical systems of both SBCL and Quest Diagnostics will be substantially year 2000 compliant. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operation of SBCL -- Year 2000 Readiness Disclosure."

      Quest Diagnostics has a special retention bonus plan for its key information systems employees. Quest Diagnostics has also adopted a special retention bonus plan, substantially on the terms of the SBCL retention bonus plan currently in effect, for the key information systems employees of SBCL who will remain after the closing of the transaction. Both plans are based on success in making systems year 2000 compliant. SmithKline Beecham will be responsible for reimbursing Quest Diagnostics for a substantial portion of the cost of the special retention bonus plan for SBCL information systems employees.

      SBCL has standardized its billing and laboratory information systems. Quest Diagnostics is in the process of converting all of its billing systems to SYS and its laboratory information systems to an Antrim system. SBCL's principal laboratory information system, like Quest Diagnostics', is licensed from Antrim Corporation but its billing system is different from SYS. Following the closing of the transaction, Quest Diagnostics will reassess its standard systems. Excluding the acquisition of SBCL, Quest Diagnostics anticipates that the cost of converting all of its current billing and laboratory information systems in 2000 and later years will range from $25 million to $30 million, depending on the number of billing consolidations that occur.* The transaction is likely to increase the cost of conversions to standardized billing and laboratory information systems.*

      SBCL's data center is shared with SmithKline Beecham's other United States operations, and is currently operating at close to capacity. SBCL will continue to use the SmithKline Beecham data center for a transition period following the closing of the transaction. Quest Diagnostics will need to establish a new data center following the closing

------------
*This is a forward-looking statement and is based on current expectations. Actual results may vary materially from those projected. See "Additional Information -- Cautionary Statement Concerning Forward-Looking Statements."

of the transaction, dedicated solely to the clinical laboratory business of SBCL and Quest Diagnostics. Transferring databases and masterfiles to a new data center and converting billing and other systems presents conversion risks. In addition, the billing workflow is interrupted during a conversion, which may cause backlogs.

Government and Related Claims, Legal Proceedings

      SBCL is involved in various legal and administrative proceedings considered normal to its business, including suits claiming damages as a result of the use of SBCL's services and other matters, the most significant of which are described below. SBCL is also involved in a number of judicial and administrative proceedings relating to environmental matters.

      As a result of an investigation by the Office of the Inspector General of the U.S. Department of Health and Human Services into the billing and marketing practices of SBCL's clinical laboratory business, in 1996 SBCL and the U.S. government and various states reached a settlement with respect to the government's civil and administrative claims. SBCL paid the government $325 million. With respect to the U.S. government's criminal investigation, no criminal charges have been filed. The U.S. Attorney's Office in Philadelphia has recently informed SBCL that it has closed its criminal investigation of SBCL's clinical laboratories business, its officers and employees. SBCL is also responding to claims and lawsuits from non-governmental parties, including private insurers, self-funded employer plans, and patients, concerning similar practices as they may relate to amounts paid by those parties. The lawsuits include ten purported class actions filed in various jurisdictions in the United States and one non-class action complaint by a number of insurance companies that seek damages allegedly arising from payments they made for clinical laboratory testing services. Nine of the purported class actions have been consolidated into one complaint which has been consolidated with the insurers' suit, for pretrial proceedings, in the U.S. District Court for the District of Connecticut. The other purported class action remains pending in state court in Illinois.

      As described under "Description of the Transaction -- Stock and Asset Purchase Agreement," SmithKline Beecham has agreed to indemnify Quest Diagnostics with respect to the government's claims and related private party claims described above, subject to various limitations.

      On March 22, 1999, SBCL learned that an SBCL employee at a patient service center in Palo Alto, California had at times reused certain needles when drawing blood from patients. The phlebotomist, who was immediately suspended and thereafter terminated, drew blood from approximately 3,600 patients while working at that center from June 1997 until her suspension. She had previously worked at a number of other SBCL and non-SBCL sites in the area. SBCL has notified the 3,600 patients whose blood may have been drawn by this phlebotomist subsequent to May 31, 1997 and has offered free counseling and follow-up blood tests to determine whether those patients have been exposed to hepatitis B, hepatitis C or HIV. SBCL is cooperating with local, state and federal health agencies to address public health issues arising from the employee's breach of standard medical practices and to determine whether additional patients should be notified and/or tested. A number of civil actions, including some purporting to be class actions, have been filed against SBCL in federal and state courts in California on behalf of patients who may have been affected by the phlebotomist's reuse of needles or other allegedly improper practices. SmithKline Beecham has agreed to amend the stock and asset purchase agreement to provide that SmithKline Beecham will indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of this employee, other than consequential damages. See "Description of the Transaction--Stock and Asset Purchase Agreement--Indemnification."

      SBCL recorded an after-tax provision of $245 million in 1995 for the potential liabilities related to the foregoing matters. Payments, including the $325 million paid in the clinical laboratory settlement referred to above, were charged against the provision in 1996, 1997 and 1998.

      Although SBCL cannot predict the outcome of claims, legal proceedings and other matters in which it is involved with any certainty, Quest Diagnostics does not expect SBCL's ultimate liability for such matters, after taking into account the indemnity received from SmithKline Beecham, tax benefits and insurance, to have a material adverse effect on Quest Diagnostics' financial condition, results of operations or cash flow of the combined company following the closing of the transaction.

Compliance Plan

      It is and always has been the policy of SBCL to fully comply with all laws, regulations, company policies and ethical requirements that apply to its business activities. To help ensure that SBCL and all its employees continue to comply with these standards, in September 1995, SBCL adopted a Corporate Integrity Program that formalized

SBCL's compliance efforts into a comprehensive program that better defines the responsibilities of all SBCL employees regarding compliance issues.

      SBCL's Compliance Committee has overall responsibility for overseeing compliance with SBCL's standards of conduct and for helping ensure the proper functioning of the Corporate Integrity Program. In addition, SBCL maintains a Legal Compliance Department responsible for overseeing, coordinating and monitoring the day-to-day compliance activities of SBCL and the operation of the Corporate Integrity Program.

      The Corporate Integrity Program emphasizes training and encourages employees to seek advice whenever they are at all uncertain as to the proper course of action to take. The Corporate Integrity Program is also designed to detect and correct violations of applicable laws, regulations, company policies and ethical requirements by using various monitoring and auditing procedures.

      As part of its settlement with the U.S. government in 1996, SBCL entered into a Corporate Integrity Agreement with the Office of the Inspector General. The Corporate Integrity Agreement has a term of five years, and requires SBCL to maintain its Corporate Integrity Program and enhance its compliance training, monitoring, auditing, investigating and reporting efforts. The Corporate Integrity Agreement also provides SBCL the opportunity to work more directly with the Office of the Inspector General to address and resolve compliance issues.

Integration

      Quest Diagnostics has established an integration team headed by James Chambers, Quest Diagnostics' Senior Vice President-Growth, to plan and oversee the integration of SBCL's operations with those of Quest Diagnostics. Mr. Chambers heads a steering committee that in turn has appointed several integration teams. There is a separate integration team for each of the following areas:

      o people and culture;

      o customers;

      o laboratory operations and medical quality;

      o billing;

      o information technology;

      o administration;

      o growth; and

      o communications.

      Each team has a number of cross-functional members from both SBCL and Quest Diagnostics. The integration teams are expected to develop and document a comprehensive integration plan that can be ready for implementation at the closing of the transaction.

      Quest Diagnostics has grown principally through acquisitions. As a result, Quest Diagnostics has had a significant amount of experience in integrating acquired businesses. Quest Diagnostics incurred difficulties in integrating several acquisitions made during the early 1990's in part due to a focus on achieving synergies very rapidly. Since then Quest Diagnostics has successfully integrated several regional laboratories with minimal or no loss of customers. Quest Diagnostics believes that the following are keys to a successful integration:

      o maintain consistent service to all customers with no disruptions;

      o treat all employees with respect, consistent with Quest Diagnostics' values;

      o proceed with deliberate and appropriate speed; and

      o pursue highest value/ lowest risk opportunities first.

      Quest Diagnostics expects that it will take approximately four years before the integration of SBCL is fully completed. While Quest Diagnostics expects not to have any service disruptions for its customers, we cannot assure you that Quest Diagnostics will not lose existing customers of either Quest Diagnostics or SBCL or that Quest Diagnostics will achieve all of the net savings that it expects. See "Special Considerations -- Integration of operations may be difficult and may have a negative impact on Quest Diagnostics' business."

Management's Discussion and Analysis of Financial Condition and Results of Operations of SBCL

Overview

      In recent years, SBCL has been affected by significant government regulation, price competition and rapid change resulting from payers' efforts to control the cost, utilization and delivery of health care services. Increased government regulations focusing on health care cost containment has reduced industry wide testing volume and reimbursement and added to industry costs by increasing the complexity of the billing and compliance functions. The number of patients enrolled in managed care programs has increased substantially during the period, and has given those organizations greater purchasing power. In response to these changes, SBCL has focused its attention on lowering its cost structure so that it could compete in this rapidly changing market, expanding its position in the physician office market (via a greater managed care presence) and hospital market, as well as in the employer and pharmaceutical company markets.

      Payments for routine and esoteric clinical laboratory services are made by the government, managed care organizations, insurance companies, physicians, hospitals, employers and patients. In recent years, there has been a significant shift away from traditional fee-for-service to managed health care, as employers and other ultimate payers of health care costs aggressively move the populations they control into lower cost plans. The managed care industry is growing and undergoing rapid consolidation. This has created large organizations that control the delivery of health care services for millions of people and have significant bargaining power in negotiating fees with providers, including clinical laboratories. Major managed care organizations normally negotiate contracts which contain both fee-for-service and capitated components. Under the capitated payment contracts, health care providers receive a fixed monthly fee per covered individual for all services included under contract. Capitated payment contracts shift the risks and costs of increased testing to the clinical laboratory.

      SBCL believes it needs to participate actively in the managed care market in order to maintain its presence in physician offices; however, in doing so, it carefully considers the profitability of all managed care agreements. In 1997 and 1998, SBCL expanded its position in this market, and at year end 1998 had exclusive capitated and fee-for-service arrangements with four major managed care organizations and is one of two companies in a non-exclusive fee-for-service arrangement with another. In addition, SBCL continues to be the market leader in the hospital reference test segment and enhanced this position in 1998 through an agreement to manage 33 hospital laboratories for Tenet Healthcare in southern California. The sale of services to employers for substance abuse testing and to pharmaceutical companies for clinical trials testing further mitigates the risks inherent in managed care contracting.

      SBCL operates primarily in the United States, but has recently started to expand its operations to other countries. In 1996 SmithKline Beecham entered into a joint venture agreement to operate a laboratory in Mexico. Also, in 1996, SmithKline Beecham entered into a laboratory management agreement with the West Middlesex Hospital in the United Kingdom. In 1997, SmithKline Beecham opened a laboratory in Heston, near London, to service West Middlesex Hospital and other local customers, as well as SmithKline Beecham's pharmaceutical customers in Europe.

      Billing and collection processes in the clinical laboratory industry are very complex. The complexity is driven by the difficulty in obtaining correct billing information for testing performed on specimens originating in physician offices, the large number of insurance companies/managed care organizations which pay SBCL, limited coverage policies and frequently changing regulations from payers, including the government. These changes have required that SBCL apply increased resources, including an increased number of employees, in upgrading SBCL's billing process.

      SBCL's cost of services consist principally of costs for obtaining, transporting and testing specimens. Selling, general and administrative expenses consist principally of the cost of the sales force, billing operations, provision for bad debts, general management and administrative support. In recent years this category has also included the costs to address the year 2000 issue. Overall, the clinical laboratory industry is labor intensive. Approximately half of SBCL's total costs and expenses are associated with employee compensation and benefits.

      In December 1997, SBCL entered into an agreement with a third party pursuant to which SBCL licensed the intellectual property associated with its SBCL SCAN connectivity technology, which enables electronic communication between SBCL and its larger physician customers. Under that agreement SBCL outsourced its physician connectivity services for these customers and sold its physician connectivity hardware and related contract rights in stages over 1997 and 1998. SBCL's operating results include license and asset sale income of $14.9 million in 1998 and $6.1 million in 1997 from this transaction.

      In December, 1998, SBCL reached an agreement to sell its physician office-based teleprinter assets and network to the same third party. This transaction was completed in January, 1999. The financial impact of this transaction will be reported with the first quarter, 1999 results.

      During the third quarter of 1998, SBCL introduced SelecTest, a new, more specific process and test requisition form for ordering diagnostic laboratory tests that streamlines test ordering and facilitates compliance with changes in the regulatory environment. The new test requisition form offers the test panels recommended by the American Medical Association. Although SBCL has not experienced a significant impact on overall test volumes in 1998, it did experience a decline in the ordering of certain tests. SBCL believes the AMA approved panels may continue to result in fewer tests ordered per requisition.

      SBCL has entered into risk sharing agreements with certain managed care organizations to provide clinical laboratory services. The contracts establish a partnership relationship whereby both SBCL and the managed care organization agree to work together to reduce the clinical laboratory expense of the managed care organization. The contracts establish a sharing of risk and reward tied to the managed care organization's overall laboratory expense, since savings achieved above a specified amount will be shared by the parties. SBCL and the managed care organization must satisfy specific conditions detailed in the contracts designed to reduce the laboratory expenditure.

Results of Operations

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

      Earnings increased in 1998 from the prior year principally as a result of strong sales growth, improved laboratory operating efficiency (excluding the impact of the startup of the services under the Tenet laboratory management agreement) and the impact of the SBCL SCAN transaction. These factors were offset by increases in the provision for bad debt, the billing and collection costs for laboratory services and the cost of information technology.

      Net Revenues: Net revenues increased by $164.5 million in 1998 from the prior year. The growth was driven primarily by volume increases related to the new managed care and hospital contracts that SBCL entered into during 1997 and 1998, and continued growth in the employer market. Excluding the impact of the startup Tenet laboratory management agreement, clinical testing volume increased by 6.5%. Average prices were marginally higher in 1998 than in 1997.

      Costs and Expenses: Total costs and expenses increased $157.0 million in 1998 versus the prior year. The increase was primarily attributable to a $115.5 million increase in the cost of services, a $33.4 million increase in the provision for bad debt, and a $27.2 million increase in selling, general, and administrative expenses, partially offset by a $18.1 million growth in other income, net.

      Costs of services, as a percentage of revenues, increased in 1998 to 66.0% from 65.5% in the prior year. This increase as a percentage of net revenues is primarily attributable to start up activities and costs related to the management of the Tenet laboratory network.

      Selling, general, and administrative expenses increased $27.2 million in 1998. However, as a percentage of revenues, selling, general and administrative expenses, decreased to 17.7% from 17.8% in the prior year. The increase in costs is principally related to an increase in selling expenses of $5.8 million, an increase in billing expenses of $12.0 million, and an increase in administrative expenses of $6.4 million. The increase in selling and administrative expenses was related to business growth, while the billing expense was impacted by business growth and the increased complexity of the billing process.

      The provision for bad debts as a percentage of net revenues increased in 1998 to 9.2% from 7.9% in the prior year because of increased difficulties in obtaining patient data necessary to make collections from third party payers.

      Interest expense increased $1.6 million in 1998. However, it declined as a percentage of net revenues to 3.0% from 3.3% in the prior year. The increase in expense is attributable to an increase in intercompany loans from SmithKline Beecham. Intercompany loan activity is included as a component of Parent's Equity. Amortization of goodwill and intangibles declined $2.6 million and dropped as a percentage of net revenues to 1.9% from 2.3% in the prior year.

      Other income, net, increased $18.1 million in 1998 from the prior year and represented 1.6% of net revenues. The increase is primarily attributable to income from the SBCL SCAN transaction, income recognized as a part of a customer contract related settlement and an increase in joint venture income.

      SBCL's effective tax rate is significantly impacted by goodwill amortization, most of which is not deductible for tax purposes. Income tax expense was $34.1 million in 1998 compared to $31.6 million in the prior year. The increase is primarily due to the increase in income before taxes.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

      Earnings improved significantly in 1997 from the prior year principally as a result of the increased profitability of substance abuse and clinical trial testing, and the growth in managed care volume. Also, in 1996, earnings were reduced by a $34 million sales reserve adjustment (before income taxes) due to anticipated non collection of receivables related to commercial third party payers and Medicare medical limited coverage policies. In addition, in 1997, SBCL recognized income from the SBCL SCAN transaction. Ongoing cost reduction gains achieved in the clinical reference testing network were offset by cost increases related to the provision for bad debts and billing and collecting for laboratory services.

      Net Revenues: Net revenues increased by $127.6 million in 1997 from the prior year due to an increase in testing volume of 7.6% with a 2.3% increase in average prices. The test volume increase was primarily attributable to increases in clinical, substance abuse and clinical trials testing. Volume growth in clinical testing was principally a result of increased managed care business. The 1997 increase in average prices was primarily due to the effect on average prices in 1996 from the sales reserve adjustment.

      Costs and Expenses: Total costs and expenses increased $74.1 million in 1997 from the prior year. Approximately $18.6 million of the increase was attributable to cost of services, $46.0 million was the result of an increase in the provision for bad debts, and $20.1 million was attributable to selling, general and administrative expenses. These increases were offset by lower amortization expenses and the 1997 income from the SBCL SCAN transaction. SBCL's ongoing efforts to reduce costs in the laboratory and service network favorably impacted costs of services as a percentage of net revenues but this was offset by the increased costs in billing, the provision for bad debt and information technology.

      Costs of services, as a percentage of revenues, decreased to 65.5% from 70.6% in the prior year. This performance included a 5.1% improvement in the cost of each test sold. The improvement in performance as a percent of revenues also was impacted by the 1996 sales reserve adjustment.

      Selling, general and administrative expenses increased $20.1 million in 1997. However, as a percentage of revenues, selling, general and administrative expenses decreased to 17.8% from 18.0% in the prior year. The increase in these expenses is primarily attributable to an increase in the cost of billing and collection. Billing expenses increased as a result of labor and postage costs necessary to address the Medicare medical necessity documentation requirements, growth in managed care business, and the other complexities inherent in the billing for managed care laboratory services. The improvement in performance as a percent of revenues also was impacted by the 1996 sales reserve adjustment.

      The provision for bad debts as a percentage of net revenues increased to 7.9% in 1997 from 5.1% in the prior year because of increased difficulties in obtaining patient data necessary to make collections from third party payers.

      Interest expense increased by $0.4 million in 1997. However, it declined as a percentage of net revenues to 3.3% from 3.5% in the prior year. Amortization of goodwill and intangibles declined $4.6 million and dropped as a percentage of net revenues to 2.3% from 2.9% in the prior year, primarily due to certain assets becoming fully amortized by the end of 1996.

      Other income, net, increased $6.4 million in 1997 from the prior year primarily due to income from the SBCL SCAN transaction.

      SBCL's effective tax rate was significantly impacted by goodwill amortization, most of which was not deductible for tax purposes and has the effect of increasing the overall tax rate. Income tax expense was $31.6 million in 1997 compared to $11.5 million in the prior year, primarily as a result of the increase in income before taxes.

Liquidity and Capital Resources

      Historically SBCL has financed operations and growth with cash flow from its own operations and borrowings from SmithKline Beecham. During the three years ended December 31, 1998, SBCL transferred aggregate net cash of $49.9 million to SmithKline Beecham. Net cash provided by operating activities was $61.1 million, $36.5 million, and $36.3 million in 1998, 1997, and 1996, respectively. The increase in cash flow from operating activities during 1998 was primarily attributable to improvements in net income and an increase in accounts payable, accrued compensation and benefits and other current liabilities. These were partially offset by an increase in net accounts receivable attributable to increased sales.

      Days Sales Outstanding (DSO) of accounts receivable, which is a measure of the efficiency of the company's collection activity, was 82.3 days at the end of 1998 compared to 84.9 days at the end of 1997. The DSO improvement of
2.6 days is attributable to improved collections in the areas of physician, hospital, and third party private insurance payers. DSO at the end of 1996 was
78.6 days. The increase to 84.9 days at the end of 1997 was caused primarily by delayed collections from third party private insurance payers.

      Capital expenditures were $35.2 million, $28.0 million and $33.9 million in 1998, 1997 and 1996 respectively. Significant investments in 1996 included $5.3 million for a Billing Service Center, $4.3 million for the U.K. laboratory and $2.0 million for sales force automation, and, in 1997, $2.1 million for imaging technology. Beyond these significant investments, capital expenditures were primarily for information technology and laboratory equipment. Capital expenditures for 1999 are anticipated to be approximately $35 million to $40 million. Significant investments are expected to include the purchase of imaging technology.

      SBCL has financed two facilities with capital leases (the headquarters in Collegeville, Pennsylvania and a laboratory in Miramar, Florida). In 2000, these capital leases will expire, and SBCL has three options: extend the leases for three years, at which point SBCL is obligated to purchase the facilities; purchase the facilities; or find a third party to purchase the facilities. The capital leases contain change-of-control provisions which, as a result of the transaction, may cause the capital leases to be accelerated.

      Net cash used in financing activities was $39.3 million, $0.9 million and $16.7 million in 1998, 1997 and 1996, respectively. These amounts included net cash transferred to SmithKline Beecham of $37.1 million in 1998, net cash received from SmithKline Beecham of $1.2 million in 1997 and net cash transferred to SmithKline Beecham of $14.0 million in 1996. Net cash transferred consists of cash managed centrally by SmithKline Beecham and the payment of intercompany charges and debts.

Adjusted EBITDA

      Adjusted EBITDA represents income (loss) before income taxes, interest expense, depreciation, amortization and certain nonrecurring charges. Adjusted EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under generally accepted accounting principles.

      Adjusted EBITDA performance was $158.2 million in 1998 and $164.4 million in 1997. This reduction was due primarily to increases in the provision for bad debts and the increased cost of billing, offset by the favorable impact of increased volume, improved laboratory productivity and the 1998 customer contract related settlement.

      Adjusted EBITDA was $164.4 million in 1997 and $124.7 million in 1996. The growth in adjusted EBITDA in 1997 was due primarily to the $34.0 million sales reserve adjustment in 1996. Remaining adjusted EBITDA growth came from sales growth and improvements in laboratory operating efficiency, offsetting the impact of a higher provision for bad debts and increased billing expenses.

Sale of SBCL

      On February 9, 1999, SmithKline Beecham entered into an agreement to sell SBCL to Quest Diagnostics, in exchange for approximately $1 billion of cash and
12.6 million shares of Quest Diagnostics common stock, which will equal approximately 29.5% of the outstanding shares of Quest Diagnostics at closing. As part of the purchase agreement, various compensation plans will be altered. Also, as a result of the transaction with Quest Diagnostics, the future capital lease commitments may be accelerated due to change in control provisions of the lease agreements.

Year 2000 Readiness Disclosure

      The year 2000 issue concerns the ability of computer systems and programs to properly recognize dates before, during and after January 1, 2000. Also, the year 2000 issue affects systems and equipment, such as laboratory equipment, security systems and elevators, that contain embedded hardware or software that may be similarly date sensitive.

      The year 2000 issue is pervasive and impacts all areas of SBCL. Ensuring year 2000 compliance of critical systems remains a top business priority, and SBCL is executing a coordinated plan to meet this objective.

      SmithKline Beecham established a year 2000 project office in early 1996, which developed a year 2000 methodology in 1997. In 1996, SBCL identified a dedicated project manager responsible for ensuring that SBCL followed this methodology which is comprised of the following four phases:

      1. Assessment and Strategy--Determine the scale of the problem and solutions for its resolution;

      2. Detailed Analysis and Planning--Identify year 2000 code and data changes and plan their implementation;

      3. Implementation--Change and test year 2000 code/data, hardware and embedded systems; and

      4. Ongoing Compliance Management--Prevent re-introduction of year 2000 problems.

      SBCL expects that its business critical systems will be year 2000 compliant by mid-1999. SBCL follows a rigorous verification program to validate that all year 2000 remediation and testing work has been accomplished consistent with the standards of its year 2000 methodology. SBCL's progress in completing its year 2000 implementation plan is reported regularly to SmithKline Beecham's senior executives, Audit Committee and Board of Directors.

      Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third party vendors and payers, SBCL is unable to determine at this time whether the consequences of potential year 2000 business disruptions will have a material impact on SBCL's results of operations, liquidity or financial condition. The most probable worst case consequences of SBCL or key vendors or payers not being ready by January 1, 2000, include, among other things, temporary business unit closures, delays in laboratory testing or delivery of laboratory testing results, inventory shortages and delays in collecting accounts receivable. While SBCL believes that its year 2000 readiness program significantly reduces the potential adverse effect of any such disruptions, SBCL cannot guarantee that the year 2000 problem will not result in material business disruptions. Specific factors that give rise to this uncertainty include the possible loss of technical resources, failure to identify all susceptible systems, non-compliance by third parties whose systems impact SBCL, and other similar uncertainties.

      SBCL recognizes that there are risks posed by non-compliant customers and suppliers. SBCL could experience a business disruption if one or more of its suppliers experience disruption or where the functioning of public infrastructure breaks down. To mitigate risks, SBCL is launching a year 2000 business continuity program under which year 2000 contingency plans, millennium rollover plans and business resumption plans for critical processes will be defined. For instance, with nationally standardized test codes and systems, SBCL has the ability to move laboratory specimens to alternate sites in the event that a local laboratory experiences disruption.

      SBCL's costs directly associated with year 2000 compliance amounted to $8.1 million in 1998 and $2.5 million in 1997. It is expected that directly attributable year 2000 costs will not exceed $20.0 million through December 31, 2000. Total capital expenditures for year 2000 compliance through 1998 was $1.3 million, and is expected to be $3.3 million in 1999. All costs related to year 2000 activities and installation of new systems are being funded through operating cash flows and deferral of other projects.

Inflation

      Although inflation has not had a significant impact on operations on an historical basis, SBCL is unable to predict what effect inflation may ultimately have on its business in the future.

Exchange Rate Fluctuations

      SmithKline Beecham believes that SBCL's currency exchange rate fluctuations do not have a material impact on financial condition because the amount of business exposed to changes in exchange rates is immaterial to SBCL's overall financial performance.

Unaudited Pro Forma Combined Financial Statements

      The following unaudited pro forma combined balance sheet of Quest Diagnostics as of December 31, 1998 and the unaudited pro forma combined statement of operations of Quest Diagnostics for the year ended December 31, 1998 have been prepared to illustrate the effects of the following transactions:

      o Quest Diagnostics' purchase of SBCL. In the stock and asset purchase agreement, Quest Diagnostics agreed to issue to SmithKline Beecham approximately 12.6 million shares of Quest Diagnostics common stock and pay $1.025 billion in cash, which includes $20 million payable under the non-competition agreement. See "Description of the Transaction -- The Stock and Asset Purchase Agreement."

      o Quest Diagnostics will finance the cash purchase price and transaction costs associated with the transaction and repay its existing bank debt with cash on-hand, borrowings under the term loan portion of a new credit facility, and either borrowings under a capital markets loan facility or with the proceeds of a concurrent private placement of senior subordinated notes. See "Description of the Transaction -- Financing of the Transaction."

      The unaudited pro forma combined balance sheet as of December 31, 1998 gives effect to the transaction and anticipated borrowings as if they had occurred on December 31, 1998. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 assumes the transaction and anticipated borrowings were effected on January 1, 1998. The transaction will be accounted for under the purchase method. As such, the cost to acquire SmithKline Beecham's clinical laboratory testing business will be allocated to the assets and liabilities acquired based on estimated fair values at the completion of the transaction. A preliminary allocation of the acquisition cost has been made to the assets and liabilities of SBCL in the unaudited pro forma combined financial statements based on estimates. The final allocation may be different from the amounts reflected in this proxy statement. The costs associated with severance and other integration-related activities, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions are included in the unaudited pro forma combined balance sheet as of December 31, 1998. The estimates are preliminary and will be subject to revisions as integration plans are developed and finalized. The unaudited pro forma combined statement of operations excludes the impact of nonrecurring items directly related to the transaction and anticipated borrowings and synergies associated with the integration of Quest Diagnostics and SBCL.

      The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited pro forma combined financial statements.

      Assets and liabilities, for which the obligation is being retained by SmithKline Beecham through an indemnity to Quest Diagnostics, have been reflected in the historical financial statements of SBCL and related affiliates as a component of parent's equity. The indemnified assets and liabilities, which primarily relate to taxes and liabilities for billing and professional liability claims of SBCL and related affiliates, are not reflected in the unaudited pro forma combined balance sheet as assets and liabilities. The indemnified assets and liabilities are more fully described under "Description of the Transaction -- Tax Matters" and "Description of the Transaction -- Indemnification".

      The unaudited pro forma combined financial statements are presented for illustrative purposes only to aid you in your analysis of the financial aspects of the transaction. You should not rely on the unaudited pro forma combined financial information as being indicative of the combined financial position or results of operations that would have been realized had Quest Diagnostics and SBCL been a single entity during the periods presented. In addition, the unaudited pro forma combined financial information is not necessarily indicative of the future results that the combined company will experience after the transaction. The unaudited pro forma combined financial statements and related notes should be read in conjunction with the historical financial statements of Quest Diagnostics and SBCL. The historical financial statements and related notes of Quest Diagnostics are contained in the annual reports and other information that have been filed with the SEC. See "Additional Information -- Where You Can Find More Information." The historical combined financial statements and related notes of SBCL and related affiliates can be found elsewhere in this proxy statement. See "Selected Historical Financial Data of SBCL", "-- Management's Discussion and Analysis of Financial Condition and Results of Operations of SBCL" and Appendix F.

                 Quest Diagnostics Incorporated and Subsidiaries
                   Unaudited Pro Forma Combined Balance Sheet
                                December 31, 1998

                                                           Quest                               Pro Forma
                                                        Diagnostics         SBCL              Adjustments           Pro Forma
                                                       -------------   -------------   ------------------------   ------------
                                                                                   (in thousands)
Assets
Current assets
 Cash ..............................................    $  202,908      $       --         $   1,177,500 (a)       $       --
                                                                                                 (39,470)(a)
                                                                                              (1,025,000)(b)
                                                                                                (299,000)(c)           16,938
 Accounts receivable, net ..........................       220,861         356,102                    -- (d)          576,963
 Other current assets ..............................       154,418          27,909                25,794 (b)(1)
                                                                                                  17,775 (b)(4)
                                                                                                  21,725 (e)          247,621
                                                        ----------      ----------         -------------           ----------
  Total current assets .............................       578,187         384,011              (120,676)             841,522
Property, plant and equipment, net .................       240,389         215,519               (40,500)(b)(3)
                                                                                                 (49,500)(e)          365,908
Intangible assets, net .............................       494,721         503,879               352,963 (b)(5)     1,351,563
Other assets .......................................        46,943          35,862                37,201 (a)
                                                                                                     896 (a)
                                                                                                 (21,810)(b)(2)
                                                                                                  15,998 (b)(4)
                                                                                                  (4,203)(c)
                                                                                                   1,660 (c)
                                                                                                  19,553 (e)
                                                                                                   1,539 (f)          133,639
                                                        ----------      ----------         -------------           ----------
Total assets .......................................    $1,360,240      $1,139,271         $     193,121           $2,692,632
                                                        ==========      ==========         =============           ==========
Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable and accrued expenses .............    $  258,021      $  122,453         $      55,100 (b)(3)    $
                                                                                                  55,000 (e)          490,574
 Working capital revolver ..........................            --              --                 2,500 (a)            2,500
 Current portion of long-term debt .................        51,444           2,160                23,125 (a)
                                                                                                 (51,000)(c)           25,729
                                                        ----------      ----------         -------------           ----------
  Total current liabilities ........................       309,465         124,613                84,725              518,803
Long-term debt .....................................       413,426          32,902             1,151,875 (a)
                                                                                                (248,000)(c)        1,350,203
Other liabilities ..................................        69,419              --                    --               69,419
Preferred stock ....................................         1,000              --                    --                1,000
Common stockholders' equity ........................       566,930         981,756                (1,373)(a)
                                                                                                (729,880)(b)(5)
                                                                                                  (2,543)(c)
                                                                                                 (63,222)(e)
                                                                                                   1,539 (f)          753,207
                                                        ----------      ----------         -------------           ----------
Total liabilities and stockholders' equity .........    $1,360,240      $1,139,271         $     193,121           $2,692,632
                                                        ==========      ==========         =============           ==========

See the accompanying notes to the unaudited pro forma combined financial statements.

                 Quest Diagnostics Incorporated and Subsidiaries
              Unaudited Pro Forma Combined Statement of Operations
                      For The Year Ended December 31, 1998

                                                         Quest
                                                      Diagnostics          SBCL        Pro Forma Adjustments      Pro Forma
                                                    ---------------   -------------   -----------------------   -------------
                                                                       (in thousands, except per share data)
Net revenues ....................................     $ 1,458,607      $1,579,843           $                    $3,038,450
Costs and expenses
 Cost of services ...............................         861,044       1,043,255              (23,182)(g)        1,881,117
 Selling, general and administrative ............         481,634         424,514               (7,102)(g)
                                                                                                (7,277)(h)
                                                                                                 2,464 (i)          894,233
 Interest expense, net ..........................          33,403          47,640                7,672 (j)
                                                                                                33,605 (k)          122,320
 Amortization of intangible assets ..............          21,697          30,270               (5,349)(l)           46,618
 Other, net .....................................           6,968         (25,911)              (2,464)(i)
                                                                                                14,900 (m)           (6,507)
                                                      -----------      ----------           ----------           ----------
  Total .........................................       1,404,746       1,519,768               13,267            2,937,781
                                                      -----------      ----------           ----------           ----------
Income (loss) before income taxes ...............          53,861          60,075              (13,267)             100,669
Income tax expense (benefit) ....................          26,976          34,147               (8,933)(n)           52,190
                                                      -----------      ----------           ----------           ----------
Net income (loss) ...............................     $    26,885      $   25,928           $   (4,334)          $   48,479
                                                      ===========      ==========           ==========           ==========
Basic net income per common share (o) ...........     $      0.90                                                $     1.14
                                                      ===========                                                ==========
Diluted net income per common share (o) .........     $      0.89                                                $     1.13
                                                      ===========                                                ==========
Weighted average common shares
 outstanding -- basic (o) .......................          29,684                                                    42,248
                                                      ===========                                                ==========
Weighted average common shares
 outstanding -- diluted (o) .....................          30,229                                                    42,793
                                                      ===========                                                ==========

See the accompanying notes to the unaudited pro forma combined financial statements.

                 Quest Diagnostics Incorporated and Subsidiaries
           Notes to Unaudited Pro Forma Combined Financial Statements
                      (in thousands, except per share data)

Balance Sheet

(a) Reflects gross cash proceeds of $1.1775 billion in debt to finance the cash purchase price and transaction costs associated with the transaction, and to repay Quest Diagnostics' existing bank debt. The debt is assumed to consist of $1.0275 billion of borrowings under the new credit facility and $150 million of principal from the private placement of new senior subordinated notes. The gross proceeds have been reduced for debt financing costs of $39.5 million which will be capitalized, net of commitment fees for the capital markets loan portion of the new credit facility from which Quest Diagnostics does not expect to draw. These fees are expected to total $2.3 million and are reflected as a charge to common stockholders' equity, net of a tax benefit of $0.9 million.

(b) Reflects the purchase of SBCL and the preliminary allocation of purchase price to the SBCL assets and liabilities acquired under the purchase method of accounting. The preliminary purchase price allocation is as follows (in millions):


  Cash portion of the purchase price .....................................                          $1,005.0
  Non-compete consideration ..............................................                              20.0
                                                                                                    --------
  Total cash consideration before adjustments ............................                           1,025.0
  Net tangible worth adjustment to cash portion of the purchase price ....                             (25.8)(1)
  Value of 12.6 million shares of common stock of Quest Diagnostics issued
    to SmithKline Beecham ................................................                             251.9
                                                                                                    --------
  Adjusted purchase price ................................................                           1,251.1

  Estimated net assets acquired:
   Accounts receivable, net ..............................................          356.1
   Other current assets ..................................................           27.9
   Property, plant and equipment and other assets ........................          251.4
                                                                                   ------
    Tangible assets acquired .............................................          635.4
                                                                                   ------
   Current liabilities ...................................................         (124.6)
   Other liabilities .....................................................          (32.9)
                                                                                   ------
    Liabilities assumed ..................................................         (157.5)
                                                                                   ------
  Net tangible assets acquired before pro forma and purchase accounting
    adjustments ..........................................................          477.9

  Pro forma adjustments:
   Distribution of equity securities to SmithKline
     Beecham Corp. .......................................................          (21.8)(2)
                                                                                   ------

  Purchase accounting adjustments:
    Purchase liabilities and integration cost estimates ..................          (95.6)(3)
    Current deferred tax assets ..........................................           17.8 (4)
    Noncurrent deferred tax assets .......................................           16.0 (4)
                                                                                   ------
     Total purchase accounting adjustments ...............................          (61.8)
                                                                                   ------
    Adjusted net assets ..................................................                            394.3
                                                                                                    -------
    Estimated intangible assets ..........................................                            856.8 (5)
    SBCL intangible assets recorded at December 31, 1998 .................                            503.9
                                                                                                    -------
    Pro forma adjustment -- intangible assets ............................                          $ 352.9 (5)
                                                                                                    =======

------------
   (1) The cash purchase price provided for in the stock and asset purchase agreement may be adjusted downward if the net tangible worth, as defined in the stock and asset purchase agreement, of SBCL is less than $486 million on the closing date.

       Assuming the transaction closed December 31, 1998, the cash portion of the purchase price would have been reduced by $25.8 million. The net tangible worth adjustment of $25.8 million has been recorded in the unaudited pro forma combined balance sheet as of December 31, 1998 as an increase to other current assets.

   (2) During 1997 and 1998, SBCL sold certain assets in exchange for, among other things, equity securities of the buyer. Under the stock and asset purchase agreement, SBCL's investment in these equity securities was distributed to SmithKline Beecham Corporation in February 1999.

   (3) Purchase liabilities include estimates for transaction related costs of $10.1 million. These transaction costs consist primarily of fees and expenses of investment bankers, attorneys and accountants, printing costs, SEC filing fees and other related charges. These fees are included in accounts payable and accrued expenses in the December 31, 1998 unaudited pro forma combined balance sheet.

       Costs to realize synergies associated with the elimination of duplicate facilities and excess capacity of SBCL are estimated at $85.5 million. Approximately $45.0 million are related to employee termination costs and costs to exit leased facilities. The remaining $40.5 million is attributable to write-offs of fixed assets for which management believes there is no future economic benefit as a result of the transaction.

       These estimates may be revised as integration plans are more fully developed and finalized.

   (4) Reflects deferred tax assets recorded as a result of the purchase accounting adjustments recognized in connection with the transaction.

   (5) Based on the preliminary allocation of the purchase price above, the transaction will result in $856.8 million of intangible assets. Based on SBCL's historical financial statements, a pro forma adjustment of $352.9 million was reflected in the unaudited pro forma combined balance sheet at December 31, 1998. The decrease in common stockholders' equity of $729.9 million represents the elimination of SBCL's historical net equity of $981.8 million, offset by the value of the 12.6 million shares of Quest Diagnostics common stock issued to SmithKline Beecham of $251.9 million.

(c) Reflects the repayment of Quest Diagnostics' existing bank debt. The unamortized balance of deferred financing costs related to such debt of $4.2 million was charged to common stockholders' equity, net of taxes of $1.7 million.

(d) Billing for laboratory services is a complex process. Laboratories must bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and third parties, all of which have different billing requirements. Among the many factors complicating billing are (1) price differences between the fee schedules of an independent clinical laboratory and the payer, (2) disputes between payers as to which party is responsible for payment, (3) auditing for specific compliance issues and
    (4) the inconsistent policies and regulations utilized by the over 20 local carriers that administer Medicare. Quest Diagnostics and SBCL have taken different approaches to managing these complexities and have employed different policies and procedures relative to the estimation of reserves for doubtful accounts. These underlying differences include, among other things, procedures to obtain missing information and billing and collection cycles. As a result of these differences, Quest Diagnostics and SBCL have developed different models for estimating the collectibility of receivables. Quest Diagnostics management is quantifying the estimated impact on reserves that would result if SBCL calculated its reserves under the Quest Diagnostics accounting policies and methodology. The process of conforming accounting policies and methodologies is expected to result in an increase in reserves for doubtful accounts related to SBCL accounts receivable which is not reflected in the unaudited pro forma combined financial statements.

(e) Reflects the restructuring charge of $104.5 million (net of taxes of $41.3 million) for the estimated costs associated with the elimination of excess capacity and duplicate facilities of Quest Diagnostics. $55.0 million represents accrued liabilities primarily attributable to work force reductions and the costs to exit leased facilities. The remaining $49.5 million is attributable to fixed asset write-offs for which management believes there is no future economic benefit as a result of the transaction.

    These estimates may be revised as integration plans are more fully developed and finalized.

(f) Quest Diagnostics maintains several stock based compensation plans. As a result of the transaction, certain previously issued grants of both restricted common shares and options issued to employees will immediately vest. The pro forma adjustment recognizes the expense associated with this accelerated vesting of $3.9 million, net of taxes of $1.5 million.

Statement of Operations

(g) Reflects a net reduction in employee benefits, principally related to certain benefit plans sponsored by SmithKline Beecham which were not assumed by Quest Diagnostics under the stock and asset purchase agreement. Responsibility for the costs and liabilities associated with those plans will remain with SmithKline Beecham.

(h) The pro forma adjustment reflects a reduction in expenses related to general corporate overhead which was charged to the historical combined financial statements of SBCL and related affiliates by SmithKline Beecham.


(i) The pro forma adjustment classifies SBCL's research and development costs on a basis consistent with that of Quest Diagnostics.

(j) The pro forma adjustment reflects a reduction in interest income recognized by Quest Diagnostics in 1998. Assuming the transaction and anticipated borrowings took place on January 1, 1998, average cash balances during 1998 would have been lower, resulting in significantly lower amounts of interest income earned on cash and cash equivalents.

(k) The pro forma adjustment to interest expense, net represents the difference between the combined historical interest expense (consisting of the interest incurred by Quest Diagnostics on its existing bank debt and the intercompany interest expense charged and allocated to SBCL), and the assumed interest expense under the new credit facility and notes. The debt is assumed to consist of $1.0275 billion of borrowings under the new credit facility and $150 million of principal from the private placement of new senior subordinated notes. The assumed interest rates on these new borrowings are 8.25% and 9.5% for the new credit facility and the notes, respectively. If the interest rate in the new credit facility fluctuates by 1/8%, interest expense fluctuates by approximately $1.3 million annually. Depending on market conditions at the time of the notes offering and the consummation of the new credit facility, the total combined debt amount, the interest rates, and the amounts of each of the new credit facility and the notes may vary from that indicated above.

(l) Reflects the pro forma impact on the amortization of intangible assets discussed in (b)(5) above. Amortization was calculated on the straight-line basis over periods not exceeding forty years.

(m) This pro forma adjustment removes the nonrecurring gain recorded in SBCL's historical combined financial statements relative to the transaction described in (b)(2) above.

(n) The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at the incremental tax rate of 39.5%. Approximately $4.0 million of the pro forma adjustment to amortization of intangible assets is deductible for tax purposes.

(o) Basic net income per common share is calculated by dividing net income
    (loss), less preferred stock dividends, by the weighted average number of common shares outstanding. Diluted net income per common share is calculated by dividing net income (loss), less preferred stock dividends, by the weighted average number of common shares outstanding after giving effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares primarily consist of outstanding stock options. Basic and diluted net income per common share on a pro forma basis gives effect to the 12.6 million shares of Quest Diagnostics common stock issued to SmithKline Beecham, assuming the transaction closed on January 1, 1998.

    Pro forma net income for the year ended December 31, 1998 includes approximately $11 million ($6.7 million, net of tax or $0.16 per basic and diluted share on a pro forma basis) of nonrecurring gains recorded by SBCL in 1998, principally the result of a favorable settlement of a contract dispute.

                               THE ANNUAL MEETING

Description of Proposals and Board of Directors, Recommendations

      The Quest Diagnostics Board of Directors has considered each of the proposals described in this proxy statement and believes that each proposal is in the best interests of Quest Diagnostics stockholders.

      The Quest Board of Directors recommends that you vote for each proposal described in this section.

            Your proxy will be so voted unless you specify otherwise.

Election of Directors

      The Quest Diagnostics certificate of incorporation provides that the Quest Diagnostics Board of Directors will consist of at least three but not more than twelve directors, the exact number to be determined by resolution of the Board. The Board presently consists of seven directors. The certificate of incorporation further provides for three classes of directors having staggered terms of office, each class consisting so far as possible of one-third of the number of directors required at the time to constitute a full Board. If the number of directors cannot be evenly divided into thirds, the Board will determine which class or classes will have one extra director.

      At the annual meeting, three directors will be elected to hold office until the 2002 annual meeting of stockholders and until their respective successors are duly elected and qualified.

      The following tables identify the three persons nominated for election to the Quest Diagnostics Board of Directors at the annual meeting and the four members of the Board of Directors whose terms will expire subsequent to the annual meeting. Each of the nominees is currently a member of the Board and has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of the three nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables.

      It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.

      Directors will be elected by the plurality vote of the holders of shares of Quest Diagnostics common stock and Quest Diagnostics preferred stock, voting together, entitled to vote at the annual meeting and present in person or by proxy.

             Nominees for terms expiring at the 2002 Annual Meeting

           Name              Position with Quest Diagnostics     Age
           ----              -------------------------------     ---
     William F. Buehler                 Director                 59
     Van C. Campbell                    Director                 60
     Dan C. Stanzione                   Director                 53

      Members of the Board continuing in office with terms expiring at the
                               2000 Annual Meeting

           Name                Position with Quest Diagnostics       Age
           ----                -------------------------------       ---
     Kenneth W. Freeman             Chairman of the Board,          48
                             Chief Executive Officer and Director
     Gail R. Wilensky                      Director                 55

      Members of the Board continuing in office with terms expiring at the
                               2001 Annual Meeting

          Name             Position with Quest Diagnostics     Age
-----------------------   ---------------------------------   ----
  Kenneth D. Brody                    Director                 55
  Mary A. Cirillo                     Director                 51

Effect of the Transaction on the Quest Diagnostics Board of Directors

      Under the terms of the stockholders agreement, upon completion of the transaction, the size of the Quest Diagnostics Board of Directors will be increased to nine and two designees of SmithKline Beecham are expected to be designated to the Quest Diagnostics Board of Directors, with terms expiring in 2000 and 2001.

Information Regarding Directors and Nominees for Director

      Kenneth D. Brody is the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. From 1993 to early 1996, he was the Chairman and President of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody is a director of Federal Realty Investment Trust. Mr. Brody has been a director of Quest Diagnostics since January 1997.

      William F. Buehler is Vice Chairman and President, Industry Solutions Operations of Xerox Corporation. He is responsible for Xerox operations in North America and Europe. Prior to his current assignment, Mr. Buehler was responsible for business operations and corporate strategic services and oversaw business development and systems software and architecture. Prior to joining Xerox in 1991, Mr. Buehler spent 27 years with AT&T. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

      Van C. Campbell is the Vice Chairman of Corning Incorporated, which he joined in 1964. He was elected Assistant Treasurer in 1971, Treasurer in 1972, a Vice President in 1973, Financial Vice President in 1975 and Senior Vice President for Finance in 1980. He became General Manager of the Consumer Products Division in 1981. Mr. Campbell was elected Vice Chairman and a director in 1983 and during 1995 was appointed to the additional position of Chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc., Corning and Covance Inc. Mr. Campbell has been a director of Quest Diagnostics since January 1991.

      Mary A. Cirillo is Executive Vice President and Managing Director of Bankers Trust Company, which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. From April 1994 until she joined Bankers Trust Company, Ms. Cirillo was responsible for Citibank's Global Relationship Banking Operations and Technology Group, which supports the infrastructure and information technology needs of the North America, Europe and Japan global markets. Ms. Cirillo previously served as the Senior Corporate Officer for Citicorp's Business Evaluation and Corporate Re-engineering Unit. Ms. Cirillo is a director of Cisco Systems, Inc. Ms. Cirillo has been a director of Quest Diagnostics since April 1997.

      Kenneth W. Freeman is Chairman of the Board, Chief Executive Officer and President of Quest Diagnostics. Mr. Freeman joined Quest Diagnostics in May 1995 as President and Chief Executive Officer, was elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of financial and managerial positions at Corning, which he joined in 1972. He was elected Controller and a Vice President of Corning in 1985, Senior Vice President in 1987, General Manager of the Science Products Division in 1989 and Executive Vice President in 1993. He was appointed President and Chief Executive Officer of Corning Asahi Video Products Company in 1990.

      Dan C. Stanzione is Chief Operating Officer of Lucent Technologies, the Murray Hill, NJ-based maker of telecommunications equipment. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. In 1996, he was appointed President of Network Systems, Lucent's largest business unit and was appointed Chief Operating Officer in 1997. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

      Gail R. Wilensky is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. She is currently the chair of the Physician Payment Review Commission which advises Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administrative where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Advanced Tissue Sciences Inc., HCR/Manor Care, Neopath Inc., PharMerica, Inc., St. Jude Medical Corp., SMS Corporation, Syncor Corporation and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

Quest Diagnostics Common Stock Issuance Proposal

     Because the shares of Quest Diagnostics common stock to be issued to SmithKline Beecham in the transaction exceed 20% of the number of shares of Quest Diagnostics common stock outstanding prior to the transaction, New York Stock Exchange rules require that Quest Diagnostics' stockholders approve the issuance by their vote. Approval of this proposal is required to consummate the transaction.

1999 Employee Equity Participation Program Proposal

      In 1996, Quest Diagnostics adopted the 1996 Employee Equity Participation Program. This program authorized 3,000,000 shares for option or issuance, most of which shares have already been optioned or issued. The program was designed to provide a flexible means for employees to own common stock of Quest Diagnostics and increase their interest in Quest Diagnostics' growth and success.

      The Quest Diagnostics Board of Directors wants to authorize additional shares for general corporate recruiting, retention and recognition purposes, as well as an additional number of shares to be made available if the transaction with SmithKline Beecham described elsewhere in this proxy statement is completed. In that regard, the Board has approved the 1999 Employee Equity Participation Program, as described below.

General

      o The purpose of the 1999 Employee Equity Participation Program is to benefit the stockholders of Quest Diagnostics by providing a means to attract, retain and reward individuals who contribute to its long-term financial success.

      o The 1999 Employee Equity Participation Program will be administered by a Committee appointed by the Board.

      o The Committee selects the employees of Quest Diagnostics and its subsidiaries who are eligible to participate in the 1999 Employee Equity Participation Program.

      o The Committee's responsibilities also include determining the types and terms and conditions of all awards, authorizing the transfer of awards to eligible third parties and interpreting the provisions of the 1999 Employee Equity Participation Program. The Committee may delegate certain of its responsibilities to any executive officer.

Shares Subject to the 1999 Employee Equity Participation Program

      o The 1999 Employee Equity Participation Program authorizes the issuance of up to six million shares of Quest Diagnostics' common stock: three million shares upon approval by the stockholders of the program and a further three million shares upon the closing of the transaction with SmithKline Beecham.

      o The 1999 Employee Equity Participation Program also authorizes issuance of the following shares of common stock of Quest Diagnostics:

        o any shares remaining available for future awards under the 1996 Employee Equity Participation Program;

        o shares that are represented by awards granted under the 1996 Employee Equity Participation Program that are forfeited, expired or canceled or which result in the forfeiture of shares back to Quest Diagnostics; and

        o shares delivered under the 1999 Employee Equity Participation Program or the 1996 Employee Equity Participation Program that are forfeited back to Quest Diagnostics because of the failure to meet an award contingency or condition. Shares covered by grants under the 1999 Employee Equity Participation Program will not be deemed to be issued until the shares are actually issued.

      o In determining the number of shares of common stock of Quest Diagnostics available for delivery under the 1999 Employee Equity Participation Program, shares issued through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of Quest Diagnostics acquiring another entity will not reduce the maximum number of shares available.

Awards

      o An award may be granted separately or with another award. An award may also be granted in tandem, so that the exercise or vesting of one award cancels another award held by the same participant.

      o The types of awards that may be granted under the 1999 Employee Equity Participation Program are stock options, stock appreciation rights and stock awards.

      o Except in connection with a corporate transaction, as discussed below, Quest Diagnostics may not (1) grant new options or stock appreciation rights with a lower exercise price in exchange for previously granted options or stock appreciation rights, or (2) lower the price of outstanding stock options or stock appreciation rights.

      o A stock option is the right to buy a specified number of shares of common stock of Quest Diagnostics during a specified period of time at a specified per-share price that is not less than 100% of fair market value on the date of grant or the date of grant of a related stock appreciation right if an option is being granted in tandem with or in replacement of that right. A stock option may be in the form of an incentive stock option or a nonqualified stock option.

        o An incentive stock option is an option that qualifies for special tax treatment under the Internal Revenue code. A nonqualified stock option is an option that is not an incentive stock option.

        o A stock option expires on the date designated by the Committee which must be within the eleven year period from the date the stock option was granted.

        o Shares of Quest Diagnostics common stock covered by a stock option granted may be paid for by cash or, if permitted by the Committee, by using already-owned shares of Quest Diagnostics common stock valued at the market price at the time of exercise or by authorizing a third party to sell shares of Quest Diagnostics common stock acquired by the exercise of a stock option and to pay the proceeds to Quest Diagnostics in full payment for the shares and the resulting tax withholding obligations.

      o A stock appreciation right is a right to receive a payment based on the appreciation of Quest Diagnostics common stock in cash, shares of Quest Diagnostics common stock or a combination of shares and cash. The payment is equal to the excess, at the time of exercise, of the aggregate market price of a specified number of shares of Quest Diagnostics common stock over the aggregate exercise price of the stock appreciation right being exercised.

        o The per-share exercise price of a stock appreciation right will not be less than the fair market value of a share of common stock of Quest Diagnostics at the date of grant or the date of grant of a related stock option if the stock appreciation right is being granted in tandem with or in replacement of that option.

        o  The term of a stock appreciation right cannot exceed eleven years.

      o A stock award is a grant of a share of Quest Diagnostics common stock or the grant of a right to receive shares in the future.

        o A stock award vests over a period of not less than three years and is governed by conditions imposed by the Committee, such as continuous service and/or the achievement of performance goals.

        o To determine the grant of performance-based stock awards to certain highly compensated persons, the Committee will use one or more performance goals consisting of operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price and working capital.

        o The Committee will determine if performance goals are measured on a corporate, subsidiary or business unit basis.

Award Settlements and Payments

      o An award may include the right to receive dividends or dividend equivalent payments which are paid currently or credited to a participant's account.

      o The Committee may establish restrictions on the crediting of dividends or dividend equivalents.

      o The Committee will determine the method for settling awards. The methods include cash payments, the delivery of shares of Quest Diagnostics common stock and the granting of additional options.

      o The Committee may permit or require the deferral of any award payment, subject to certain rules and procedures, including provisions for the payment or crediting of interest, or dividend equivalents.

Adjustments for Corporate Transactions

      o In connection with a corporate transaction, such as a stock dividend a stock split or a merger, the Committee can make the following types of adjustments:

        o the maximum number and kind of shares of Quest Diagnostics that can be delivered;

        o the number and kind of shares of Quest Diagnostics subject to outstanding awards; and

        o the exercise price of outstanding stock options and stock appreciation rights.

      o If Quest Diagnostics is not the surviving company of a merger or consolidation or in the event of a liquidation or a reorganization, and in the absence of the surviving corporation's assumption of outstanding awards granted under the 1999 Employee Equity Participation Program, the Committee may provide for appropriate adjustments and/or settlements of these awards.

      o The Committee may also provide for adjustments and/or settlements of outstanding awards in the event of a change of control of Quest Diagnostics.

Amendment and Termination

      o The Quest Diagnostics Board of Directors has the authority to amend the 1999 Employee Equity Participation Program. However, any amendment to increase the number of shares available for issuance under the 1999 Employee Equity Participation Program, to reprice any stock appreciation right or stock option of which the exercise price is in excess of the value of the underlying stock, or to decrease the price at which options may be granted cannot be effective without the approval of the holders of Quest Diagnostics common stock voting at a meeting at which the matter is considered.

      o The 1999 Employee Equity Participation Program has a term that ends no later than ten years after it is approved by shareholders and no awards or other rights to receive shares may be granted after that date. However, the Board may suspend or terminate the 1999 Employee Equity Participation Program at any time.

Limitations

      o A maximum of 900,000 shares of Quest Diagnostics common stock covered by stock awards may be issued for awards granted under the 1999 Employee Equity Participation Program. However, an additional 900,000 shares covered by stock awards may be issued upon the closing of the transaction with SmithKline Beecham.

      o No one individual may receive awards granted as options or stock appreciation rights covering more than 1,000,000 shares of Quest Diagnostics common stock.

      o No one individual may receive awards granted as stock awards covering more than 300,000 shares of Quest Diagnostics common stock.

1999 Employee Equity Participation Program Benefits

      o Because the 1999 Employee Equity Participation Program is discretionary and may be based on the financial performance of Quest Diagnostics, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the 1999 Employee Equity Participation Program.

Federal Income Tax Consequences

      U.S. federal income tax consequences to optionees and Quest Diagnostics granted under the 1999 Employee Equity Participation Program should generally be as follows, based on current tax law and regulations:

      Nonqualified Options

      o An optionee who exercises a non-qualified option will recognize compensation taxable as ordinary income, subject to withholding, in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Quest Diagnostics or the subsidiary employing the optionee will be entitled to a tax deduction in the same amount.

      o The optionee's basis in these shares is measured by the exercise price increased by the amount taxable as compensation.

      o The capital gain or loss on disposition of the shares will be either long-term or short-term, depending on the holding period of the shares.

      Incentive Stock Options

      o If all applicable requirements of the Internal Revenue Code with respect to incentive stock options are met, including the requirement that the stock is held for more than two years from the date of grant of the option and more than one year from the date of exercise, generally no taxable income to the optionee will be recognized and no tax deduction will be allowable to Quest Diagnostics, or the subsidiary employing the optionee, at the time of the grant or exercise.

      o If the shares are held for more than one year from the date of exercise and more than two years from the date of grant, the optionee will be entitled to a long-term capital gain or loss when he or she disposes of the shares and Quest Diagnostics, or the subsidiary employing the optionee, will not be entitled to a deduction.

      o However, the excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference which may be subject to the alternative minimum tax.

      o Generally, if an incentive stock option is exercised after three months of termination of employment, the optionee will recognize ordinary taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise and Quest Diagnostics will be entitled to a tax deduction in the same amount.

      Consequences of Failure to Satisfy Incentive Stock Option Requirements

      o If the shares are sold within one year of the date of exercise or two years from the date of grant, the optionee will recognize ordinary income in an amount equal to the difference between the option exercise price and the lesser of the fair market value of the shares on the date of exercise or the sales price and Quest Diagnostics or the subsidiary employing the optionee, will be entitled to a tax deduction from income in the same amount. Any excess of the sales price over the fair market value on the date of exercise will be taxed as a capital gain.

       Stock Appreciation Rights (SARs)

      o A participant who receives a grant of SARs will experience no U.S. federal tax consequences at the time of such grant. Upon the exercise of a SAR, the participant will recognize ordinary taxable income, in an amount equal to the sum of (1) the cash received and (2) the fair market value of the shares of Quest Diagnostic common stock received from the exercise. The participant's tax basis in any shares of Quest Diagnostic common stock received in the exercise of the SAR will be equal to the ordinary taxable income recognized with respect to such shares. Upon the exercise of a SAR, Quest Diagnostics or the subsidiary employing the participant will generally be entitled to a tax deduction from income in the amount of ordinary taxable income recognized by the participant.

       Stock Awards

      o If a participant receives the right to receive shares of Quest Diagnostics common stock in the future pursuant to a stock award grant, both the participant and Quest Diagnostics will have the same tax consequences as described under the preceding paragraph regarding stock appreciation rights.

      o The fair market value of shares of Quest Diagnostics common stock which are not subject to restrictions and possibility of forfeiture will be treated as ordinary taxable income, subject to withholding, to an employee at the time of the transfer of the shares and these awards will be correspondingly tax deductible by Quest Diagnostics or by the subsidiary employing the employee.

      o Shares granted subject to restrictions and possibility of forfeiture will not be subject to tax nor will the grant result in a tax deduction for Quest Diagnostics at the time of award. However, when these shares become free of restrictions and possibility of forfeiture the fair market value of these shares at that time will be treated as ordinary taxable income to the employee and will be tax deductible by Quest Diagnostics or by the subsidiary employing the employee.

      o Alternatively, an employee receiving shares subject to restriction and possibility of forfeiture may elect to include in gross income, for the tax year in which these shares are renewed, the fair market value of these shares at the time of transfer. In this case, there is no need to include any amount in taxable income at the time the shares become free of restrictions and possibility of forfeiture.

      o However, an employee making an election described in the previous paragraph will not be allowed a tax deduction if the shares are subsequently forfeited.

      o The employee will have a tax basis for the shares equal to their fair market value at the time they are included in taxable income and will realize capital gain on the subsequent disposition of these shares, depending on the holding period of the shares. The holding period begins when the employee recognizes taxable income with respect to these shares.

Ratification of the Selection of the Independent Accountants

      The Quest Diagnostics Board of Directors recommends the ratification of its selection of PricewaterhouseCoopers LLP as the independent accountants to audit the consolidated financial statements of Quest Diagnostics for its current year, which ends December 31, 1999. PricewaterhouseCoopers has served as Quest Diagnostics' independent accountants since 1982. Should the selection of PricewaterhouseCoopers by the Quest Diagnostics Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of Quest Diagnostics.

      Representatives of PricewaterhouseCoopers will attend the annual meeting, will have the opportunity to make a statement if they elect to do so and will be available to respond to appropriate questions.

Directors and Executive Officers

Board of Directors and Board Committees

      The Quest Diagnostics Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee, a Compliance Committee and an Executive Committee.

      The Audit and Finance Committee, composed of Mr. Campbell, Ms. Cirillo and Dr. Stanzione, examines and considers matters relating to the financial affairs of Quest Diagnostics, including reviewing Quest Diagnostics' annual financial statements, the scope of independent and internal audits and the auditors' letters to management concerning the effectiveness of Quest Diagnostics' internal financial and accounting controls.

      The Compensation and Nominating Committee, composed of Mr. Brody, Ms. Cirillo and Dr. Stanzione, makes recommendations to the Quest Diagnostics Board of Directors with respect to programs for human resource development and management organization and succession, and makes recommendations to the Board with respect to compensation matters and policies and employee benefit and incentive plans, including Quest Diagnostics' stock option and equity based plans. The committee will consider nominees recommended by Quest Diagnostics stockholders in accordance with Delaware General Corporation Law and the by-laws of Quest. See "Business to be Conducted at Annual Meeting -- Voting and Revocation of Proxies".

      The Compliance Committee, composed of Messrs. Buehler and Campbell and Dr. Wilensky, oversees Quest Diagnostics' compliance program, which is administered by management's compliance team. The team prepares for review and action by the Compliance Committee reports on matters like audits and investigations.

      The Executive Committee, composed of Messrs. Brody, Campbell and Freeman, has and may exercise all the powers and authority of the Quest Diagnostics Board of Directors in the management of the business and affairs of Quest Diagnostics except with respect to certain major corporate matters, including mergers, election of directors, amendment of Quest Diagnostics' certificate of incorporation and by-laws, incurring indebtedness or making expenditures in excess of $10 million and matters delegated to other committees of the Board.

      During 1998, there were six meetings of the Quest Diagnostics Board of Directors, five meetings of the Audit and Finance Committee, six meetings of the Compensation and Nominating Committee, five meetings of the Compliance Committee and four meetings of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board and each committee which he or she was a member, except William F. Buehler. Prior to joining the Quest Diagnostics Board of Directors and the Compliance Committee in July 1998, Mr. Buehler advised Quest Diagnostics that, due to prior commitments, he would not be able to attend the December 1998 meetings of the Board and Compliance Committee. Mr. Buehler attended all meetings of the Board and of the Compliance Committee held in 1998 after his election in July 1998 except for the previously mentioned meetings held in December; therefore, his attendance percentage for 1998 was 66 2/3% of all meetings which he was eligible to attend.

Directors' Compensation

      During 1998, each non-employee director received as cash compensation an annual sum of $26,000, payable in quarterly installments of $6,500. Directors who served as committee chairs received an additional annual sum of $1,500 payable in quarterly installments of $375.

      Under Quest Diagnostics' deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. The plan provides that amounts deferred may be allocated to (1) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on specified dates, (2) a market value account, the value of which will be based upon the market value of Quest Diagnostics common stock from time to time, or (3) a combination of these accounts. All non-employee directors are eligible to participate in the plan. As of February 28, 1999, two directors had elected to defer compensation as permitted by the plan.

      The directors also participate in the Quest Diagnostics Stock Option Plan for Non-Employee Directors. The option plan authorizes the grant on the date of the annual meeting of stockholders of non-qualified stock options to acquire 9,000 shares of Quest Diagnostics common stock to each non-employee director. In the event that a person is elected as a director of Quest Diagnostics other than on the date of the annual meeting, the Board may grant to the director, on his or her election, an option to acquire a number of shares, not to exceed 9,000, that is proportional to the fraction of a year remaining until the next annual meeting. A director may also elect to receive all or a portion of his or her annual retainer in options in lieu of cash. The aggregate number of shares of Quest Diagnostics common stock which may be issued to the directors who exercise their options granted under the plan may not exceed 500,000, subject to adjustments in certain circumstances. The exercise price of all stock options issued under the plan is the average of the high and low share price of Quest Diagnostics common stock on the date of grant.

Executive Compensation

Summary Compensation

     The following table shows the compensation for the past three years of the Chief Executive Officer and each of Quest Diagnostics' other four most highly compensated executive officers in 1998.

                           Summary Compensation Table

                                              Annual Compensation               Long-Term Compensation
                                      ----------------------------------- -----------------------------------
                                                                 Other     Restricted   Securities                All
                                          Base       Annual      Annual       Stock     Underlying     LTIP      Other
Name and Principal Position     Year     Salary    Bonus (1)   Comp. (2)   Awards (3)     Options    Payouts    Comp.(4)
------------------------------ ------ ----------- ----------- ----------- ------------ ------------ --------- -----------
Kenneth W. Freeman             1998    $500,000    $460,000    $183,292    $  926,316    180,000        $0     $130,609
Chairman of the Board &        1997     500,000     187,485     125,403       145,002    137,000         0      320,474
Chief Executive Officer        1996     379,167     153,500     154,767     1,412,283          0         0      104,210

Douglas M. Van Oort            1998    $344,500    $217,896    $      0    $  385,965     75,000        $0     $  7,416
Senior Vice President-         1997     325,000     115,913           0        60,325     57,000         0       48,937
Operations                     1996     282,050     204,594      18,495       419,375          0         0       35,252

James D. Chambers              1998    $298,845    $189,751    $ 35,901    $  257,310     50,000        $0     $ 56,239
Senior Vice President-         1997     226,160     105,411           0        32,290     30,500         0        6,880
Chief Growth Officer           1996     194,446     144,750       1,800       104,844          0         0        6,333

Gerald C. Marrone              1998    $300,000    $172,500    $100,000    $  180,117     35,000        $0     $  6,836
Senior Vice President -        1997      40,385           0           0             0     10,000         0            0
Chief Information Officer (5)

Bernard L. Kasten, M.D.        1998    $280,022    $146,306    $      0    $   48,031      7,000        $0     $ 61,303
Vice President -
Chief Laboratory Officer (6)

------------
(1) 1997 Bonus includes 1997 Management Incentive Plan cash bonus, plus performance shares earned based on 1997 performance that vested in February 1998.

(2) Includes $81,586 and $35,901 in tax gross-up payments on forgiven loan amounts for Messrs. Freeman and Chambers, respectively. Includes tax and financial planning assistance payments of $62,178 for Mr. Freeman. Other Annual Compensation for 1996 includes dividends on shares of restricted stock of Corning granted but not earned within one year from date of grant, automobile allowances and tax gross-up payments. Includes $100,000 signing bonus for Mr. Marrone.

(3) 1998 values are based on a per share price of $19.06 at February 3, 1999 and represent shares of incentive stock that were awarded based on 1998 financial performance results, subject to forfeiture and transfer restrictions until vested. Messrs. Freeman, Van Oort, Chambers, Marrone and Kasten earned 48,600, 20,250, 13,500, 9,450 and 2,520 shares, respectively. The shares will vest in three equal annual installments beginning February 2000. The total shares of incentive stock, subject to forfeiture and transfer restrictions, held by Messrs. Freeman, Van Oort, Chambers, Marrone and Kasten are 90,064, 24,050, 15,534, 9,450 and 2,520
    shares, respectively. At December 31, 1998, based on a per share price of $17.8125, their total shares of incentive stock had a value of $1,604,265, $428,391, $276,699, $168,328 and $44,888, respectively. 1996 values represent awards of shares of Corning common stock granted prior to the 1996 spin-off.

(4) Includes relocation assistance payments of $22,017 and $54,423 for Mr. Freeman and Dr. Kasten, respectively. Includes $80,000 forgiven principal on a $400,000 interest-free loan made by the Company to Mr. Freeman, which loan was made to assist Mr.

    Freeman in relocating to the New Jersey area, which loan is to be forgiven over five years. Includes $50,000 forgiven principal on a $150,000 interest-free loan made by the Company to Mr. Chambers, which loan was made to assist Mr. Chambers in relocating to the New Jersey area, which loan is to be forgiven over three years. Includes payments of $21,712 and $2,042 to Messrs. Freeman and Van Oort, respectively, and a payment of $641 by Mr. Chambers consistent with the Transferee Supplemental Plan (as defined below). Includes $6,880, $5,374, $6,880, $6,836 and $6,880 contributed to the Company's Profit Sharing Plan (as defined below) for 1998 for Messrs. Freeman, Van Oort, Chambers, Marrone and Dr. Kasten, respectively.

(5) Mr. Marrone began employment and was elected an executive officer in November 1997.

(6) Dr. Kasten began employment in July 1996, and was appointed an executive officer in 1998.

Option Grants

      The following table sets forth information regarding options granted in 1998 to the named executive officers in compliance with the stock option plans:

                         Options/SAR Grants in 1998 (1)


                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                            Individual Grants (2)                   Price Appreciation for Option Term (3)
                           -------------------------------------------------------- --------------------------------------
                             Number of     % of Total
                            Securities       Options
                            Underlying       Granted
                              Options     to Employees      Exercise    Expiration   Gain
Name                          Granted   in Fiscal Year    Price($/sh)      Date      at 0%      Gain at 5%     Gain at 10%
-------------------------- ------------ ---------------- ------------- ------------ -------    ------------   ------------
Kenneth W. Freeman            180,000          14.0%        $16.06      1/13/2008      $0       $1,818,009     $4,607,191
Douglas M. Van Oort            75,000           5.8%        $16.06      1/13/2008       0          757,504      1,919,663
James D. Chambers              50,000           3.9%        $16.06      1/13/2008       0          505,002      1,279,775
Gerald C. Marrone              35,000           2.7%        $16.06      1/13/2008       0          353,502        895,843
Bernard L. Kasten, M.D.         7,000           0.5%        $16.06      1/13/2008       0           70,700        179,169
Named Executive Officers      347,000          27.0%        $16.06      1/13/2008       0        3,504,717      8,881,641

------------

(1) No SARs were granted.

(2) The options vest in three equal annual installments in January 1999, 2000 and 2001. The options provide that an additional option may be granted when the optionee uses shares of Quest Diagnostics common stock to pay the purchase price of an option. The additional option will be exercisable for the number of shares tendered in payment of the option price, will be exercisable at the then fair market value of Quest Diagnostics common stock, will become exercisable only after the lapse of twelve months and will expire on the expiration date of the original option.

(3) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation of Quest Diagnostics common stock.

Option Exercises and Year-End Values

     The following table sets forth information regarding the number of shares of Quest Diagnostics common stock covered by both exercisable and unexercisable stock options as of December 31, 1998, for the named executive officers. No options were exercised by any of the named executive officers during 1998.

                     Aggregated Option/SAR Exercises in 1998
               and 1998 Year-End Option/SAR Values of Options (1)

                                                        Number of Securities          Value of Unexercised
                                                       Underlying Unexercised         In-the-Money Options
                                                         Options at Year End            At Year End (2)
                                                    ----------------------------- ----------------------------
                               Shares
                              Acquired      Value
Executive Officer           on Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------- ------------- ---------- ------------- --------------- ------------- --------------
Kenneth W. Freeman              0            $0         45,666        443,788        $ 62,220     $1,699,238
Douglas M. Van Oort             0             0         19,000        231,934          25,888      1,051,729
James D. Chambers               0             0         10,166        100,067          13,851        332,470
Gerald C. Marrone               0             0          5,000         40,000           5,463         66,800
Bernard L. Kasten, M.D.         0             0          5,000         12,000           7,253         19,520
Named Executive Officers        0            $0         84,832        827,789        $114,675     $3,169,757

------------
(1) There are no SARs outstanding. All options not presently exercisable will fully vest on the closing of the SBCL transaction, except for a portion of the options of Messrs. Freeman, Van Oort and Chambers, which number 86,227, 59,467 and 14,866, respectively.

(2) Based on a price of $17.8125 per share.

Variable Compensation

      Quest Diagnostics maintains a Management Incentive Plan, which is an annual incentive cash compensation plan for approximately 950 supervisory, management and executive employees. The terms of the Management Incentive Plan are as follows.

      The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals like net income, cash flow, operating margin, return on equity, or earnings per share, or any combination of the above, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to a scale with each level of desired result corresponding to a percentage, which are multiplied by the employee's individual target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of base salary in effect on the date the Compensation and Nominating Committee sets the target for the performance year. The Compensation and Nominating Committee retains the right to reduce any award if it believes individual performance does not warrant the calculated award.

1999 Employee Equity Participation Program

      See "-- Description of Proposals and Quest Diagnostics Board of Directors Recommendations -- 1999 Employee Equity Participation Program Proposal."

Pension Plans

      None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

      Effective as of January 1, 1997, Quest Diagnostics adopted a Transferee Supplemental Pension Plan, a non-qualified, unfunded defined benefit plan for the benefit of key employees and executive officers of Quest Diagnostics who are former employees of Corning, including Messrs. Freeman, Van Oort and Chambers. The Transferee Supplemental Pension Plan is intended to provide benefits approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Supplemental Pension Plans and the benefits which would have been payable thereunder but for the termination of employment with Corning of these employees.

      Prior to June 1, 1995, Mr. Freeman was eligible, and prior to January 1, 1995, Messrs. Chambers and Van Oort were eligible, to participate in, and accrue benefits under, Corning's Salaried Pension Plan, a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings, regular salary and cash awards paid under Corning's variable compensation plans, and years of credited service. The Corning Salaried Pension Plan provides that salaried employees of Corning who retire on or after December 31, 1996 will receive annual pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of the average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of the base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. These employees will receive for each year of credited service after December 31, 1990 an additional amount of pension benefit reflecting the value of the increased voluntary contribution.

      Corning also maintains non-qualified Supplemental Pension Plans under which it will pay to executives amounts approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act of 1974, as amended.

      Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65, the normal retirement age specified in the Corning Salaried Pension Plan, are illustrated in the table set forth below. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974. It is estimated that Messrs. Freeman, Van Oort and Chambers, who have 27, 17 and 13 years of credited service, respectively, would receive each year if they worked to age 65, the normal retirement age specified in the Corning Salaried Pension Plan, $335,947, $213,691 and $145,061, respectively, under the Corning Salaried Pension Plan, the Executive Supplemental Pension Plan and the Transferee Supplemental Pension Plan.

                                             Years of Service
                   ---------------------------------------------------------------------
  Average Final
  Compensation         15          20          25          30          35          40
----------------   ---------   ---------   ---------   ---------   ---------   ---------
 $     100,000       20,500      27,300      34,100      41,000      47,800      55,300
       200,000       43,000      57,300      71,600      86,000     100,300     115,300
       300,000       65,500      87,300     109,100     131,000     152,800     175,300
       400,000       88,000     117,300     146,600     176,000     205,300     235,300
       500,000      110,500     147,300     184,100     221,000     257,800     295,300
       600,000      133,000     177,300     221,600     266,000     310,300     355,300
       700,000      155,500     207,300     259,100     311,000     362,800     415,300
       800,000      178,000     237,300     296,600     356,000     415,300     475,300
       900,000      200,500     267,300     334,100     401,000     467,800     535,300
     1,000,000      223,000     297,300     371,600     446,000     520,300     595,300
     1,100,000      245,500     327,300     409,100     491,000     572,800     655,300
     1,200,000      268,000     357,300     446,600     536,000     625,300     715,300

Employment Agreement

      Mr. Freeman entered into an employment agreement with Quest Diagnostics in December 1996 which provides for:

      o a term ending December 31, 1999;

      o an annual salary of no less than $500,000, with increases subject to the discretion of the Board of Directors or the Compensation and Nominating Committee;

      o an annual target participation in the Management Incentive Plan in amounts no less than 65% of annual salary in effect at the time performance goals are established;

      o a retirement pension benefit, which is secured by a letter of credit, equivalent to benefits under Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan based upon not less than 34 years of credited service in the event of termination for reasons other than for cause;

      o some grants of stock options and restricted shares under the 1996 Employee Equity Participation Program under which grants were made during the first quarter of 1997;

      o severance payments in the event of a termination by Mr. Freeman for good reason or by Quest Diagnostics without cause in an amount equal to three times his base annual salary and three times his targeted annual award of variable compensation; and

      o a payment equal to two times the highest annual cash compensation paid to Mr. Freeman during the term of the agreement and health benefits for 18 months following expiration of the agreement in the event the agreement is not renewed upon its expiration.

      Good reason, for purposes of this agreement, would be (1) an assignment of Mr. Freeman without his consent to mutually inconsistent duties or responsibilities, (2) a failure to re-elect Mr. Freeman to the position of Chairman of the Board and Chief Executive Officer, (3) a greater than 75 mile relocation without his consent or (4) a change in control.

      Change of control, for purposes of this agreement, would be (1) the acquisition by a person other than SmithKline Beecham or Premier, Inc. of 20% or more of the voting stock of Quest Diagnostics, (2) the uncontested acquisition by SmithKline Beecham of more than 29.5% or by Premier, Inc. of more than 331/3% of the voting stock of Quest Diagnostics, (3) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election,
(4) approval by Quest Diagnostics' stockholders of a merger or consolidation in which Quest Diagnostics ceases to be an independent public company or (5) a sale or disposition of all or substantially all of Quest Diagnostics' assets or a plan of partial or complete liquidation.

Severance Arrangements

      Quest Diagnostics has a severance policy for executive officers, other than Mr. Freeman, whereby:

      o Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics (1) other than for cause, (2) upon a determination that the business needs of Quest Diagnostics require the replacement of the executive officer and (3) for any other reasons other than in connection with a change of control, as determined by the Board of Directors in an amount not to exceed two times the executive officer's base annual salary at the annual rate in effect on the date of termination of employment and an amount not to exceed two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

      o Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics other than for cause as determined by the Board of Directors, during the 12-month period following a change in control, in an amount not to exceed three times the executive officer's base annual salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first.

Report of the Compensation and Nominating Committee on Executive Compensation

      The compensation of Quest Diagnostics' executive officers is determined by the Compensation and Nominating Committee of the Quest Diagnostics Board of Directors. The Committee has three members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with Quest Diagnostics, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission.

Compensation Philosophy

      The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The committee intends to design and administer its compensation plans to:

      o Recruit and retain highly qualified executive officers by offering overall compensation and benefits that are competitive with comparable companies;

      o Reward executive officers based upon their position, performance and potential;

      o Motivate and align the interests of executive officers with those of Quest Diagnostics' stockholders by tying a significant portion of executive total compensation to Quest Diagnostics' performance through participation in Quest Diagnostics' Management Incentive Plan and equity-based incentive compensation program; and

      o Maximize, as appropriate, the deductibility of executive compensation for tax purposes.

      The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group and a broader group of U.S. corporations comparable in scope of operations.

Base Salary

      Quest Diagnostics sets salaries for most executive officers to approximate median levels in its executive compensation peer group and broader surveys of U.S. corporate executive salary levels. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

Annual Incentives

      Quest Diagnostics' Management Incentive Plan is designed to reward executives for the achievement of objectives linked to Quest Diagnostics' critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

      For the Chief Executive Officer and all corporate executive officers, the 1998 Management Incentive Plan award was based entirely on Quest Diagnostics' financial performance results. For 1999, 70% of the target award will be based on Quest Diagnostics' financial performance results and 30% of the target award will be based on quantitative operational performance results relative to objective performance targets set at the beginning of each year.

Long-Term Incentives

      Long-term incentive compensation is based on annual grants of stock options and shares of incentive stock under the terms of the 1996 Employee Equity Participation Program. The Committee believes that these grants directly align stockholder and executive officer interests.

      Stock option and incentive stock target grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

      For the incentive stock grants made in February 1998, the actual number of shares that could be earned ranged from 0% to 150% of the target award. Based on 1998 financial performance results, the Committee awarded 108% of the 1998 target grant to each eligible executive officer. These shares are subject to forfeiture and transfer restrictions until vested. One-third of the shares earned will vest in February 2000, February 2001, and February 2002.

Compensation of the Chairman of the Board and Chief Executive Officer

      The compensation of Mr. Freeman consists of the same elements as that of other senior executives, namely base salary, annual incentive, and grants of stock options and shares of incentive stock. The committee determined the level for each of these elements using methods consistent with those used for other executive officers. No salary adjustment was awarded when the committee reviewed the Chief Executive Officer's compensation levels at year-end 1997. For 1998, the committee authorized an annual incentive payment. The committee also authorized an award of 180,000 stock options and a target award of 45,000 shares of incentive stock in February 1998 in accordance with the 1996 Employee Equity Participation Program. Based on Quest Diagnostics' 1998 financial results, the committee determined that 48,600 shares of incentive stock were earned, subject to vesting restrictions that extend into from February 2000 until February 2002.

1998 Compensation Actions: Other Executive Officers

      The other executive officers, including the named executives disclosed in "-- Executive Compensation," received salary increases that ranged from 3% to 6% of salary, averaging 4.2%, excluding salary adjustments tied to promotions. The committee authorized annual incentive awards under the terms of the Management Incentive Plan equal to 115% of target. Each executive officer also received a grant of stock options and a target award of shares of incentive stock under the terms of the 1996 Employee Equity Participation Program. Based on Quest Diagnostics' 1998 financial results, the committee determined that 108% of the target grant of incentive stock was earned, subject to vesting restrictions that extend from February 2000 until February 2002.

Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its other proxy-disclosed executive officers, unless specific and detailed criteria are satisfied.

      The committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the Management Incentive Plan and grants of stock options and shares of incentive stock under the terms of the Program.

      The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its stockholders.

Members of the Compensation and Nominating Committee

     The Compensation and Nominating Committee is comprised of Mr. Brody, Dr. Stanzione and Ms. Cirillo. Mr. Brody is Chairman.

Performance Comparison

      Set forth below is a line graph comparing the cumulative total stockholder return on Quest Diagnostics common stock since December 17, 1996, when the Quest Diagnostics common stock became listed on the New York Stock Exchange on a when issued basis, based on the market price of Quest Diagnostics common stock and assuming reinvestment of dividends, with the cumulative total stockholder return of companies on the Standard & Poor's 500 Stock Index and the following group of 24 publicly traded companies that are engaged primarily in the healthcare services and medical products and pharmaceuticals manufacturing industries: Alpharma Inc., C.R. Bard Inc., Beckman Coulter Inc. (f/k/a Beckman Instruments Inc.), Becton Dickinson & Co., Chiron Corp., Covance Inc., Express Scripts Inc., Fisher Scientific International Inc., Genentech Inc., Genzyme Corp., HCR Manor Care Inc. (f/k/a Health Care & Retirement Corp.), IVAX Corp., Laboratory Corporation of America Holdings Inc., Mallinckrodt Inc., Medpartners Inc., Novacare Inc., Omnicare Inc., Oxford Health Plans Inc., Pacificare Health Systems Inc., Quintiles Transnational Corp., Quorum Health Group Inc., St. Jude Medical Inc., Tenet Healthcare Corporation, VWR Scientific Products Corp.

                         Cumulative Shareholder Return

                              [Line Chart Omitted]

                                    12/17/96      12/31/96       12/31/97       12/31/98      Total Return
                                   ----------   ------------   ------------   ------------   -------------
Quest Diagnostics Incorporated        $100        $ 108.04       $ 120.54       $ 127.24          27.2%
S & P 500                             $100        $ 102.20       $ 136.29       $ 175.23          75.2%
24-Company Peer Group                 $100        $ 101.80       $ 104.70       $ 122.66          22.7%

Security Ownership by Certain Beneficial Owners and Management

      The following table sets forth the number of shares of Quest Diagnostics common stock beneficially owned as of February 28, 1999 by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the outstanding shares of Quest Diagnostics common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group, excluding shares held under the investment plans relating to Corning. Corning owns all 1,000 outstanding shares of Quest Diagnostics preferred stock.

                                                                Number of Shares            Percentage
                         Name                                  Beneficially Owned          of Class (8)
                         ----                                  ------------------          ------------
Wellington Management Company, LLP                                 3,096,900 (1)               10.3%
FMR Corp.                                                          3,057,700 (2)               10.2%
Mellon Bank Corporation                                            2,836,588 (3)                9.4%
Pzena Investment Management, LLC                                   2,048,695 (4)                6.8%
Vanguard Specialized Funds--Vanguard Healthcare Fund               1,637,300 (5)                5.5%
Kenneth D. Brody                                                       4,306 (6)                 --
William F. Buehler                                                     2,250 (6)                 --
Van C. Campbell                                                       15,808 (6)(7)              --
James D. Chambers                                                     72,927 (8)                 --
Mary A. Cirillo                                                        4,306 (6)                 --
Kenneth W. Freeman                                                   353,891 (8)                1.2%
Bernard L. Kasten                                                     14,209 (8)                 --
Gerald C. Marrone                                                     26,531 (8)                 --
Dan C. Stanzione                                                       4,306 (6)
Douglas M. Van Oort                                                  149,981 (8)
Gail R. Wilensky                                                       4,306 (6)                 --
All Directors, Nominees and Executive
Officers as a Group (18 persons)                                     901,396 (6)(8)(9)          2.9%

------------
(1) The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company has shared dispositive power, but not shared voting power, over all these shares. This information is based solely on the information contained in an amended Schedule 13-G filed by Wellington Management Company with the Securities and Exchange Commission on February 26, 1999.

(2) The business address of FMR Corp., which is the parent of Fidelity Management & Research Corporation, is 82 Devonshire Street, Boston, Massachusetts 92109. FMR Corp. has sole dispositive power, but does not have voting power, over all these shares. This information is based solely on the information contained in a Schedule 13-G filed by FMR Corp. with the Securities and Exchange Commission on January 7, 1999.

(3) The business address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. Mellon Bank beneficially owns all these shares, together with Boston Group Holdings, Inc. and The Boston Company, Inc. This information is based solely on the information contained in a
    Schedule 13-G filed by Mellon Bank with the Securities and Exchange Commission on January 26, 1999.

(4) The business address of Pzena Investment Management LLC is 830 Third Avenue, 14th Floor, New York, New York 10022. Pzena Investment Management has sole dispositive power, but not sole voting power, over all these shares. This information is based solely on the information contained in a
    Schedule 13-G filed by Pzena Investment Management with the Securities and Exchange Commission on January 19, 1999.

(5) The business address of Vanguard Specialized Funds--Vanguard Healthcare Fund is P.O. Box 2600 Valley Forge, Pennsylvania 19482. Vanguard beneficially owns all these shares and has sole voting power, but not sole dispositive power. This information is based solely on the information contained in a Schedule 13-G filed by Vanguard with the Securities and Exchange Commission on February 11, 1999.

(6) Includes options issued under Quest Diagnostics' Stock Option Plan for non-employee directors that are presently exercisable or exercisable within 60 days.

(7) In addition, Mr. Campbell has credited to his account the equivalent of 3,284 shares of Quest Diagnostics common stock under Quest Diagnostics' Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then current value of Quest Diagnostics common stock.

(8) Includes shares of Quest Diagnostics common stock, subject to forfeiture and restrictions on transfer, granted in compliance with Quest Diagnostics' 1996 employee equity participation program. Messrs. Chambers, Freeman, Kasten, Marrone and Van Oort have been granted 14,534, 107,916, 8,333, 8,750 and 22,550 shares, respectively. Includes shares of Quest Diagnostics common stock which are subject to options issued under Quest Diagnostics' 1996 employee equity participation program that are presently exercisable or exercisable within 60 days. Messrs. Chambers, Freeman, Kasten, Marrone and Van Oort have the right to purchase 51,865, 237,559, 8,333, 16,666 and 122,467 shares, respectively, according to presently exercisable options. Does not include options that will vest upon closing of the transaction between Quest Diagnostics and SmithKline Beecham.

(9) Includes 1,016 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

Certain Relationships and Related Transactions

      Corning owns all of the 1,000 outstanding shares of Quest Diagnostics preferred stock, which shares were issued to Corning Life Sciences Inc. and subsequently transferred to Corning during the fourth quarter of 1996. Prior to December 31, 1996, Quest Diagnostics was a wholly owned subsidiary of Corning. During 1998, Quest Diagnostics paid to Corning, its subsidiaries or divisions, approximately$117,500 in preferred stock dividends. In connection with the transaction agreement described below, Quest Diagnostics received in 1998 approximately $15,000,000 from Corning in satisfaction of indemnified claims.

Corning Transaction Agreement

      Under the Corning transaction agreement entered into in connection with the 1996 spin off of Quest Diagnostics, Corning has agreed to indemnify Quest Diagnostics against all monetary penalties, fines or settlements for any government claims that (1) arise out of alleged violations of applicable federal fraud and health care statutes; (2) relate to billing practices of Quest Diagnostics and its predecessors; and (3) were pending on December 31, 1996.

      Corning has also agreed to indemnify Quest Diagnostics in respect of private claims relating to indemnified or previously settled government claims that alleged overbillings by Quest Diagnostics or any of its existing subsidiaries for services provided before January 1, 1997. Corning will indemnify Quest Diagnostics for 50% of the aggregate of all judgment or settlement payments made by December 31, 2001 that exceed $42 million. The 50% share will be limited to a total amount of $25 million and will be reduced to take into account any deductions or tax benefits realized by Quest Diagnostics, or a consolidated group of which Quest Diagnostics is a member, to the extent that the deductions or tax benefits are deemed to actually reduce the tax liability of Quest Diagnostics. Corning will not indemnify Quest Diagnostics against damages suffered as a result of or incidental to, the billing claims and the fees and expenses of litigation.

      Quest Diagnostics will control the defense of any government claim or investigation unless Corning elects to assume the defense. However, in the case of all non-government claims related to indemnified government claims of alleged overbillings, Quest Diagnostics will control the defense. All disputes relating to the Corning indemnification agreement are subject to binding arbitration.

Corning Tax Sharing Agreement

      In connection with their 1996 spinoff from Corning, Quest Diagnostics and another former Corning subsidiary entered into a tax sharing agreement with Corning which allocates responsibility for federal income and various other taxes for 1996 and prior years among the three companies. The Corning tax sharing agreement provides that, generally, Corning is liable for and will pay the federal income taxes of the consolidated group that includes Quest Diagnostics and its subsidiaries, provided, however, that Quest Diagnostics is required to reimburse Corning for various 1996 taxes based on the hypothetical separate federal tax liability of Quest Diagnostics and various subsidiaries, calculated on a separate consolidated basis, subject to various adjustments. Under the tax sharing agreement, in the case of adjustments by a taxing authority of the consolidated federal income tax or other tax returns prepared by Corning which includes Quest Diagnostics, then, subject to various exceptions, Corning is liable for and will pay any tax assessments, and is entitled to any tax refunds, resulting from the audit. The tax sharing agreement further provides in general that if the 1996 spinoff becomes taxable, this tax is allocated among Corning, Quest Diagnostics and the other former Corning subsidiary in such a manner as will take into account the extent to which the actions or inactions of each may have caused the tax and each will indemnify and hold harmless the other from and against the taxes so allocated.

Compensation and Nominating Committee Interlocks and Insider Participation

      None.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of Forms 3 and 4 and amendments thereto furnished to Quest Diagnostics during 1998, Forms 5 and amendments thereto furnished to Quest Diagnostics with respect to 1998, and written representations furnished to Quest Diagnostics, Quest Diagnostics believes that all reports required by Section 16(a) of the Exchange Act of 1934 were filed on a timely basis.

                            ADDITIONAL INFORMATION

Cautionary Statement Concerning Forward-Looking Statements

      We have made forward-looking statements in this document that are subject to various risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company set forth under "Special Considerations" and "The Transaction--Background--Reasons for the Transaction" and "--Opinion of Quest Diagnostics' Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These statements reflect the current views of Quest Diagnostics and/or SmithKline Beecham with respect to future events. For those statements as they relate to Quest Diagnostics and SmithKline Beecham, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Quest Diagnostics, and could cause those results to differ materially from those expressed in our forward-looking statements: material adverse changes in economic conditions in the markets served by our company; a significant delay in the expected date of the closing of the transaction; future regulatory actions and conditions in our company's operating areas; competition from others; ability to successfully integrate the acquired businesses' management structures and consolidate activities/ operations in Quest Diagnostics in order to achieve anticipated cost and revenue synergies; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and obtaining and retaining skilled workers. Quest Diagnostics does not intend to update these forward-looking statements.

Stockholder Proposal

      Proposals of stockholders intended to be presented at Quest Diagnostics' 2000 Annual Meeting of Stockholders must be received by Quest Diagnostics at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention:
Corporate Secretary, by December 31, 1999, if the proposals are to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

Other Matters

      The Quest Diagnostics Board of Directors knows of no other matters which are likely to be brought before the annual meeting. If any other matters are brought before the annual meeting the proxy agents named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Where You Can Find More Information

      Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange

Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

      The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about Quest Diagnostics and its finances.


Quest Diagnostics SEC Filings (File No. 1-12215)          Period
------------------------------------------------          ------
Quest Diagnostics 1998 Form 10-K, as amended ..........   Year ended December 31, 1998

Current Reports on Form 8-K ...........................   Dated February 17, 1999 and March 26, 1999

A description of Quest Diagnostics common stock
contained in Quest Diagnostics' Registration
Statement on Form 10 ..................................   Dated November 26, 1996

      We are also incorporating by reference additional documents we file with the Securities and Exchange Commission from the date of this proxy statement to the date of the annual meeting. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

      Quest Diagnostics has supplied all information contained or incorporated by reference in this proxy statement relating to Quest Diagnostics. SmithKline Beecham has supplied all information relating to SBCL.

      If you are a stockholder, we may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through us, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone to us at the following address or by visiting our Internet web site at http://www.questdiagnostics.com:

                        Quest Diagnostics Incorporated
                              One Malcolm Avenue
                          Teterboro, New Jersey 07608
                           Attn: Corporate Secretary
                                (201) 393-5000

      If you would like to request documents from us, please do so by June 1, 1999 to receive them before the annual meeting.

      You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the proposals addressed in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 11, 1999. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of Quest Diagnostics common stock in the transaction shall create any implication to the contrary.

                                                                 CONFORMED COPY


                                                                     APPENDIX A
================================================================================

                       STOCK AND ASSET PURCHASE AGREEMENT

                                     AMONG

                            SMITHKLINE BEECHAM PLC,

                         SMITHKLINE BEECHAM CORPORATION
                         (for certain limited purposes)

                                      and

                         QUEST DIAGNOSTICS INCORPORATED







                          Dated as of February 9, 1999

================================================================================

                               TABLE OF CONTENTS



                                                                                           Page
                                                                                          -----
                                           ARTICLE I

                                          Definitions

SECTION 1.01. Definitions .............................................................   A-1

                                           ARTICLE II

                 Purchase and Sale of the Shares and the Other Assets; Closing

SECTION 2.01. Purchase and Sale of the Shares and the Other Assets ....................   A-7
SECTION 2.02. Assumption and Exclusion of Liabilities for the Non-U.S. Clinical
              Laboratories Business ...................................................   A-9
SECTION 2.03. Closing .................................................................   A-9
SECTION 2.04. Adjustment of Cash Purchase Price .......................................   A-10
SECTION 2.05. Intercompany Accounts ...................................................   A-11

                                          ARTICLE III

                            Representations and Warranties of Seller

SECTION 3.01. Authority ...............................................................   A-11
SECTION 3.02. No Conflicts; Consents ..................................................   A-12
SECTION 3.03. The Shares ..............................................................   A-12
SECTION 3.04. Organization and Standing ...............................................   A-12
SECTION 3.05. Capital Stock of the Company and the Company Subsidiary .................   A-12
SECTION 3.06. Equity Interests ........................................................   A-13
SECTION 3.07. Financial Statements; Undisclosed Liabilities ...........................   A-13
SECTION 3.08. Taxes ...................................................................   A-14
SECTION 3.09. Assets Other than Intellectual Property and Real Property Interests .....   A-15
SECTION 3.10. Real Property ...........................................................   A-15
SECTION 3.11. Contracts ...............................................................   A-16
SECTION 3.12. Litigation ..............................................................   A-18
SECTION 3.13. Benefit Plans ...........................................................   A-18
SECTION 3.14. Absence of Changes or Events ............................................   A-20
SECTION 3.15. Compliance with Applicable Laws; Corporate Integrity Agreement ..........   A-20
SECTION 3.16. Environmental and Health and Safety Matters .............................   A-20
SECTION 3.17. Employee and Labor Matters ..............................................   A-21
SECTION 3.18. Information Supplied ....................................................   A-21
SECTION 3.19. Receivables .............................................................   A-21
SECTION 3.20. Intellectual Property ...................................................   A-21
SECTION 3.21. Sufficiency of Assets ...................................................   A-22

                                           ARTICLE IV

                            Representations and Warranties of Buyer

SECTION 4.01. Authority ...............................................................   A-22
SECTION 4.02. No Conflicts; Consents ..................................................   A-23
SECTION 4.03. Organization and Standing of the Buyer Subsidiaries .....................   A-23
SECTION 4.04. Capital Stock of Buyer and the Buyer Subsidiaries .......................   A-23
SECTION 4.05. SEC Documents; Undisclosed Liabilities ..................................   A-24
SECTION 4.06. Litigation ..............................................................   A-25
SECTION 4.07. Absence of Changes or Events ............................................   A-25
SECTION 4.08. Compliance with Applicable Laws; Corporate Integrity Agreement ..........   A-25

                                                                                              Page
                                                                                             -----
SECTION 4.09. Securities Act .............................................................   A-26
SECTION 4.10. Availability of Funds ......................................................   A-26
SECTION 4.11. Information Supplied .......................................................   A-26
SECTION 4.12. Taxes ......................................................................   A-26
SECTION 4.13. Benefit Plans ..............................................................   A-27
SECTION 4.14. Real Property ..............................................................   A-27
SECTION 4.15. Intellectual Property ......................................................   A-27
SECTION 4.16. Assets Other than Intellectual Property and Real Property Interests ........   A-28
SECTION 4.17. Employee and Labor Matters .................................................   A-28
SECTION 4.18. Environmental and Health and Safety Matters ................................   A-28

                                           ARTICLE V

                                      Covenants of Seller

SECTION 5.01. Access .....................................................................   A-28
SECTION 5.02. Ordinary Conduct ...........................................................   A-29
SECTION 5.03. Confidentiality ............................................................   A-30
SECTION 5.04. Insurance ..................................................................   A-31
SECTION 5.05. Resignations ...............................................................   A-31
SECTION 5.06. No Additional Representations ..............................................   A-31
SECTION 5.07. Supplemental Disclosure ....................................................   A-31
SECTION 5.08. Financial Statements .......................................................   A-31
SECTION 5.09. No Solicitation or Negotiation .............................................   A-31
SECTION 5.10. Certain Transfers--Intellectual Property and Licenses Under the diaDexus       A-32
              Agreement
SECTION 5.11. Certain Licenses ...........................................................   A-33
SECTION 5.12. Senior Level Employees .....................................................   A-33

                                           ARTICLE VI

                                       Covenants of Buyer

SECTION 6.01. Access .....................................................................   A-33
SECTION 6.02. Conduct of Business of Buyer ...............................................   A-34
SECTION 6.03. Confidentiality ............................................................   A-34
SECTION 6.04. No Additional Representations ..............................................   A-35
SECTION 6.05. Supplemental Disclosure ....................................................   A-35
SECTION 6.06. Seller Guarantees ..........................................................   A-35
SECTION 6.07. Use of Certain Names .......................................................   A-35
SECTION 6.08. Buyer Rights Agreement; Consequences if Buyer Rights Triggered .............   A-36
SECTION 6.09. Preparation of the Proxy Statement; Buyer Stockholders Meeting .............   A-36
SECTION 6.10. Financing. .................................................................   A-36
SECTION 6.11. No Solicitation or Negotiation .............................................   A-36

                                          ARTICLE VII

                                        Mutual Covenants

SECTION 7.01. Consents ...................................................................   A-37
SECTION 7.02. Cooperation ................................................................   A-38
SECTION 7.03. Publicity ..................................................................   A-38
SECTION 7.04. Reasonable Best Efforts ....................................................   A-38
SECTION 7.05. Antitrust Notification .....................................................   A-38
SECTION 7.06. Records ....................................................................   A-39
SECTION 7.07. Support Services ...........................................................   A-39
SECTION 7.08. Fees and Expenses ..........................................................   A-39

                                                                                              Page
                                                                                             -----
SECTION 7.09. The Other Assets ...........................................................   A-39
SECTION 7.10. Further Assurances .........................................................   A-40
SECTION 7.11. Year 2000 ..................................................................   A-40

                                          ARTICLE VIII

                                  Employee and Related Matters

SECTION 8.01. Employment .................................................................   A-41
SECTION 8.02. Benefit Plans; Coverage ....................................................   A-42
SECTION 8.03. Past Service Credit ........................................................   A-42
SECTION 8.04. Accrued Vacation, Personal and Sick Days ...................................   A-42
SECTION 8.05. Seller's Pension Plan ......................................................   A-43
SECTION 8.06. 401(k) Plan ................................................................   A-43
SECTION 8.07. Medical and Dental .........................................................   A-43
SECTION 8.08. Long-Term Disability .......................................................   A-44
SECTION 8.09. WARN Act ...................................................................   A-44
SECTION 8.10. Life Insurance .............................................................   A-44
SECTION 8.11. Employment Claims; Workers Compensation ....................................   A-44
SECTION 8.12. Cooperation; Employment Records ............................................   A-44
SECTION 8.13. No Right to Plan Participation or Continued Employment .....................   A-44
SECTION 8.14. Non-U.S. Employees/Transfer Provisions .....................................   A-44
SECTION 8.15. MRI Bonuses. ...............................................................   A-45

                                           ARTICLE IX

                                          Tax Matters

SECTION 9.01. Tax Indemnity ..............................................................   A-46
SECTION 9.02. Procedures Relating to Indemnification of Tax Claims .......................   A-47
SECTION 9.03. Preparation and Filing of Tax Returns ......................................   A-48
SECTION 9.04. Tax Covenants ..............................................................   A-49
SECTION 9.05. Cooperation on Tax Matters .................................................   A-49
SECTION 9.06. Tax Refunds and Credits ....................................................   A-50
SECTION 9.07. Filing of Amended Tax Returns ..............................................   A-50
SECTION 9.08. Transfer, Documentary, Sales, Use, Registration and Other Similar Transfer     A-50
              Taxes
SECTION 9.09. Certificate Showing Exemption from Withholding .............................   A-51
SECTION 9.10. Termination of Tax Sharing Agreements ......................................   A-51
SECTION 9.11. Seller Subsidiary Election .................................................   A-51
SECTION 9.12. Seller Tax Items ...........................................................   A-51
SECTION 9.13. Miscellaneous ..............................................................   A-54

                                           ARTICLE X

                                     Conditions to Closing

SECTION 10.01. Buyer's Obligation ........................................................   A-54
SECTION 10.02. Seller's Obligation .......................................................   A-55
SECTION 10.03. Frustration of Closing Conditions .........................................   A-55

                                           ARTICLE XI

                                        Indemnification

SECTION 11.01. Survival of Representations and Warranties ................................   A-55
SECTION 11.02. Indemnification by Seller .................................................   A-56
SECTION 11.03. Indemnification by Buyer ..................................................   A-57

                                                                                              Page
                                                                                             -----
SECTION 11.04. Certain Procedures ........................................................   A-58
SECTION 11.05. Adjustments; Limitations on Indemnity .....................................   A-59
SECTION 11.06. Additional Indemnification by Seller ......................................   A-60
SECTION 11.07. Seller Subsidiary Liability ...............................................   A-61
SECTION 11.08 Termination of Indemnification .............................................   A-61

                                          ARTICLE XII

                                          Termination

SECTION 12.01. Termination ...............................................................   A-62
SECTION 12.02. Consequences of Termination ...............................................   A-62
SECTION 12.03. Return of Confidential Information ........................................   A-62

                                          ARTICLE XIII

                                         Miscellaneous

SECTION 13.01. Interpretation ............................................................   A-62
SECTION 13.02. Amendments ................................................................   A-63
SECTION 13.03. Assignment ................................................................   A-63
SECTION 13.04. No Third-Party Beneficiaries ..............................................   A-63
SECTION 13.05. Notices ...................................................................   A-63
SECTION 13.06. Attorney Fees .............................................................   A-64
SECTION 13.07. Counterparts ..............................................................   A-64
SECTION 13.08. Entire Agreement ..........................................................   A-64
SECTION 13.09. Fees ......................................................................   A-64
SECTION 13.10. Severability ..............................................................   A-64
SECTION 13.11. Consent to Jurisdiction ...................................................   A-64
SECTION 13.12. Waiver of Jury Trial ......................................................   A-65
SECTION 13.13. Governing Law .............................................................   A-65


Schedule 1(a)   Seller Entities
Schedule 1(b)   Certain Seller Individuals
Schedule 1(c)   Certain Buyer Individuals
Schedule 5.10   diaDexus Rights
Schedule 8.02   Benefit Matters


EXHIBIT A   Form of Clinical Trials Agreement
EXHIBIT B   Summary of Terms of Data Access Agreement
EXHIBIT C   Form of Stockholders Agreement
EXHIBIT D   Form of Transition Services Agreement
EXHIBIT E   Form of Non-Competition Agreement

                      STOCK AND ASSET PURCHASE AGREEMENT

            STOCK AND ASSET PURCHASE AGREEMENT dated as of February 9, 1999 (this "Agreement"), among SmithKline Beecham plc, a public limited company organized under the laws of England ("Seller"); for purposes of Articles IX, XI and XIII only, SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller ("Seller Subsidiary"); and Quest Diagnostics Incorporated, a Delaware corporation ("Buyer").

            WHEREAS, Seller Subsidiary owns all of the issued and outstanding shares of Class A Common Stock, without par value (the "Class A Common Stock"), and Class B Common Stock, without par value (the "Class B Common Stock") (collectively, the "Shares"), of SBCL, Inc., a Delaware corporation (the "Company");

            WHEREAS, Seller and the Affiliates (as defined below) of Seller set forth on Schedule 1(a) (the "Seller Entities") own certain assets used in the Non-U.S. Clinical Laboratories Business (as defined below); and

            WHEREAS, Seller wishes to cause Seller Subsidiary to sell to Buyer, and Buyer wishes to purchase from Seller Subsidiary, the Shares and to sell to Buyer and to cause the Seller Entities to sell to Buyer, and Buyer wishes to purchase from Seller and the Seller Entities, certain assets used in the Non-U.S. Clinical Laboratories Business, and Buyer is willing to assume certain liabilities associated with the Non-U.S. Clinical Laboratories Business, all upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Buyer, Seller and, for the limited purposes set forth above, Seller Subsidiary hereby agree as follows:

                                   ARTICLE I

                                  Definitions

            SECTION 1.01. Definitions. (a) For purposes of this Agreement:

            "Acquired Rights Directive" means the relevant local transposition of Council Directive (77/187/ EEC) as amended, namely the Transfer of Undertakings (Protection of Employees) Regulations 1981 in the UK, Collective Bargaining agreement No 32bis of 7 June 1985 in Belgium and articles of L122-12 of the French Labour Code in France.

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

            "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

            "Business" means the business of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, in each case as currently conducted.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

            "Buyer Material Adverse Effect" means any change or effect that is or would be reasonably likely to be materially adverse to the business, results of operations, financial condition or assets of Buyer and the Buyer Subsidiaries, taken as a whole.

            "Buyer's Accountants" means PricewaterhouseCoopers LLP, independent accountants of Buyer.

            "Clinical Laboratory Services" means clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) or providing to any unaffiliated Person, in any manner, directly or indirectly, data or information products or services which substantially consists of laboratory data.

            "Clinical Trials Agreement" means the Clinical Trials Agreement, substantially in the form of Exhibit A.

            "Company Material Adverse Effect" means any change or effect that is or would be reasonably likely to be materially adverse to the business, results of operations, financial condition or assets of the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, taken as a whole.

            "Company Subsidiary" means SmithKline Beecham Clinical Laboratories, Inc., a Delaware corporation.

            "Consolidated Tangible Net Worth" means Total Tangible Assets minus Total Liabilities. The term "Total Tangible Assets" means the sum of (i) the total assets of the Company and the Company Subsidiary less the total intangible assets (including goodwill, customer lists and noncompete agreements) of the Company and the Company Subsidiary and (ii) the tangible assets of the Seller Entities that properly would be included in the preparation of a statement of Other Assets less the intangible assets that properly would be included on such a statement (including goodwill, customer lists and noncompete agreements), calculated in accordance with
      Section 2.04(a). The term "Total Liabilities" shall mean the sum of (i) the total liabilities of the Company and the Company Subsidiary and (ii) the Assumed Non-U.S. Liabilities that properly would be included in the preparation of a statement of Other Assets, calculated in accordance with
      Section 2.04(a). Total Tangible Assets and Total Liabilities shall not include any amounts relating to (A) Taxes and (B) intercompany receivables and payables, (C) cash, cash overdrafts and cash equivalents,
      (D) pension and other post-retirement liabilities, (E) the OIG Liabilities and (F) liabilities for which Buyer is indemnified under
      Section 11.02(a)(v). Notwithstanding the foregoing, in the event Buyer does not purchase the Other Assets in accordance with Section 7.09, clause (ii) in each of the definitions of Total Tangible Assets and Total Liabilities shall be disregarded.

            "Data Access Agreement" means the Data Access Agreement, substantially in the form of Exhibit B.

            "Employment Liabilities" means all liabilities and commitments relating to employment with and employee benefits from Seller or any other Person under common control with Seller.

            "Employment Losses" means all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions proceedings, claims and demands arising out of the contract of employment of the Non-U.S. Employees or the termination of the employment contract or the employment relationship of the Non-U.S. Employees, including any liabilities under any social security, employment, taxation or local labor laws.

            "Environmental Laws" means any and all applicable foreign, federal, state or local statutes, laws, rules, codes, ordinances, regulations or common law, relating to pollution or protection of the environment, occupational health or safety, to the preservation or reclamation of natural resources, to the management, handling, storage, treatment, Release, transportation, use or disposal of Hazardous Materials, or the management, handling, packaging, labeling and transportation of clinical laboratory samples and associated materials, wastes and equipment, in each case which are in full force and effect as of the Closing Date.

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

            "Hazardous Materials" means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or pollutants, and all other substances, materials or wastes regulated pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or asbestos-containing materials, polychlorinated biphenyls, infectious or medical wastes and radon gas.

            "Intellectual Property Agreements" means the patent assignment agreement, the trademark assignment agreement, the patent license agreement and the copyright license agreement pursuant to which Intellectual Property owned or licensed by Seller or any of its Affiliates and used in the Business will be assigned or licensed to the Company or Buyer as contemplated by Section 3.20 of the Seller Disclosure Schedule.

            "Knowledge" means (i) with respect to Seller, the knowledge of the individuals set forth on Schedule 1(b), and (ii) with respect to Buyer, the knowledge of the individuals set forth on Schedule 1(c).

            "License Agreement" means the License Agreement providing for the use of the Names pursuant to Section 6.07.

            "Non-Competition Agreement" means the Non-Competition Agreement substantially in the form of Exhibit E.

            "Non-U.S. Clinical Laboratories Business" means the clinical laboratories business conducted by Seller and the Seller Entities outside of the United States, including the clinical trials segment of such business.

            "Non-U.S. Employees" means those employees employed by the Seller in the Non-U.S. Clinical Laboratories Business on the Transfer Date and whose names are listed in Section 8.14 of the Seller Disclosure Schedule.

            "Non-U.S. Inventories" means all inventory, including reagents, goods, supplies and raw materials, related to the Non-U.S. Clinical Laboratories Business, maintained, held or stored by or for Seller or a Seller Entity and any prepaid deposits for any of the same.

            "Non-U.S. Leased Real Property" means the real property used in the Non-U.S. Clinical Laboratories Business as set forth in Section 3.10(b) of the Seller Disclosure Schedule.

            "Non-U.S. Receivables" means the receivables described in clause
      (ii) of the definition of Receivables.

            "OIG Liabilities" means any and all Losses related to, arising out of, resulting from or incurred in connection with the claims, investigations or other matters referred to in Sections 11.06(a) or 11.06(b), whether or not such Losses are to be borne by Seller pursuant to Section 11.06 or by Buyer pursuant to Section 11.03(a)(vii).

            "Permitted Liens" means (i) such as are set forth in Section 3.02(a) of the Seller Disclosure Schedule, in the case of Seller, and such as are set forth in Section 4.02(a) of the Buyer Disclosure Schedule, in the case of Buyer, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens that secure any Liability or debt (other than indebtedness for money borrowed) that is reflected as a Liability on the Company Balance Sheet or the Other Assets Statement, in the case of Seller, or on the Buyer Balance Sheet, in the case of Buyer, and the existence of which, in each case, is indicated in the notes thereto, (iv) Liens for Taxes and assessments not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings, and (v) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the Business, in the case of Seller, and in the business of Buyer and the Buyer Subsidiaries, in the case of Buyer.

            "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

            "Purchase Price Bank Account" means a bank account in the United States to be designated by Seller Subsidiary in a written notice to Buyer at least two Business Days before the Closing.

            "Real Property" means the Leased Real Property and the Owned Real Property.

            "Receivables" means any and all accounts receivable, notes and other amounts receivable by (i) the Company or the Company Subsidiary from third parties, or (ii) Seller or a Seller Entity to the extent arising from the conduct of the Non-U.S. Clinical Laboratories Business, including, in both cases, without limitation, amounts due from customers, arising from the conduct of business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating of any Hazardous Materials in, into, onto or through the environment.

            "SEC" means the United States Securities Exchange Commission or any successor body.

            "Securities Act" means the United States Securities Act of 1933.

            "Seller's Accountants" means PricewaterhouseCoopers LLP, independent accountants of Seller.

            "Senior Level Employee" means any Continued Employee of the Business who during 1998 was, taking into account base pay and any bonuses granted during such calendar year, one of the fifty highest paid employees of the Business.

            "Statement of Net Worth" means the statement setting forth the Consolidated Tangible Net Worth of the Business as of the Closing Date.

            "Stockholders Agreement" means the Stockholders Agreement substantially in the form of Exhibit C.

            "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first Person or by another subsidiary of such Person.

            "Transaction Documents" means this Agreement, the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the Stockholders Agreement.

            "Transfer Date" means the Closing Date or any such date that any court or other tribunal of competent jurisdiction shall deem to be the "time of transfer" under the Acquired Rights Directive.

            "Transition Services Agreement" means the Transition Services Agreement substantially in the form of Exhibit D.

            "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

            (b) The following terms have the meaning set forth in the Sections set forth below:


     Term                                      Location
     ----                                      --------
     Action Items ..........................   [sec]7.11
     Active Employees ......................   [sec]8.01
     Agreement .............................   Preamble
     Allocation Statement ..................   [sec]2.01(e)
     Applicable Laws .......................   [sec]3.15
     Assumed Non-U.S. Liabilities ..........   [sec]2.02(a)
     Audit .................................   [sec]7.11
     Basic Benefits ........................   [sec]8.02(a)
     Benefit Period ........................   [sec]8.02(a)
     Buyer .................................   Preamble
     Buyer Balance Sheet ...................   [sec]4.05(b)
     Buyer Board ...........................   [sec]4.01(b)
     Buyer Capital Stock ...................   [sec]4.04(a)
     Buyer Common Stock ....................   [sec]2.01(b)
     Buyer Disclosure Schedule .............   [sec]4.02(a)
     Buyer Implementation Plan .............   [sec]7.11
     Buyer Indemnified Party ...............   [sec]11.02(a)
     Buyer Indemnitees .....................   [sec]9.01(a)
     Buyer Intellectual Property ...........   [sec]4.15
     Buyer Internal Systems ................   [sec]7.11
     Buyer Leased Real Property ............   [sec]4.14(b)

     Term                                      Location
     ----                                      --------
     Buyer Owned Real Property ..............   [sec]4.14(a)
     Buyer Preferred Stock ..................   [sec]4.04(a)
     Buyer Rights ...........................   [sec]4.04(a)
     Buyer Rights Agreement .................   [sec]4.04(a)
     Buyer SEC Documents ....................   [sec]4.05(a)
     Buyer Stockholders Approval ............   [sec]4.01(c)
     Buyer Subsidiaries .....................   [sec]4.03
     Buyer Takeover Proposal ................   [sec]6.11(a)
     Buyer's 401(k) Plan ....................   [sec]8.05
     Buyer's MRI Programme ..................   [sec]8.15
     Buyer's Plans ..........................   [sec]4.13
     Buyer Year 2000 Methodology ............   [sec]7.11
     Cash Purchase Price ....................   [sec]2.01(a)
     Class A Common Stock ...................   Recitals
     Class B Common Stock ...................   Recitals
     Closing ................................   [sec]2.03(a)
     Closing Date ...........................   [sec]2.03(a)
     Code ...................................   [sec]3.08(a)
     Common Stock Consideration .............   [sec]2.01(b)
     Company ................................   Recitals
     Company Balance Sheet ..................   [sec]3.07(a)
     Company Benefit Plans ..................   [sec]3.13(a)
     Company Contracts ......................   [sec]3.11(b)
     Company Critical Systems ...............   [sec]3.22(b)
     Company Financial Statements ...........   [sec]3.07(a)
     Company Implementation Plan ............   [sec]3.22(b)
     Company Release ........................   [sec]2.05
     Company Takeover Proposal ..............   [sec]5.09(b)
     Compensation Deduction .................   [sec]9.12(a)
     Confidentiality Agreement ..............   [sec]5.03(b)
     Consolidated Balance Sheets ............   [sec]5.08
     Consolidated Income Statements .........   [sec]5.08
     Consultant .............................   [sec]7.11
     Continued Employees ....................   [sec]8.01
     Designated Amount ......................   [sec]2.04(b)
     diaDexus Agreement .....................   [sec]5.10(a)
     diaDexus Rights ........................   [sec]5.10(a)
     DOJ ....................................   [sec]7.05
     ERISA ..................................   [sec]3.13(a)
     Eligible Employees .....................   Schedule 8.02
     Enhanced Benefits ......................   Schedule 8.02
     Excluded Assets ........................   [sec]2.01(d)
     Excluded Liabilities ...................   [sec]2.02(b)
     Filed Buyer SEC Documents ..............   [sec]4.05(b)
     Financing ..............................   [sec]4.10
     Financing Agreements ...................   [sec]6.10
     Firm Commitments .......................   [sec]4.10
     Forgiven Intercompany Amounts ..........   [sec]2.05
     Former Employee ........................   [sec]8.01
     FTC ....................................   [sec]7.05

     Term                                          Location
     ----                                          --------
     Governmental Entity .......................   [sec]10.01(b)
     HSR Act ...................................   [sec]10.01(d)
     Inactive Employees ........................   [sec]8.01
     Indemnified Party .........................   [sec]11.04(a)
     Independent Accounting Firm ...............   [sec]2.04(b)
     Intellectual Property .....................   [sec]3.20
     IRS .......................................   [sec]3.08(c)
     Joint Committee ...........................   [sec]7.11
     Leased Real Property ......................   [sec]3.10(b)
     Liens .....................................   [sec]3.02(a)
     Loss ......................................   [sec]11.02(a)
     Mexican Joint Venture .....................   [sec]2.01(c)
     Names .....................................   [sec]6.07
     Non-U.S. Employees ........................   [sec]8.14
     Other Assets ..............................   [sec]2.01(b)
     Other Assets Financial Statements .........   [sec]3.07(b)
     Other Assets Statement ....................   [sec]3.07(b)
     Owned Real Property .......................   [sec]3.10(a)
     Pension Plan ..............................   [sec]3.13(a)
     Post-Closing Tax Period ...................   [sec]3.08(a)
     Pre-Closing Disability ....................   [sec]8.08
     Pre-Closing Tax Period ....................   [sec]3.08(a)
     Proxy Statement ...........................   [sec]6.09(a)
     Prudential ................................   [sec]5.02
     Punch List ................................   [sec]7.11
     Purchase Price ............................   [sec]2.01(a)
     Readiness Report ..........................   [sec]7.11
     Records ...................................   [sec]7.06
     Registration Statement ....................   [sec]3.18
     Seller ....................................   Preamble
     Seller Carryforward Deductions ............   [sec]9.12(a)
     Seller Carryforward Income ................   [sec]9.12(a)
     Seller Disclosure Schedule ................   [sec]3.02(a)
     Seller Entities ...........................   Recitals
     Seller Indemnified Party ..................   [sec]11.03(a)
     Seller Indemnitees ........................   [sec]9.01(c)
     Seller Internal Systems ...................   [sec]3.22(a)
     Seller NOLs ...............................   [sec]9.12(a)
     Seller Pending Adjustment .................   [sec]9.12(a)
     Seller Pre-Closing Tax Attributes .........   [sec]9.12(a)
     Seller Release ............................   [sec]2.05
     Seller Subsidiary .........................   Preamble
     Seller's 401(k) Plan ......................   [sec]8.05
     Seller's FSA ..............................   [sec]8.07(d)
     Seller's MRI Programme ....................   [sec]8.15
     Seller Year 2000 Methodology ..............   [sec]7.11
     Shares ....................................   Recitals
     Straddle Period ...........................   [sec]3.08(a)
     Substitute Year 2000 Award ................   [sec]8.15
     Tangible Property .........................   [sec]3.09(b)

     Term                                         Location
     ----                                         --------
     Tax ......................................   [sec]3.08(a)
     Tax Claim ................................   [sec]9.02(a)
     Tax Return ...............................   [sec]3.08(a)
     Taxes ....................................   [sec]3.08(a)
     Third Party Claims .......................   [sec]11.04(b)
     Three MRI Annual Awards ..................   [sec]8.15(b)
     time machine .............................   [sec]7.11
     U.S. Governmental Entities ...............   [sec]11.06(a)
     USHC .....................................   [sec]5.02
     WARN Act .................................   [sec]8.09
     Year 2000 Award ..........................   [sec]8.15
     Year 2000 Ready ..........................   [sec]7.11

                                  ARTICLE II

                        Purchase and Sale of the Shares
                         and the Other Assets; Closing

            SECTION 2.01. Purchase and Sale of the Shares and the Other Assets.
(a) On the terms and subject to the conditions of this Agreement, (i) Seller shall cause Seller Subsidiary to sell, transfer and deliver to Buyer, and Buyer will purchase from Seller Subsidiary, the Shares and (ii) Seller shall, and shall cause the Seller Entities to, sell, convey, transfer and assign to Buyer or its designees, and Buyer or its designees will purchase from Seller and the Seller Entities, the Other Assets for an aggregate purchase price for the Shares and the Other Assets consisting of (A) the Common Stock Consideration,
(B) an amount equal to $1.005 billion (the "Cash Purchase Price"), subject to adjustment in accordance with Sections 2.04 and 7.09, payable in the case of
(A) and (B), at the Closing in accordance with Section 2.03, and (C) the assumption of the Assumed Non-U.S. Liabilities (the Assumed Non-U.S. Liabilities, together with the Cash Purchase Price and the Common Stock Consideration, the "Purchase Price").

            (b) The term "Common Stock Consideration" means 12,564,336 shares of common stock of Buyer, par value $0.01 per share ("Buyer Common Stock"), subject to adjustment in the event that, between the date hereof and the Closing Date, there is any stock split with respect to Buyer Common Stock.

            (c) The term "Other Assets" means the following assets, other than the Excluded Assets:

            (i) the goodwill relating to the Non-U.S. Clinical Laboratories Business except to the extent relating to the Names;

            (ii) Seller's and any Seller Entity's right, title and interest in, to and under the Non-U.S. Leased Real Property;

            (iii) Seller's and any Seller Entity's right, title and interest in and to all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by Seller or any Seller Entity at the Non-U.S. Leased Property;

            (iv) all vehicles and rolling stock owned by a Seller Entity and used primarily in the Non-U.S. Clinical Laboratories Business;

            (v)        all Non-U.S. Inventories on the Closing Date;

            (vi) all Non-U.S. Receivables as of the Closing Date (other than receivables owed by Seller or any of its Affiliates);

            (vii) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any custom computer software and any non-custom software (in the case of non-custom software, to the extent transferable by the terms of its license) owned or licensed by Seller or any Seller Entity and primarily used in the Non-U.S. Clinical

      Laboratories Business at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of Seller or any Seller Entity, and other than as provided in Section 7.06;

            (viii) all Seller's and any Seller Entity's right, title and interest in, to and under the Intellectual Property used in the Non-U.S. Clinical Laboratories Business set forth on Section 3.20 of the Seller Disclosure Schedule;

            (ix) claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), to the extent arising out of the Non-U.S. Clinical Laboratories Business and enuring to the benefit of Seller or any Seller Entity, in each case to the extent transferable;

            (x) subject to the License Agreement and Section 6.07, all sales and promotional literature, business stationery, and other sales-related materials owned by Seller or any Seller Entity at the Closing Date and used primarily in the Non-U.S. Clinical Laboratories Business;

            (xi) all customer lists owned by Seller or any Seller Entity and used in the Non-U.S. Clinical Laboratories Business;


            (xii) all rights of Seller and any Seller Entity under all contracts, licenses, sublicenses, agreements, leases (other than leases for Non-U.S. Leased Real Property), commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such commitments, bids and offers are transferable) relating primarily to the Non-U.S. Clinical Laboratories Business;

            (xiii) all franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller primarily in connection with, or required for, the Non-U.S. Clinical Laboratories Business, in each case to the extent transferable; and

            (xiv) subject to the provisions of Section 7.01 of the Seller Disclosure Schedule, the entire shareholding of SmithKline Beecham Capital B.V. in Corporacion MSB. S.A. de C.V. (the "Mexican Joint Venture").

            (d) Other Assets shall exclude the following assets owned by Seller or any Seller Entity in connection with the Non-U.S. Clinical Laboratories Business (the "Excluded Assets"):

            (i) any rights to use or be located in any facility of Seller or any Seller Entity, except as permitted pursuant to the Transition Services Agreement and except for facilities located on Non-U.S. Leased Property;

            (ii) all cash, cash equivalents and bank accounts owned by Seller or any Seller Entity at the Closing Date;

            (iii) all rights of Seller under this Agreement and any other Transaction Document;

            (iv) copyrighted proprietary materials used for Seller's or any Seller Entity's human resource program and supporting documentation thereto; provided that Buyer can use such copyrighted proprietary materials for a period of eighteen months following the Closing and shall not be required to return any such copyrighted proprietary materials; and

            (v)        the Names.

            (e) Prior to Closing, Seller and Buyer shall prepare an allocation statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price among the Shares and the Other Assets in accordance with
Section 1060 of the Code. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation Statement as revised hereunder in a manner consistent with Treasury Regulation ' 1.1060-1T(f). Buyer and Seller each agree, and agree to cause their respective Affiliates, to report the transaction contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation Statements and no party will take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise. Each of Seller and Buyer agrees to cooperate with each other in preparing Form 8594 for filing by each and to furnish the other with a copy of such form prepared in draft within a reasonable period before its filing due date, as well as copies of such forms as filed.

            SECTION 2.02. Assumption and Exclusion of Liabilities for the Non-U.S. Clinical Laboratories Business. (a) On the terms and subject to the conditions of this Agreement, Buyer shall, on the Closing Date, assume and shall pay, perform and discharge when due all the following liabilities of Seller and the Seller Entities related to the Non-U.S. Clinical Laboratories Business (the "Assumed Non-U.S. Liabilities"):

            (i) all liabilities and commitments of Seller or the Seller Entities under executory contracts, licenses, sublicenses, agreements, leases, commitments, sales and purchase orders, commitments, bids and offers (to the extent such commitments, bids and offers are transferred) or other arrangements included in the Other Assets;

            (ii) all accounts payable of Seller or the Seller Entities to the extent arising exclusively out of or related to the Non-U.S. Clinical Laboratories Business but only to the extent they will be included in Consolidated Tangible Net Worth as of the Closing Date;

            (iii)      Employment Liabilities assumed by Buyer pursuant to
      Section 8.14;

            (iv) all other liabilities and commitments of Seller or the Seller Entities to the extent arising out of the Non-U.S. Clinical Laboratories Business existing on or arising after the Closing Date (including any Actions, and any liabilities relating to environmental or health and safety matters);

      provided that Buyer will not assume any Excluded Liabilities.

            (b) Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any liability of Seller or any Seller Entity relating to the Non-U.S. Clinical Laboratories Business other than the Assumed Non-U.S. Liabilities (the "Excluded Liabilities"), including, without limitation:

            (i) all Taxes now or hereafter owed by Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary), attributable to the Other Assets or the Non-U.S. Clinical Laboratories Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date (to the extent Seller and Seller Subsidiary are required to indemnify Buyer for such Taxes under Section 9.01(a));

            (ii) all liabilities relating to or arising out of the Excluded Assets;

            (iii) all Employment Liabilities relating to the Non-U.S. Clinical Laboratories Business not assumed by Buyer pursuant to
      Section 8.14.

            SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Other Assets and the assumption of the Assumed Non-U.S. Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the later to occur of the (i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article X, or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            (b) At the Closing, (i) Buyer shall deliver to Seller Subsidiary (acting as agent for itself, Seller and the Seller Entities) by wire transfer to the Purchase Price Bank Account immediately available funds in an amount equal to the Cash Purchase Price, (ii) Buyer shall issue and cause to be delivered to Seller Subsidiary (acting as agent for itself, Seller and the Seller Entities) the Common Stock Consideration, (iii) Seller (acting as agent for itself and the Seller Subsidiary) shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, (iv) Buyer and Seller each shall execute the Transaction Documents other than this Agreement, (v) Seller (acting as agent for itself and the Seller Entities) shall deliver or cause to be delivered (subject to all necessary third party consents having been obtained) to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale, assignment and transfer to Buyer or its designees of the Other Assets (it being understood that such instruments shall not require the Seller or the Seller Entities to make any representations, warranties or covenants, expressed or implied) and (vi) Buyer and Seller shall deliver any other certificates required by Article X.

            (c) With respect to Non-U.S. Intellectual Property, Seller hereby agrees to execute (or cause the appropriate Seller Entities to execute) promptly after the Closing such additional documents (in form and substance reasonably satisfactory to Seller and its counsel) in form appropriate for recordation (with Governmental Entities responsible for Intellectual Property) in all countries where such Non-U.S. Intellectual Property is registered as Buyer may prepare and reasonably request from time to time for the purpose of perfecting Buyer's rights in, maintaining the enforceability of, or obtaining proper recordation of the assignment to Buyer of, such Non-U.S. Intellectual Property, including executing powers of attorney, deeds of assignment, proofs of use, registered user agreements, original certificates of registration (to the extent available) or letters patent, affidavits or declarations, it being understood that the cost of preparing and recording any such documents shall be borne by Buyer.


            SECTION 2.04. Adjustment of Cash Purchase Price. The Cash Purchase Price shall be subject to adjustment after the Closing as specified in this
Section 2.04:

            (a) Statement of Net Worth. As promptly as practicable, but in any event within sixty calendar days following the Closing Date, Buyer shall deliver to Seller the Statement of Net Worth, together with a certificate of Buyer's Accountants that the Statement of Net Worth has been prepared in accordance with this Section 2.04. All amounts included in Consolidated Tangible Net Worth as of the Closing Date shall be calculated in accordance with U.S. GAAP on a basis consistent, to the extent applicable, with the accounting practices and policies used in the preparation of the Company Balance Sheet and the Other Assets Statement.

            (b) Disputes. (i) Seller may dispute any amounts reflected on the Statement of Net Worth, but only on the basis of mathematical errors or based on the Consolidated Tangible Net Worth in the amounts reflected on the Statement of Net Worth not being calculated in accordance with Section 2.04(a); provided, however, that Seller shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty days of Buyer's delivery of the Statement of Net Worth to Seller. In the event of such a dispute, Seller and Buyer shall attempt in good faith to resolve in writing their differences, and any resolution in writing by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller and Buyer are unable to reach a resolution with such effect within thirty days after receipt by Buyer of Seller's written notice of dispute, Seller and Buyer shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Seller (such accounting firm being referred to herein as the "Independent Accounting Firm") on terms that require the Independent Accounting Firm, within thirty days after such submission, to determine and report to Buyer and Seller upon such remaining disputed items, and such decision shall be final, binding and conclusive on Seller and Buyer. Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 calendar days of the receipt of such submission. Seller and Buyer agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and disbursements of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

            (ii) The scope of the disputes to be resolved by the Independent Accounting Firm is limited to whether such calculation was done in accordance with Section 2.04(a) and whether there were mathematical errors in the Statement of Net Worth.

            (iii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (iv) During the period of time from and after the Closing Date through the resolution of any adjustment to the Cash Purchase Price contemplated by this Section 2.04, Buyer shall cause the Company to afford to Seller, Seller's Accountants and any counsel or financial advisers retained by Seller in connection with any adjustment to the Cash Purchase Price contemplated by this Section 2.04 reasonable access during normal business hours to the Company's properties, books, personnel and records relevant to the adjustment contemplated by this Section 2.04 (including Buyer's working papers relating to the Statement of Net Worth) and shall use all reasonable efforts to cause Buyer's Accountants to make any working papers relating to the Statement of Net Worth available to Seller and Seller's Accountants.

            (v) Buyer agrees that following the Closing it shall preserve the integrity of the accounting books and records of Company and the Company Subsidiary relating to the periods on or prior to the Closing Date on which the Statement of Net Worth is to be based, and such accounting books and records shall be maintained in a form that is accessible by Seller and Seller's Accountants.

            (c) Purchase Price Adjustment. The Statement of Net Worth shall be deemed final for the purposes of this Section 2.04 upon the earliest of (A) the failure of Seller to notify Buyer of a dispute within thirty days after Buyer's delivery of the Statement of Net Worth to Seller, (B) the resolution of all disputes in writing, pursuant to Section 2.04(b)(i), by Buyer and Seller and (C) the resolution of all disputes, pursuant to Section 2.04(b)(i), by the Independent Accounting Firm. Notwithstanding anything to the contrary in this Section 2.04, if the Statement of Net Worth delivered by Buyer to Seller sets forth Consolidated Tangible Net Worth as of the Closing Date equal to or greater than $486,000,000 or, in the event the Other Assets are not purchased in accordance with Section 7.09, $477,347,000, then there shall be no adjustment to the Cash Purchase Price. In the event that the Consolidated Tangible Net Worth reflected on the Statement of Net Worth is less than $486,000,000 or $477,347,000, as applicable, then the Cash Purchase Price shall be adjusted downward in an amount equal to such deficiency, and Seller shall, within three Business Days after the Statement of Net Worth becomes final and binding on the parties, pay such amount to Buyer by wire transfer to a bank account designated by Buyer in immediately available funds.

            SECTION 2.05. Intercompany Accounts. All intercompany obligations owed by Seller and its Affiliates (other than the Company and the Company Subsidiary) to the Company and the Company Subsidiary and all intercompany obligations owed by the Company and the Company Subsidiary to Seller or any of its Affiliates, in each case as of the Closing Date, shall be deemed paid in full, forgiven and unconditionally terminated as of the Closing Date (collectively, the "Forgiven Intercompany Amounts"). On the Closing Date, (i) Seller shall cause the Company and the Company Subsidiary to execute and deliver to Seller their unconditional release (the "Company Release") terminating, as of the Closing Date, all Forgiven Intercompany Amounts owed by Seller or any of its Affiliates to the Company or the Company Subsidiary, and
(ii) Seller shall execute and deliver to Buyer its unconditional release (the "Seller Release") terminating, as of the Closing Date, Forgiven Intercompany Amounts owed by the Company or the Company Subsidiary to Seller or any of its Affiliates. Buyer shall acknowledge as of the Closing Date its agreement to the Company Release.

                                   ARTICLE III

                    Representations and Warranties of Seller

            Seller hereby represents and warrants to Buyer as follows:

            SECTION 3.01. Authority. Seller is a public limited company duly organized and validly existing under the laws of England, and Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Each of the Seller Entities is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Seller and Seller Subsidiary has all requisite corporate power and authority to enter into this Agreement and Seller has all requisite corporate power and authority to enter into the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller Entities have all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. All corporate acts and other proceedings required to be taken by Seller and Seller Subsidiary to authorize the execution, delivery and performance of this Agreement and by Seller to so authorize the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. All corporate acts and other proceedings required to be taken by the Seller Entities to authorize the transactions contemplated by this Agreement have been, or will be, prior to the Closing, duly and properly taken. This Agreement has been duly executed and delivered by each of Seller and Seller Subsidiary and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. Upon the due execution and delivery of the Transaction Documents other than this Agreement, such Transaction Documents each will have been duly executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

            SECTION 3.02. No Conflicts; Consents. (a) Except as set forth in
Section 3.02(a) of the schedule dated the date of this Agreement from Seller to Buyer (the "Seller Disclosure Schedule"), the execution and delivery of this Agreement by Seller and Seller Subsidiary do not, and the execution and delivery of the other Transaction Documents by Seller will not, and the consummation of the transactions contemplated hereby by Seller, Seller Subsidiary and the Seller Entities and thereby by Seller and compliance with the terms hereof by Seller, Seller Subsidiary and the Seller Entities and thereof by Seller will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind ("Liens") other than a Permitted Lien upon any of the properties or assets of Seller, Seller Subsidiary, the Company, the Company Subsidiary or any Seller Entity under any provision of (i) the Memorandum or Articles of Association of Seller or the comparable governing instruments of Seller Subsidiary, any Seller Entity, the Company and the Company Subsidiary, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually or in the aggregate, would not have a Company Material Adverse Effect or materially affect or delay the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

            (b) Except as set forth in Section 3.02(b) of the Seller Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, Seller Subsidiary, any Seller Entity, the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings and notifications under applicable Environmental Laws and (iii) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement and the other Transaction Documents.

            SECTION 3.03. The Shares. Seller Subsidiary has good and valid title to the Shares, free and clear of any Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller Subsidiary for transfer to Buyer, and upon Seller Subsidiary's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than Liens arising from acts of Buyer or its Affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

            SECTION 3.04. Organization and Standing. Each of the Company and the Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and the Company Subsidiary are duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company and the Company Subsidiary.

            SECTION 3.05. Capital Stock of the Company and the Company Subsidiary. (a) The authorized capital stock of the Company consists of 5,000 shares of Class A Common Stock and 5,000 shares of Class B Common Stock, of which 275 shares of Class A Common Stock and 725 shares of Class B Common Stock, constituting the

Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller Subsidiary is the record owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding.

            (b) The authorized capital stock of the Company Subsidiary consists of 1,000 shares of common stock, $1 par value, all of which are duly authorized and validly issued and outstanding, fully paid and nonassessable. The Company is the record owner of all the outstanding capital stock of the Company Subsidiary. The Company has good and valid title to all the outstanding shares of capital stock of the Company Subsidiary, free and clear of any Liens. Except as set forth above, there are no shares of capital stock or other equity securities of the Company Subsidiary outstanding.

            (c) None of the Shares or any shares of capital stock of the Company Subsidiary has been issued in violation of, and none of the Shares or such shares of capital stock is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or Bylaws of the Company or the Company Subsidiary, any contract, agreement or instrument to which the Company or the Company Subsidiary is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Seller, Seller Subsidiary, the Company or the Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or the Company Subsidiary or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company or the Company Subsidiary. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, there are no equity securities of the Company or the Company Subsidiary reserved for issuance for any purpose. Except as set forth in
Section 3.05 of the Seller Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company or the Company Subsidiary may vote.

            SECTION 3.06. Equity Interests. Except for the Company Subsidiary and as set forth in Section 3.06 of the Seller Disclosure Schedule, the Company does not own, and since February 1, 1998 has not owned, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership or other Person and neither the Company nor the Company Subsidiary is a member of or participant in any partnership, joint venture or similar Person.

            SECTION 3.07. Financial Statements; Undisclosed Liabilities. (a)
Section 3.07(a) of the Seller Disclosure Schedule sets forth the unaudited consolidated balance sheets of the Company and the Company Subsidiary as of December 31, 1998, 1997 and 1996 (the unaudited consolidated balance sheet as of December 31, 1998, the "Company Balance Sheet"), and the unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiary for the periods ended December 31, 1998, 1997 and 1996 (such financial statements, collectively, the "Company Financial Statements"). Except
(i) as set forth in Section 3.07(a) of the Seller Disclosure Schedule, (ii) as set forth in the notes to the Company Financial Statements and (iii) for the absence of footnotes complying with U.S. GAAP, the Company Financial Statements have been prepared in conformity with U.S. GAAP consistently applied during the periods involved and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiary and the consolidated results of their operations and cash flows for the respective periods indicated.

            (b) Section 3.07(b) of the Seller Disclosure Schedule sets forth (i) the unaudited Statements of the Other Assets as of December 31, 1998, 1997 and 1996 (the unaudited consolidated Statement of the Other Assets as of December 31, 1998, the "Other Assets Statement"), and the unaudited Statements of Results of Operations of the Other Assets for the periods ended December 31, 1998, 1997 and 1996 (such financial statements, collectively, the "Other Assets Financial Statements"). Except (i) as set forth in Section 3.07(b) of the Seller Disclosure Schedule, (ii) as set forth in the notes to the Other Assets Financial Statements and (iii) for the absence of footnotes complying with U.S. GAAP, the Other Assets Financial Statements have been prepared in conformity with U.S. GAAP consistently applied during the periods involved and fairly present in all material respects the assets included in the Other Assets and the Assumed Non-U.S. Liabilities and the results of operations of the Other Assets for the respective periods indicated.

            (c) The Company and the Company Subsidiary do not have, and the Other Assets and Assumed Non-U.S. Liabilities do not include, any debts, liabilities and obligations, whether accrued or fixed, absolute or con-tingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking, in each case required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiary or in a statement of the Other Assets, as the case may be, or, in each case, in the notes thereto, except (i) as disclosed, reflected or reserved against in the Company Balance Sheet or the Other Assets Statement, (ii) for items set forth in Section 3.07(c) of the Seller Disclosure Schedule, (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998 and not in violation of this Agreement, (iv) for Taxes, (v) for Excluded Liabilities, (vi) for the OIG Liabilities, (vii) for the liabilities for which Buyer is indemnified under Section 11.02(a)(v) and (viii) for other liabilities which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (d) This Section 3.07 will not be deemed breached by changes in U.S. GAAP or Applicable Law after the date of this Agreement.

            SECTION 3.08. Taxes. (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code ' 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement; (ii) "Pre-Closing Tax Period" shall mean all taxable periods (or portions thereof) that end on or before the Closing Date; (iii) "Post-Closing Tax Period" shall mean all taxable periods (or portions thereof) that begin after the Closing Date; (iv) "Tax Return" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof; (v) "Straddle Period" shall mean any taxable period that includes (but does not end on) the Closing Date; and (vi) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (b) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, (i) the Company, the Company Subsidiary, and any affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company or the Company Subsidiary is or has been a member, and, with respect to the Other Assets, each of Seller and the Seller Entities, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (iii) all such Tax Returns (insofar as they relate to the activities or income of the Company, the Company Subsidiary and the Other Assets) are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Entity or Tax authority; (v) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of income Taxes or material non-income Taxes against the Company or the Company Subsidiary or with respect to the Other Assets or any corporation that was included in the filing of a Tax Return with Seller or Seller Subsidiary on a consolidated, unitary or other combined basis; (vi) neither the Company nor the Company Subsidiary has been at any time a member of, or, with respect to the Other Assets, neither Seller nor the Seller Entities has been involved in, any partnership or joint venture reported as a partnership for federal income Tax purposes or the holder of a beneficial interest in any trust reported as a trust for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vii) there are no IRS information document requests or similar items issued by a state Taxing authority currently outstanding that involve an adjustment that would increase by a material amount the Taxes of the Company or the Company Subsidiary or Seller or the Seller Entities with respect to the Other Assets; (viii) there are no proposed reassessments by Taxing authorities of any real property owned by the Company or the Company Subsidiary or comprising part of the Other Assets that could increase by a material amount any Tax to which the Company or the Company Subsidiary or the Other Assets would be subject (other than reassessments attributable to the transactions contemplated by this Agreement);
(ix) neither the Shares nor any part of the Other Assets is a United States real property interest within the meaning of Section 897(c) of the Code; and
(x) neither the Company nor the Company Subsidiary has made any payments, nor is obligated under any agreement (including as a result of the sale of Shares under this Agreement) to make any payments that will not be deductible under Code Section 280G.

            (c) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, (i) neither Seller nor any of its Affiliates has made with respect to the Company, the Company Subsidiary or the Other Assets or any property held by the Company or the Company Subsidiary or included in the Other Assets, any consent under Section 341 of the Code; (ii) no property of the Company or the Company Subsidiary or included in the Other Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code; (iii) neither the Company nor the Company Subsidiary is a party to, and the Other Assets do not include, any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (iv) neither the Company nor the Company Subsidiary (A) is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, or (B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code; (v) neither the Company nor the Company Subsidiary, or, with respect to the Other Assets, neither Seller nor the Seller Entities has any (A) income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), (B) knowledge that the Internal Revenue Service ("IRS") or other Tax authority has proposed, in writing, any material change in accounting method, or (C) deferred gain or loss arising out of any deferred intercompany transaction; (vi) neither the Company nor the Company Subsidiary is obligated under, and no part of the Other Assets is encumbered by or involved in, any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for U.S. federal income Tax purposes could be affected by the transactions contemplated hereunder; and (vii) no material Tax Liens exist or have been filed on any assets of the Company or the Company Subsidiary or with respect to the Other Assets (other than Liens for Taxes not yet due and payable). The federal consolidated income Tax Returns in which the Company and/or the Company Subsidiary have joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1993.


            (d) Except as set forth in Section 3.08 of the Seller Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax Returns required to be filed with respect to the Company or the Company Subsidiary, or in respect of the Other Assets, with respect to any of the Seller Entities, and neither the Company, the Company Subsidiary, any affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company or the Company Subsidiary is or has been a member, nor, in respect of the Other Assets, any of Seller and the Seller Entities has requested any extension of time within which to file any material Tax Return, which return has not yet been filed.

            (e) Seller has delivered to Buyer correct and complete copies of all material federal and state income and franchise Tax Returns of the Company and the Company Subsidiary for 1994 and thereafter and IRS Revenue Agent Reports and similar state reports issued for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company or the Company Subsidiary since January 1, 1994.

            SECTION 3.09. Assets Other than Intellectual Property and Real Property Interests. (a) Except as set forth in Section 3.09 of the Seller Disclosure Schedule, the Company, the Company Subsidiary or a Seller Entity has, or at the Closing Date will have, good and valid title to all material assets reflected on the Company Balance Sheet or on the Other Assets Statement or thereafter acquired, except those sold or otherwise disposed of since the date of the Company Balance Sheet or the Other Assets Statement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens other than Permitted Liens. This Section 3.09 does not relate to Intellectual Property, which is the subject of Section 3.20, nor to real property or interests in real property, such items being the subject of Section 3.10.

            (b) Since January 1, 1998, all the material, tangible personal property of the Company and the Company Subsidiary and all the material, tangible personal property included in the Other Assets has been maintained, repaired and replaced in all material respects in accordance with past practice.

            SECTION 3.10. Real Property. (a) Section 3.10(a) of the Seller Disclosure Schedule lists: (i) the street address of each parcel of real property and interests in real property owned in fee by the Company and the Company Subsidiary ("Owned Real Property"), and (ii) the current owner of each such parcel of Owned Real Property. The Company or the Company Subsidiary has good, valid and insurable title in fee simple to the Owned Real Property, free and clear of all Liens, except (i) as disclosed in Section 3.10(a) of the Seller Disclosure Schedule and (ii) Permitted Liens. There is no real property owned in fee by Seller or any Affiliate of Seller and used in the Non-U.S. Clinical

Laboratories Business except for any such real property that is not used primarily in the Non-U.S. Clinical Laboratories Business or that is used in providing the services listed in Section 7.07 of the Seller Disclosure Schedule.

            (b)        Section 3.10(b) of the Seller Disclosure Schedule lists:
the street address of each parcel of real property and interests in real property: (i) leased by the Company or the Company Subsidiary at which either the Company Subsidiary headquarters or a hub or major operating laboratory is located, (ii) that is Non-U.S. Leased Real Property or (iii) leased by the Company or the Company Subsidiary under a lease that provides for aggregate rental payments in 1999 in excess of $100,000 (collectively, "Leased Real Property"). The Company, the Company Subsidiary and, with respect to any Non-U.S. Leased Real Property, Seller or a Seller Entity has good and valid title to the leasehold estates in the real property leased by the Company or the Company Subsidiary and the Non-U.S. Leased Real Property, free and clear of all Liens, except Permitted Liens and except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in
Section 3.10(b) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, each lease for the real property leased by the Company or the Company Subsidiary and the Non-U.S. Leased Real Property is valid, binding and in full force and effect. None of the Company, the Company Subsidiary or the applicable Seller Entity party to any lease and, to the Knowledge of Seller, no other party to any such lease, is in material breach or default thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. The Non-U.S. Leased Real Property constitutes all real property leased by Seller or any Affiliate of Seller and used in the Non-U.S. Clinical Laboratories Business except for any such real property that is not used primarily in the Non-U.S. Clinical Laboratories Business or that is used in providing the services listed in
Section 7.07 of the Seller Disclosure Schedule.


            SECTION 3.11. Contracts. (a) Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to or bound by, and none of the Other Assets include, as of the date hereof, any:

            (i) employment agreement or employment contract that has an aggregate future liability in excess of $225,000 (or local currency equivalent) and is not terminable by the Company, the Company Subsidiary or the applicable Seller Entity by notice of not more than 60 days (or, where appropriate, minimum notice provisions set by Applicable Law or collective bargaining agreements) for a cost of less than $225,000 (or local currency equivalent);

            (ii) employee collective bargaining agreement or other contract with any labor union;

            (iii) covenant of the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller Entity not to compete in any geographical area (other than pursuant to any restriction contained in any agreement restricting the use of leased property) or not to solicit customers or potential accounts;

            (iv) agreement, which will survive the Closing, with (A) Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary) or (B) any officer, director or employee of the Company, the Company Subsidiary, Seller or any Affiliate of Seller (other than employment agreements);

            (v) lease, sublease or similar agreement with any Person (other than the Company or the Company Subsidiary) under which the Company, the Company Subsidiary or the applicable Seller Entity is a lessor or sublessor of, or makes available for use to any Person (other than the Company or the Company Subsidiary), any Real Property;

            (vi) agreement, contract or other instrument under which the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or the Company Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the Company or the Company Subsidiary) in any such case which, individually, is in excess of $750,000 (other than intercompany debt which will be repaid, forgiven or otherwise terminated on or prior to the Closing Date) and which, in the case of Seller or any Seller Entity is an Assumed Liability;

            (vii) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any Person which is not an Affiliate of the Company, the Company Subsidiary, Seller or the applicable Seller Entity, in connection with the Non-U.S. Clinical Laboratories Business, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company, the Company Subsidiary or, with respect to any Other Asset or Assumed Liability, Seller or the applicable Seller Entity, including letters of credit or similar arrangements, or (B) the Company, the Company Subsidiary or Seller or the applicable Seller Entity has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), other than, in the case of Seller or any Seller Entity, any such guarantee that does not constitute an Assumed Liability, and in any such case in clause (A) or (B) that, individually, is in excess of $750,000, and in the case of clause
      (B) in the aggregate exceeds $2,000,000 (other than intercompany debt which will be repaid, forgiven or otherwise terminated on or prior to the Closing Date);

            (viii) agreement, contract or other instrument under which the Company, the Company Subsidiary or, in connection with the Non-U.S. Clinical Laboratories Business, Seller or the applicable Seller Entity has, directly or indirectly, made or committed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or the Company Subsidiary), in any such case that, individually, is in excess of $1,000,000 (other than an intercompany receivable which will be repaid, forgiven or otherwise terminated on or prior to the Closing Date) and which, in the case of Seller or any Seller Entity, is an Assumed Liability;

            (ix) laboratory service agreement (including agreements with managed care organizations or insurance companies) involving full risk or that generated aggregate net revenues in 1998 in excess of $10,000,000;

            (x) agreement pursuant to which the Company or the Company Subsidiary or, in the case of the Non-U.S. Clinical Laboratories Business, Seller or a Seller Entity manages the laboratory of any third party which generated aggregate management fees in 1998 in excess of $500,000;


            (xi) agreement with any group purchasing organizations which generated administrative fees in 1998 in excess of $750,000;

            (xii) corporate healthcare services agreement (toxicology testing or other clinical laboratory services performed at the request of an employer with respect to employees of such employer) which generated aggregate net revenues in 1998 in excess of $1,000,000;

            (xiii) agreement with third parties who are not employees pursuant to which the Company or the Company Subsidiary obtains anatomic pathology services under which aggregate payments for services were made by the Company or the Company Subsidiary in 1998 in excess of $500,000;


            (xiv)      agreement with NeoPath, Inc.; or

            (xv) any other agreement, contract, lease, license, commitment or instrument to which the Company, the Company Subsidiary or the applicable Seller Entity is a party or by or to which it or any of its assets or business is bound or subject which has, or could reasonably be expected to have, an aggregate future liability to any Person in excess of $1,000,000 and is not terminable by the Company, the Company Subsidiary or the applicable Seller Entity by notice of not more than 180 days for a cost of less than $1,000,000 other than, in each case (A) customer or supplier contracts entered into in the ordinary course of business and (B) agreements, contracts, leases, licenses, commitments or instruments of the type which are required to be disclosed under any of the previous clauses of this Section 3.11 or under Section 3.10, 3.12, 3.13, 3.15, 3.16 or 3.20
      (or would be required to be disclosed pursuant to such sections if the applicable dollar value or other materiality standard was satisfied).

            (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, all agreements, contracts, leases, licenses, commitments or instruments of the Company, the Company Subsidiary or the Seller Entities listed in Section 3.11(a) of the Seller Disclosure Schedule (collectively, the "Company Contracts") are valid, binding and in full force and effect, except for such failures to be valid, binding and in full force and effect that, (i) individually or in the aggregate, have not had and would not have a Company Material Adverse Effect or (ii) are a result of such agreements, contracts, leases, licenses, commitments or instruments expiring pursuant to their terms or being terminated pursuant to a termination right (other than as a result of a breach or default by the Company, the Company Subsidiary, Seller or the applicable Seller Entity) which would exist in the absence of the transactions contemplated by this Agreement or the Transaction Documents. Except as indicated in Section 3.11(b) of the Seller Disclosure Schedule, Seller has made available to Buyer prior to the date hereof a copy of each Company Contract in effect as of the date hereof. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, the Company, the Company Subsidiary and the applicable Seller Entity have performed all obligations required to be performed by them under the Company Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (c)        Set forth in Section 3.11(c) of the Seller Disclosure
Schedule is a list of the customers which generated the ten highest amounts of aggregate net revenues in the Company Subsidiary's clinical trials business in 1998.

            SECTION 3.12. Litigation. Section 3.12 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all pending or threatened lawsuits or claims, with respect to which any of Seller, the Seller Entities, the Company or the Company Subsidiary has been contacted in writing by the plaintiff or claimant or its, his or her counsel, against the Company or the Company Subsidiary or any of their respective properties, assets, operations or businesses or with respect to the Other Assets and which (a) are reasonably expected to result in liability of more than $250,000 (excluding lawsuits or claims relating to losses for which Buyer is indemnified by Seller pursuant to Section 11.02(a)(v), (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, none of the Company, the Company Subsidiary or, with respect to the Other Assets, Seller or any Seller Entity is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, to the Knowledge of Seller, there is no pending or threatened investigation of the Company, the Company Subsidiary or, with respect to the Other Assets, Seller or any Seller Entity, by any Governmental Entity. This Section 3.12 does not relate to Taxes, employee benefit matters, environmental and health and safety matters, employee and labor matters and intellectual property matters, which are the subject of Sections 3.08, 3.13, 3.16, 3.17 and 3.20, respectively.

            SECTION 3.13. Benefit Plans. The representations in Section 3.13(a)-(j) do not apply to Non-U.S. Employees or any benefit plans therefor.
(a) Section 3.13(a) of the Seller Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Company Benefit Plans") maintained, or contributed to, by Seller, Seller Subsidiary, the Company or the Company Subsidiary for the benefit of any officers or employees of (i) Seller or any of its Affiliates, whose names are listed in
Section 8.01 of the Seller Disclosure Schedule, (ii) the Company or (iii) the Company Subsidiary. Seller has made available to Buyer true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan and Pension Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

            (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Seller Subsidiary, the Company and the Company Subsidiary and all the Company Benefit Plans are in compliance in all material respects with the applicable provisions of all Applicable Laws, including ERISA and the Code, with respect to the Company Benefit Plans. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, all material reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the Knowledge of Seller, threatened against or involving any Company Benefit Plan and, to the Knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans) pending or threatened against or involving any Company Benefit Plan or asserting any rights to benefits under any Company Benefit Plan.

            (c) Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, (i) all contributions to, and payments from, the Company Benefit Plans that may have been required to be made in accordance with the Company Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Benefit Plan which is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA (each, a "Pension Plan") and (iii) no Company Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year.

            (d) Except as set forth in Section 3.13(d) of the Seller Disclosure Schedule, all Company Benefit Plans that are "employee benefit plans" (as defined in Section 3(2) of ERISA) which are intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Seller, has revocation been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its cost.

            (e) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and that is likely to subject the Company or the Company Subsidiary or any of their employees, or, to the Knowledge of Seller, a trustee, administrator or other fiduciary of any trusts created under any Company Benefit Plan or Pension Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, none of the Pension Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. None of Seller, Seller Subsidiary, the Company or the Company Subsidiary has knowingly engaged in any transaction or knowingly acted or failed to act in a manner that is likely to subject the Company or the Company Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

            (f) With respect to any Pension Plan, none of Seller, Seller Subsidiary, the Company or the Company Subsidiary has incurred any liability to such Pension Plan or to the Pension Benefit Guaranty Corporation or to any other Person, other than for the payment of premiums, all of which have been paid when due. Seller has made available to Buyer the most recent actuarial report or valuation with respect to each Pension Plan. The information supplied to the actuary by Seller for use in preparing such reports and valuations was complete and accurate and Seller has no reason to believe that the conclusions expressed in such reports and valuations are incorrect.

            (g) Except as set forth in Section 3.13(g) of the Seller Disclosure Schedule, as of the most recent valuation date for each Pension Plan, there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Pension Plan and, to the Knowledge of Seller, there are no facts or circumstances that would materially change the funded status of any such Pension Plan.

            (h) Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, at no time within the five years preceding the Closing Date has Seller, Seller Subsidiary, the Company or the Company Subsidiary or any Person who is under common control with Seller been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan.

            (i) Except as set forth in Section 3.13(i) of the Seller Disclosure Schedule, each Company Benefit Plan which is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, that is sponsored by or maintained by or contributed to by Seller or any Person under common control with Seller complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

            (j) Except as set forth in Section 3.13(j) of the Seller Disclosure Schedule, no employee or former employee of the Company or the Company Subsidiary or who is employed in accordance with Section 3.13 will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

            (k) To the Knowledge of Seller, all plans maintained or sponsored by Seller, the Company or the Company Subsidiary for the benefit of Non-U.S. Employees are in compliance in all material respects with Applicable Law.

            SECTION 3.14. Absence of Changes or Events. Except as set forth in
Section 3.14 of the Seller Disclosure Schedule, since December 31, 1998, there has not been any Company Material Adverse Effect other than changes relating to the United States economy in general or the Company's and the Company Subsidiary's industry in general and not specifically relating to the Company or the Company Subsidiary. Buyer acknowledges that there may be disruption to the Company's and the Company Subsidiary's business or the Non-U.S. Clinical Laboratories Business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 3.14. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, since December 31, 1998, to the date of this Agreement, Seller has caused the Business to be conducted in the ordinary course of business consistent with past practice. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, since December 31, 1998, to the date of this Agreement, none of the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.02 (other than paragraphs (p) and (q) thereof).

            SECTION 3.15. Compliance with Applicable Laws; Corporate Integrity Agreement. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, are, and have been since January 1, 1996, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), except for instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, none of the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity has received any written communication since January 1, 1997, from a Governmental Entity that alleges that the Company, the Company Subsidiary or the applicable Seller Entity is not in compliance in any material respect with any Applicable Laws that are material to the conduct of the Business. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, since February 24, 1997, the Business has been conducted in compliance in all material respects with the terms of the Corporate Integrity Agreement dated as of September 1, 1996, between the Company Subsidiary and the United States Department of Health and Human Services, other than to the extent such terms are related to compliance with laws (which are the subject of this Section 3.15). This Section 3.15 does not relate to Taxes, employee benefit matters, environmental and health and safety matters, employee and labor matters and intellectual property matters, which are the subject of Sections 3.08, 3.13, 3.16, 3.17 and 3.20, respectively.

            SECTION 3.16. Environmental and Health and Safety Matters. (a) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, and except for those matters that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities, has obtained and is in compliance with all permits, licenses, authorizations and approvals required for the conduct of its operations under Environmental Laws,
(ii) each of the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities is in compliance with all Environmental Laws and
(iii) there have been no Releases, or threatened Releases, of Hazardous Materials at any properties currently or formerly owned or operated by the Company, the Company Subsidiary or the Non-U.S. Clinical Laboratories Business, or at any offsite disposal locations currently or formerly used by the Company, the Company Subsidiary or the Non-U.S. Clinical Laboratories Business.

            (b) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there is no action, suit, demand, notice of noncompliance, notice of violation, investigation, proceeding or claim arising under Environ-mental Laws that is pending or, to the Knowledge of Seller, threatened, against the Company, the Company Subsidiary or, with respect to the Other Assets, any Seller Entity, or any of their respective properties, assets, operations or businesses, and which (i) involves potential Losses of more than $250,000, or
(ii) is reasonably likely to result in significant business interruption.

            SECTION 3.17. Employee and Labor Matters. The representations in this Section 3.17 do not apply to Non-U.S. Employees. Except as set forth in
Section 3.17 of the Seller Disclosure Schedule (i) there is, and during the past three years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against the Company or the Company Subsidiary, (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company or the Company Subsidiary or the employees of Seller and no question concerning representation exists respecting such employees or has been in progress or existed during the past three years, (iii) neither the Company nor the Company Subsidiary is engaged in any unfair labor practice, (iv) there is no unfair labor practice charge or complaint against the Company or the Company Subsidiary pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board or any equivalent Person, (v) there are no pending, or, to the Knowledge of Seller, threatened, union grievances against the Company or the Company Subsidiary and (vi) neither the Company nor the Company Subsidiary has received written notice since January 1, 1997, of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or the Company Subsidiary and, to the Knowledge of Seller, no such investigation is in progress.

            (b) In connection with the Non-U.S. Clinical Laboratories Business, the Seller is not (and has not been within the 3 year period preceding the date of this Agreement) involved in any dispute with any trade union or employee representatives.

            SECTION 3.18. Information Supplied. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement (at the date it is first mailed to the stockholders of Buyer or at the time of the Buyer Stockholders Meeting) or in any registration statement on the applicable SEC form pursuant to which any indebtedness of Buyer to be issued as part of the Financing may be registered (the "Registration Statement") (at the time the Registration Statement is declared effective, including any post-effective amendment thereto) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            SECTION 3.19. Receivables. Except to the extent, if any, reserved for on the Company Balance Sheet or the Other Assets Statement or in the reserves existing on the Closing Date reflected in the calculation of Consolidated Tangible Net Worth as of the Closing Date, all Receivables reflected on the Company Balance Sheet or the Other Assets Statement arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with Seller, the Company or the Company Subsidiary and in the ordinary course of business consistent with past practice.

            SECTION 3.20. Intellectual Property. The Company, the Company Subsidiary or, with respect to the Other Assets, Seller or a Seller Entity, owns, or is validly licensed or otherwise has the right to use (or, as of the Closing, will own, be validly licensed or otherwise have the right to use), all patents, trademarks, trade names, applications for patents or trademarks, service marks, copyrights and other intellectual property rights (collectively, "Intellectual Property") that are material to the conduct of the business of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, taken as a whole. Section 3.20 of the Seller Disclosure Schedule sets forth a list of all patents (pending applications and issued patents), trademarks (registrations and pending applications), software and other forms of copyrightable works (registered and unregistered), in each case which are (or, as of Closing, will be) (A) owned by or assigned or licensed to the Company or the Company Subsidiary, or (B) with respect to the Other Assets, owned by Seller or a Seller Entity and which will be licensed to the Company or the Company Subsidiary or Buyer or a Buyer Subsidiary, and that are material to the conduct of the Business, taken as a whole. Except as set forth in Section
3.20 of the Seller Disclosure Schedule, there are no claims pending or, to the Knowledge of Seller, threatened that the Company or the Company Subsidiary, or with respect to the Other Assets, Seller or any Seller Entity, is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of Seller, except as set forth in Section 3.20 of the Seller Disclosure Schedule, no Person is infringing the rights to Intellectual Property of the Company or the Company Subsidiary or, with respect to any Intellectual Property included in the Other Assets, any Seller Entity, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
Section 3.20 of the Seller Disclosure Schedule, the conduct of the Business does not as of the date hereof or as of the Closing Date infringe upon or conflict with any Intellectual Property (existing as of the date hereof or as of the Closing Date) of any Person, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
Section 3.20 of the Seller Disclosure Schedule, Seller, the Company, the Company Subsidiary and, with respect to the Non-U.S. Intellectual Property, the Seller Entities, have not received since January 1, 1993, any written claim or written notice from any third party to the contrary that has not been resolved. Seller, the Company and the Company Subsidiary or with respect to licensed Intellectual Property included in the Other Assets, the Seller Entities, as of the date hereof have, and as of the Closing Date will have, paid all royalties, fees and other amounts due as of such dates on all licensed Intellectual Property other than amounts payable which are not past due, amounts accrued, or disputed amounts which are being contested in good faith.

            SECTION 3.21. Sufficiency of Assets. (a) Other than the support services set forth in Section 7.07 of the Seller Disclosure Schedule, none of Seller or any of its Affiliates provides any material services to the Business. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Company does not engage, and since its organization has not engaged, in any activity other than holding the stock of the Company Subsidiary.

            (b) Assuming that the necessary consents have been obtained in connection with the transactions contemplated by this Agreement, including consents required by the transfer of the Shares and the Other Assets and the assumption of the Assumed Liabilities, the Other Assets and the assets of the Company and the Company Subsidiary as of the Closing Date will constitute all the material assets used in and all the assets necessary for the conduct of the Business other than (i) the Excluded Assets, (ii) assets of Seller or its Affiliates relating to the services set forth in Section 7.07 of the Seller Disclosure Schedule, (iii) assets of Seller or its Affiliates relating to the services to be provided under the Transition Services Agreement, (iv) cash and
(v) the Names. This Section 3.21(b) does not relate to intellectual property matters, which are the subject of Section 3.20.

            (c) Assuming that the necessary consents have been obtained in connection with the transactions contemplated by this Agreement, including consents required by the transfer of the Other Assets and the assumption of the Assumed Liabilities, the Other Assets as of the Closing Date will constitute all the material assets used in and all the assets necessary for the conduct of the Non-U.S. Clinical Laboratories Business other than (i) the Excluded Assets,
(ii) assets of Seller or its Affiliates relating to the services set forth in
Section 7.07 of the Seller Disclosure Schedule, (iv) assets of Seller or its Affiliates relating to the services to be provided under the Transition Services Agreement, (iii) cash and (iv) the Names. This Section 3.21(c) does not relate to intellectual property matters, which are the subject of Section 3.20.

                                  ARTICLE IV

                    Representations and Warranties of Buyer

            Buyer hereby represents and warrants to Seller as follows:

            SECTION 4.01. Authority. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken subject, in the case of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration, to receipt of the Buyer Stockholders Approval. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the due execution and delivery of the Transaction Documents other than this Agreement, such Transaction Documents each will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            (b) The Board of Directors of Buyer (the "Buyer Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, (ii) determining that the terms of the transactions contemplated hereby and thereby are fair to and in the best interests of Buyer and its stockholders and (iii) recommending that Buyer's stockholders give the Buyer Stockholders Approval.

            (c) The only vote of holders of any class or series of Buyer Capital Stock necessary in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby is the approval by the holders of a majority of the outstanding shares of Buyer Common Stock (and the holders of a majority of the outstanding shares of Voting Cumulative Preferred Stock, voting together as a single class) of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration (such approval, the "Buyer Stockholders Approval").

            SECTION 4.02. No Conflicts; Consents. (a) Except as set forth in
Section 4.02(a) of the schedule, dated as of the date of this Agreement, from Buyer to Seller (the "Buyer Disclosure Schedule") the execution and delivery of this Agreement do not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby (including the Financing) and compliance with the terms hereof and thereof (including the Financing) will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien other than a Permitted Lien, upon any of the properties or assets of Buyer or any Buyer Subsidiary under, any provision of
(i) the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any Buyer Subsidiary, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any Buyer Subsidiary is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to Buyer or any Buyer Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Buyer Material Adverse Effect or materially affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

            (b) Except as set forth in Section 4.02(b) of the Buyer Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any Buyer Subsidiary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act,
(ii) compliance with and filings and notifications under applicable Environmental Laws and (iii) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby and thereby.

            SECTION 4.03. Organization and Standing of the Buyer Subsidiaries. Each of the Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Section 4.03 of the Buyer Disclosure Schedule. Each Buyer Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Each Buyer Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect. The term "Buyer Subsidiaries" means each Person listed in Section 4.03 of the Buyer Disclosure Schedule.

            SECTION 4.04. Capital Stock of Buyer and the Buyer Subsidiaries.
(a) The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock and 10,000,000 shares of series preferred stock of Buyer, par value $1.00 per share, of which 1,000 are designated as 1996 Voting Cumulative Preferred Stock, and 600,000 are designated Series A Junior Participating Preferred Stock ("Buyer Preferred Stock"; together with the Buyer

Common Stock, the "Buyer Capital Stock"). At the close of business on December 31, 1998, 30,026,634 shares of Buyer Common Stock were outstanding. At the close of business on February 1, 1999, (i) 30,255,081 shares of Buyer Common Stock, 1,000 shares of Voting Cumulative Preferred Stock and no shares of Series A Junior Participating Preferred Stock were issued and outstanding, (ii) 215,394 shares of Buyer Common Stock were held by Buyer in its treasury, (iii) 2,920,655 shares of Buyer Common Stock were subject to outstanding Buyer employee stock options, an additional 368,600 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's employee stock option plan and an additional 1,504,311 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer's employee stock purchase plan and additional shares are authorized to be issued in accordance with the terms of Buyer's profit sharing 401K plan; (iv) 51,750 shares of Buyer Common Stock were subject to outstanding Buyer director stock options and 448,250 additional shares of Buyer Common Stock were reserved for issuance pursuant to the non-employee director stock option plan; and (v) 600,000 shares of Series A Junior Participating Buyer Preferred Stock were reserved for issuance in connection with the rights (the "Buyer Rights") issued pursuant to the rights agreement dated as of December 31, 1996 (as amended from time to time, the "Buyer Rights Agreement"), between Buyer and Harris Trust and Savings Bank, as Rights Agent. Except as set forth above, at the close of business on December 31, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The shares of Buyer Common Stock to be issued as the Common Stock Consideration will be validly issued, fully paid, nonassessable and free of preemptive rights.

            (b) Except as set forth in Section 4.04(b) of the Buyer Disclosure Schedule, all the Buyer Subsidiaries are, directly or indirectly, wholly owned by Buyer. All the outstanding shares of capital stock of each Buyer Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 4.04(b) of the Buyer Disclosure Schedule, Buyer has good and valid title, directly or through one or more wholly owned subsidiaries, to all the outstanding shares of capital stock of each Buyer Subsidiary, free and clear of any Liens. Except as set forth in
Section 4.04(b) of the Buyer Disclosure Schedule, there are no shares of capital stock or other equity securities of any Buyer Subsidiary outstanding.

            (c) Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, no shares of capital stock of Buyer or any Buyer Subsidiary have been issued in violation of, and no such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any Buyer Subsidiary, any contract, agreement or instrument to which Buyer, or any Buyer Subsidiary is subject, bound or a party or otherwise. Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, there are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Buyer or any Buyer Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Buyer or any Buyer Subsidiary or
(ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Buyer or any Buyer Subsidiary. Except as set forth in Section 4.04(c) of the Buyer Disclosure Schedule, there are no equity securities of Buyer or any Buyer Subsidiary reserved for issuance for any purpose. Except as set forth in
Section 4.04(c) of the Buyer Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Buyer or any Buyer Subsidiary may vote.

            SECTION 4.05. SEC Documents; Undisclosed Liabilities. (a) Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since January 1, 1997 (the "Buyer SEC Documents"). As of its respective date, each Buyer SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regu-lations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) consistently applied during the periods involved (except in each case as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

            (b) Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date hereof (the "Filed Buyer SEC Documents"), neither Buyer nor any Buyer Subsidiary has any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking, in each case required by U.S. GAAP to be reflected on a consolidated balance sheet of the Buyer and the Buyer Subsidiaries or, in each case, on the notes thereto except
(i) as disclosed, reflected or reserved against in the most recent balance sheet contained in the Filed Buyer SEC Documents (the "Buyer Balance Sheet"),
(ii) for items set forth in Section 4.05 of the Buyer Disclosure Schedule,
(iii) for Taxes, (iv) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet and not in violation of this Agreement, and (v) for other liabilities which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

            (c) This Section 4.05 will not be deemed breached by changes in U.S. GAAP after the date of this Agreement.

            SECTION 4.06. Litigation. Section 4.06 of the Buyer Disclosure Schedule sets forth a list as of the date of this Agreement of all pending or threatened lawsuits or claims, with respect to which Buyer or any Buyer Subsidiary has been contacted in writing by the plaintiff or claimant, or, its, his or her counsel, against Buyer or any Buyer Subsidiary or any of their respective properties, assets, operations or businesses and which (a) are reasonably expected to result in liability of more than $250,000 (excluding any liabilities covered by insurance policies or self-insurance retention limits under such insurance policies), (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth in Section 4.06 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Section 4.06 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, there is no pending or threatened investigation of Buyer or a Buyer Subsidiary by any Governmental Entity and there are no facts that could result in any lawsuit that, alone or in the aggregate, could reasonably be expected to result in a Buyer Material Adverse Effect. This Section 4.06 does not relate to matters with respect to Taxes, employee benefit matters, intellectual property, employee and labor matters and environmental and health and safety matters which are the subject of Sections 4.12, 4.13, 4.15, 4.17 and 4.18.

            SECTION 4.07. Absence of Changes or Events. Except as disclosed in the Filed Buyer SEC Documents or as set forth in Section 4.07 of the Buyer Disclosure Schedule, since the date of the Buyer Balance Sheet, there has not been any Buyer Material Adverse Effect, other than changes relating to the United States economy in general or the Buyer's and the Buyer Subsidiaries' industry in general and not specifically relating to the Buyer or a Buyer Subsidiary. Seller acknowledges that there may be disruption to the Buyer's and the Buyer Subsidiaries' business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, and Seller agrees that such disruptions do not and shall not constitute a breach of this Section
4.07. Except as set forth in Section 4.07 of the Buyer Disclosure Schedule, since December 31, 1998, to the date of this Agreement, Buyer has caused the business of Buyer and the Buyer Subsidiaries to be conducted in the ordinary course of business consistent with past practice. Except as set forth in
Section 4.07 of the Buyer Disclosure Schedule, since December 31, 1998 none of Buyer or any Buyer Subsidiary has taken any action that if taken after the date of this Agreement would constitute a breach of any of the covenants set forth in Section 6.02.

            SECTION 4.08. Compliance with Applicable Laws; Corporate Integrity Agreement. Except as set forth in Section 4.08 of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries are, and have been since January 1, 1996, in compliance with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Except as set forth in Section 4.08 of the Buyer Disclosure Schedule, none of Buyer or the Buyer Subsidiaries has received any written communication since January 1, 1997, from a Governmental Entity that alleges that Buyer or a Buyer Subsidiary is not in compliance in any respect with any Applicable Laws that are material to the conduct of Buyer's or the Buyer Subsidiaries' business. Except as set forth in Section 4.08 of the Buyer Disclosure Schedule, Buyer has been since October 9, 1996, in compliance in all material respects with the terms of the Corporate Integrity Agreement dated as of October 9, 1996 between Buyer (then known as Corning Clinical Laboratories Inc.) and the United States Department of Health and Human Services, other than to the extent such terms are related to compliance with laws (which are the subject of this Section 4.08). This
Section 4.08 does not relate to matters with respect to Taxes, employee benefit matters, intellectual property, employee and labor matters and environmental and health and safety matters which are the subject of Sections 4.12, 4.13, 4.15, 4.17 and 4.18.

            SECTION 4.09. Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

            SECTION 4.10. Availability of Funds. As of the date of this Agreement, Buyer has cash available which, together with existing borrowing facilities and firm commitments (the "Firm Commitments") is sufficient to enable it to consummate the transactions contemplated by this Agreement. True and complete copies of any such facilities and commitments have been provided to Seller. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing". As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

            SECTION 4.11. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement (at the date it is first mailed to the stockholders of Buyer, at the time of the Buyer Stockholders Meeting or at the Closing) or the Registration Statement (at the time the Registration Statement is declared effective, including any post-effective amendments thereto, or at the Closing) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Seller for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

            SECTION 4.12. Taxes. (a) Except for such matters as would not have a Buyer Material Adverse Effect, (i) Buyer has timely filed or will timely file all Tax Returns required to be filed by Buyer with any Tax authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of Buyer; (ii) all Taxes that are due prior to the Closing Date have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined or (3) are indemnified against); (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a Tax authority against Buyer or any of the Buyer Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith and; (iv) Buyer has provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

            (b) To the best of Buyer's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Buyer or any of the Buyer Subsidiaries, nor has Buyer or any of the Buyer Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Buyer Material Adverse Effect.

            (c) There are no Tax liens upon any property or assets of Buyer except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Buyer Material Adverse Effect.

            (d) Buyer has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Buyer, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Buyer Material Adverse Effect.

            (e) Buyer has not entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Buyer Material Adverse Effect.


            SECTION 4.13. Benefit Plans. Section 4.13 of the Buyer Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material plans, policies and arrangements maintained by Buyer for the benefit of Buyer's employees (collectively, "Buyer's Plans"). Each of Buyer's Plans are maintained in material compliance with their applicable terms and conditions and Applicable Law. Each of Buyer's Plans which are intended to be tax-qualified under Section 401(a) of the Code have received a favorable determination letter regarding their tax-qualified status and, to the best Knowledge of Buyer, no such letter has been revoked.


            SECTION 4.14. Real Property. (a) Section 4.14(a) of the Buyer Disclosure Schedule lists: (i) the street address of each parcel of real property and interests in real property owned in fee by Buyer and the Buyer Subsidiaries ("Buyer Owned Real Property"), and (ii) the current owner of each such parcel of Buyer Owned Real Property. Buyer or a Buyer Subsidiary has good, valid, marketable and insurable title in fee simple to the Buyer Owned Real Property, free and clear of all Liens, except (i) as disclosed in Section 4.14(a) of the Buyer Disclosure Schedule and (ii) Permitted Liens.

            (b)        Section 4.14(b) of the Buyer Disclosure Schedule lists:
the street address of each parcel of real property and interests in real property: (i) leased by Buyer or a Buyer Subsidiary at which either a Buyer Subsidiary's headquarters or a hub or major operating laboratory is located, or
(ii) leased by Buyer or a Buyer Subsidiary under a lease that provides for aggregate rental payments in 1999 in excess of $100,000 (collectively, "Buyer Leased Real Property"). Buyer or a Buyer Subsidiary has good and valid title to the leasehold estates in the real property leased by Buyer or a Buyer Subsidiary, free and clear of all Liens, except Permitted Liens and except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Except as disclosed in Section 4.14(b) of the Buyer Disclosure Schedule or as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each lease for the real property leased by Buyer or a Buyer Subsidiary is valid, binding and in full force and effect. None of Buyer or the applicable Buyer Subsidiary party to any lease and, to the Knowledge of Buyer, no other party to any such lease is in material breach or default thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not have a Buyer Material Adverse Effect.

            SECTION 4.15. Intellectual Property. Buyer or a Buyer Subsidiary owns, or is validly licensed or otherwise has the right to use (or, as of the Closing, will own, be validly licensed or otherwise have the right to use), all patents, trademarks, trade names, applications for patents or trademarks, service marks, copyrights and other intellectual property rights (collectively, "Buyer Intellectual Property") that are material to the conduct of the business of Buyer and the Buyer Subsidiaries taken as a whole. Section 4.15 of the Buyer Disclosure Schedule sets forth a list of all patents, trademarks and software, in each case which are (or, as of Closing, will be) owned by Buyer or a Buyer Subsidiary, and that are material to the conduct of the business of Buyer and the Buyer Subsidiaries, taken as a whole. Except as set forth in Section 4.15 the Buyer Disclosure Schedule, there are no claims pending or, to the Knowledge of Buyer, threatened that Buyer or any Buyer Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. To the Knowledge of Buyer, except as set forth in Section 4.15 of the Buyer Disclosure Schedule, no Person is infringing the rights to Intellectual Property of Buyer or any Buyer Subsidiary, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Except as set forth in Section 4.15 of the Buyer Disclosure Schedule, the conduct of the business of the Buyer and the Buyer Subsidiaries as presently conducted, does not, as of the date hereof or as of the Closing Date, infringe upon or conflict with any Intellectual Property existing as of the date hereof or as of the Closing Date of any Person, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect and Buyer and the Buyer Subsidiaries have not received since January 1, 1993 any written claim or written notice from any third party to the contrary that has not been resolved. Buyer and the Buyer Subsidiaries, as of the date hereof have, and as of the Closing Date will have, paid all royalties, fees and other amounts due as of such dates on all licensed Buyer Intellectual Property other than amounts payable which are not past due, amounts accrued, or disputed amounts which are being contested in good faith.

            SECTION 4.16. Assets Other than Intellectual Property and Real Property Interests. (a) Except as set forth in Section 4.16 of the Buyer Disclosure Schedule, Buyer or a Buyer Subsidiary has, or at the Closing Date will have, good and valid title to all material assets reflected on the Buyer Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens other than Permitted Liens. This Section 4.16 does not relate to Intellectual Property, which is the subject of Section 4.15, nor to real property or interests in real property, such items being the subject of Section 4.14.

            (b) Since January 1, 1998, all the material, tangible personal property of Buyer and the Buyer Subsidiaries has been maintained, repaired and replaced in all material respects in accordance with past practice.

            SECTION 4.17. Employee and Labor Matters. Except as set forth in
Section 4.17 of the Buyer Disclosure Schedule (i) there is, and during the past three years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Buyer, threatened, against Buyer or any Buyer Subsidiary, (ii) to the Knowledge of Buyer, no union organizational campaign is in progress with respect to the employees of Buyer or any Buyer Subsidiary and no question concerning representation exists respecting such employees or has been in progress or existed during the past three years, (iii) neither Buyer nor any Buyer Subsidiary is engaged in any unfair labor practice, (iv) there is no unfair labor practice charge or complaint against Buyer or any Buyer Subsidiary pending, or, to the Knowledge of Buyer, threatened, before the National Labor Relations Board or any equivalent Person, (v) there are no pending, or, to the Knowledge of Buyer, threatened, union grievances against Buyer or any Buyer Subsidiary and (vi) none of Buyer or any Buyer Subsidiary has received written notice since January 1, 1997 of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of Buyer or any Buyer Subsidiary and, to the Knowledge of Buyer, no such investigation is in progress.

            SECTION 4.18. Environmental and Health and Safety Matters. (a) Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, and except for those matters that, individually or in the aggregate, would not have a Buyer Material Adverse Effect (i) each of Buyer and the Buyer Subsidiaries has obtained and is in compliance with all permits, licenses, authorizations and approvals required for the conduct of its operations under Environmental Laws, (ii) each of Buyer and the Buyer Subsidiaries is in compliance with all Environmental Laws and (iii) there have been no Releases, or threatened Releases, of Hazardous Materials at any properties currently or formerly owned or operated by Buyer or any Buyer Subsidiary, or at any offsite disposal locations currently or formerly used by Buyer or any Buyer Subsidiary.

            (b) Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, there is no action, suit, demand, notice of noncompliance, notice of violation, investigation, proceeding or claim arising under Environmental Laws that is pending, or to the Knowledge of Buyer, threatened, against Buyer or any Buyer Subsidiary, or any of their respective properties, assets, operations or businesses, and which (i) involves potential Losses of more than $250,000, or (ii) is reasonably likely to result in significant business interruption.

                                   ARTICLE V

                              Covenants of Seller

            Seller covenants and agrees as follows:

            SECTION 5.01. Access. (a) From the date of this Agreement until the Closing Date, upon reasonable notice, Seller shall, and shall cause the Seller Entities, the Company and the Company Subsidiary (including, without limitation, for the purpose of securing the Financing, planning the transition of the Business following the Closing Date and obtaining insurance for incidents occurring on or after the Closing Date), to afford the officers, employees, auditors, attorneys, financing sources and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, attorneys, auditors, consultants, advisors, books and records (including financial and operating data and other documents and information regarding the assets, properties, goodwill and business of the Business as exists from time to time) and management employees, auditors, attorneys and financing sources of the Business; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller and its Affiliates.

            (b) During the period after the date hereof through the Closing Date, as promptly as practicable, Seller will deliver to Buyer true and complete copies of its monthly financial statements and such other regularly prepared reports and analyses as may be prepared by Seller or any Affiliate of Seller relating solely to the Business during such period.

            SECTION 5.02. Ordinary Conduct. Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the Business to be conducted in the ordinary course in substantially the same manner as currently conducted, including as to capital spending, and shall make commercially reasonable efforts consistent with past practice to preserve the relationships of the Business with material customers, suppliers, employees and others with which or whom the Company, the Company Subsidiary or the applicable Seller Entity deals. Prior to the Closing, Seller shall cause the Company Subsidiary to use commercially reasonable efforts to reduce leakage under the Aetna U.S. HealthCare ("USHC") and Prudential Insurance Company of America ("Prudential") laboratory network management contracts which will include using commercially reasonable efforts to enter into subcontracts for laboratory services and using commercially reasonable efforts to require USHC and Prudential to meet their respective contractual obligations to reduce leakage. Seller shall not be obligated to, directly or indirectly, provide any funds to the Company, the Company Subsidiary or the applicable Seller Entity other than in the ordinary course of business consistent with past practice. From the date hereof to the Closing, Seller shall not, and shall not permit the Company, the Company Subsidiary, Seller Subsidiary or any Seller Entity to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares or the Other Assets set forth in Section 10.01 not being satisfied. In addition, except as Buyer otherwise consents in writing or as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall not permit the Company, the Company Subsidiary and, with respect to the Other Assets, the Seller Entities to do any of the following without the prior written consent of Buyer:

            (a) in the case of the Company or the Company Subsidiary, amend its Certificate of Incorporation or Bylaws;

            (b) in the case of the Company or the Company Subsidiary, declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (i) Buyer acknowledges that neither the Company nor the Company Subsidiary maintains cash balances and, from time to time and at the time of the Closing, Seller will cause to be withdrawn any cash balances of the Company and the Company Subsidiary, which withdrawals may be made, among other things, as dividends or distributions to Seller Subsidiary or its Affiliates and (ii) dividends and distributions may continue to be made by the Company Subsidiary to the Company;

            (c) in the case of the Company or the Company Subsidiary, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

            (d) adopt or amend in any material respect any Company Benefit Plan or collective bargaining agreement, except as required by Applicable Law;

            (e) grant to any executive officer or employee of the Company or the Company Subsidiary or to be transferred to Buyer in accordance with Section 8.13 any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements or by Applicable Law and except for any increases for which Seller shall be solely obligated;

            (f) incur or assume any liabilities or indebtedness for borrowed money or guarantee any such or indebtedness, other than intercompany debt between the Company and the Company Subsidiary or intercompany debt between the Company or the Company Subsidiary, on one hand, and Seller or any Affiliate of Seller, on the other hand, which in each case will be repaid, forgiven or otherwise terminated on or prior to the Closing Date;

            (g) make any change in any accounting policy of the Business other than those required by U.S. GAAP or Applicable Law of the United States or any political subdivision or agency thereof;

            (h) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory in the ordinary course of business consistent with past practice) which are material, individually or in the aggregate, to the Business, taken as a whole;

            (i) make or incur any capital expenditure that is not currently approved in writing and consistent with the budget for the period between the date hereof and the Closing (a copy of such budget is set forth as Section 5.02(i) of the Seller Disclosure Schedule) and which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

            (j) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the Company, the Company Subsidiary, or the Other Assets taken as a whole, except in the ordinary course of business consistent with past practice;

            (k) enter into any lease of real property, other than in the ordinary course of business consistent with past practice with respect to leases under which an aggregate amount of less than $250,000 is payable per annum, except any renewals of existing leases in the ordinary course of business;

            (l) enter into any arrangement that will outsource activities currently performed by Continued Employees involving payments in excess of $250,000 per annum;

            (m) settle any claim or litigation if such settlement (x) would result in material injunctive or other equitable relief or (y) relates to the matters referenced in Section 11.06(b) unless paid before the Closing Date;

            (n) enter into any agreement or arrangement that would be a Company Contract under paragraph (iii) of Section 3.11(a) if in existence on the date hereof or modify, terminate or amend any such Company Contract;

            (o) make any material federal, state, local or foreign tax election except for elections made in the ordinary course of business, in accordance with past practice or, provided Seller notifies Buyer of such change, are required by any change in Applicable Law;

            (p) enter into any agreement, contract or other instrument requiring the Company or the Company Subsidiary to (A) refer any anatomic pathology specimens to any provider of anatomic pathology services, or (B) refer any clinical laboratory specimens to any clinical laboratory other than a clinical laboratory owned, managed or operated by the Company or the Company Subsidiary, in each case which is not terminable by the Company, the Company Subsidiary, Seller or the applicable Seller Entity by notice of not more than 90 days without penalty therefor;

            (q) enter into any agreement, contract or other instrument requiring the Company or the Company Subsidiary to provide any clinical laboratory data to any third party (other than data that relates to, or is derived from, the Clinical Laboratory Services provided to such third party) or pursuant to which the Company or the Company Subsidiary assigns ownership to any clinical laboratory data to any third party; or

            (r) agree, whether in writing or otherwise, to do any of the foregoing.

            SECTION 5.03. Confidentiality. (a) After the Closing Date, Seller shall keep confidential, and shall cause its Affiliates (other than the Company and the Company Subsidiary to the extent deemed Affiliates of Seller) and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and the Company Subsidiary and the Business except as required by Applicable Law or administrative process or the rules or regulations of any United States or foreign securities exchange or the Panel on Takeovers and Mergers in London and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03. The covenant set forth in this Section 5.03 shall terminate three years after the Closing Date.

            (b) Seller acknowledges that the information being provided to it by or on behalf of Buyer in connection with its receipt of the Common Stock Consideration and the consummation of the other transactions contemplated hereby and by the other Transaction Documents is subject to the terms of a confidentiality agreement between Buyer and Seller dated October 7, 1998 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

            SECTION 5.04. Insurance. From the date hereof to the Closing Date, Seller shall keep, or cause to be kept, all insurance policies currently maintained with respect to the Company and the Company Subsidiary and the Other Assets, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Any and all insurance policies maintained with respect to the Company, the Company Subsidiary and their respective assets and properties and the Other Assets are owned and maintained by Seller and its Affiliates (other than the Company and the Company Subsidiary). None of Buyer, the Company or the Company Subsidiary will have any rights under any such insurance policies from and after the Closing Date. A description of all material insurance policies is set forth on Section 5.04 of the Seller Disclosure Schedule.

            SECTION 5.05. Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of the Company and the Company Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

            SECTION 5.06. No Additional Representations. Seller acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of Buyer and the Buyer Subsidiaries which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Buyer and the Buyer Subsidiaries to discuss the businesses and assets of Buyer and the Buyer Subsidiaries. Seller acknowledges that none of Buyer, any Buyer Subsidiary or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Buyer and the Buyer Subsidiaries furnished or made available to Seller and its representatives, except as expressly set forth in this Agreement or the other Transaction Documents, and none of Buyer, any Buyer Subsidiary or any other Person shall have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller, or Seller's use of, any such information, including any information, documents or material made available to Seller or its representatives in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

            SECTION 5.07. Supplemental Disclosure. From the date hereof to the Closing Date, Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to the Knowledge of Seller of any event or condition or the existence to the Knowledge of Seller of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares and the Other Assets not to be fulfilled.

            SECTION 5.08. Financial Statements. Not later than March 15, 1999, Seller shall cause to be delivered to Buyer (a) audited consolidated balance sheets of the Business ("Consolidated Balance Sheets") as of and for the periods ending December 31, 1998, 1997 and 1996 and (b) audited consolidated statements of income and cash flows of the Business ("Consolidated Income Statements") as of and for the periods ending December 31, 1998, 1997 and 1996, such financial statements having been audited by Seller's Accountants and satisfying the requirements of Regulation 14A of the proxy rules of the Exchange Act for purposes of inclusion in the Proxy Statement and the requirements of SEC Form S-3 under the Securities Act for purposes of inclusion in the Registration Statement. As promptly as practical and in any event, within 30 days of the end of each fiscal quarter after the date hereof and before the Closing, Seller shall deliver to Buyer unaudited Consolidated Balance Sheets and unaudited Consolidated Income Statements satisfying the requirements of Regulation 13A of the Exchange Act required by Buyer to be included in the Proxy Statement or the Registration Statement.

            SECTION 5.09. No Solicitation or Negotiation. From the date hereof to the earlier of (i) the Closing and (ii) the termination of this Agreement,
(a) Seller agrees that none of Seller, the Company, the Company Subsidiary or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any Company Takeover Proposal, or (ii) participate in any discussions, negotiations or other com-munications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any Company Takeover Proposal or any inquiry or other contact with any Person with respect thereto, is made after the date hereof and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller agrees not to, and to cause Seller Subsidiary, the Company and the Company Subsidiary not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality agreement to which Seller, Seller Subsidiary, the Company or the Company Subsidiary is a party to the extent such confidentiality agreement relates to the Business.

            (b) The term "Company Takeover Proposal" means any proposal for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or the Company Subsidiary, any proposal or offer for the issuance by the Company of any of its equity securities as consideration for the assets or securities of any Person or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or any assets of the Company or the Company Subsidiary except as permitted pursuant to Section 5.02, and except for the transactions contemplated by this Agreement. For the avoidance of doubt, the term "Company Takeover Proposal" does not include any proposal for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Seller or any Affiliate of Seller other than solely the Company or the Company Subsidiary, any proposal or offer for the issuance by Seller of its equity securities as consideration for the assets or securities of any Person or any proposal or offer to acquire in any manner, directly or indirectly, any voting securities of, or any assets of Seller or any Affiliate of Seller (excluding the Other Assets) other than solely the Company or the Company Subsidiary.

            SECTION 5.10. Certain Transfers--Intellectual Property and Licenses Under the diaDexus Agreement. (a) Seller will use reasonable best efforts to procure an assignment to Buyer (pursuant to an assignment reasonably satisfactory to Buyer), effective as of the Closing Date, of the beneficial rights and licenses relating to Clinical Laboratory Services, set forth on
Schedule 5.10 (the "diaDexus Rights"), which have been granted to Seller under the Collaboration and License Agreement among Seller, Seller Subsidiary, Incyte Pharmaceuticals, Inc. and diaDexus, LLC, dated the 2nd day of September 1997 (the "diaDexus Agreement"). With respect to cDx Homebrews (as defined in the diaDexus Agreement), Seller shall use reasonable best efforts to provide Buyer with a territory defined by reference to Buyer rather than Seller, Seller Subsidiary and their Affiliates (for purposes of this description of territory, as defined in the diaDexus Agreement). In the event that Seller is unable to procure assignment of all right(s) set forth in Schedule 5.10 through such reasonable best efforts, then Buyer and Seller shall reasonably cooperate to delete or modify right(s) identified in Schedule 5.10 as necessary to secure assignment of as many of such identified rights as reasonably possible.

            (b) Seller and the Seller Subsidiary shall not assign the diaDexus Agreement to the Company, and Seller and the Seller Subsidiary remain solely liable for all obligations under such Agreement, except for those expressly assumed in this Section 5.10(b). Buyer shall cause the Company to assume (pursuant to an Assumption Agreement reasonably satisfactory to Seller) the following obligations under the diaDexus Agreement:

            (i) all liabilities and obligations arising out of or in connection with the exercise by the Company of the diaDexus Rights, including, without limitation, all royalties, diligence obligations and other obligations due with respect to the sale by the Company or any of its Affiliates of any Test or Healthcare Ix Product licensed by the Company pursuant to the terms of the diaDexus Agreement;

            (ii)       the Confidentiality and Publication provisions under
      Article 12 of the diaDexus Agreement; and

            (iii) the indemnification provisions under Article 18 of the Collaboration and License Agreement with respect to the sale by the Company or any of its Affiliates of any Test or Healthcare Ix Product licensed by the Company under the terms of the diaDexus Agreement.

            (c) Following the dissolution of diaDexus, Seller shall grant to Buyer, for use in the field of Clinical Laboratory Services, a worldwide, nonexclusive paid-up royalty-free license (with the right to sublicense) of all Intellectual Property in existence as of the Closing Date that reverts to Seller from diaDexus relating to Clinical Laboratory Services.

            (d) Seller acknowledges that the responsibilities of the Research Committee, as described in Paragraph 10.2 of the diaDexus Agreement may influence the orderly transfer of the Intellectual Property described in this Section 5.10. In light of the interests conveyed to the Company under this
Section 5.10, Seller agrees to use reasonable best efforts to cause diaDexus, LLC and Incyte Pharmaceuticals, Inc. to grant access to Buyer on a non-voting observer basis to such Committee or other multiparty research governance organizations that are or may be established under the diaDexus Agreement; provided, however, that such participation shall be limited to discussions concerning research projects, their status, and the conveyance of rights to Buyer or the Company related thereto, all as limited to such projects that are subject to the rights and licenses assigned to Buyer or the Company pursuant to this Section 5.10.

            SECTION 5.11. Certain Licenses. (a) For the period ending on December 31, 1999, Seller shall use commercially reasonable efforts to arrange for the Company and the Company Subsidiary to continue to be licensed under the agreements set forth on Exhibit 5.11(a) on the same terms (including, without limitation, the same level of upgrades, enhancements and modifications as well as maintenance, support and service) as received by Seller and its wholly owned Subsidiaries under such agreements; provided that the foregoing shall not require Seller or any of its Affiliates to expend money, commence or participate in any litigation or grant any accommodation (financial or otherwise) to any third party for the purpose of securing such continuation. Seller shall be responsible for any license payments for the period through December 31, 1999; provided that the Company Subsidiary shall be responsible for any maintenance, support and service charges for services provided under such agreements prior to January 1, 2000 to the extent that such charges are consistent with those charged to Seller and its wholly owned Subsidiaries; and provided further, however, that the Company Subsidiary shall be responsible for any applicable license per unit fees to the extent that the net number of locations or users using the Intellectual Property listed in Section 5.13(a) of the Seller Disclosure Schedule increases during the period prior to January 1, 2000, to the extent that such license fees are charged in substantially the same manner as charged to Seller and its wholly owned Subsidiaries.

            (b) For a period ending on the first anniversary of the Closing Date, Seller shall use commercially reasonable efforts to permit the Company and the Company Subsidiary to continue to purchase supplies and services pursuant to the agreements set forth on Section 5.11(b) of the Seller Disclosure Schedule on substantially the same terms as such supplies and services are purchased by Seller and its wholly owned Subsidiaries; provided that the foregoing shall not require Seller or any of its Affiliates to expend money, commence or participate in any litigation or grant any accommodation (financial or otherwise) to any third party for the purpose of securing such continuation. Nothing contained in this Section 5.11(b) shall require Seller to arrange for such supplies and services to be supplied to any laboratory facility other than the laboratory facilities of the Company Subsidiary as of the Closing Date.

            SECTION 5.12. Senior Level Employees. As soon as practical after the date of this Agreement (and in no event later than 14 days after such date), Seller shall deliver to Buyer a true and complete list of the Senior Level Employees.

                                   ARTICLE VI

                               Covenants of Buyer

            Buyer covenants and agrees as follows:

            SECTION 6.01. Access. (a) From the date hereof to the Closing Date, Buyer shall, and shall cause the Buyer Subsidiaries to, give Seller and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Buyer and the Buyer Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or any Buyer Subsidiary.

            (b) During the period after the date hereof through the Closing Date, as promptly as practicable, Buyer will deliver to Seller true and complete copies of its monthly financial statements and such other regularly prepared reports and analyses as may be prepared by Buyer or any Buyer Subsidiary during such period.

            SECTION 6.02. Conduct of Business of Buyer. (a) Except to the extent that Seller otherwise consents in writing, as set forth in Section 6.02(a) of the Buyer Disclosure Schedule, or as otherwise expressly permitted by the terms of this Agreement or in connection with the Financing, from the date hereof to the Closing:

            (i) Buyer shall cause the business of Buyer and the Buyer Subsidiaries, taken as a whole, to be conducted in the ordinary course in substantially the same manner as currently conducted.

            (ii) Buyer shall not redeem, repurchase or otherwise acquire, or permit any Buyer Subsidiary to redeem, repurchase or otherwise acquire, Buyer Common Stock or any other voting securities of Buyer (including any option, warrant or right relating to, or any securities convertible into or exchangeable for such Buyer Common Stock or such other voting securities of Buyer) in excess of Buyer Common Stock representing 10% of the aggregate outstanding Buyer Common Stock as of the date hereof, except, in each case, as required by the terms of the securities of the Buyer outstanding on the date hereof or as contemplated by any employee benefit plans.


            (iii) Buyer shall not amend or propose or agree to amend, the Certificate of Incorporation or Bylaws of Buyer in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise adversely affect the rights of Seller following its acquisition of the Shares.

            (iv) Buyer shall not, and shall not permit a material Buyer Subsidiary to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Buyer or such material Buyer Subsidiary.

            (v) Buyer shall not declare or pay any dividend, or declare or make any distribution on, or authorize or effect any split-up, combination, subdivision, adjustment, reclassification or recapitalization of, any Buyer Common Stock.

            (vi) Except as contemplated by Section 4.13 of the Buyer Disclosure Schedule, Buyer shall not authorize the creation or issuance of, or issue, any shares of Buyer Common Stock or any other voting securities of Buyer (including any option, warrant or right relating thereto or any securities convertible into or exchangeable for such Buyer Common Stock or any other voting securities of Buyer) or permit any Buyer Subsidiary to authorize the creation or issuance of, or to issue any options, warrants, or rights to acquire any Buyer Common Stock or any other voting securities of Buyer or any securities convertible into or exchangeable for such Buyer Common Stock or any other voting securities of Buyer other than (A) pursuant to the terms of any of its securities outstanding as of the date hereof or as required by its existing employee benefit plans or (B) in connection with new employee benefit plans or the acquisition of businesses engaged in or related or ancillary to the businesses of Buyer and Buyer Subsidiaries as currently conducted that would, in the case of this clause (B), in the aggregate, result in the issuance of more than 2,252,000 shares of Buyer Common Stock (including under any Buyer employee benefit plan adopted after the date hereof), as such number may be increased by the amount of any shares of Buyer Common Stock, redeemed, repurchased or otherwise acquired by Buyer or a Buyer Subsidiary during the period between the date hereof and the Closing Date.

            (vii) Buyer shall not (and shall not permit any Buyer Subsidiary to) incur additional indebtedness, make any change in its accounting policies or take any other action which could reasonably be expected to cause the Financing not to be available on a timely basis for the transactions contemplated by this Agreement.

            (b) From the date hereof to the Closing, Buyer shall not, and shall not permit any Buyer Subsidiary, to take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares or the Other Assets set forth in Section 10.2 not being satisfied.

            SECTION 6.03. Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the Other Assets and the consummation of the other transactions contemplated hereby and by the other Transaction Documents is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality

Agreement shall terminate with respect to information relating solely to the Company, the Company Subsidiary, the Other Assets and the Assumed Non-U.S. Liabilities; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller or Seller's Affiliates (other than the Company, the Company Subsidiary, the Other Assets and the Assumed Non-U.S. Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

            SECTION 6.04. No Additional Representations. (a) Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of Seller and its Affiliates with respect to the Company, the Company Subsidiary and the Other Assets that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller, Seller Subsidiary, the Company and the Company Subsidiary to discuss the businesses and assets of the Company and the Company Subsidiary and the Other Assets. Buyer acknowledges that none of Seller, the Company, the Company Subsidiary or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiary or the Other Assets furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the other Transaction Documents, and none of Seller, the Company, the Company Subsidiary or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including any information, documents or material made available to Buyer in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

            (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III, BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE OTHER ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY SELLER ENTITY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS.

            SECTION 6.05. Supplemental Disclosure. Buyer shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to the Knowledge of Buyer of any event or condition or the existence to the Knowledge of Buyer of any fact that would cause any of the conditions to Seller's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

            SECTION 6.06. Seller Guarantees. Section 6.06 of the Seller Disclosure Schedule sets forth guarantees by Seller and its Affiliates (other than the Company and the Company Subsidiary) of obligations of the Company or the Company Subsidiary or with respect to any Other Asset or Assumed Liability that, in any such case, individually, is in excess of $1,000,000; provided, however, that the failure to list any such guarantees in Section 6.06 of the Seller Disclosure Schedule shall not be deemed a breach of any representation or warranty for purposes of Section 11.02. As soon as practicable after the Closing Date, Buyer will use all reasonable efforts to replace or obtain Seller's (or Seller's Affiliate's) release of all the guarantees by Seller (or an Affiliate of Seller) of obligations of the Company or the Company Subsidiary or with respect to any other Asset or Assumed Liability set forth in Section
6.06 of the Seller Disclosure Schedule; provided that Seller agrees that during the period ending two years after the Closing Date, Buyer will not be obligated under this Section 6.06 to seek the consent of USHC to replace or release the obligations of Seller under the Master Agreement by and between USHC, on behalf of itself and its applicable Affiliates, and the Company Subsidiary, dated September 1, 1998, and that Seller will remain a guarantor with respect thereto until no later than the second anniversary of the Closing Date, at which time Buyer will replace Seller as guarantor under such agreement or otherwise obtain Seller's release, including, if necessary, by obtaining the required letter of credit.

            SECTION 6.07. Use of Certain Names. Buyer shall cause the Company and the Company Subsidiary promptly, and in any event (a) within twenty four months after Closing, to revise all literature of the Company and the Company Subsidiary and to delete all references to the Names and (b) within twenty four months after Closing, to change signing, stationery, supplies and other personal property and otherwise discontinue use of the Names; provided, however, that during such twenty-four month period Buyer, the Company and the Company Subsidiary may continue to use the Names in accordance with the License Agreement. Buyer shall change the names of the Company and the Company Subsidiary to names that do not include the Names within thirty Business Days of the Closing Date. In no event shall Buyer, the Company or the Company Subsidiary use any Names after the Closing in any manner or for any purpose different from the use of such Names during the 90-day period preceding the Closing. "Names" means "SmithKline Corporation", "SmithKline", "SmithKline Beecham", "SB", "SBCL", "SKB", variations and derivatives thereof and any other logos, service marks or trademarks of Seller or its Affiliates.

            SECTION 6.08. Buyer Rights Agreement; Consequences if Buyer Rights Triggered. The Board of Directors of Buyer shall take all action necessary in order to render the Buyer Rights inapplicable to the acquisition by Seller of the Common Stock Consideration. If any Distribution Date, Share Acquisition Date or Triggering Event (as these terms are defined in the Buyer Rights Agreement) occurs under the Buyer Rights Agreement at any time during the period from the date of this Agreement to the Closing Date, Buyer and Seller shall make such adjustment to the Common Stock Consideration as Buyer and Seller shall mutually agree so as to preserve the economic benefits that Buyer and Seller each reasonably expected on the date of this Agreement to receive as a result of the consummation of the transactions contemplated by this Agreement.

            SECTION 6.09. Preparation of the Proxy Statement; Buyer Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Buyer shall prepare and file with the SEC a proxy statement relating to the Buyer Stockholders Approval (the "Proxy Statement") in preliminary form, and Buyer shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Buyer shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC and mailed to its stockholders at the earliest practicable date.

            (b) Buyer shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Buyer Stockholders Approval; provided that Seller acknowledges that it is Buyer's current intention to seek the Buyer Stockholders Approval at its annual stockholders meeting currently scheduled for May 11, 1999. Buyer shall, through the Buyer Board, recommend to its stockholders that they give the Buyer Stockholders Approval. Without limiting the generality of the foregoing, but subject to the provisions of
Section 6.11(b), Buyer agrees that its obligations pursuant to the first sentence of this Section 6.09(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Buyer of any proposal regarding a business combination with Buyer or the acquisition of all or a substantial portion of the assets of Buyer.

            SECTION 6.10. Financing. Buyer will use all reasonable efforts to obtain the Financing. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will use all reasonable efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable; provided that Buyer shall not be required to use such efforts if a portion of the Financing has become unavailable because of the occurrence of one or more events or the existence of one or more conditions that make it impossible to satisfy the conditions contained in Section 10.01 (other than the condition contained in Section 10.01(f)). Buyer shall use all reasonable efforts to (i) satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements") that are conditions to closing all transactions constituting the Financing and to drawing down the cash proceeds thereunder;
(ii) defend all lawsuits or other legal proceedings challenging the Financing Agreements or the consummation of the transactions contemplated thereby; and
(iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. Notwithstanding the foregoing, Buyer shall not be required to pay costs and expenses in connection with arranging alternative financing materially in excess of the costs and expenses contemplated by the Financing or agree to financing terms that differ in a manner materially adverse to Buyer or any of its Affiliates from those contemplated by the Financing.

            SECTION 6.11. No Solicitation or Negotiation. (a) None of Buyer, any Buyer Subsidiary or any of their respective Affiliates, officers, directors, representatives or agents will, (i) solicit, initiate, encourage or accept any Buyer Takeover Proposal (as defined below) or (ii) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any Person to do any of the foregoing. For purposes of this Agreement, "Buyer Takeover Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition of 50% or more of Buyer Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of Buyer Common Stock, any merger, con-solidation, or business combination involving Buyer as a result of which the stockholders of Buyer prior to such transaction would own 50% or less of the voting capital of the surviving company, the sale of all or a substantial part of the assets of Buyer, or any recapitalization, liquidation, dissolution or similar transaction involving Buyer.

            (b) Except as set forth in this Section 6.11(b), neither the Buyer Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Seller, the approval or recommendation by the Buyer Board or any such committee of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, (ii) approve or recommend, or propose to approve or recommend, any Buyer Takeover Proposal or (iii) enter into any agreement with respect to any Buyer Takeover Proposal. Notwithstanding the foregoing, in the event that, prior to the Closing, the Buyer Board determines that it is necessary to do so in accordance with its fiduciary duties to its stockholders under Applicable Law, the Buyer Board may withdraw or modify its approval or recommendation of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration.

            (c) Subject to the provisions of Section 6.11(b), nothing contained in this Section 6.11 shall prohibit Buyer from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if the Buyer Board determines in good faith (based on the advice of outside counsel) that it is necessary to do so in accordance with Applicable Law.

            (d) In the event that, (i) (A) the Buyer Board shall have withdrawn or modified, in a manner adverse to Seller, the approval or recommendation by the Buyer Board of the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration, or (B) at the time of the meeting of Buyer's stockholders for the purpose of seeking the Buyer's Stockholders Approval, a Buyer Takeover Proposal shall have been made directly to Buyer's Stockholders or there shall have been a public announcement by Buyer that a Person intends, or any Person shall have publicly announced an intention, to make a Buyer Takeover Proposal, and (ii) the stockholders of Buyer shall not have approved the issuance of the shares of Buyer Common Stock constituting the Common Stock Consideration to Seller and (iii) (A) in the event of the circumstances described in clause (i)(A) of this subsection (d), a Buyer Takeover Proposal is consummated within one year of the termination of this Agreement or (B) in the event of the circumstances described in clause
(i)(B) of this subsection (d), a Buyer Takeover Proposal is consummated with the Person that made or publicly announced the Buyer Takeover Proposal or was the subject of Buyer's announcement at the time of such meeting, then, in any such event, Buyer shall pay Seller promptly (but in no event later than three Business Days after the consummation of such Buyer Takeover Proposal) a fee of $45,000,000, which amount shall be payable in immediately available funds to a bank account designated by Seller.

                                  ARTICLE VII

                               Mutual Covenants

            Each of Seller and Buyer covenants and agrees as follows:

            SECTION 7.01. Consents. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement and the other Transaction Documents may be required from parties to the Company Contracts and to the other contracts or agreements set forth in Section 7.01 of the Seller Disclosure Schedule and that such consents and waivers have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents or because of the termination of any Company Contract or any other contract or agreement set forth in Section 7.01 of the Seller Disclosure Schedule, as a result thereof; provided, however, that in the event any such consent or waiver is not obtained, Seller agrees to use all reasonable efforts to enforce its rights under any such contract or agreement for the benefit of Buyer; provided, further, that the foregoing shall not require Seller or any of its Affiliates (including the Company and the Company Subsidiary) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Except as set forth in Section 7.01 of the Seller Disclosure Schedule, prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiary to use all reasonable efforts to obtain, and Buyer will cooperate with Seller in connection with obtaining, any such consents and waivers including those described in Section 7.01 of the Seller Disclosure Schedule; provided, however, that the foregoing shall not include any requirement of Seller or any of its Affiliates (including the Company and the Company Subsidiary) or Buyer to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Notwithstanding anything to the contrary in this
Section 7.01, this Section 7.01 shall not limit or otherwise affect any remedy that Buyer may have under this Agreement with respect to any breach by Seller of Section 3.02 or Section 3.11.

            SECTION 7.02. Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their respective Affiliates and their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company, the Company Subsidiary and the Other Assets to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Business that might result from the transactions contemplated hereby and by the other Transaction Documents. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their respective Affiliates, employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Company Subsidiary and the Other Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section
7.02. Neither party shall be required by this Section 7.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company or the Company Subsidiary).

            SECTION 7.03. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange or the Panel on Takeovers and Mergers in London, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Buyer and Seller each may make internal announcements to its respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby and by the other Transaction Documents after reasonable prior notice to and consultation with the other party.

            SECTION 7.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections
7.01 and 7.05), each party shall use reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in
Section 7.05, each of Buyer and Seller shall use reasonable best efforts to cause the Closing to occur on or prior to June 30, 1999.

            SECTION 7.05. Antitrust Notification. Each of Seller and Buyer shall as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Seller and Buyer shall use reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares and the Other Assets, including litigating any motion for a preliminary injunction until a final and nonappealable decision has been rendered by a court of competent jurisdiction and entering into a consent decree with the FTC or the DOJ; provided that Buyer will not be required by this Section 7.05 to take any action, including entering into any consent decree with the FTC or the DOJ, that requires the divestiture of a material amount of assets of any of the Company Subsidiary, Buyer or any Buyer Subsidiary. Seller and Buyer shall also cooperate to make any required regulatory filings with any state or outside the United States as promptly as practicable after the execution and delivery of this Agreement.

            SECTION 7.06. Records. To the extent not delivered on the Closing Date, promptly thereafter, Seller shall deliver or cause to be delivered to Buyer all material agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller or any Seller Entity relating to the business and operations of the Company and the Company Subsidiary and the Non-U.S. Clinical Laboratories Business to the extent not then in the possession of the Company and the Company Subsidiary, subject to the following exceptions:

            (a) Buyer recognizes that certain Records may contain incidental information relating to the Company, the Company Subsidiary, the Other Assets, the Assumed Liabilities and the Non-U.S. Clinical Laboratories Business or may relate primarily to subsidiaries, divisions or businesses of Seller other than the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

            (b) Seller may retain all Records prepared in connection with the sale of the Shares and the Other Assets and the assumption of the Assumed Non-U.S. Liabilities, including analyses relating to the Company, the Company Subsidiary, the Other Assets, the Assumed Liabilities and the Non-U.S. Clinical Laboratories Business; and

            (c) Seller may retain any Tax Returns and Buyer shall be provided with copies of such Tax Returns to the extent that they relate to the Company's and the Company Subsidiary's separate returns or separate Tax liability or to the Other Assets, the Assumed Liabilities or the Non-U.S. Clinical Laboratories Business, provided, however, that Buyer shall be provided with originals of any Tax Returns, but only to the extent they relate to the Company's and the Company Subsidiary's separate returns or separate tax liability or to the Other Assets, the Assumed Liabilities or the Non-U.S. Clinical Laboratories Business, if needed, to comply with any requirement imposed by Tax laws or to respond to any inquiry from a Tax authority.

            SECTION 7.07. Support Services. Seller and/or its Affiliates provide the Company, the Company Subsidiary and the Non-U.S. Clinical Laboratories Business with the support services, including cash management, credit and accounts receivable, payroll and human resources, legal, tax and benefit plan administration set forth in Section 7.07 of the Seller Disclosure Schedule. Buyer acknowledges that all such support services will be terminated as of the Closing Date except for the support services to be provided to Buyer pursuant to the Transition Services Agreement. Seller acknowledges that after the Closing Date, neither the Buyer, the Company nor the Company Subsidiary will have any obligation to pay Seller or its Affiliates for (or reimburse Seller or its Affiliates for any expenses incurred in connection with) any support or other services provided prior to the Closing Date.

            SECTION 7.08. Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses.

            SECTION 7.09. The Other Assets. (a) In the event that as of the Closing Date (i) any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunctions or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of any of the Other Assets listed in Section 7.09 of the Seller Disclosure
Schedule is in effect, (ii) any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the sale of any of the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule, shall not have been obtained or made, or (iii) Seller is unable to obtain any required consents of third parties required in order to transfer the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule to Buyer, Seller shall not, and shall cause the Seller Entities not to, sell and Buyer shall not purchase, the Other Assets and, in any such case, the Cash Purchase Price shall be reduced to $1.0 billion and Buyer shall not assume the Assumed Liabilities; provided, that for so long as Seller and the Seller Entities own the Other Assets, the Company Subsidiary shall continue to provide Seller and the Seller Entities with the services from the Company Subsidiary which are being provided on the date hereof to the Non-U.S. Clinical Laboratories Business on substantially the same terms as services are being provided to Buyer under the Transition Services Agreement. Within 30 days after the date hereof, Seller shall provide Buyer with a detailed listing of the material Other Assets set forth in clauses (xii) and (xiii) of Section 2.01(c) existing as of the date hereof.

            (b) In the event that Seller and the Seller Entities do not consummate the sale of the Other Assets to Buyer on the Closing Date because of
(i) the existence on the Closing Date of any legal restraint or prohibition as provided in Section 7.09(a)(i) or the failure to obtain any requisite consents as provided in Section 7.09(a)(ii) or (iii), each of Seller, the Seller Entities and Buyer agree to use their reasonable best efforts to close the sale of the Other Assets and the assumption of the Assumed Liabilities or to restructure the transfer of the Other Assets in a manner that will give effect to the intent of the parties as set forth in this Agreement. In the event that Seller, the Seller Entities and Buyer are unable to so close or restructure the transfer of the Other Assets within six months after the Closing Date, then Seller and the Seller Entities agree to use their reasonable best efforts to sell the Other Assets to a third party within the succeeding 18 months.

            (c) The parties hereto agree that, in the event any consent, approval or authorization from third parties necessary or desirable to preserve any right or benefit under any lease, license, contract, commitment or other agreement or arrangement related to the Other Assets is not obtained prior to the Closing other than a consent required in connection with the transfer of the Other Assets listed in Section 7.09 of the Seller Disclosure Schedule, Seller and the Seller Entities will, subsequent to the Closing (or any delayed Closing with respect to the Other Assets as contemplated by Section 7.09(c)), cooperate with Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Until and unless such consent, approval or authorization is obtained, Seller and the Seller Entities shall use all reasonable efforts to provide Buyer with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement to the extent relating to the Other Assets and, if Seller and the Seller Entities provide such rights and benefits, Buyer shall assume the obligations and burdens thereunder. Buyer will cooperate with Seller and the Seller Entities in obtaining any of the foregoing consents, approvals or authorizations from third parties and, if applicable, in obtaining any of such rights and benefits.

            SECTION 7.10. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 7.01, 7.04 and 7.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

            SECTION 7.11. Year 2000. (a) Seller represents and warrants to Buyer that it has a comprehensive strategy, process and procedure ("Seller Year 2000 Methodology") for assessing, detecting, eliminating, remediating, analyzing, testing, repairing, modifying, replacing or abandoning the computer hardware and software systems (together with any other equipment dependent upon or incorporating such computer hardware and software) owned or leased by Seller or any of its Subsidiaries, and used by Seller and its Subsidiaries in the manufacture or supply of their products or services ("Seller Internal Systems"), directed at ensuring that such Seller Internal Systems are Year 2000 Ready. Seller represents and warrants to Buyer that the Company Subsidiary has developed, adopted and is currently pursuing an implementation plan based on the Seller 2000 Methodology (the "Company Implementation Plan") directed at ensuring that the Seller Internal Systems used by the Company Subsidiary (the "Company Critical Systems") are Year 2000 Ready on or before January 1, 2000.

            (b) Buyer represents and warrants to Seller that it has a comprehensive strategy, process and procedure ("Buyer Year 2000 Methodology") for assessing, detecting, eliminating, remediating, analyzing, testing, repairing, modifying, replacing or abandoning the computer hardware and software systems (together with any other equipment dependent upon or incorporating such computer hardware and software) owned or leased by Buyer or any of its Subsidiaries, and used by Buyer and its Subsidiaries in their respective businesses ("Buyer Internal Systems"), directed and ensuring that such Buyer Internal Systems are Year 2000 Ready. Buyer represents and warrants to Seller that Buyer has developed, adopted and is currently pursuing an implementation plan based on Buyer 2000 Methodology (the "Buyer Implementation Plan") directed at ensuring that the Buyer Internal Systems are Year 2000 Ready on or before January 1, 2000.

            (c) Within 15 days after the date hereof, each of Buyer and Seller shall designate a mutually acceptable number of individuals to serve on a Joint Year 2000 Readiness Management Committee (the "Joint Committee"), with equal representation from both Buyer and Seller. Within 30 days after the date hereof, the Joint Committee shall select an independent nationally recognized management consulting firm expert in matters concerning the year 2000 date change (the "Consultant") mutually acceptable to Buyer and Seller to audit the Company Subsidiary and Buyer (the "Audit") as set forth in Section 7.11(e).

            (d) The Joint Committee will agree on the instructions to be given the Consultant regarding the scope of the Consultant's engagement in accordance with Section 7.11(e) (which shall include a requirement that


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

the Consultant shall complete the Audit and submit a Readiness Report to each of Buyer and Seller by no later than sixty days from the date of this Agreement) and will agree on a fee schedule for the Consultant. The fees and expenses for the Consultant will be paid 50% by Buyer and 50% by Seller.

            (e) Seller and Buyer agree that (i) the scope of the Consultant's engagement to conduct the Audit shall be to determine whether each of the Company Subsidiary and Buyer have (A) completed all of the action items and activities (collectively, "Action Items") for the Company Critical Systems and the Buyer Implementation Systems, respectively, that are required to be completed by March 1, 1999, under the Company Implementation Plan and the Buyer Implementation Plan, respectively, (B) any such items that are required by the Company Implementation Plan and the Buyer Implementation Plan to be completed as of March 1, 1999 are, in fact, completed, and (C) the Company Subsidiary and Buyer have made progress on uncompleted items substantially in accordance with the Company Implementation Plan and the Buyer Implementation Plan, respectively, (ii) the Consultant is not to make any other determination, including any determination about the suitability, desirability, effectiveness or otherwise of the Seller Methodology or the Buyer Methodology and (iii) the Consultant shall not perform, or have performed any "time machine" testing. Buyer and Seller shall provide the Consultant with reasonable access to each of their respective properties, books, personnel and records relevant to the Audit. With respect to each of the Company Subsidiary and Buyer, the Consultant shall deliver a written report (each, a "Readiness Report") setting forth any Action Items that have not been substantially completed by March 1, 1999, in accordance with the Company Implementation Plan and the Buyer Implementation Plan, as the case may be, and shall set forth in writing recommendations to complete such Action Items (each, a "Punch List").

            (f) Each of Buyer and Seller agrees to use reasonable best efforts to complete, at its own cost, all Action Items noted on the Punch List between the date the Consultant delivers its Readiness Report with respect to such party and the Closing Date; provided, however, that neither Seller nor Buyer shall be required to take any action that is not consistent with the Seller Methodology or the Buyer Methodology, respectively. To the extent that any Action Items on the Punch List are not substantially completed by the Closing Date, Seller and Buyer agree to negotiate in good faith to reach a financial settlement to resolve such Action Items, based on each party's respective fully allocated rate charged by such party's information technology personnel. In the event Seller and Buyer cannot agree to a settlement amount, the matter will be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association by one arbitrator appointed in accordance with such Rules.

            (g) Section 7.11 represents the sole responsibility of Buyer and Seller to each other with regard to being Year 2000 Ready and neither Seller nor Buyer shall be entitled to any indemnification under Sections 11.02 or 11.03 (including Sections 11.02(a)(i)(A) or 11.03(a)(i)(A)) with respect to the subject matter of this Section 7.11.

            (h) "Year 2000 Ready" means that prior to, during and after January 1, 2000, the design and performance specifications of the applicable computer hardware, software and/or components thereof (i) accurately process date/time data (including, but not limited to, calculating, comparing and sequencing), and (ii) accurately perform leap-year calculations.

                                 ARTICLE VIII

                         Employee and Related Matters

            SECTION 8.01. Employment. Effective as of the Closing, Buyer shall or shall cause the Company Subsidiary to continue to employ each United States-based employee of the Company Subsidiary who is actively at work on the Closing Date ("Active Employees") and Buyer shall or shall cause the Company Subsidiary to honor any commitment of Seller, Seller Subsidiary, the Company or the Company Subsidiary or, following the Closing, Buyer, to reemploy any United States-based employee of the Company Subsidiary who is not actively at work on the Closing Date due to leave of absence, short-term disability leave (including those individuals who are absent due to illness or injury for a period of less than five business days), military leave or layoff with recall rights or reemployment rights under the Family Medical Leave Act or any other applicable law (collectively, "Inactive Employees") upon the conclusion of their leave or layoff, so long as such individual returns to active employment within the period during which the individual has a protected right of recall or reemployment under applicable law. For purposes hereof, any United States-based employee of the Company Subsidiary who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty or bereavement leave) in accordance with applicable policies of Seller, the Company or the Company Subsidiary shall be deemed to be an Active Employee. For purposes of this Article VIII, Active Employees who immediately following the Closing continue their employment with the Company Subsidiary and Inactive Employees, to the extent that they become reemployed by the Company or the Company Subsidiary, shall be referred to herein collectively as "Continued Employees". For purposes hereof, an employee of the Company or the Company Subsidiary who has terminated employment for any reason (including retirement and long-term disability) prior to the Closing shall be referred to herein as a "Former Employee". For purposes of this Article VIII, (i) the employees of Seller Subsidiary whose names are listed in Section 8.01 of the Seller Disclosure Schedule shall be deemed to be employees of the Company Subsidiary and (ii) employees of the Company Subsidiary who are based in Puerto Rico shall be deemed to be United States-based. Except as herein specifically provided, Seller shall be liable for all employment and benefit claims and obligations in respect of (i) Continued Employees and their respective eligible dependents and beneficiaries that arise prior to the Closing Date and (ii) Former Employees, regardless of when the obligation or claim arises. Except as specifically provided herein, Buyer shall be liable for all employment and benefit claims and obligations in respect of Continued Employees, and their respective dependents and beneficiaries, that arise on or after the Closing Date.

            SECTION 8.02. Benefit Plans; Coverage. (a) Effective as of the Closing Date and through December 31, 2000 (the "Benefit Period"), Buyer shall or shall cause Company Subsidiary to maintain base salaries, short-term incentive programs (annual bonuses) and employee benefit plans and arrangements ("Basic Benefits") for Continued Employees which, in the aggregate, are reasonably comparable to the Basic Benefits provided to the Continued Employees immediately prior to the Closing Date by Seller or any Person under common control with Seller; provided, however, (i) in determining whether this comparability standard is met during the Benefit Period, Buyer and Seller agree that the benefits to be provided to Continued Employees by Seller or any Person under common control with Seller and which are described in paragraphs one through four of Schedule 8.02 are deemed to be Basic Benefits provided by Buyer to the Continued Employees during the Benefit Period, (ii) Buyer's covenant hereunder is directly contingent upon Seller's covenants in paragraphs one through four of Schedule 8.02, (iii) nothing contained herein shall prohibit Buyer or Company Subsidiary from amending, modifying or terminating any of the Basic Benefits (other than those referred to in paragraphs one through four of Schedule 8.02) during or after the Benefit Period, and (iv) notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any Person under common control with Buyer shall have any obligation during the Benefit Period to maintain, sponsor or contribute to any (x) retiree medical, dental or life insurance plans, programs or policies or (y) any "employee benefit pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA.

            (b) Effective during the Benefit Period, Buyer shall or shall cause Company Subsidiary to provide long-term incentive programs to the Continued Employees on terms and conditions no less favorable than those provided to Buyer's similarly situated employees.

            (c) During the period commencing with the signing of this Agreement and ending with the Closing, Seller shall not, and shall not cause,
(i) individuals employed by the Company or the Company Subsidiary to be transferred to the employ of Seller or any Affiliate of Seller (other than the Company or the Company Subsidiary) and (ii) individuals employed by Seller or any Affiliate of Seller (other than the Company and the Company Subsidiary) to be transferred to the employ of the Company or the Company Subsidiary, except with prior written consent of Buyer's Vice President of Human Resources.

            SECTION 8.03. Past Service Credit. In administering any employee benefit plans and any fringe benefit plans, including vacation programs and policies, for the Continued Employees on or after the Closing Date, Buyer will grant full credit to each Continued Employee for all service of such Continued Employee with Seller, Seller Subsidiary, the Company or the Company Subsidiary (or their respective Affiliates) for all purposes for which such service was recognized by Seller under its comparable employee benefit plans and arrangements. In furtherance of the preceding sentence, Buyer shall have no obligation to grant credit to Continued Employees for service prior to the Closing Date for benefit accrual purposes under any defined benefit plan maintained or sponsored by Buyer or any Person under common control with Buyer or where such crediting would result in a duplication of benefits.

            SECTION 8.04. Accrued Vacation, Personal and Sick Days. Buyer and its Affiliates shall honor, or cause the Company Subsidiary to honor, all unused vacation, personal and sick days accrued by Continued Employees as of the Closing Date under the respective programs and policies of Seller, Seller Subsidiary, the Company and the Company Subsidiary which were applicable to Continued Employees immediately prior to the Closing Date; provided, however, Buyer's covenant hereunder is directly contingent upon (i) Seller providing Buyer with a list of all such accrued days as soon as reasonably practicable following the Closing and (ii) Seller paying to Buyer following Closing an amount equal to the Liability associated with such accrued days to the extent not reflected on the Statement of Net Worth.

            SECTION 8.05. Seller's Pension Plan. (a) Seller shall, effective as of the Closing, adopt amendments to the SmithKline Beecham Cash Balance Pension Plan ("Seller's Pension Plan") that will fully vest the benefits of the Continued Employees. Seller shall cause the trustee of the Seller's Pension Plan to commence distribution to each Continued Employee of his or her accrued vested benefit thereunder in accordance with the terms of Seller's Pension Plan as in effect from time to time. Buyer shall promptly notify Seller of the termination of employment of each Continued Employee with Buyer, the Company or any of their respective Affiliates. Seller shall, effective as of the Closing, also adopt amendments to its non-qualified pension plans ("Seller's Non-qualified Pension Plans") corresponding to those set forth in this paragraph.

            (b) Upon the termination of a Continued Employee's employment with Buyer and its Affiliates after the Closing, such Continued Employee shall be entitled to a distribution of his or her vested accrued benefit (if any), including any early retirement benefit to which he or she is then entitled, under Seller's Pension Plan and Seller's Non-qualified Pension Plans in accordance with the respective terms of such plans as then in effect but giving effect to the amendments to such plans that are required by this Agreement.

            SECTION 8.06. 401(k) Plan. Seller shall, effective as of the Closing Date, fully vest each Continued Employee in his or her account balance (if any) under the SmithKline Beecham Retirement Savings Plan ("Seller's 401(k) Plan"). Effective as of the Closing Date, Buyer shall have in effect a profit-sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's 401(k) Plan"). Each Continued Employee eligible to participate in Seller's 401(k) Plan as of the Closing shall become eligible to participate in Buyer's 401(k) Plan as of the Closing. Continued Employees shall receive credit for all service with Seller and its Affiliates for purposes of eligibility and vesting under Buyer's 401(k) Plan. Buyer and Seller agree that between the signing of this Agreement and the Closing Date, Buyer and Seller shall discuss the possibility of an asset transfer from Seller's 401(k) Plan to a 401(k) Plan established or maintained by Buyer.

            SECTION 8.07. Medical and Dental. (a) Seller shall be responsible in accordance with its applicable welfare plans for all medical and dental claims for expenses incurred prior to the Closing Date by Continued Employees and their dependents. Reimbursement of Continued Employees and their dependents for such medical and dental expenses shall be determined in accordance with the terms of Seller's medical and dental programs as then in effect. Seller shall terminate coverage of Continued Employees and their dependents effective for claims for medical and dental expenses incurred on and after the Closing Date. The medical and dental plans provided for Continued Employees will be reasonably comparable as described in Section 8.02. Buyer shall be responsible in accordance with its applicable welfare plans for all medical and dental claims made by Continued Employees and their dependents for expenses incurred on and after the Closing Date. Reimbursement of Continued Employees for such medical and dental expenses shall be determined in accordance with the terms of Buyer's medical and dental programs. For purposes of this Section 8.07, a medical or dental claim otherwise covered under Seller's or Buyer's applicable welfare benefit plan shall be deemed incurred when the services giving rise to the claim are rendered (regardless of when such claim is billed by the service provider or filed by the Continued Employee). No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to any such Continued Employee's (or eligible dependent's) participation in Buyer's applicable welfare benefit plans on and after the Closing Date, and all charges and expenses of such Continued Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Seller's welfare benefit plans during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable in the plan year of Buyer in which the Closing Date falls. Notwithstanding anything to the contrary in this Section 8.07(a), all rights, obligations and duties with respect to Seller's flexible spending arrangements following the Closing shall be governed by Section 8.07(c).

            (b) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Former Employee (as defined in Section 4980B of the Code) who incurs a "qualifying event" (as defined in
Section 4980B of the Code) prior to the Closing Date. Buyer shall be responsible for any continuation of group health coverage required under
Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Continued Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) on or after the Closing Date.

            (c) Buyer shall establish, effective as of the Closing, a flexible spending account plan for Continued Employees which will (i) honor all elections made by Continued Employees under Seller's flexible spending account plan ("Seller's FSA") in respect of the year in which the Closing Date occurs and (ii) give credit thereunder for all unused amounts credited in respect of each Continued Employee as of the Closing Date under Seller's FSA; provided, however, that Buyer's covenant in this paragraph is contingent upon receipt of the unused amounts in Seller's flexible spending account plan applicable to the Continued Employees.

            SECTION 8.08. Long-Term Disability. Except as provided in the following sentence, Seller shall continue to be responsible in accordance with its applicable long-term disability plans, for all long-term disability income benefits payable to (a) Inactive Employees who are not actively employed on the Closing Date due to a short-term disability or other illness or injury and who thereafter become eligible under Seller's applicable long-term disability plans without an intervening return to active employment and (b) Former Employees who, as of the Closing, are on a long-term disability leave (a "Pre-Closing Disability") for the duration of such Pre-Closing Disability (including for periods following the Closing). Buyer shall be responsible under its applicable disability plans for all long-term disability income benefits payable to Continued Employees with respect to a disability incurred on or after the Closing Date.

            SECTION 8.09. WARN Act. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Continued Employees or Former Employees and occurring on or after the Closing. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of Buyer and its Affiliates on or after the Closing.

            SECTION 8.10. Life Insurance. Buyer shall be responsible for all life insurance coverage of Continued Employees and their dependents for claims incurred by such employees or their dependents on and after the Closing Date and in accordance with the terms of Buyer's applicable policies, if any. Seller shall be responsible for all claims incurred prior to the Closing Date in respect of Former Employees and dependents of Continued Employees.

            SECTION 8.11. Employment Claims; Workers Compensation. Buyer shall be responsible for all employment-related claims (including, but not limited to, any claims of employment discrimination and harassment) and all workers compensation claims filed by or on behalf of a Continued Employee that relates to events or actions on or after the Closing Date.

            SECTION 8.12. Cooperation; Employment Records. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by Article VIII of this Agreement (including the furnishing by Seller of any plan administrator's interpretations or rulings with respect to any Company Benefit Plan to the extent that Buyer determines to establish a plan with features similar thereto for the benefit of Continued Employees). Without limiting the generality of the foregoing, as soon as practicable following the Closing, Seller shall provide to Buyer the personnel and medical files of the Continued Employees, subject, with respect to such medical files, to any restrictions imposed under applicable law and the receipt by Seller of any required authorizations from Continued Employees (which authorizations Seller shall make good faith efforts to obtain).

            SECTION 8.13. No Right to Plan Participation or Continued Employment. Nothing herein express or implied shall be construed as giving any Continued Employee the right, following the Closing, to participate in any particular plan of Buyer, the Company or any of their respective Affiliates or the right, following the Closing, to continued employment with Buyer, the Company or any of their respective Affiliates.

            SECTION 8.14. Non-U.S. Employees/Transfer Provisions. Sections 8.01 through 8.13 shall not apply to Non-U.S. Employees. The following provisions of this Section 8.14 shall apply only to Non-U.S. Employees.

            (a) The Acquired Rights Directive shall apply to the sale of the Non-U.S. Clinical Laboratories and the contract of employment and the rights and obligations arising from the employment relationship of each of the Non-U.S. Employees (other than in respect of occupational pension scheme rights) shall have effect on the Transfer Date as if originally made between the Non-U.S. Employees and Buyer.

            (b) Seller shall be responsible for all wages, salaries and emoluments payable in respect of the Non-U.S. Employees and shall discharge all such obligations in respect of the Non-U.S. Employees which are payable prior to the Transfer Date. Buyer shall be responsible for and will discharge all obligations in respect of the Non-U.S. Employees on the Transfer Date and thereafter.

            (c) In accordance with its obligations under the Acquired Rights Directive, Buyer shall provide Seller in writing with such information and at such time as will enable Seller to carry out its obligations to consult under the Acquired Rights Directive. Information and consultation under the Acquired Rights Directive to the reasonable satisfaction of Seller will be a condition to closing.

            (d) Subject to Section 8.14(e), Seller will indemnify Buyer and keep Buyer indemnified against any Employment Losses which relate to or arise out of or are connected with any act or omission by Seller not disclosed in Seller Disclosure Schedule except for Employment Losses arising out of changes to terms and conditions of employment, made in the ordinary course of business prior to the Transfer Date and which Buyer incurs in relation to any contract of employment or collective agreement of one or more of the Non-U.S. Employees pursuant to the Acquired Rights Directive.

            (e) Buyer will indemnify Seller and keep Seller indemnified against:

            (i) any Employment Losses in respect of the employment of the Non-U.S. Employees on or after the Transfer Date and against any Employment Losses which relate to, arise out of or are connected with any act or omission by Buyer or any event, matter or any other occurrence having its origin on or after the Transfer Date and which Seller incurs in relation to any contract of employment or employment relationship or collective agreement of one or more of Non-U.S. Employees or any other person pursuant to Acquired Rights Directive and/or in respect of this Agreement; and

            (ii) any Employment Losses which relate to or arise out of any act or omission by Buyer or any event, matter of any other occurrence prior to the Transfer Date which Seller incurs by virtue of Article 4(2) of the Acquired Rights Directive.

            (f) Buyer shall comply with all mandatory provisions of the Acquired Rights Directive which relate to the provision of remuneration and benefits in respect of the Non-U.S. Employees following the Closing Date. Buyer will provide the Non-U.S. Employees with remuneration and benefits (including retirement and severance benefits) which are no less favorable in the aggregate than their aggregate remuneration and benefits provided by Seller immediately prior to the Closing Date.

            SECTION 8.15. MRI Bonuses. (a) With respect to Seller's Millennium Rentention Initiative Programme ("Seller's MRI Programme"), Buyer shall establish, effective as of the Closing, a plan replicating all of the terms of the Seller's MRI Programme as in effect on the date hereof (other than the share option component of Seller's MRI Programme, which Buyer shall have no obligation to replicate) to the extent necessary to comply with the provisions of this Section 8.15 ("Buyer's MRI Programme"). Buyer shall pay to eligible Continued Employees all annual cash awards earned in respect of 1998 and 1999 to the extent reflected on the Closing Date Balance Sheet and not paid by Seller prior to the Closing. The determination of whether the annual cash awards in respect of 1999 have been earned will be determined by Buyer in accordance with the terms of the Buyer's MRI Programme which replicate the applicable terms of Seller's MRI Programme as in effect on the date hereof.

            (b) With respect to the Year 2000 award payable under Seller's MRI Programme in 2000 which is funded, in part, through share options (the "Year 2000 Award"), eligible Continued Employees will forfeit the Year 2000 Award as of the Closing; provided, however, that Buyer shall provide a payment to such eligible Continued Employees in respect of the cash and share option components of their forfeited Year 2000 Awards, and Seller will reimburse Buyer for any such payment made to eligible Continued Employees, as provided hereinbelow. Buyer will cause the Company to establish a cash award initiative under Buyer's MRI Programme which will replicate the Year

2000 Award (the "Substitute Year 2000 Award"). Buyer will make all determinations with respect to whether the applicable performance criteria in respect of the Substitute Year 2000 Awards have been achieved as of the end of the performance period (applying the same performance criteria set forth in Seller's MRI Programme as in effect as of the date hereof), subject to Buyer's consultation with the chief information officer of Seller before finalizing such determinations. Seller shall reimburse Buyer for a portion of the amount paid by Buyer to eligible Continued Employees in respect of the Substitute Year 2000 Awards, as follows:

            (i) In respect of the cash component of the forfeited Year 2000 Award, Seller shall reimburse Buyer for a proportional share of the cost of the cash component of the Substitute Year 2000 Award based upon the portion of the aggregate annual cash awards for 1997, 1998 and 1999 under the Seller's MRI Programme (the "Three MRI Annual Awards") and Buyer's MRI Programme that were either paid by Seller or accrued on the Closing Date Balance Sheet as a percentage of the aggregate Three MRI Annual Awards which are paid, respectively, by Seller and Buyer under such Programmes.

            (ii) Seller shall reimburse Buyer for an amount equal to the product of (x) multiplied by (y), where (x) is an amount equal to the excess, if any, by which the aggregate value of the share option component of the Year 2000 Awards under the Seller's MRI Programme for eligible Continued Employees on the date that the execution of this Agreement is publicly announced by Seller, based upon the closing price per share for Parent's American Depositary Receipts as reported on such date on the New York Stock Exchange exceeds 67% of the aggregate Three MRI Annual Awards, and where (y) equals 0% (if the level 1 performance threshold is not achieved), 331/3% (if only the level 1 performance threshold is achieved) or 662/3% (if the level 2 performance threshold is achieved), such percentage to be the applicable percentage cash award determined by Buyer (after consultation with Seller, as provided herein above) paid in respect of the Substitute Year 2000 Awards.

            (iii) An example of the allocation of the cost of Year 2000 Awards and Substitute Year 2000 Awards is set forth in Section 8.15 of the Seller Disclosure Schedule.

                                  ARTICLE IX

                                  Tax Matters

            SECTION 9.01. Tax Indemnity. (a) Each of Seller and Seller Subsidiary agree, on a joint and several basis, to indemnify and hold Buyer, the Company, the Company Subsidiary, and their Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives (the "Buyer Indemnitees") harmless from and against the following Taxes: (i) Taxes imposed on the Company or the Company Subsidiary or in respect of the Other Assets with respect to taxable periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or the Company Subsidiary or in respect of the Other Assets which are allocable, pursuant to paragraph (b) hereof, to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member (other than the Company or the Company Subsidiary) of any affiliated, consolidated, unitary or other combined group with which the Company or the Company Subsidiary files or has filed a Tax Return in a period ending on or prior to the Closing Date on a consolidated, unitary or other combined basis or with which the Seller Subsidiary files a Tax Return on such basis after the Closing Date; and (iv) Taxes imposed on Buyer, the Company or the Company Subsidiary or in respect of the Other Assets attributable to (A) a breach of a warranty or representation set forth in Section 3.08(c) by Seller, but only to the extent that such breach
(I) does not give rise to an offsetting Tax benefit to Buyer or its Affiliates (including the Company or the Company Subsidiary) in a Post-Closing Tax Period and (II) results in an increase in the amount of Taxes payable by Buyer and its Affiliates (including the Company and the Company Subsidiary) or (B) a breach of obligations or covenants of Seller or Seller Subsidiary set forth in this Agreement. For purposes of this Section 9.01(a), each of Seller and Seller Subsidiary agrees, on a joint and several basis, to indemnify the Buyer Indemnitees for any and all out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred in connection with any contest of any Tax liability for which Seller and Seller Subsidiary are liable under this Article IX. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless the Buyer Indemnitees from any liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement to the extent that Taxes of Seller and Seller Subsidiary and their respective Affiliates have been, or the amounts otherwise payable by Seller or Seller Subsidiary pursuant to this Section 9.01(a) would be, increased as a result of such breach.

            (b) With respect to any Tax that is payable with respect to a taxable period that begins before the Closing Date and that ends after the Closing Date, the portion of any such Tax allocable to the portion of the period ending on the Closing Date shall be deemed to equal: (i) in the case of Taxes that are based upon or related to income or receipts or measured by capital (including net worth, long-term debt or intangibles), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis (including property Taxes) or Taxes measured by the level of any item not described in item (i) above, the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

            (c) Buyer agrees to indemnify and hold Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") harmless from and against the following Taxes: (i) Taxes of the Company, the Company Subsidiary and in respect of the Other Assets for any Post-Closing Tax Period (except to the extent Seller and Seller Subsidiary are liable under this Article IX for such Taxes), and (ii) Taxes imposed on Seller or its Affiliates (including the Seller Subsidiary) attributable to a breach by Buyer of its obligations under this Agreement. For purposes of this Section 9.01(c), Buyer agrees to indemnify the Seller Indemnitees for any and all out-of-pocket expenses (including reasonable fees for attorney and other outside consultants) incurred in connection with any contest for any Tax liability for which Buyer is liable under this Section 9.01(c). Notwithstanding the foregoing, Buyer shall not indemnify and hold harmless the Seller Indemnitees from any liability for Taxes attributable to a breach by Seller or Seller Subsidiary of its obligations under this Agreement to the extent that Taxes of Buyer or its Affiliates (including the Company and the Company Subsidiary) have been, or the amounts payable by Buyer pursuant to this Section 9.01(c) would be, increased as a result of such breach.

            (d)        Payment by the indemnitor of any amount due under this
Article IX shall be made within thirty (30) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other appropriate party is due; provided that in the case of any payment due to a Tax authority or other appropriate party the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 9.02 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to or upon commencement of such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination has been made as defined in Section 1313(a) of the Code or as finally determined pursuant to any similar rule or provision of any relevant applicable Tax laws of any state, local, foreign or other Tax jurisdiction (a "Final Determination").

            (e) If an adjustment is made by a Tax authority (other than in respect of the Seller Tax Items as defined in 9.12) in respect of a Pre-Closing Tax Period that increases the aggregate amount of Taxes indemnified against by Seller and Seller Subsidiary under 9.01(a) and decreases the Tax liability of Buyer or its Affiliates (including the Company and the Company Subsidiary) for a Post-Closing Tax Period, Buyer shall pay to Seller the amount of such decrease at the time such decrease is actually realized by Buyer. If an adjustment is made by a Tax authority (other than in respect of the Seller Tax Items as defined in 9.12) in respect of a Post-Closing Tax Period that increases the Tax liability of the Buyer or its Affiliates (including the Company and the Company Subsidiary) and decreases the Taxes which are indemnified by Seller or Seller Subsidiary for a Pre-Closing Tax Period under 9.01(a), Seller or Seller Subsidiary shall pay the amount of such decrease to Buyer at the time such decrease is actually realized by Seller or Seller Subsidiary.

            SECTION 9.02. Procedures Relating to Indemnification of Tax Claims.
(a) After the Closing Date, if a claim shall be made in writing by any Tax authority, which, if successful, would result in an indemnity payment by Seller and Seller Subsidiary to Buyer or its Affiliates pursuant to Section 9.01, Buyer shall promptly notify Seller and Seller Subsidiary in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Seller and Seller Subsidiary promptly after receipt by Buyer, or in reasonable detail to inform Seller and Seller Subsidiary of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, neither Seller nor Seller Subsidiary shall be liable to Buyer, to the extent that their (or any of their Affiliate's) position is actually prejudiced as a result of a failure to so promptly notify or inform.

            (b) With respect to any Tax Claim for a taxable period that ends on or before the Closing Date, either Seller or Seller Subsidiary shall have the right to direct, at its own expense, all proceedings in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. It shall be assumed that either Seller or Seller Subsidiary will direct the proceedings for any Tax Claim unless, within ten (10) days of receipt of the notice of such Tax Claim from Buyer, Seller notifies Buyer of its intent and the intent of Seller Subsidiary not to direct the proceedings for such Tax Claim. In the event both Seller and Seller Subsidiary have elected not to direct the proceedings for any Tax Claim, Buyer shall be permitted to settle or compromise any such Tax Claim without prejudice to the obligations of Seller and Seller Subsidiary to indemnify Buyer under this Article IX. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes attributable to a Straddle Period. Buyer, the Company, the Company Subsidiary and each of their respective Affiliates shall cooperate with Seller and its Affiliates in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to Seller or its Affiliates of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            (c) In the event that Seller or Seller Subsidiary chooses to direct and contest a Tax Claim described in the first sentence of Section 9.02(b), Buyer shall not settle or otherwise compromise such Tax Claim without Seller's prior written consent (which consent shall not be unreasonably withheld). Before Seller settles any such Tax Claim, Seller shall consult in good faith with Buyer. Neither Seller nor Seller Subsidiary may without the prior written consent of Buyer (which consent shall not be unreasonably withheld) settle or compromise any Tax Claim in a proceeding which Seller or Seller Subsidiary directs if doing so would increase any indemnification obligation of Buyer under this Article IX. No party shall settle a Tax Claim relating solely to Taxes of the Company or the Company Subsidiary for a Straddle Period without the other party's prior written consent (which consent shall not be unreasonably withheld).

            (d) In the case of any claim for Taxes pending on the Closing Date, and involving any contested Tax for which Seller or Seller Subsidiary would be liable under this Article IX, Seller shall notify Buyer within thirty (30) days after the Closing Date whether Seller or Seller Subsidiary elects not to direct the proceeding of any such claim for Taxes in the manner described in this Section 9.02. In the absence of such notice, Seller will be deemed to have elected to direct all claims for Taxes pending on the Closing Date. An election by Seller or Seller Subsidiary with respect to any proceeding of any such claim for Taxes subject to this Section 9.02(d) shall constitute an election for purposes of Section 9.02(a), (b) and (c).

            (e) In the event that a claim for Taxes is made in writing by any Tax authority, which, if successful, would result in an indemnity payment by Buyer to Seller or its Affiliates under Section 9.01(c), Buyer shall have the same contest, timely notification and other rights in respect of such claim for Taxes that Seller has in this Section 9.02.

            (f) Buyer shall have the sole right to direct any and all proceedings (including selection of counsel) with respect to any claim, audit or deficiency by a Tax authority in respect of Taxes of Buyer and its Affiliates (including the Company and the Company Subsidiary) for a Post-Closing Period, provided, however, that Buyer shall consult in good faith with Seller and Seller Subsidiary with respect to any audit or other proceeding by a Tax authority or before any court with respect to the Compensation Items (collectively, "Proceedings") (including keeping Seller and Seller Subsidiary informed of material developments with respect to such Proceedings on a timely basis, providing Seller and Seller Subsidiary with copies of any material correspondence, requests or filings with respect to such Proceedings, providing Seller and Seller Subsidiary with Buyer's material written submissions or replies with respect to such Proceedings prior to the filing of such submissions or replies with the relevant Tax authority or the relevant court, providing Seller and Seller Subsidiary with copies of material documents actually filed with the relevant Tax authority or court in respect of such Proceedings and considering in good faith the comments and views of Seller and Seller Subsidiary with respect to the conduct of such Proceedings); provided further that Buyer will be required to contest any such claim, audit or deficiency if Seller and Seller Subsidiary so request and have agreed to indemnify Buyer for any reasonable out-of-pocket costs and expenses that Buyer incurs in connection with such contest (including reasonable legal and accounting fees).

            SECTION 9.03. Preparation and Filing of Tax Returns. (a) For any Straddle Period, Buyer shall timely prepare and, with the prior written consent of Seller (which consent shall not be unreasonably withheld), file with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Company, the Company Subsidiary and the Other Assets, and shall pay all Taxes due with respect to such Tax Returns; provided that Seller or Seller Subsidiary shall pay Buyer for any amount owed by Seller or Seller Subsidiary pursuant to Section 9.01 with respect to the taxable periods covered by such Tax Returns not later than two (2) days prior to the date Tax is due to the appropriate Tax authority. Within forty-five (45) days prior to the filing of any Tax Return for a Straddle Period, Buyer shall deliver such Tax return to Seller for Seller's review and comment. Seller and Buyer agree to consult and resolve in good faith any issue arising out of Seller's review of any such Straddle Period Tax Return. In the event the parties are unable to resolve any dispute within thirty (30) days following the delivery of such Tax Return to Seller, the parties shall resolve their dispute by jointly requesting that a mutually acceptable accounting firm which is not the past or then current principal auditors of Buyer or Seller resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the accounting firm's review shall be limited to the disputed items. Seller or Seller Subsidiary, as the case may be, and Buyer shall each pay one-half of the accounting firm's fees and expenses.

            (b) For any taxable period of the Company, the Company Subsidiary or with respect to the Other Assets that ends on or before the Closing Date, Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Company, the Company Subsidiary and the Other Assets, and shall pay or shall cause Seller Subsidiary or the Seller Entities to pay, all Taxes due with respect to such Tax Returns. Seller shall prepare, or cause to be prepared, any such Tax Return for a taxable period ending on or before the Closing Date in a manner consistent with the prior practice of the Company and the Company Subsidiary and, in the case of the Other Assets, the Seller Entities (except to the extent independent tax counsel shall determine that there is no reasonable basis therefor), and Seller shall deliver, or shall cause to be delivered, such Tax Return to Buyer at least ten
(10) days prior to the date such Tax Return is due to be filed (taking into account any extensions of time to file such Tax Return that have been properly obtained) in the case of state Tax Returns and thirty days (30) in the case of federal income Tax Returns for Buyer's review and comment. Before filing such a Tax Return, Seller, Seller Subsidiary or the Seller Entities, as the case may be, shall consult with Buyer, and consider Buyer's comments, in good faith, but Buyer's consent shall not be required with respect to the filing of any such Tax Return. Buyer and Seller will cause the Company and the Company Subsidiary to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis. Buyer shall prepare and file or cause the Company or the Company Subsidiary to prepare and file any Tax Return relating to the Company, the Company or the Other Assets for any taxable periods that begins on or after the Closing Date.

            SECTION 9.04. Tax Covenants. (a) Buyer (i) will not, and will not permit the Company and the Company Subsidiary to, effect any extraordinary transactions on the Closing Date (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to Seller or its Affiliates (including the Company or the Company Subsidiary) or in respect of the Other Assets in excess of Tax liability associated with the conduct of business in the ordinary course; (ii) will not make any election under Section 338 of the Code (or any analogous or similar rules in any relevant Tax jurisdiction) with respect to the transfer of the Shares under this Agreement; and (iii) will not make or change any tax election, amend any Tax Return or take any action or otherwise enter into any transaction that results in any material increase in the Tax liability of Seller or its Affiliates (including the Company and the Company Subsidiary) in respect of any Pre-Closing Tax Period.

            (b) Seller covenants that it will not cause or permit the Company or the Company Subsidiary to make or change any tax election, amend any Tax Return, or take any action or otherwise enter into any transaction (including, without limitation, the acceleration of deductions) that results in any material increase in the Tax liability of Buyer or its Affiliates (including the Company or the Company Subsidiary), or any material increase in payments to Seller under Section 9.12, in respect of any Post-Closing Tax Period.

            SECTION 9.05. Cooperation on Tax Matters. Seller and Buyer shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller, Buyer and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Seller, Buyer, the Company and the Company Subsidiary to the extent such records and information pertain to events occurring prior to the Closing Date and relate to the Company, the Company Subsidiary or the Other Assets; therefore, Seller agrees and Buyer agrees, and agrees to cause the Company and the Company Subsidiary, (a) to retain and maintain such records in accordance with its normal recordkeeping policy and procedure for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective taxable periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns, and (b) to allow Buyer, Seller and their agents and representatives (and agents or representatives of any of their Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Buyer or Seller, as the case may be, may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense. Any information obtained under this Section 9.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            SECTION 9.06. Tax Refunds and Credits. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any Straddle Period shall be equitably apportioned between Seller and Buyer. Buyer and Seller shall jointly control the prosecution of any refund claim with respect to Straddle Period Taxes and shall split the expenses thereof on a basis that reflects the relative amount of refunds claimed by each party. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period ending on or before the Closing Date shall be for the account of Seller, Seller Subsidiary and of the Seller Entities. Notwithstanding the foregoing, any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period ending on or before the Closing Date that are attributable to carrybacks or losses or credits from a Post-Closing Tax Period shall be for the account of Buyer. Any refunds or credits of Taxes of the Company or the Company Subsidiary or with respect to the Other Assets for any taxable period beginning after the Closing Date shall be for the account of Buyer. Buyer shall, if Seller so requests and at Seller's expense, cause the Company or the Company Subsidiary to file for and obtain any refunds or credits to which Seller, Seller Subsidiary and the Seller Entities are entitled under this Section 9.06. Buyer shall permit Seller at its expense to direct the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company and the Company Subsidiary to authorize by appropriate powers of attorney such Persons as Seller shall designate to represent the Company or the Company Subsidiary with respect to such refund claim. Buyer shall cause the Company and the Company Subsidiary to forward to Seller (acting as agent for itself, Seller Subsidiary and the Seller Entities) any refund described in the third sentence of this Section 9.06 within ten (10) days after the refund is received (or reimburse Seller, Seller Subsidiary and the Seller Entities for any such credit within ten (10) days after the credit is allowed or applied against other Tax liability of Buyer or its Affiliates, including the Company or the Company Subsidiary for a Post-Closing Tax Period); provided, however, that any such amounts payable to Seller shall be reduced by any Tax cost (net of any Tax benefit) to Buyer or any of its Affiliates, including the Company or the Company Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payment of such amounts to Seller. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit by a Tax authority shall be governed by the provisions of Section 9.02.

            SECTION 9.07. Filing of Amended Tax Returns. Seller and its Affiliates shall be responsible for filing any amended consolidated, unitary or other combined Tax Returns of the Company or the Company Subsidiary, or with respect to the Other Assets, for taxable periods ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Tax authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company or the Company Subsidiary, any required amended Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and its Affiliates and furnished to the Company or the Company Subsidiary, as the case may be, for signature and filing at least ten (10) days prior to the due date for filing such Tax Returns. Buyer shall not permit either the Company or the Company Subsidiary to file an amended Tax Return for a Straddle Period without the prior written consent of Seller (which consent shall not be unreasonably withheld).

            SECTION 9.08. Transfer, Documentary, Sales, Use, Registration and Other Similar Transfer Taxes. Seller and Buyer shall each be liable for and shall pay fifty percent (50%) of up to $20,000 ($10,000 each in the aggre-

gate) of all transfer, documentary, sales, use, value added, registration and other similar transfer taxes (including all applicable real estate transfer or gains taxes) and related fees (including any penalties, interest and additions to such tax) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, "Transfer Taxes"). Any amount of such Transfer Taxes in excess of $20,000 in the aggregate shall be for the account of Seller. Seller and Buyer shall, and shall cause their Affiliates to, cooperate in timely making all filings and Tax Returns as may be required to comply with the provisions of such Tax laws. Seller shall pay any stock transfer taxes due as a result of the sale of the Shares. Buyer shall reimburse Seller (net of any Tax cost to Buyer) for any Transfer Taxes paid by Seller if, as and when such Transfer Taxes are refunded or allowed as a credit to Buyer or its Affiliates (including the Company and the Company Subsidiary).

            SECTION 9.09. Certificate Showing Exemption from Withholding. Seller shall deliver, or cause to be delivered, to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding in accordance with Code section 1445(b) and pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

            SECTION 9.10. Termination of Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between Seller and any of its Affiliates (other than the Company and the Company Subsidiary), on the one hand, and the Company or the Company Subsidiary, on the other hand, to be terminated on or before the Closing Date.

            SECTION 9.11. Seller Subsidiary Election. Seller Subsidiary has the right to elect pursuant to U.S. Treasury Regulation Section 1.1502-20(g), and any comparable provision of state, local or foreign Tax law, to reattribute to itself all or any portion of the net operating loss carryovers and net capital loss carryovers, if any, of the Company and the Company Subsidiary for Pre-Closing Tax Periods (but not in excess of the amounts allowable under such provisions). Buyer and its Affiliates shall cooperate with Seller Subsidiary and its Affiliates in the making of any such elections.

            SECTION 9.12. Seller Tax Items. (a) For purposes of this Section 9.12, "Seller Tax Items" shall mean (i) the aggregate carryforwards of net operating losses of the Company or the Company Subsidiary from Pre-Closing Tax Periods to Post-Closing Tax Periods, (ii) income, gain, loss or deductions in respect of the grant, exercise, vesting or disposition by a Continued Employee or a Former Employee of an option on Ordinary Shares of Seller or on American Depositary Receipts with respect thereto (collectively, "Seller Shares") or the grant, vesting, exercise or disposition of Seller Shares pursuant to Seller's Medium Term Incentive Program ("Compensation Items"), and (iii) the Code
Section 481 adjustments of the Company and/or the Company Subsidiary attributable to (x) the enactment of Code Section 475(c)(4) and Section 7003(c)(2) of the IRS Restructuring and Reform Act of 1998 and (y) if approved, the Company Subsidiary's applications for a change in method of accounting with respect to accounts receivable, effective beginning with the 1998 taxable year of the Company Subsidiary.

            (b) At the Closing, at Seller's expense, Seller shall deliver to Buyer an opinion of Cravath, Swaine & Moore (in a form reasonably acceptable to Buyer and Seller) to the effect that, more likely than not, for federal income Tax purposes (i) amounts that would have been deductible by the Company and the Company Subsidiary in respect of Compensation Items, absent the transfer of the Shares to the Buyer pursuant to this Agreement, will be deductible by the Company and the Company Subsidiary to the same extent after such transfer and (ii) Buyer and its Affiliates (including the Company and the Company Subsidiary) will not recognize any income or gain in respect of Compensation Items for Post-Closing Tax Periods.

            (c) Seller and Seller Subsidiary shall provide Buyer on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by Buyer in order to compute the Compensation Items, and to satisfy any and all reporting, withholding and payroll Tax obligations under the Code and applicable state, local and foreign law. Without limiting the foregoing, Seller and Seller Subsidiary shall deliver to Buyer, in sufficient time for Buyer to comply with its Tax Return reporting and wage withholding obligations (including FICA and FUTA), the identity of, and amount of compensation per, individual, and any documentation and other information in support thereof reasonably requested by Buyer or any Tax authority. Seller and Seller Subsidiary shall indemnify and hold the Buyer Indemnitees harmless against (i) the employer's portion of any payroll or similar Taxes relating to the Compensation Items; (ii) Taxes imposed as a result of a failure of Seller or Seller Subsidiary to provide information as required by this Section 9.12(c); and (iii) all reasonable out-of-pocket costs incurred in claiming deductions in respect of the Compensation Items and in processing or administering the information related to the Compensation Items.

            (d)        Buyer shall calculate for each Post-Closing Tax Period
(i) the aggregate amount of income and franchise Taxes actually payable by Buyer and its Affiliates, including the Company and the Company Subsidiary (collectively, the "Buyer Group"), for such Post-Closing Tax Period ("Buyer's Actual Tax Liability") and (ii) the amount of income and franchise Taxes that would have been payable by the Buyer Group if determined without regard to any Seller Tax Items ("Buyer's Hypothetical Tax Liability"). Buyer shall provide Seller Subsidiary with copies of its calculations of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability, together with any documentation or supporting information (consistent with Buyer's internal confidentiality policies) reasonably requested by Seller Subsidiary to enable it to verify the accuracy of such calculations, within thirty (30) days following the filing of all income and franchise Tax Returns of the Buyer Group with respect to such Post-Closing Tax Period. Buyer and Seller Subsidiary shall attempt in good faith to resolve any disputes with respect to such calculations, and any such resolution shall be final and binding on the parties absent manifest error. In the event that Buyer and Seller Subsidiary are unable to reach agreement on such calculations after a period of thirty (30) days, then any items remaining in dispute shall be submitted for resolution to an internationally-recognized independent accounting firm mutually acceptable to the parties, which shall issue its determination within thirty (30) days after submission, and such determination shall be final and binding as to the parties absent manifest error. Buyer shall provide such accounting firm with any documentation or supporting information as may be reasonably requested (consistent with the internal confidentiality policies of Buyer) in order to allow such accounting firm to make its determination. The fees and expenses of such accounting firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller Subsidiary.

            (e) Buyer shall report each of the Seller Tax Items to the fullest extent, and in the earliest Post-Closing Tax Period, allowable under applicable income and franchise Tax law after taking into account the various limitations under the Code to which those items may be subject in Post-Closing Tax Periods, provided, however, that nothing in this section shall require Buyer to forego or otherwise jeopardize any other available Tax items, to take positions inconsistent with Buyer's overall Tax Return positions, or to change its overall business plans or operations. Notwithstanding anything herein to the contrary, Buyer shall have no obligation to carryback any Tax attribute or item.

            (f) If, for any Post-Closing Tax Period, Buyer's Actual Tax Liability is greater than Buyer's Hypothetical Tax Liability, Seller Subsidiary shall pay Buyer an amount equal to such difference. If, for any Post-Closing Tax Period, Buyer's Hypothetical Tax Liability is greater than Buyer's Actual Tax Liability, Buyer shall pay Seller Subsidiary an amount equal to such difference. Payments under this Section 9.12(f) shall be made by the later of
(i) forty-five (45) days following the filing of all income and franchise Tax Returns of the Buyer Group for the applicable Post-Closing Tax Period, and (ii) ten (10) days after the date that a final agreement is reached as to the calculation of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period in accordance with paragraph (d) of this Section 9.12. Notwithstanding the foregoing, as a precondition to any payment by Buyer to Seller Subsidiary under this Section 9.12(f), Seller Subsidiary shall be required to obtain an irrevocable letter of credit in favor of Buyer and its Affiliates in an amount equal to such payment (an "LC"). The LC (and any replacement thereto) shall be issued by a U.S. or foreign bank mutually acceptable to Buyer and Seller Subsidiary and shall have terms and conditions (consistent with this Section 9.12) satisfactory to Buyer. The Seller Subsidiary's obligation to maintain an LC shall terminate no earlier than thirty (30) days following the expiration of all applicable statutes of limitations for the Post-Closing Tax Period to which the LC relates, unless expressly permitted by paragraph (h) of this Section 9.12.

            (g) If Buyer's Actual Tax Liability or Buyer's Hypothetical Tax Liability for any Post-Closing Tax Period changes (by reason of the filing of amended Tax Returns, audit adjustments agreed to with a Tax authority, final dispositions of administrative or judicial proceedings, carrybacks from later taxable periods to earlier taxable periods or otherwise), Buyer shall recalculate Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period. Seller Subsidiary and Buyer shall promptly notify each other of any change or event that might give rise to such a change. Buyer shall provide Seller Subsidiary with copies of its recalculations, together with any documentation or supporting information (consistent with Buyer's internal confidentiality policies) reasonably requested by Seller Subsidiary to enable it to verify the accuracy of such recalculations, within thirty (30) days following any such change. Buyer and Seller Subsidiary shall attempt in good faith to resolve any disputes with respect to such recalculations and any resolution shall be final and binding as to the parties. If Buyer and Seller Subsidiary are unable to reach agreement on such recalculations within thirty (30) days, the remaining disputed items shall be submitted for resolution to an internationally-recognized independent accounting firm mutually acceptable to the parties that shall issue its determination within thirty (30) days after such submission, and the determination of the accounting firm shall be final and binding as to the parties absent manifest error. Buyer shall provide such accounting firm with such information and documentation as may be reasonably requested (consistent with Buyer's internal confidentiality policies) in order to allow such accounting firm to make its determination. The fees and expenses of such accounting firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller Subsidiary. Within ten (10) days following a final agreement as to the recalculations of Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability, appropriate adjustment payments (including any interest and penalties actually payable to, or receivable from, as the case may be, the relevant Taxing Authority that are attributable to changes in Buyer's Actual Tax Liability or Buyer's Hypothetical Tax Liability for such Post-Closing Tax Period) shall be made by Seller Subsidiary or Buyer, as the case may be, to the other party in a manner consistent with Section 9.12(f) (including, without limitation, the precondition that any payment by Buyer to Seller Subsidiary must be matched by a LC in favor of Buyer in an equal amount).

            (h) Buyer shall be entitled to draw upon the LCs in the following circumstances: (i) the Seller Subsidiary fails to make an adjustment payment under paragraph (g) of this Section 9.12 within the time prescribed therefor (and, in such case, Buyer shall be entitled to draw upon the LC only in an amount equal to the adjustment payment that Seller Subsidiary was required but failed to make); (ii) the Seller Subsidiary becomes insolvent or files for protection under a bankruptcy or similar proceeding; (iii) so long as Buyer has substantially complied with its obligations under Sections 9.12(d) and 9.12(g), a payment to a Tax authority is due with respect to Taxes attributable to a Seller Tax Item (including, without limitation, the disallowance of a deduction, or the inclusion of income, in respect of a Seller Tax Item); provided that, in the case of this clause (iii), the amount drawn shall not exceed the amount of the payment due to the applicable Tax authority;
(iv) unless Seller Subsidiary's obligation to maintain an LC has terminated pursuant to Sections 9.12(f) and (h), the LC is scheduled to expire within fifteen (15) days without Seller Subsidiary having obtained a replacement LC; or (v) such other circumstances as are agreed by Seller Subsidiary and Buyer. By written notice to Buyer, Seller Subsidiary may request a reduction in the outstanding amount of the LCs prior to their expiration to the extent that Seller Subsidiary has made an adjustment payment to Buyer under paragraph (h) hereof, or a Final Determination establishes that such an adjustment payment will not be required (for this purpose, a revenue ruling of the Internal Revenue Service, or a private letter ruling issued to the Company, directly addressing the Tax treatment of the Compensation Items shall be considered a Final Determination, but shall not excuse Seller Subsidiary of its obligations to make adjustment payments to Buyer in the event that such revenue ruling or private letter ruling subsequently is determined to be incorrect). In its notice to Buyer, Seller Subsidiary shall set forth the amount of the requested reduction and shall explain in reasonable detail the basis for its request. Within thirty (30) days following its receipt of written notice, Buyer may consent in writing to the request of Seller Subsidiary, or may dispute Seller Subsidiary's calculation of the amount of the reduction. If Buyer and Seller Subsidiary cannot resolve any such dispute within thirty (30) days, the matter shall be referred to an internationally-recognized independent accounting firm mutually acceptable to Buyer and Seller Subsidiary, which shall issue its determination (which determination shall be final and binding as to the parties absent manifest error) within thirty (30) days after submission.

            (i) If, on the Closing Date, the net positive adjustments under Code Section 481 of the Company and the Company Subsidiary referred to in
Section 9.12(a)(iii), if any, exceed the aggregate net operating losses carried forward by the Company and the Company Subsidiary to Post-Closing Tax Periods and available to reduce those adjustments, then Buyer and Seller shall negotiate in good faith to agree on an arrangement pursuant to which Seller or Seller Subsidiary shall fund the lesser of (i) the quarterly estimated Tax payments of the Buyer Group and (ii) the Tax attributable to such excess for the periods in which such net positive Code Section 481 adjustments are included in income by the Company or the Company Subsidiary.

            (j) For purposes of determining Buyer's Actual Tax Liability and Buyer's Hypothetical Tax Liability for any Post-Closing Tax Period, any carryback of a net operating loss, capital loss or similar item to a Pre-Closing Tax Period that results in a refund or credit in such Pre-Closing Tax Period shall be taken into account in determining the amount of any payment in respect of Seller Tax Items hereunder for such Post-Closing Tax Period. In applying the provisions of this Section 9.12, it is the intention of the parties that the Tax benefit items of the Buyer Group (exclusive of Seller Tax Items) have priority over the Tax benefit items comprised within the Seller Tax Items, whether in the taxable year when generated or in another taxable year to which such items are carried back or carried forward.

            SECTION 9.13. Miscellaneous. (a) The parties agree to treat all payments made under Section 2.04(c) and this Article IX and under any other indemnity provision contained in this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on a net after-Tax basis as provided in Section 11.05.

            (b)        The covenants and obligations of parties under this
Article IX, and the representations and warranties of Seller set forth in paragraph (c) of Section 3.08 hereof, shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations on assessment or collection of Tax plus 180 days with respect to any Taxes that would be indemnifiable by Seller under this Agreement.

            (c) For purposes of this Article IX, all references to Buyer, Seller, the Seller Entities, the Company, the Company Subsidiary and their Affiliates include successors thereto.

            (d) Buyer, with the assistance of Seller, will use its best efforts to register for value added tax ("VAT") purposes in the UK and in Belgium in order that the transfer of the Other Assets located in those jurisdictions will not be subject to VAT.

            (e)        With respect to tax matters, nothing in this Article IX,
Section 11.05 or elsewhere in this Agreement shall require a party to reimburse another party more than once for the same Tax benefit or to indemnify another party more than once for the same Tax liability.

                                   ARTICLE X

                             Conditions to Closing

            SECTION 10.01. Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares and the Other Assets is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

            (a) The representations and warranties of Seller made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

            (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

            (c) No Action shall have been commenced by any United States Federal Governmental Entity charged with bringing or enforcing the antitrust, competition or trade regulatory laws of the United States seeking to restrain or prohibit the purchase and sale of the Shares or to deprive Buyer in any material respect of the benefits contemplated by or to be realized from the purchase and sale of the Shares.

            (d) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applicable to the sale of the Shares shall have expired or been terminated.

            (e) Each of the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the

Stockholders Agreement shall have been executed and delivered by Seller or the appropriate Seller Entity and shall be in full force and effect.

            (f)        Buyer shall have obtained the Buyer Stockholders
Approval.

            (g) Buyer shall have arranged financing on terms substantially consistent with the terms contemplated by the Firm Commitments or otherwise reasonably acceptable to Buyer.

            (h) Seller shall deliver, or cause to be delivered, to Buyer at the Closing the Certificate described in Section 9.09.

            (i)        Seller shall have delivered to Buyer the Seller Release.

            SECTION 10.02. Seller's Obligation. The obligation of Seller to sell and deliver or cause to be sold and delivered the Shares and the Other Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

            (a) The representations and warranties of Buyer made in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

            (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares.

            (c) The waiting period under the HSR Act applicable to the sale of the Shares shall have expired or been terminated.

            (d) Each of the Clinical Trials Agreement, the Data Access Agreement, the Intellectual Property Agreements, the Non-Competition Agreement, the Transition Services Agreement, the License Agreement and the Stockholders Agreement shall have been executed and delivered by Buyer and shall be in full force and effect.

            (e)        Buyer shall have obtained the Buyer Stockholders
Approval.

            (f) Buyer shall have acknowledged its agreement to the Company Release.

            SECTION 10.03. Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 10.01 or 10.02, respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use all reasonable efforts to cause the Closing to occur, as required by Section 7.04.

                                  ARTICLE XI

                                Indemnification

            SECTION 11.01. Survival of Representations and Warranties. (a) The representations and warranties of Seller contained in this Agreement shall survive the Closing, solely for purposes of Section 11.02, until the close of business on March 30, 2001; provided, however, that (i) the representations and warranties of Seller dealing with Tax matters shall survive as provided in
Article IX, (ii) the representations and warranties of Seller contained in
Section 3.16 shall survive until the third anniversary of the Closing Date, and
(iii) the representations and warranties of Seller contained in Section 3.13 shall survive until thirty days after the expiration of the statute of limitations related thereto. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

            (b) The representations and warranties of Buyer contained in this Agreement shall survive the Closing, solely for purposes of Section 11.03, until March 30, 2001. Neither the period of survival nor the liability of Buyer with respect to Buyer's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Seller.

            SECTION 11.02. Indemnification by Seller. (a) Subject to Section 11.02(b), Buyer, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03, and the officers, directors, employees and agents of Buyer, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03 (each a "Buyer Indemnified Party"), shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by any Buyer Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), to the extent arising out of or resulting from:

            (i) the breach of (A) any representation or warranty made by Seller contained in this Agreement (other than in respect of Taxes and other amounts indemnified against under Article IX), it being understood that solely for purposes of this Section 11.02, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the words "material" or "Material Adverse Effect" but excluding any dollar limitations or thresholds) set forth therein or (B) any covenant or agreement of Seller contained in Section 5.02; or

            (ii) the breach of any covenant or agreement by Seller contained in this Agreement (other than any covenant in Article IX or this Article XI) requiring performance after the Closing Date; or

            (iii)      the Excluded Liabilities; or

            (iv) any liabilities under employee benefit plans and arrangements that Seller or its Affiliates sponsor or maintain that do not cover Continued Employees, and with respect to which the Company Subsidiary or Buyer or its Affiliates becomes liable solely because, prior to the Closing, the Company Subsidiary had contingent liability therefor as a member of the same controlled group of corporations for purposes of
      Section 414(b), (c), (m) or (o) of the Code as Seller and its Affiliates;
      or

            (v) any Action, matter or claim (including, but not limited to, medical professional liability) arising out of or relating to the conduct of the Business prior to the Closing Date (whether or not any Action, matter or claim is pending as of the Closing) to the extent the Losses from such Action, matter or claim are covered by any insurance policy issued by a third party for the benefit of Seller or an internal insurance arrangement (such as through SmithKline Beecham Insurance Limited), in each case in effect with respect to the Business as of immediately prior to the Closing Date (or that would be covered by such policy or arrangement if an Action, matter or claim had been brought immediately prior to the Closing Date) or to the extent the Losses from such Action, matter or claim would be covered by any such policy or arrangement if Seller had not retained any self-insured retention or quota share participation with respect to such policy or arrangement (including indemnifying, defending and holding harmless any Buyer Indemnified Party in the event that any of them is named as a defendant in a suit or claim to the extent the allegations against such party involve conduct of the Company or the Company Subsidiary that is indemnifiable pursuant to this clause (v) to the extent such Buyer Indemnified Party's Losses arise from such conduct).

To the extent any obligation of Seller in this Section 11.02 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under Applicable Law to the payment and satisfaction of all Losses incurred by the Buyer Indemnified Parties for which Seller has an indemnification obligation under this Section 11.02.

            (b) No claim may be made against Seller for indemnification pursuant to Section 11.02(a)(i) unless the aggregate of all Losses of the Buyer Indemnified Parties with respect to Section 11.02(a)(i) shall exceed an amount equal to $25,000,000, and Seller and Seller Subsidiary shall then only be liable for Losses in excess of such $25,000,000 amount. No Buyer Indemnified Party shall be indemnified pursuant to Section 11.02(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Buyer Indemnified Parties for which the Buyer Indemnified Parties have received indemnification pursuant to Section 11.02(a)(i) shall have exceeded $946,500,000 (less any amount by which the Cash Purchase Price is reduced pursuant to Section 2.04(c)).

For the purposes of this Section 11.02(b), in computing such individual or aggregate amounts of claims, the adjustments provided in Section 11.05 shall be taken into account.

            (c) Notwithstanding the foregoing, no claim may be made against Seller for indemnification pursuant to Section 11.02(a)(i)(A), with respect to (i) breaches of the representations and warranties contained in Sections 3.07 and 3.14, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $15,000,000, (ii) breaches of the representations and warranties contained in Sections 3.02 and 3.15, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $5,000,000 and (iii) breaches of the representations and warranties contained in Sections 3.09, 3.10, 3.11, 3.12, 3.13, 3.16, 3.20
and 3.21, in any such case, unless the aggregate of Losses under such section shall exceed an amount equal to $3,000,000; it being understood that, for purposes of Section 11.02(b), Seller shall be liable for all Losses under the foregoing representations and warranties to the extent the thresholds in this
Section 11.02(c) are satisfied (subject to the $25,000,000 amount set forth in Section 11.02(b)).

            (d) Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Company and the Company Subsidiary and their respective assets, liabilities and business (other than claims of, or causes of action arising from, fraud, or claims arising from the OIG Liabilities for which Buyer's sole and exclusive remedy is Section 11.06 or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) shall be pursuant to the indemnification provisions set forth in Article IX and this Section 11.02. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, or claims arising from the OIG Liabilities for which Buyer's sole and exclusive remedy is Section 11.06 or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) it, the Company or the Company Subsidiary may have against Seller and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions of Seller set forth in Article IX and this Article XI).

            SECTION 11.03. Indemnification by Buyer. (a) Subject to Section 11.03(b), Seller, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03, and the officers, directors, employees and agents of Seller, its Affiliates and their successors and permitted assigns, in accordance with Section 13.03 (each a "Seller Indemnified Party"), shall be indemnified and held harmless by Buyer for any and all Losses to the extent arising out of or resulting from:

            (i) the breach of (A) any representation or warranty made by Buyer contained in this Agreement, it being understood that solely for purposes of this Section 11.03, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the words "material" or "Material Adverse Effect" but excluding any dollar limitations or thresholds) set forth therein or (B) any covenant of Buyer contained in Section 6.02; or

            (ii) the breach of any covenant or agreement by Buyer contained in this Agreement (other than any covenant in Article IX or this Article XI) requiring performance after the Closing Date; or

            (iii)      the Assumed Liabilities; or

            (iv) liabilities of the Company and the Company Subsidiary (to the extent not retained or indemnified against by Seller pursuant to Section 11.02 or 11.06, or Article VIII or IX) (including indemnifying, defending and holding harmless any Seller Indemnified Party in the event that any of them is named as a defendant in a suit or claim where the allegations against such party involve the conduct of Company or Company Subsidiary) to the extent such Seller Indemnified Party's Losses arise from such conduct; or

            (v) any guarantees of Seller or its Affiliates of the obligations of Seller or the Subsidiary or with respect to the Company, the Company Subsidiary, any Other Assets or any Assumed Liability; or

            (vi) any severance pay paid to Continued Employees under Seller's Separation Pay Plan listed on Section 3.13(a) of the Seller Disclosure Schedule to the extent severance is paid by Seller or its Affiliates to or in respect of Continued Employees pursuant to a final judicial determination or otherwise agreed to by Buyer and any costs incurred by Seller in defending against any claims for severance; or

            (vii) the OIG Liabilities (other than Losses for which indemnification is provided to Buyer by Seller under Section 11.06).

            To the extent any obligation of Buyer in this Section 11.03 may be unenforceable, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties for which Buyer has an indemnification obligation under this Section 11.03.

            (b) No claim may be made against Buyer for indemnification pursuant to Section 11.03(a)(i) unless the aggregate of all Losses of the Seller Indemnified Parties with respect to this Section 11.03(a)(i) shall exceed an amount equal to $25,000,000, and Buyer shall then only be liable for Losses in excess of such $25,000,000 amount. No Seller Indemnified Party shall be indemnified pursuant to Section 11.03(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Seller Indemnified Parties for which the Seller Indemnified Parties have received indemnification pursuant to Section 11.03(a)(i) shall have exceeded $245,000,000. For the purposes of this Section 11.03(b), in computing such individual or aggregate amounts of claims, the adjustments provided in Section
11.05 shall be taken into account.

            (c) Notwithstanding the foregoing, no claim may be made against Buyer for indemnification pursuant to Section 11.03(a)(i)(A), with respect to (i) breaches of the representations and warranties contained in Sections 4.05 and 4.07, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $15,000,000, (ii) breaches of the representations and warranties contained in Sections 4.02 and 4.08, in either such case, unless the aggregate of Losses under such section shall exceed an amount equal to $5,000,000 and (iii) breaches of the representations and warranties contained in Sections 4.06, 4.13, 4.14, 4.15, 4.16 and 4.18, in any such case, unless the aggregate of Losses under such section shall exceed an amount equal to $3,000,000; it being understood that, for purposes of
Section 11.03(b), Seller shall be liable for all Losses under the foregoing representations and warranties to the extent the thresholds in this Section 11.03(c) are satisfied (subject to the $25,000,000 amount set forth in Section 11.03(b)).

            (d) Seller acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) shall be pursuant to the indemnification provisions set forth in Article IX and this
Section 11.03. In furtherance of the foregoing, Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, or other than in connection with covenants requiring performance after the Closing Date or claims or causes of action arising under any of the other Transaction Documents) it may have against Buyer and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions of Buyer set forth in Article IX and this Article XI).

            SECTION 11.04. Certain Procedures. (a) A Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") shall give the indemnifying party written notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including Section 11.06), within 30 days of such determination, stating the indemnifiable amount, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expense incurred during the period, if any, from the date that is thirty days after such determination to the date the Indemnified Party provides notice hereunder). If the indemnifying party does not notify the Indemnified Party within 30 days following its receipt of such notice that the indemnifying party disputes its liability to the Indemnified Party under Article XI, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under Article XI and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction pursuant to Section 13.11.

            (b) The obligations and liabilities of the indemnifying party under this Article XI with respect to claims of any third party that are subject to the indemnification provided for in this Article XI ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, such Indemnified Party shall give the indemnifying party written notice of such Third Party Claim within 30 days of the receipt by such Indemnified Party of such notice and shall deliver copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim during such 30-day time period; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article XI, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period, if any, from the date that is thirty days after receipt by the Indemnified Party of such notice to the date the Indemnified Party provides notice hereunder). If an indemnifying party acknowledges in writing its obligation to indemnify an Indemnified Party hereunder against any Losses or other amounts indemnified against that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. In the event an indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the indemnifying party in such defense and the prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim.

            SECTION 11.05. Adjustments; Limitations on Indemnity. (a) Any amount indemnified against under Article IX or this Article XI (including
Section 11.06) shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such indemnified amount, shall be paid free and clear of any present or future withholding taxes or other similar charges, and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount; provided, however, that (i) the indemnifying party shall be subrogated to the rights of the Indemnified Party to recover amounts under insurance policies of the Indemnified Party with respect to such indemnified amount and (ii) to the extent that the Indemnified Party receives payment of amounts under such policies for Losses for which the indemnifying party has already made payments under this Article XI, the Indemnified Party shall pay over such amounts to the indemnifying party. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the receipt or accrual of any indemnity payment or incurrence or payment of an indemnified amount. Any indemnification payment hereunder shall initially be made without regard to adjustment for net Tax benefit or net Tax cost under this Section 11.05 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit within ten days after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount as the case may be; provided, however, that a net Tax benefit shall not be considered actually realized to the extent such benefit is otherwise taken into account as Seller Tax Items under Section 9.12. The parties shall make any adjusting payment between each other as is required under this Section 11.05 within ten (10) days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit or net Tax cost. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and payments the Indemnified Party and the Indemnifying Party to reflect such adjustment shall be made if necessary within ten (10) days of such determination.

            (b) Seller shall not have any liability under Section 11.02(a) for any consequential, punitive, indirect, special or incidental damages incurred by any Buyer Indemnified Party in connection with any breach by Seller of its representations or covenants other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Buyer Indemnified Party.

            (c) Buyer shall not have any liability under Section 11.03(a) for any consequential, punitive, indirect, special or incidental damages incurred by any Seller Indemnified Party in connection with any breach by Buyer of its representations or covenants other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Seller Indemnified Party.

            SECTION 11.06. Additional Indemnification by Seller. (a) Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all monetary payments required to be made by or on behalf of the Company or the Company Subsidiary (other than criminal fines or penalties imposed upon former or current employees of the Company or the Company Subsidiary) to the United States government or one of the States of the United States or any of their respective departments, branches or agencies (collectively, the "U.S. Governmental Entities") arising out of any investigation or claim by or on behalf of a U.S. Governmental Entity, whether criminal, civil or administrative in nature, which investigation or claim has been settled prior to the Closing Date or is pending as of the Closing Date pursuant to service of subpoena or other written notice of such investigation to Seller, Seller Subsidiary, the Company or the Company Subsidiary, as well as any qui tam proceeding on behalf of any U.S. Governmental Entity for which a complaint was filed prior to the Closing Date whether or not Seller, Seller Subsidiary, the Company or the Company Subsidiary has been served with such complaint or otherwise been notified of the pendency of such action, but only to the extent such investigations or claims arise out of or are related to (A) alleged violations of (1) the federal civil False Claims Act (31 USC ss. 3729, et seq.) and its criminal counterpart (18 USC ss. 287), (2) Criminal Penalties for Acts Involving Federal Healthcare Programs (42 USC ss. 1320a-7b, (3) the Civil Monetary Penalties Law (42 USC ss. 1320a-7a(b)), (4) mail fraud and wire fraud statutes (18 USC ss.ss. 1341 and 1343), (5) false statements (18 USC ss.
1301), (6) conspiracy (18 USC ss. 371), (7) money laundering (18 USC ss. 1956, et seq.), (8) RICO (18 USC ss. 1961), (9) Title II of the Health Insurance Portability and Accountability Act of 1996, (10) Title XVIII of the Social Security Act (42 USC ss.ss. 1395-1395ccc) (the Medicare statute), (11) Title XIX of the Social Security Act (42 USC ss.ss. 1396, et seq.) (the Medicaid statute), (12) the Programs Fraud Civil Remedies Act (31 USC ss.ss. 3801, et seq.), or (13) the federal Anti-Kickback Act (42 USC ss.ss. 52, et seq.) and
(B) such alleged violations are based on the billing or alleged overbilling by the Company or any past or present subsidiary of the Company (or any of their predecessors) of any federal program or agency, or any federally supported state health care program or agency, or any beneficiary of any of them, for services provided to any such beneficiary thereof by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors).

            (b) Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all monetary payments required to be made by or on behalf of the Company or the Company Subsidiary to any Person other than a U.S. Governmental Entity relating to or arising out of the investigations or claims referred to in Section 11.06(a); provided that, to the extent the aggregate monetary payments made after the Closing Date for alleged overbillings for services provided prior to the Closing Date described in this
Section 11.01(b) exceed $80,000,000 but are less than $130,000,000, Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from fifty percent (50%) of monetary payments in excess of $80,000,000 but less than $130,000,000. Any amounts paid in settlement by Seller or its Affiliates between the date hereof and the Closing Date with respect to the liabilities which are the subject of this Section 11.06(b) shall be credited toward the Seller's indemnification obligations under this Section 11.06(b).

            (c) Seller shall indemnify the Buyer Indemnified Parties against or hold them harmless from eighty percent (80%) of any Losses consisting of out-of-pocket costs and expenses relating to the investigations or claims referred to in Sections 11.06(a) and 11.06(b) (including fees and expenses of attorneys, consultants and other agents of the Buyer Indemnified Parties).

            (d) Seller shall not indemnify any Buyer Indemnified Party or hold them harmless from any Losses consisting of any consequential, indirect, special or incidental damages that may be incurred by a Buyer Indemnified Party in connection with the claims, investigations or other matters referred to in Sections 11.06(a) or 11.06(b), including losses of revenues or profits that may arise as a consequence of the claims or investigations referred to in Sections 11.06(a) or 11.06(b) or the settlements entered into or judgments rendered as a result thereof or as a consequence of any exclusion from participation in any federal or state health care program, or any other consequential, indirect, special or incidental damages that may be incurred by a Buyer Indemnified Party which relate to the billing of any person or any beneficiary of such person by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors) for services provided to any such Person or beneficiary thereof by the Company, the Company Subsidiary or any past or present subsidiary of the Company (or any of their predecessors).

            (e) Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to the OIG Liabilities shall be pursuant to the indemnification provisions set forth in this Section 11.06. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it, the Company or the Company Subsidiary may have against Seller and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise with respect to the OIG Liabilities (except pursuant to the indemnification provisions of Seller set forth in Article IX and this Article XI).

            (f) Notwithstanding that Buyer shall have primary responsibility to manage claims and litigations related to the matters covered by this Section 11.06, Seller shall have the right to approve counsel for defense of such matters and shall have full access to such counsel with respect to such matters. Buyer shall cooperate with the Seller in defense of such matters. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller and counsel of records and information which are reasonably relevant to such matters, and making employees available, at Seller's expense, on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any settlement, compromise or discharge of any matter which is the subject to this Section
11.06 shall require the prior written consent of Seller and, to the extent that any portion of such settlement, compromise or discharge is not fully indemnified by Seller pursuant to Section 11.06(b), Buyer.

            SECTION 11.07. Seller Subsidiary Liability. Seller Subsidiary shall be jointly and severally liable with Seller for all of Seller's obligations under this Article XI.

            SECTION 11.08 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Sections 11.02(a)(i)(A) and 11.03(a)(i)(A) shall terminate when the applicable representation or warranty terminates pursuant to Section 11.01, (b) pursuant to Sections 11.02(a)(i)(B) and 11.03(a)(i)(B) shall terminate on March 31, 2001, and (c) pursuant to the other clauses of Sections 11.02 and 11.03 shall not terminate; provided, however, that as to clauses (a) and (b), Seller's and Buyer's obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

                                  ARTICLE XII

                                  Termination

            SECTION 12.01. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby and by the other Transaction Documents abandoned at any time prior to the Closing Date:

            (a)        by mutual written consent of Seller and Buyer;

            (b)        by Seller, if any of the conditions set forth in Section
10.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

            (c)        by Buyer, if any of the conditions set forth in Section
10.01 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

            (d) by either party hereto, if the Closing does not occur on or prior to September 30, 1999;

            (e) by either party hereto, if, upon a vote at a duly held meeting to obtain the Buyer Stockholders Approval, the Buyer Stockholders Approval is not obtained; or

            (f) by either party hereto, if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the sale of the Shares and such order, decree, ruling or other action shall have become final and nonappealable.

provided, however, that the party seeking termination pursuant to Sections 12.01(b), 12.01(c) or 12.01(d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

            SECTION 12.02. Consequences of Termination. (a) In the event of termination by Seller or Buyer pursuant to this Article XII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the other Transaction Documents shall be terminated, without further action by either party.

            (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XII, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Sections 5.03(b) and 6.02 relating to the obligation of Seller and Buyer to keep confidential certain information and data obtained by each of them, (ii) Sections 6.11(e) and 7.08 relating to certain fees and expenses, (iii) Section 7.03 relating to publicity, (iv) this Article XII and
(v) Article XIII. Nothing in this Article XII shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

            SECTION 12.03. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) Each party to this Agreement shall return all documents and other material received from the other party to this Agreement or any of its Affiliates relating to the transactions contemplated hereby and by the other Transaction Documents, whether so obtained before or after the execution hereof, to such other party; and

            (b) all confidential information received by either party to this Agreement with respect to the business of the other party to this Agreement or any of its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                                 ARTICLE XIII

                                 Miscellaneous

            SECTION 13.01. Interpretation. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto, in the table of contents to this Agreement and in the Seller Disclosure Schedule and the Buyer Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure

Schedule, as the case may be, shall be deemed set forth for all purposes of such disclosure schedule to the extent relevant. All Exhibits and Schedules annexed hereto or referred to herein and the Seller Disclosure Schedule and the Buyer Disclosure Schedule are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit or the Seller Disclosure Schedule or the Buyer Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

            (b) In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". For purposes of Section 7.05, "material amount of assets" means assets from which revenues constituting 5% or more of the combined revenues of Buyer, the Company, the Company Subsidiary and the Other Assets were derived in 1998. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

            SECTION 13.02. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

            SECTION 13.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer, Seller or Seller Subsidiary (other than by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer, Seller or Seller Subsidiary) without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its right to purchase the Shares and the Other Assets hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller or Seller Subsidiary; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 13.03 shall be void.

            SECTION 13.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (including any Continued Employee, Former Employee or Foreign Employee or their respective dependents and beneficiaries), other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            SECTION 13.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

            (i)        if to Buyer,

                       Quest Diagnostics Incorporated
                       One Malcolm Avenue
                       Teterboro, NJ 07608
                       Attention: Raymond C. Marier

      with a copy to:

                       Shearman & Sterling
                       599 Lexington Avenue
                       New York, New York 10022
                       Attention: Clare O'Brien; and

            (ii)       if to Seller or Seller Subsidiary,

                       SmithKline Beecham plc
                       One New Horizons Court
                       Middlesex TW8 9EP
                       Brentford England
                       Attention: James R. Beery

      with copies to:

                       SmithKline Beecham Corporation
                       One Franklin Plaza
                       Philadelphia, PA 19102
                       Attention: U.S. General Counsel; and

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, New York 10019
                       Attention: Susan Webster

            SECTION 13.06. Attorney Fees. Seller and Seller Subsidiary jointly and severally, in the case of a breach under Article IX, XI or this Article XIII, or Seller, in the case of a breach under any other Article of this Agreement, if in breach of this Agreement, shall, on demand, indemnify and hold harmless Buyer and Buyer, if in breach of this Agreement, shall, on demand, indemnify and hold harmless Seller for and against all reasonable out-of-pocket expenses, including legal fees, incurred by the other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

            SECTION 13.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.07; provided that receipt of copies of such counterparts is confirmed.

            SECTION 13.08. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the other Transaction Documents or in the Confidentiality Agreement.

            SECTION 13.09. Fees. Buyer and Seller hereby represent and warrant that (a) the only brokers or finders that have acted for such party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Morgan Stanley & Co. Incorporated with respect to Seller and Merrill Lynch & Co. with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

            SECTION 13.10. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

            SECTION 13.11. Consent to Jurisdiction. Each of Buyer, Seller and Seller Subsidiary irrevocably submits to the exclusive jurisdiction of (a) a Federal Court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each of Buyer, Seller and Seller Subsidiary agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in a New York state court located in the County of New York. Each of Buyer, Seller and Seller Subsidiary further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.11. Each of Buyer, Seller and Seller Subsidiary irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            SECTION 13.12. Waiver of Jury Trial. Each of Buyer, Seller and Seller Subsidiary hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby. Each of Buyer, Seller and Seller Subsidiary (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.12.

            SECTION 13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      SMITHKLINE BEECHAM PLC,


                                      By   /s/ Joseph Harris
                                        ---------------------------------------
                                        Name:  Joseph Harris
                                        Title: Senior Vice President -
                                               Strategic Planning and
                                               Corporate Development


                                      QUEST DIAGNOSTICS
                                      INCORPORATED,


                                      By   /s/ Kenneth W. Freeman
                                        ---------------------------------------
                                        Name:  Kenneth W. Freeman
                                        Title: Chairman and Chief Executive
                                               Officer


                                      With respect to Articles IX, XI and XIII only,


                                      SMITHKLINE BEECHAM
                                      CORPORATION,


                                      By   /s/ Donald F. Parman
                                        ---------------------------------------
                                        Name:  Donald F. Parman
                                        Title: Vice President -
                                               Associate General Counsel

                                                                     APPENDIX B
================================================================================

                                   [FORM OF]

                             STOCKHOLDERS AGREEMENT

                                    Between

                         QUEST DIAGNOSTICS INCORPORATED

                                      and
                            SMITHKLINE BEECHAM PLC

                      Dated as of [__________] [___], 1999








================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   Definitions

SECTION 1.01. Definitions ................................................  B-2

                                   ARTICLE II

                                   Governance

SECTION 2.01. Initial Board Representation ...............................  B-3
SECTION 2.02. Continuing Board Representation ............................  B-3
SECTION 2.03. Resignations and Replacements ..............................  B-4
SECTION 2.04. Committees .................................................  B-4
SECTION 2.05. Approval of Director Nominees ..............................  B-4
SECTION 2.06. No Voting Trust ............................................  B-4
SECTION 2.07. Reinstatement ..............................................  B-4

                                   ARTICLE III

                       Voting Rights and Appraisal Rights

SECTION 3.01. Voting Restrictions ........................................  B-5
SECTION 3.02. Appraisal Rights ...........................................  B-5

                                   ARTICLE IV

                              Standstill Provisions

SECTION 4.01. Standstill Period ..........................................  B-5
SECTION 4.02. Transfer Restrictions ......................................  B-5
SECTION 4.03. Acquisition of Additional Shares; Other Restrictions .......  B-6
SECTION 4.04. Third Party Offers .........................................  B-7
SECTION 4.05. Right of First Refusal .....................................  B-7
SECTION 4.06. Additional Shares ..........................................  B-8

                                    ARTICLE V

                               Registration Rights

SECTION 5.01. Restrictive Legend .........................................  B-8
SECTION 5.02. Notice of Proposed Transfer ................................  B-9
SECTION 5.03. Request for Registration ...................................  B-9
SECTION 5.04. Incidental Registration .................................... B-10
SECTION 5.05. Shelf Registration ......................................... B-10
SECTION 5.06. Obligations of the Company ................................. B-11
SECTION 5.07. Furnish Information ........................................ B-12
SECTION 5.08. Expenses of Registration ................................... B-12
SECTION 5.09. Underwriting Requirements .................................. B-13
SECTION 5.10. Indemnification ............................................ B-13
SECTION 5.11. Lockup ..................................................... B-14

                                   ARTICLE VI

                                  Miscellaneous

SECTION 6.01. Interpretation ............................................. B-15
SECTION 6.02. Amendments ................................................. B-15
SECTION 6.03. Assignment ................................................. B-15
SECTION 6.04. No Third-Party Beneficiaries ............................... B-15
SECTION 6.05. Notices .................................................... B-15
SECTION 6.06. Attorney Fees .............................................. B-16
SECTION 6.07. Counterparts ............................................... B-16
SECTION 6.08. Severability ............................................... B-16
SECTION 6.09. Consent to Jurisdiction .................................... B-16
SECTION 6.10. Waiver of Jury Trial ....................................... B-17
SECTION 6.11. Specific Performance ....................................... B-17
SECTION 6.12. Governing Law .............................................. B-17

                                   [FORM OF]

                            STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT, dated as of [_______________] [___], 1999 (this "Agreement"), between SMITHKLINE BEECHAM PLC public limited company organized under the laws of England (the "Stockholder"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (the "Company"). [INITIAL HOLDERS OTHER THAN THE STOCKHOLDER MUST ASSUME THE OBLIGATIONS HEREUNDER.]

          WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and the Stockholder under the Stock and Asset Purchase Agreement dated as of February 9, 1999, among the Company, the Stockholder and SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller (the "Purchase Agreement"), pursuant to which the Stockholder shall cause Seller Subsidiary (as defined in the Purchase Agreement) to sell to the Company, and the Company shall purchase from Seller Subsidiary, the Shares (as defined in the Purchase Agreement) and shall sell to the Company and shall cause the Seller Entities (as defined in the Purchase Agreement) to sell to the Company, and the Company shall purchase from Seller and the Seller Entities, certain assets, and the Company shall assume certain liabilities, all upon the terms and subject to the conditions set forth in the Purchase Agreement;

          WHEREAS, upon consummation of the transaction contemplated by the Purchase Agreement, the Stockholder will beneficially own 12,564,336 shares of the common stock of the Company, par value $0.01 per share (together with any common stock of the Company issued as a dividend or other distribution with respect thereto, or in exchange therefor, or in replacement thereof, the "Company Common Stock"); and

          WHEREAS, the Company and the Stockholder now wish to enter into this Agreement to set forth their understanding as to the matters set forth herein with respect to, among other things, representation on the Company's Board of Directors (the "Board") and the holding, acquisition and transfer of Company Common Stock by the Stockholder and its Affiliates (as defined below);

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Stockholder hereby agree as follows:

                                   ARTICLE I

                                  Definitions

          SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

          "beneficially own" has the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "Buyout Transaction" means a tender offer, merger, sale of all or substantially all of the Company's assets or any similar transaction that offers each holder of Company Common Stock (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of all Company Common Stock beneficially owned by each such holder or otherwise contemplates the acquisition of all (but not less than all) Company Common Stock beneficially owned by each such holder.

          "Commission" means the U.S. Securities and Exchange Commission and any successor agency.

          "Director" means a member of the Board.

          "Employee Plan" means any equity incentive plan, agreement, bonus, award, stock purchase plan, stock option plan or other stock arrangement with respect to any directors, officers or other employees of the Company.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          "Group" has the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.

          "Holder" means the Stockholder, the Initial Holders and any Subsidiary Transferee.

          "Independent of the Stockholder" means a Director who is not, at the time of determination, a director, officer, employee or Affiliate of the Stockholder or the Company.

          "Initial Holders" means the Stockholder and the following Affiliates of the Stockholder: [__________], [__________] and [__________], each of which has expressly assumed the Stockholder's obligations under this Agreement with respect to the Company Common Stock held by it.

          "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.


          "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

          "Registrable Stock" means the Stockholder Shares and any securities issued or issuable with respect to any Stockholder Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a trans-action in which the rights under the provisions of this Agreement are not assigned or (iii) such Registrable Stock is sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the 1933 Act without registration under the 1933 Act.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Stockholder Director" means a Director designated by the Stockholder pursuant to this Agreement.

          "Stockholder Shares" means Company Common Stock now or hereafter beneficially owned by the Stockholder, the Initial Holders or a Subsidiary Transferee and any securities issued or issuable with respect to any such Common Stock by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

          "Third Party Offer" means a bona fide offer to enter into a Buyout Transaction by a Person other than the Stockholder or any of its Affiliates or any other Person acting on behalf of the Stockholder or any of its Affiliates that does not treat the Stockholder or any of its Affiliates differently than other holders of Company Common Stock and that is approved by Directors constituting two-thirds of the Directors Independent of the Stockholder.

          (b) The following terms have the meanings set forth in the Sections set forth below:

     Term                                                        Location
     ----                                                        --------
     Agreement ...............................................   Preamble
     Board ...................................................   Recitals
     Company .................................................   Preamble
     Company Common Stock ....................................   Recitals
     Initial Restriction Period ..............................   [sec]4.02(a)
     Initiating Holders ......................................   [sec]5.03(a)
     Purchase Agreement ......................................   Recitals
     Selling Stockholders ....................................   [sec]4.05
     Shelf Registration ......................................   [sec]5.05(a)
     Standstill Period .......................................   [sec]4.01(a)
     Stockholder .............................................   Preamble
     Subsidiary Transferee ...................................   [sec]4.02(b)
     Transfer ................................................   [sec]4.02(a)
     Transfer Notice .........................................   [sec]4.05(a)

                                   ARTICLE II

                                   Governance

            SECTION 2.01. Initial Board Representation. As soon as practicable following the Closing, the Company will (a) take such actions as may be necessary to increase the size of the Board to nine, and (b) exercise all authority to fill the two vacancies thereby created in two classes of directors with [__________] and [__________]. [__________] is Independent of the
Stockholder.

            SECTION 2.02. Continuing Board Representation. (a) As long as the Stockholder, the Initial Holders and any Subsidiary Transferees, in the aggregate, own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock, the parties hereto shall exercise all authority under applicable law to cause any slate of Directors presented to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in a Board that included two, and only two, individuals designated by the Stockholder, at least one of whom will be Independent of the Stockholder.

            (b) As long as the Stockholder, the Initial Holders and any Subsidiary Transferees, in the aggregate, own Stockholder Shares constituting at least 10% but less than 20% of the outstanding Company Common Stock, the parties hereto shall exercise all authority under applicable law to cause any slate of Directors presented to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in a Board that included one, and only one, individual designated by the Stockholder. Such individual to be designated by the Stockholder is not required to be Independent of the Stockholder.

            (c) If the Stockholder, the Initial Holders and any Subsidiary Transferees, in the aggregate, own Stockholder Shares constituting less than 10% of the outstanding Company Common Stock, the Company shall have no obligation pursuant to this Agreement to cause any slate of Directors presented to the stockholders of the Company for election to the Board to include any nominee designated by the Stockholder.

            (d) For so long as the Stockholder has the right, pursuant to
Section 2.02(a), to designate two Directors, to the extent possible, the Stockholder Directors shall be elected to different classes. The Director Independent of the Stockholder will be elected to the class of Directors which
will be up for reelection in 2000, and [   ] will be elected to the class of
directors which will be up for reelection in 2001.

            (e) So long as the Stockholder, the Initial Holders and any Subsidiary Transferees in the aggregate own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock, the Board shall not consist of more than ten Directors unless the Stockholder is given an opportunity to designate one additional Director Independent of the Stockholder to the Board; provided that the Company shall not be obligated to offer such opportunity to the Stockholder if (i) United Kingdom generally accepted accounting principles and practices as in effect at the time of determination do not require the Stockholder to have an additional Director on the Board to maintain equity accounting for its interest in the Company or (ii) at any time between the date of this Agreement and the time of determination, the Stockholder and its Affiliates have ceased to own Stockholder Shares constituting at least 20% of the outstanding Company Common Stock.

            SECTION 2.03. Resignations and Replacements. Subject to Section 2.02, Section 2.03(b) and Section 2.05, if a Stockholder Director ceases to serve as a Director for any reason, the vacancy created by such Director ceasing to serve shall be filled by the affirmative vote of a majority of the remaining Directors then in office with an individual designated by the Stockholder.

            (b) In the event that at any time the number of Stockholder Directors on the Board is greater than the number of Directors that the Stockholder has the right to designate pursuant to Section 2.02, then that number of Stockholder Directors shall be deemed to have resigned immediately upon the occurrence of such event such that the remaining number of Stockholder Directors, if any, conform to the provisions of this Agreement, and the Stockholder shall take all action to promptly effect such resignation.

            SECTION 2.04. Committees. As long as the Stockholder, the Initial Holders and any Subsidiary Transferee, in the aggregate, own at least 10% of the outstanding Company Common Stock, to the extent that the Company shall exercise all authority to cause the Board to designate one Stockholder Director to serve as a member of each committee of the Board, other than the Executive Committee, to the same extent, and on the same basis, as the other Directors; provided, however, that the Stockholder Director appointed to serve on the audit committee shall be the Stockholder Director who is Independent of the Stockholder, and the Board shall not be required to designate a Stockholder Director to serve as a member of the audit committee at any time that there is no Stockholder Director who is not Independent of the Stockholder; and provided, further, that if any Applicable Law or regulation of the New York Stock Exchange shall prohibit the Board from appointing the Stockholder Director who is not Independent of the Director to serve on any committee, at any time there is no Stockholder Director who is Independent of the Stockholder, the Board shall not be required to appoint any Stockholder Director to serve on such committee.

            SECTION 2.05. Approval of Director Nominees. Any individual designated by the Stockholder pursuant to Sections 2.01, 2.02 or 2.03, shall be reasonably acceptable to the Company.

            SECTION 2.06. No Voting Trust. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law.

            SECTION 2.07. Reinstatement. If the Standstill Period is reinstated pursuant to Section 4.01(b), the terms of this Article II and all other terms of this Agreement also shall be reinstated.

                                  ARTICLE III

                      Voting Rights and Appraisal Rights

            SECTION 3.01. Voting Restrictions. (a) During the Standstill Period (as defined in Article IV), the Stockholder shall, and shall cause its Affiliates to, (i) so long as the Board includes at least one Stockholder Director, vote all of their Company Common Stock in favor of nominees or Directors designated by the Board, or any committee thereof, not in violation of Article II and (ii) on votes relating to other matters, either, in Stockholder's sole discretion, (x) vote all of their shares of Company Common Stock as recommended by the Board or (y) in proportion to the votes cast with respect to the shares of Company Common Stock not owned by the Stockholder and its Affiliates.

            (b) Notwithstanding Section 3.01(a) and except as provided in
Section 4.04, the Stockholder and its Affiliates may, in connection with any required vote of the Company's stockholders, vote their shares of Company Common Stock at their discretion with respect to (i) any amendments to the Company's Restated Certificate of Incorporation, (ii) any recapitalization, restructuring or similar transaction or series of transactions involving the Company, (iii) any dissolution or complete or partial liquidation, or similar arrangement, of the Company, (iv) any merger, consolidation or other business combination of the Company, (v) any issuance of any shares of Company Common Stock, or (vi) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person, which, in the case of clause (ii), (iv) or (v), results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in the case of clause (i), either results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in any way, affects the Stockholder, the Initial Holders or any Subsidiary Transferee adversely in a manner different from the other holders of Company Common Stock.

            SECTION 3.02. Appraisal Rights. The Stockholder and its Affiliates shall not exercise any appraisal or dissenters' rights they may otherwise have under Delaware General Corporate Law or otherwise as a result of any of the transactions described in Section 3.01(b).

                                  ARTICLE IV

                             Standstill Provisions

            SECTION 4.01. Standstill Period. (a) The "Standstill Period" shall mean the period beginning on the Closing Date and continuing until the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date on which the Stockholder and its Affiliates, in the aggregate, beneficially own less than 10% of the outstanding Company Common Stock.

            (b) In the event the Standstill Period is discontinued pursuant to
Section 4.01(a)(ii), the Standstill Period shall be reinstated if, prior to the occurrence of the event described in Section 4.01(a)(i), the Stockholder and its Affiliates, in the aggregate, beneficially own 10% or more of the outstanding Company Common Stock. Notwithstanding the foregoing, in no event shall the Standstill Period continue past the tenth anniversary of the Closing Date.

            SECTION 4.02. Transfer Restrictions. (a) Beginning on the Closing Date and continuing for 18 months thereafter (the "Initial Restriction Period"), the Stockholder shall not, and shall cause its Affiliates not to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any shares of Company Common Stock ("Transfer") except (i) to a wholly owned subsidiary of the Stockholder that expressly assumes the Stockholder's obligations under this Agreement relating to such Company Common Stock (a "Subsidiary Transferee") or to the Stockholder, (ii) pursuant to the incidental registration rights (provided for in Section 5.04) or (iii) pursuant to a Third Party Offer; provided, however, that no rights under this Agreement shall Transfer to any transferee of Company Stock pursuant to Sections 4.02(a)(ii) or 4.02(a)(iii).

            (b) Following the Initial Restriction Period, for so long as the Standstill Period is in effect, the Stockholder shall not, and shall cause its Affiliates not to, Transfer shares of Company Common Stock except (i) with the prior approval of a majority of the Directors who are Independent of the Stockholder and in accordance with the provisions of Section 4.05, (ii) pursuant to a bona fide public offering registered under the Securities Act in which the

Stockholder, the Initial Holders or any Subsidiary Transferee shall use commercially reasonable efforts to (x) effect as wide a distribution of such Company Common Stock as is reasonably practicable and (y) prevent any Person or Group from acquiring pursuant to such offering beneficial ownership of Company Common Stock representing in the aggregate 5% or more of the outstanding Company Common Stock, (iii) pursuant to Rule 144 under the Securities Act (excluding any Transfer under Rule 144A), (iv) to a Person or Group that is permitted to file a Schedule 13G under the Exchange Act and that, after giving effect to such Transfer, would beneficially own Company Common Stock representing in the aggregate less than 5% of the outstanding Company Common Stock or (v) in any transaction expressly permitted by Section 4.02(a)(i), 4.02(a)(ii) or 4.02(a)(iii); provided, however, that no rights under this Agreement shall Transfer to any transferee of Company Stock pursuant to Sections 4.02(b)(i), 4.02(b)(ii), 4.02(b)(iii) or 4.02(b)(iv).

            (c) The Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of its interests in any Initial Holder or Subsidiary Transferee unless prior thereto the Company Common Stock held by such entity is transferred to the Stockholder or one or more Subsidiary Transferees; provided, however, that any transfer or assignment by operation of law in connection with any merger of the Stockholder or the sale of all or substantially all the Stockholder's assets shall not be deemed a breach of this Section 4.02(c).

            SECTION 4.03. Acquisition of Additional Shares; Other Restrictions. During the Standstill Period, except with the prior approval of a majority of the Directors who are Independent of the Stockholder, the Stockholder shall not, directly or indirectly, and shall cause its Affiliates not to, directly or indirectly:

            (a) acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, (i) any shares of Company Common Stock (other than pursuant to any Employee Plan), if the effect of such acquisition would be to increase the number of shares of Company Common Stock beneficially owned by the Stockholder and its Affiliates, in the aggregate, to an amount representing more than 29.5% of the outstanding Company Common Stock or (ii) any other security convertible into, or any option, warrant or right to acquire, Company Common Stock (other than pursuant to any Employee Plan) or (iii) all or substantially all of the assets of the Company or any of its Affiliates, provided that (x) Sections 4.03(a)(i) and (ii) shall not be applicable if the aggregate percentage of outstanding Company Common Stock is increased solely as a result of corporate action taken by the Company and not caused by any action taken by the Stockholder or any of its Affiliates and (y) the ownership by any employee benefit plan of the Stockholder or its Affiliates in any diversified index, mutual or pension fund managed by an independent investment advisor, which fund in turn holds, directly or indirectly, Company Common Stock shall not be deemed to be a breach of Section 4.03(a)(i) if not more than 5% of such fund's assets are comprised of Company Common Stock.

            (b) Solicit, or participate in any solicitation of, proxies with respect to any Company Common Stock, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Exchange
Act) in opposition to any matter that has been recommended by a majority of the Directors or in favor of any matter that has not been approved by a majority of the Directors, or that is not a Third Party Offer.

            (c) Propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, seek or solicit support for (whether publicly or privately) any written consent of stockholders of the Company, attempt to call a special meeting of stockholders (except with the approval of a majority of the Directors Independent of the Stockholder), nominate or attempt to nominate any Person for election as a Director (except in accordance with Article II), or seek the removal or resignation of any Director (other than a Stockholder Director) (except in accordance with Article
II), in each case in opposition to any matter that has been recommended by a majority of the Directors (and such recommendation has not been revoked or withdrawn) or in favor of any matter that has not been approved by a majority of the Directors, or that is not a Third Party Offer.

            (d) Deposit any Company Common Stock in a voting trust or similar agreement or subject any Company Common Stock to any arrangement or agreement with respect to the voting of such Company Common Stock; provided, however, that this Section 4.03 shall not prohibit any such arrangement solely among Stockholder and any of its wholly owned subsidiaries.

            (e) Take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to Company Common Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement.

            (f) Propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to the Company or its business to any other Person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company; provided, that nothing set forth in this Section 4.03(f) shall prohibit the Stockholder from soliciting, offering, seeking to effect and negotiating with any Person with respect to Transfers of Company Common Stock otherwise permitted by this
Article IV; provided further, that in so doing the Stockholder shall not (x) issue any press release or otherwise make any public statements (other than statements made in response to any request by any Person for confirmation by the Stockholder or any Affiliate of the Stockholder of information contained in any statement on Schedule 13D under the Exchange Act) with respect to such action (provided that the Stockholder may, and may permit its Affiliates to, make any statement required by applicable law, including without limitation, the amendment of any statement on Schedule 13D under the Exchange Act); provided, however, that in doing so Stockholder shall not provide any confidential information relating to the Company or its business to any such Person, and; provided, further, that nothing in this Section 4.04(f), shall apply to discussions between or among officers, employees or agents of Stockholder and the Stockholder Directors.

            (g) Take any other action to seek control (as such term is defined under Rule 12b-5 of the Exchange Act) of the Company.

            (h) Make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner.

            (i) Announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any Person to do, any of the actions restricted or prohibited under subparagraphs (a) through (h) above.

            Notwithstanding the restrictions contained in this Section 4.03, none of actions taken by any Stockholder Director as a member of the Board pursuant to such Person's responsibilities in such capacity, the exercise by the Stockholder of its voting rights in accordance with Section 3.01 with respect to any Company Common Stock it beneficially owns, or actions taken by the Stockholder in accordance with Section 4.04 shall be deemed to violate this
Section 4.03.

            SECTION 4.04. Third Party Offers. (a) In the event the Company becomes the subject of a Third Party Offer, then the Stockholder and its Affiliates shall promptly and in any event within ten days after the Stockholder receives notice of such Third Party Offer (whether as a result of the public announcement thereof or otherwise), either (i) make a bona fide offer to enter into a Buyout Transaction with currently realizable value that is at least as great as that of the Third Party Offer and otherwise with terms substantially the same as the Third Party Offer or (ii) be obligated to, and, upon request by a majority of the Directors, confirm in writing that they will, support such Third Party Offer by voting in favor of such Third Party Offer or by tendering their shares of Company Common Stock pursuant to the Third Party Offer, or both, as applicable.

            (b) If the Company becomes subject of another Third Party Offer that provides for greater currently realizable value to the Company's stockholders than any previously proposed Third Party Offer, the Stockholder and its Affiliates shall have the same rights and obligations with respect to such other Third Party Offer as set forth in Section 4.04(a).

            (c) In the event the Company becomes the subject of a Buyout Transaction that is not a Third Party Offer but that is approved by a majority of the Directors Independent of the Stockholder, the Stockholder and its Affiliates shall be permitted to support such Buyout Transaction, vote in favor of such Buyout Transaction or tender or sell Company Common Stock to the Person making such Buyout Transaction.

            (d) In the event the Company becomes the subject of a Buyout Transaction that is not a Third Party Offer and that is not approved by a majority of the Independent Directors, the Stockholder shall not, and shall cause the other Holders and its controlled Affiliates not to, support such Buyout Transaction, vote in favor of such Buyout Transaction or tender or sell Company Common Stock to the Person making such Buyout Transaction.

            SECTION 4.05. Right of First Refusal. Prior to any Transfer pursuant to Section 4.02(b)(i) the Stockholder, Initial Holder or Subsidiary Transferee (a "Selling Stockholder"), shall give the Company the opportunity to purchase, or designate an alternative purchaser of such Company Common Stock in the following manner:

            (a) The Selling Stockholder shall give to the Company written notice (the "Transfer Notice") of the proposed Transfer, specifying the proposed transferee, the number of shares of Company Common Stock proposed to be disposed of, the proposed consideration to be received in exchange therefor, and the other material terms of the proposed Transfer.

            (b) The Company shall have the right, exercisable by written notice given to such Selling Stockholder within 10 Business Days after receipt of such Transfer Notice, to purchase (or to cause another Person designated by the Company to purchase) all, but not less than all, of the Company Common Stock specified in such Transfer Notice at the purchase price and on the other terms set forth therein. If the consideration specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included as part of such consideration plus the value (as jointly determined by internationally recognized investment banking firms selected by each of the Selling Stockholder and the Company or, in the event such firms are unable to agree, a third internationally recognized investment banking firm to be selected by the first two such firms) of such other property included in such consideration, and the date of which the Company must exercise its right of first refusal pursuant to this Section 4.05 shall be extended until 5 Business Days after the determination of the value of property included in the consideration.

            (c) If the Company exercises its right of first refusal pursuant to this Section 4.05, the closing of the purchase of the Company Common Stock with respect to which such right has been exercised shall take place within 5 Business Days after the Company gives notice of such exercise or 5 Business Days after the determination of the value of property included in the consideration, as applicable; provided that if any approval of or notice to any Governmental Entity is required in connection with such purchase of Company Common Stock, the Selling Stockholder and the Company shall use all reasonable effort to obtain such approvals or to provide such notices and the closing shall take place within 5 Business Days after receipt of the last such approval and expiration of any required waiting periods. If the Company does not exercise its right of first refusal pursuant to this Section 4.05 within the time specified for such exercise, the Selling Stockholder shall be free during the 90-day period following the expiration of such time for exercise to sell the Company Common Stock specified in such Transfer Notice to the Person specified therein for the consideration (or at any price in excess thereof) and on substantially the same terms (or on other terms more favorable to the Selling Stockholders) specified therein; provided, however, that if the Selling Stockholders have entered into written agreement to sell such Common Stock prior to the expiration of such 90-day period, the closing of such sale may occur within 90 days thereafter.

            SECTION 4.06. Additional Shares. All shares of Company Common Stock acquired pursuant to this Article IV or as a result of a recapitalization of the Company or any other action taken by the Company, shall be subject to all of the terms, covenants and conditions of this Agreement.

                                   ARTICLE V

                              Registration Rights

            SECTION 5.01. Restrictive Legend. (a) Each certificate representing shares of Registrable Stock shall, except as otherwise provided in this Section
5.01 or in Section 5.02, be stamped or otherwise imprinted with legends substantially in the following form:

            (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION AND OTHER RESTRICTIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF [__________] [___], 1999, BETWEEN SMITHKLINE BEECHAM PLC AND QUEST DIAGNOSTICS INCORPORATED."; and

            (ii) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
                 REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

            (b) The Company shall, at the request of the Holder, remove from each certificate evidencing Stockholder Shares transferred in compliance with the terms of Section 4.02 and with respect to which no rights under this Agreement shall transfer, the legend described in Section 5.01(a)(i), and shall remove from each certificate evidencing Stockholder Shares the legend described in Section 5.01(a)(ii) if in the opinion of counsel satisfactory to the Company the securities evidenced thereby may be publicly sold without registration under the Securities Act.

            SECTION 5.02. Notice of Proposed Transfer. Prior to any proposed transfer of any shares of Registrable Stock (other than to a Subsidiary Transferee or pursuant to a Third Party Offer or under the circumstances described in Sections 5.03, 5.04 or 5.05), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the holder of such Registrable Stock shall be entitled to transfer such Registrable Stock in accordance with the terms of its notice, subject in any event to the restrictions in Article IV; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership) or to an Affiliated corporation (in the case of a transferor that is a corporation), subject in any event to the restrictions in Article IV. Each certificate for Registrable Stock transferred as above provided shall bear the legend set forth in Section 5.01(a)(ii), except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 of the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 5.02 shall not apply to securities that are not required to bear the legend prescribed by Section 5.01(a)(ii) in accordance with the provisions of Section 5.01(a)(ii).

            SECTION 5.03. Request for Registration. (a) On and after the expiration of the Initial Restriction Period, the Stockholder, any Initial Stockholder or any Subsidiary Transferee (the "Initiating Holders") may request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Stock held by such Initiating Holder in the manner specified in such notice, provided that there must be included in such registration Registrable Stock having a minimum value of $50,000,000 (based on the current market price of such Registrable Stock). Following receipt of any notice under this Section 5.03 the Company shall use its best efforts to cause to be registered under the Securities Act all Registrable Stock that the Initiating Holders have requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

            (b) If the Initiating Holders intend to have the Registrable Stock distributed by means of an underwritten offering, the Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be an internationally recognized investment banking firm selected by the Stockholder and approved by the Company, which approval shall not be unreasonably withheld; provided, that
(i) all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Stock, (ii) any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders of Registrable Stock, and (iii) no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Stock of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriter. If any Holder of Registrable Stock disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Stock by written notice to the Company, the managing underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

            (c) Notwithstanding any provision of this Agreement to the contrary,

            (i) the Company shall not be required to effect a registration pursuant to this Section 5.03 during the period starting with the date of filing by the Company of, and ending on a date 120 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement which the Holders have been entitled to join pursuant to Section 5.04;
      provided, that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible;

            (ii) if the Company shall furnish to such Holders a certificate signed by the president of the Company stating that in the good faith opinion of the Board such registration would interfere with any material transaction then being pursued by the Company, then the Company's obligation to use all reasonable efforts to file a registration statement shall be deferred for a period not to exceed 60 days;

            (iii) the Company shall not be required to effect a registration pursuant to this Section 5.03 if the Registrable Stock requested by all Holders to be registered pursuant to such registration are included in, and eligible for sale under, the Shelf Registration (as defined below); and

            (iv) the Company shall not be required to effect a registration pursuant to this Section 5.03 more than one time in any twelve-month period or at any time when a registration statement pursuant to Section 5.05 is in effect.

            (d) The Company shall not be obligated to effect and pay for more than four registrations pursuant to this Section 5.03; provided, that a registration requested pursuant to this Section 5.03 shall not be deemed to have been effected for purposes of this Section 5.03(d) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 5.06(a) and (iii) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of Holders of Registrable Stock).

            SECTION 5.04. Incidental Registration. (a) Subject to Section 5.09, if at any time the Company determines that it shall file a registration statement under the Exchange Act for the registration of Company Common Stock (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf or on behalf of selling holders of its securities for the general registration of Company Common Stock to be sold for cash, the Company shall each such time promptly give the Stockholder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 15 days from the date of such notice, and advising the Stockholder of its right to have Registrable Stock included in such registration. Upon the written request of any Holder received by the Company no later than 15 days after the date of the Company's notice, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Stock that each such Holder has so requested to be registered.

            (b) If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of shares of Registrable Stock to be sold in such offering by the Holders and any other stockholder of the Company hereafter granted incidental registration rights in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by each Holder and each other stockholder at the time of filing the registration statement.

            SECTION 5.05. Shelf Registration. (a) On or after the expiration of the Initial Restriction Period, an Initiating Holder may use one of its request registration rights granted pursuant to Section 5.03, subject to the limitations of Section 5.03(d), to request that the Company file a "shelf" registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration") with respect to the Registrable Stock. The Company shall
(i) use all reasonable efforts to have the Shelf Registration declared effective as soon as reasonably practicable following such request and (ii) subject to Section 5.01(c)(ii), use all reasonable efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration is declared effective until at least the second anniversary of such effective date in order to permit the prospectus forming a part thereof to be usable by Holders during such period.

            (b) Subject to Section 5.03(c)(ii), the Company shall supplement or amend the Shelf Registration, (i) as required by the registration form utilized by the Company or by the instructions applicable to such registration form or by the Securities Act, (ii) to include in such Shelf Registration any additional securities that become Registrable Stock by operation of the definition thereof and (iii) following the written request of an Initiating Holder pursuant to Section 5.05(c), to cover offers and sales of all or a part of the Registrable Stock by means of an underwriting. The Company shall furnish to the Holders of the Registrable Stock to which the Shelf Registration relates copies of any such supplement or amendment sufficiently in advance (but in no event less than five Business Days in advance) of its use or filing with the Commission to allow the Holders a meaningful opportunity to comment thereon.

            (c) The Holders may, at their election and upon written notice by an Initiating Holder to the Company, subject to the limitations set forth in
Section 5.03(c)(ii), effect offers and sales under the Shelf Registration by means of one or more underwritten offerings, in which case the provisions of
Section 5.03(b) shall apply to any such underwritten distribution of securities under the Shelf Registration and such underwriting shall, if sales of Registrable Stock pursuant thereto shall have closed, be regarded as the exercise of one of the registration rights contemplated by Section 5.03.

            SECTION 5.06. Obligations of the Company. Whenever required under Sections 5.03 and 5.05 to use all reasonable efforts to effect the registration of any Registrable Stock, the Company shall, as expeditiously as possible:

            (a) prepare and file with the Commission a registration statement with respect to such Registrable Stock (which shall be filed in no event later than 90 days after written notice requesting a registration statement under Sections 5.03 or 5.05 has been received by the Agent, and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter; provided that the Company shall not be required to keep any Registration Statement (other than the Shelf Registration) effective more than 120 days;

            (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement and as may be necessary to keep such Registration Statement effective for a reasonable period not to exceed 120 days (or, in the case of the Shelf Registration, as provided in Section 5.05(a)) and promptly notify the Holders of any stop order issued or, to the Company's knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

            (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act any exhibits filed therewith and such other documents and information as they may reasonably request;

            (d) use all reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

            (e) promptly notify each Holder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective as provided in Section 5.06(a) (or, in the case of the Shelf Registration, Section 5.05(a)) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Holders such supplemented or amended prospectus;

            (f) furnish, at the request of any Holder requesting registration of Registrable Stock pursuant to Sections 5.03 or 5.05, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Stock are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Stock is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Stock becomes effective, (1) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

            (g) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

            (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

            (i) use all reasonable efforts to list the Registration Stock covered by such registration statement with any securities exchange on which the Company Common Stock is then listed.

For purposes of Sections 5.06(a) and 5.06(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six months after the effective date thereof.

            SECTION 5.07. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

            SECTION 5.08. Expenses of Registration. All expenses incurred in connection with each registration pursuant to Sections 5.03, 5.04 and 5.05 of this Agreement, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for the Company, shall be paid by the Company; provided, however, that if a registration request pursuant to Section 5.03 or 5.05 is subsequently withdrawn by the Holders the Company shall not be required to pay any expenses of such registration proceeding, and such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account and the fees and disbursements of their counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

            SECTION 5.09. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5.04 to include shares of Registrable Stock in such underwritten offering unless the Holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Stockholder.

            SECTION 5.10. Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

            (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the Securities
Act), and each person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company; provided, further, that the Company shall not be liable to any Holder, such Holder's directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

            (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, and provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such registration statement.

            (c) Promptly after receipt by an indemnified party under this
Section 5.10 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.10, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 5.10, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

            (d) (i) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

            (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
      Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            SECTION 5.11. Lockup. Each Holder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from 30 days prior to the effective date of such registration as the Company or the underwriters may specify; provided, however, that (i) all executive officers and directors of the Company shall also have agreed not to effect any sale, disposition or distribution of any Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 5.11 and (ii) in no event shall the Holders be required to not effect any sale, disposition or distribution for longer than 90 days after the Registration Statement becomes effective.

                                   ARTICLE VI

                                  Miscellaneous

            SECTION 6.01. Interpretation. (a) The headings contained in this Agreement and, in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

            SECTION 6.02. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

            SECTION 6.03. Assignment. Except where otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties hereto (except by operation of law in connection with a merger, or sale of substantially all the assets, of the parties hereto) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 6.03 shall be void.

            SECTION 6.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            SECTION 6.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

        (i)  if to Buyer,

             Quest Diagnostics Incorporated
             One Malcolm Avenue
             Teterboro, NJ 07608
             Attention: Raymond C. Marier
   with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York 10022
              Attention: Clare O'Brien; and

        (ii)  if to Seller or Seller Subsidiary,

              SmithKline Beecham plc
              One New Horizons Court
              Middlesex, TW8 9EP
              Brentford England
              Attention: General Counsel

   with copies to:

              SmithKline Beecham Corporation
              One Franklin Plaza
              Philadelphia, PA 19102
              Attention: U.S. General Counsel; and

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eighth Avenue
              New York, New York 10019
              Attention: Susan Webster

            SECTION 6.06. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

            SECTION 6.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.07; provided that receipt of copies of such counterparts is confirmed.

            SECTION 6.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

            SECTION 6.09. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) a Federal court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Company and the Stockholder agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in a New York state court located in the County of New York. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.09. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            SECTION 6.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 6.10.

            SECTION 6.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                                 QUEST DIAGNOSTICS
                                                 INCORPORATED


                                                 By_____________________________
                                                   Name:
                                                   Title:


                                                 SMITHKLINE BEECHAM PLC


                                                 By_____________________________
                                                   Name:
                                                   Title:

                                                                     APPENDIX C
================================================================================

                                   [FORM OF]

                           NON-COMPETITION AGREEMENT

                                    Between

                        QUEST DIAGNOSTICS INCORPORATED

                                      and

                            SMITHKLINE BEECHAM PLC

                        Dated as of [     ] [  ], 1999






================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                    ARTICLE I

                            Covenants of the Parties

SECTION 1.01. Non-Competition ........................................     C-1
SECTION 1.02. Payment by Buyer .......................................     C-3
SECTION 1.03. Certificate Showing Exemption from Withholding .........     C-3
SECTION 1.04. Remedies ...............................................     C-3

                                   ARTICLE II

                               General Provisions

SECTION 2.01. Interpretation .........................................     C-3
SECTION 2.02. Amendments .............................................     C-3
SECTION 2.03. Assignment .............................................     C-3
SECTION 2.04. No Third-Party Beneficiaries ...........................     C-4
SECTION 2.05. Notices ................................................     C-4
SECTION 2.06. Attorney Fees ..........................................     C-4
SECTION 2.07. Counterparts ...........................................     C-4
SECTION 2.08. Severability ...........................................     C-4
SECTION 2.09. Consent to Jurisdiction ................................     C-5
SECTION 2.10. Waiver of Jury Trial ...................................     C-5
SECTION 2.11. Specific Performance ...................................     C-5
SECTION 2.12. Governing Law ..........................................     C-5

      NON-COMPETITION AGREEMENT dated as of      , 1999 (this "Agreement")
between SMITHKLINE BEECHAM PLC, a public limited company organized under the laws of England ("Seller"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Buyer").

      WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of Buyer and Seller under the Stock and Asset Purchase Agreement dated as of February 9, 1999 (the "Purchase Agreement"), among Buyer, Seller and SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller ("Seller Subsidiary"), pursuant to which Seller shall cause Seller Subsidiary to sell to Buyer, and Buyer shall purchase from Seller Subsidiary, the Shares (capitalized words or phrases used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement) and shall sell to Buyer and shall cause the Seller Entities to sell to Buyer, and Buyer shall purchase from Seller and the Seller Entities, certain assets, and Buyer shall assume certain liabilities, all upon the terms and subject to the conditions set forth in the Purchase Agreement;

      WHEREAS, Seller acknowledges that its agreements and covenants set forth herein are an integral part of the transactions between itself and Seller Subsidiary, on the one hand, and Buyer, on the other hand, and that but for such agreements and covenants, Buyer would not enter into such transactions;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

                                   ARTICLE I

                           Covenants of the Parties

      SECTION 1.01. Non-Competition. Seller covenants and agrees:

      (a) For a period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Restricted Period"), except to the extent permitted by paragraphs (b), (c), (d) and (e) of this Section 1.01, without the prior written consent of Buyer, none of Seller or any of its controlled Affiliates (other than Buyer or any of its Affiliates to the extent Affiliates of Seller) shall, and Seller shall use commercially reasonable efforts to cause each of its other Affiliates not to, engage, directly or indirectly, in any business anywhere in the world that provides clinical laboratory services, or, directly or indirectly, own an interest in, manage, operate, control, or otherwise, directly or indirectly, engage in the ownership, management, operation or control of, any Person that provides Clinical Laboratory Services. For purposes of this Section 1.01, "Clinical Laboratory Services" means clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) and information services or providing to any unaffiliated Person, in any manner, directly or indirectly, data or information products or services which substantially consists of laboratory data.

      (b) Notwithstanding the provisions of Section 1.01(a), ownership of securities having no more than five percent of the outstanding voting power of any Person that provides Clinical Laboratory Services which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of Section 1.01(a).

      (c) Notwithstanding the provisions of Section 1.01(a), ownership by any employee benefit plan of Seller or its Affiliates in any diversified index, mutual or pension fund managed by an independent investment advisor, which fund in turn holds, directly or indirectly, securities in a Person that provides Clinical Laboratory Services shall not be deemed a violation of Section 1.01(a).

      (d) Seller shall not be deemed to be in violation of Section 1.01(a) if during the Restricted Period Seller or any of its Affiliates acquires, or Seller is acquired by, any diversified business that provides Clinical Laboratory Services to non-affiliated Persons as long as (i) the percentage of revenues of such business attributable to the provision of Clinical Laboratory Services to non-affiliated Persons during the preceding fiscal year represents less than 50% of such business' total revenues during such period (based on such Person's latest financial statements) and (ii) if, during the fiscal year preceding such acquisition, or any fiscal year during the Restricted Period, the revenues attributable to the provision by Seller or any of its Affiliates or any such Person (other than Buyer or any of its Affiliates) of Clinical Laboratories Services to non-affiliated Persons exceed $50 million, Seller promptly after the end of such fiscal year, notifies Buyer of such occurrence and promptly, and in any event, within 18 months thereafter, ceases (and all Affiliates of Seller (other than Buyer or any of its Affiliates) cease) providing such Clinical Laboratory Services, either by selling the business or assets generating such revenues to a third party or otherwise.

      (e) Notwithstanding the provisions of Section 1.01(a), this Section 1.01 shall not prohibit any of Seller and its Affiliates from (i) owning equity interests in Healtheon Corporation, a Delaware corporation (to the extent owned on the date hereof), diaDexus, LLC, a Delaware limited liability company ("diaDexus"), and Careside, Inc., a Delaware corporation (to the extent owned on the date hereof), (ii) conducting or having conducted on its behalf the Studies (as such term is defined in the Clinical Trials Agreement), assays and other Clinical Laboratory Services involving clinical trials which Seller is permitted to conduct itself or have conducted on its behalf without violating
Section II of the Clinical Trials Agreement, (iii) subject to Section 7.09 of the Purchase Agreement, owning and operating all or any part of the Non-U.S. Clinical Laboratories Business in the event and to the extent that, pursuant to
Section 7.09 of the Purchase Agreement, Buyer does not purchase all the Other Assets, (iv) performing their obligations in accordance with the Collaboration and License Agreement with Incyte, Inc. and diaDexus dated September 2, 1997,
(v) developing, using, manufacturing and selling or otherwise distributing diagnostic tests for screening patients for appropriate pharmaceutical and/or vaccine products which are and/or will be manufactured by or for Seller; provided that the exception included in this clause (v) is for the limited purpose of enhancing the marketability of Seller's pharmaceutical and vaccine products and is not otherwise intended to diminish Section 1.01 (e.g., Seller shall not perform clinical laboratory testing), (vi) using Laboratory Data (as defined in the Data Access Agreement) as provided in the Data Access Agreement,
(vii) continuing to own, directly or indirectly, Seller's interest in the Mexican Joint Venture so long as the Mexican Joint Venture does not perform Clinical Laboratory Services on specimens originating from outside Mexico if Buyer elects not to include the Mexican Joint Venture in the Other Assets; provided, however, that Seller shall use commercially reasonable efforts to sell its interest in the Mexican Joint Venture to a third party, (viii) developing disease management, outcomes research and other similar applications and pharmaceutical or disease state identification or education products or services, or providing or delivering to third parties or Seller or its Affiliates such products or services which relate to any disease state category for which Seller or any of its Affiliates is developing, marketing, co-marketing, distributing or selling a pharmaceutical or vaccine product; provided, however, that none of the foregoing shall include the performance of clinical laboratory testing by or on behalf of Seller or any of its Affiliates, or (ix) owning equity interests in any Person in an amount of up to $5,000,000 with respect to each individual investment so long as Seller and its Affiliates do not own more than 20% of the outstanding equity of such Person.

      (f) In addition, as separate and independent covenants, Seller agrees with Buyer that, (i) during the Restricted Period, Seller will not in any way, directly or indirectly, induce or attempt to induce any officer or employee to leave the employ of Buyer, the Company or the Company Subsidiary or violate the terms of their contracts, or any employment arrangements, with Buyer, the Company or the Company Subsidiary, and (ii) prior to the second anniversary of the Closing Date, Seller will not, and will not permit any of its Affiliates to, employ any Senior Level Employee or any Continued Employee who is primarily engaged in providing information technology services to the Business or is a sales representative manager of the Business as of the date hereof or as of the Closing Date.

      (g) The limitations set forth in Section 1.01(f)(i) shall not apply to any Person who is no longer employed by Buyer or any of its Affiliates, the Company or the Company Subsidiary at the time of such action or who responds to a bona fide advertisement which is placed in general circulation by or on behalf of Seller or any of its present or future Affiliates and which is not targeted at Persons to whom Section 1.01(f)(i) would otherwise apply, and the limitations set forth in Section 1.01(f)(ii) shall not apply to any person whose employment by Buyer or any of its Affiliates, the Company or the Company Subsidiary is terminated prior to the time of such action.

      (h) The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this Section 1.01.

      (i) Seller acknowledges that the covenants of Seller set forth in this
Section 1.01 are an essential element of the transactions contemplated by the Purchase Agreement and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into the Purchase Agreement. Seller has independently consulted with its U.S. counsel and after such consultation agrees that the covenants set forth in this Section 1.01 are reasonable and proper.

      SECTION 1.02. Payment by Buyer. Buyer covenants and agrees, at the Closing, to deliver to an account designated by Seller by wire transfer in immediately available funds $20,000,000.

      SECTION 1.03. Certificate Showing Exemption from Withholding. Seller shall deliver to Buyer duly completed and properly executed Internal Revenue Service Forms 1001 and W-8BEN certifying that (i) Seller is the beneficial owner of the payment referred to in Section 1.02, (ii) Seller is qualified for benefits under the provisions of the Income Tax Treaty between the United States and the United Kingdom and (iii) the payment referred to in Section 1.02 is exempt from U.S. withholding tax.

      SECTION 1.04. Remedies.

      (a) In the event that this Agreement or any portion hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

      (b) Seller recognizes and acknowledges that in the event of Seller's failure to comply with any of the covenants contained in this Agreement, it may be impossible to measure in money the damages to Buyer or its successor and that in the event of such failure, Buyer or its successors may not have an adequate remedy at law. It is therefore agreed that Buyer or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, Seller shall not urge, as a defense, that there is an adequate remedy at law.

      (c) Seller agrees that the payment set forth in Section 1.02 shall not be used as evidence in determining the amount of monetary damages owing to Buyer resulting from a breach of Section 1.02.

                                  ARTICLE II

                              General Provisions

      SECTION 2.01. Interpretation. (a) The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

      SECTION 2.02. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

      SECTION 2.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller or Buyer (except by operation of law in connection with a merger, or sale of substantially all the assets, of Seller or Buyer). Any attempted assignment in violation of this
Section 2.03 shall be void.

      SECTION 2.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

      SECTION 2.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

      (i)  if to Buyer,

           Quest Diagnostics Incorporated
           One Malcolm Avenue
           Teterboro, NJ 07608
           Attention: Raymond C. Marier

      with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022
          Attention: Clare O'Brien; and

      (ii) if to Seller or Seller Subsidiary,

          SmithKline Beecham plc
          One New Horizons Court
          Middlesex, TW8 9EP
          Brentford England
          Attention: General Counsel

      with copies to:

         SmithKline Beecham Corporation
         One Franklin Plaza
         Philadelphia, PA 19102
         Attention: U.S. General Counsel; and

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York 10019
         Attention: Susan Webster

      SECTION 2.06. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

      SECTION 2.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 2.07; provided that receipt of copies of such counterparts is confirmed.

      SECTION 2.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

      SECTION 2.09. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Federal court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in any such New York state court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 2.09. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      SECTION 2.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 2.10.

      SECTION 2.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 2.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations law.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                           QUEST DIAGNOSTICS INCORPORATED


                                           By: ________________________________
                                               Name:
                                               Title:


                                           SMITHKLINE BEECHAM PLC


                                           By: ________________________________
                                               Name:
                                               Title:

                                                                     APPENDIX D






                                FAIRNESS OPINION

                                       OF

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                           [Merrill Lynch Letterhead]



                                                   February 8, 1999


Board of Directors
Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey 07608


Members of the Board of Directors:

            SmithKline Beecham plc (the "Seller"), SmithKline Beecham Corporation, an indirect wholly owned subsidiary of the Seller (the "Seller Subsidiary"), and Quest Diagnostics Incorporated (the "Acquiror") propose to enter into a Stock and Asset Purchase Agreement (the "Agreement") pursuant to which, among other things: (i) the Acquiror will purchase (the "Stock Purchase") from the Seller Subsidiary all of the issued and outstanding shares of Class A Common Stock, without par value (the "Class A Common Stock"), and Class B Common Stock, without par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Shares"), of SmithKline Beecham Clinical Laboratories, a wholly owned subsidiary of the Seller Subsidiary (the "Company"); (ii) the Acquiror will purchase (the "Asset Purchase") certain assets and assume certain liabilities of the Seller and its affiliates associated with the Non-U.S. Clinical Laboratories Business (as defined in the Agreement, and together with the Company, the "Business"); and
(iii) the Acquiror will pay to the Seller $1.025 billion in cash, subject to downward adjustment as provided in the Agreement (the "Cash Consideration"), and will deliver to the Seller 12,564,336 shares of common stock, par value $.01 per share (the "Acquiror Shares"), of the Acquiror (the "Stock Consideration" and, together with the Cash Consideration, the "Consideration"). The Stock Purchase and the Asset Purchase, taken together, are referred to herein as the "Transaction".

            You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

            In arriving at the opinion set forth below, we have, among other things:

            (1) Reviewed certain publicly available business and financial information relating to the Business and the Acquiror that we deemed to be relevant;

            (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business and the Acquiror furnished to us by the Seller, the Company and the Acquiror, respectively;

            (3) Conducted discussions with members of senior management of the
                Seller, the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as the respective business and prospects of the Business and the Acquiror before and after giving effect to the Transaction;

            (4) Reviewed the valuation multiples and market prices for the
                Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

            (5) Reviewed the results of operations of the Business and the
                Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

            (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

            (7) Participated in certain discussions and negotiations among representatives of the Seller and the Acquiror and their financial and legal advisors;

            (8) Reviewed the potential pro forma impact of the Transaction;

            (9) Reviewed a draft dated February 8th, 1999 of the Agreement;
                and

           (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

            In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Business or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Business or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, the Seller or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, the Seller's or the Acquiror's management as to the expected future financial performance of the Business or the Acquiror, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

            Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

            We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services, a portion of which is contingent upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing financing services to the Acquiror in connection with the Transaction and we have, in the past, provided financial advisory and financing services to the Seller and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Acquiror Shares and other securities of the Acquiror, as well as securities of the Seller, for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

            This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the proposed Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

            We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Transaction.

            On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

                                         Very truly yours,

                                         /s/ Merrill Lynch Pierce Fenner
                                             & Smith Incorporated

                                                                      APPENDIX E






                        QUEST DIAGNOSTICS INCORPORATED

                   1999 EMPLOYEE EQUITY PARTICIPATION PROGRAM

                        Quest Diagnostics Incorporated

                  1999 Employee Equity Participation Program

1. THE PROGRAM

a) Purpose. This Quest Diagnostics Incorporated 1999 Employee Equity Participation Program (the "Program") is intended to benefit the stockholders of Quest Diagnostics Incorporated (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer term financial success of the Company. Further, the recipients of stock-based awards under the Program should identify their success with that of the Company's stockholders and therefore will be encouraged to increase their proprietary interest in the Company.

b) Effective Date. To serve this purpose, the Program will become effective upon its approval by the holders of stock entitled to vote at the Company's 1999 Annual Meeting of Stockholders.

2. ADMINISTRATION

a) Committee. The Program shall be administered by a Committee, appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom shall not be (or formerly have been) employees of the Company (the "Committee"); provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Program. Except with regard to awards to employees subject to Section 16 of the Securities Exchange Act of 1934, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

b) Powers and Authority. The Committee's powers and authority include, but are not limited to: selecting individuals, who are employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, to receive awards; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to eligible third parties; interpreting the Program's provisions; and administering the Program in a manner that is consistent with its purpose. The Committee's decision in carrying out the Program and its interpretation and construction of any provisions of the Program or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Program.

c) Award Prices. All awards denominated or made in Shares shall use as the per Share price the mean between the high and low selling prices of a share of the Common Stock of the Company ("Share") on the applicable date as reported in The Wall Street Journal, or if Shares are not traded on such date, the mean between the high and low selling prices on the next preceding day on which such Shares are traded. The applicable date shall be the day on which the award is granted or another Program transaction occurs, except that in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date shall be grant date for such prior award. Except as provided for in Section 3(d), the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.

3. SHARES SUBJECT TO THE PROGRAM AND ADJUSTMENTS

a) Maximum Shares Available for Delivery. Subject to adjustments under Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Program shall be equal to the sum of (i) 3,000,000 Shares (provided that upon the consummation of the transaction contemplated by the Stock and Asset Purchase Agreement dated as of February 9, 1999 among SmithKline Beecham plc, SmithKline Beecham Corporation and Quest Diagnostics Incorporated (the "SBCL Transaction"), such amount shall increase to 6,000,000 Shares; (ii) any Shares available for future awards under the Company's 1996 Employee Equity Participation Program (the "Prior Program") as of the effective date of this Program; and (iii) any Shares that are represented by awards granted under the Prior Program of the Company, which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. In addition, any Shares delivered under the Program or the Prior Program of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Program. Any Shares covered by an award (or portion of an award) granted under the Program or the Prior Program of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Program. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Program or the Prior Program of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Program. Further, Shares issued under the Program through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Program.

b) Other Program Limits. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Program. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to
Section 4(d) shall be 900,000, which amount will be increased to 1,800,000 if the SBCL Transaction is completed. The maximum aggregate number of Shares that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall not exceed 100,000 Shares. The aggregate maximum payments that can be made for awards granted to any one individual pursuant to Sections 4(d) shall not exceed 300,000 Shares.

c) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Program, the Committee may, in addition to granting awards under Section 4, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

d) Adjustments for Corporate Transactions.

(i) The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Program pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights. Similar adjustments may be made in situations where the Company assumes or substitutes for outstanding awards held by employees and other persons of an entity acquired by the Company.

(ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Program, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Program's purpose in the event of any other change-in-control of the Company.

4. TYPES OF AWARDS

a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(c), an award may be granted as an alternative or successor to or replacement of an existing award under the Program or under any other compensation plan or arrangement of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Program include:

b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by
Section 2(c). A stock option may be in a form intended to comply with Section 422 or any other similar provision of the Internal

Revenue Code (the "Code") or in another form which may or may not qualify for favorable federal income tax treatment. Each stock option shall expire on the applicable date designated by the Committee but in no event may such date be more than eleven years from the date the stock option is granted. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above.

c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be eleven years. Such exercise price shall be no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c).

d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Except in cases of certain terminations of employment or an extraordinary event, each stock award shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards granted to persons who may become subject to Code
Section 162(m) shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or looses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to stockholders for the applicable year.

5. AWARD SETTLEMENTS AND PAYMENTS

a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PROGRAM AMENDMENT AND TERMINATION

a) Amendments. The Board may amend this Program as it deems necessary and appropriate to better achieve the Program's purpose provided, however, that:
(i) the Share and other award limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) cannot be changed unless such a plan amendment is properly approved by the Company's stockholders.

b) Program Suspension and Termination. The Board may suspend or terminate this Program at any time. However, in no event may any awards be granted under The Program after the tenth anniversary of its approval by stockholders of the Company. Any such suspension or termination shall not of itself impair any outstanding award granted under the Program or the applicable participant's rights regarding such award.

7. MISCELLANEOUS

(a) Assignability. Except by will or by the laws of descent and distribution and, if permitted by the Committee, as a gift to a family member or a trust or similar entity for the benefit of one or more family members, no award granted under the Program shall be assignable or transferable.

(b) No Individual Rights. No person shall have any claim or right to be granted an award under the Program. Neither the Program nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Program participant at any time and for any reason is specifically reserved to the employing entity.

c) Unfunded Program. The Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Program, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

(d) Use of Proceeds. Any proceeds from the sale of shares under the Program shall constitute general funds of the Company

e) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Program shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt any other compensation programs, plans or arrangements as it deems appropriate.

f) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Program or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

g) Governing Law. The validity, construction and effect of the Program and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of New Jersey without reference to principles of conflict of law.

                                                                      APPENDIX F







                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.

                        AND CERTAIN RELATED AFFILIATES

               Report on Audits of Combined Financial Statements

           As of December 31, 1998 and 1997 and for the Years Ended

                        December 31, 1998, 1997 and 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of SmithKline Beecham plc:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in parent's equity and cash flows present fairly, in all material respects, the financial position of SmithKline Beecham Clinical Laboratories, Inc. and certain related affiliates (the "Company") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP

March 15, 1999
Philadelphia, PA

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES

                            COMBINED BALANCE SHEETS
                             (Dollars in Thousands)
                                    ASSETS

                                                                            December 31,
                                                                    -----------------------------
                                                                         1998            1997
                                                                    -------------   -------------
Current Assets:
   Cash .........................................................    $       --      $    8,919
   Accounts receivables (net of allowances of $86,396 and $69,280
   respectively) ................................................       356,102         329,270
   Inventories ..................................................        17,934          15,266
   Prepaid expenses and other current assets ....................         9,975           7,641
                                                                     ----------      ----------
     Total current assets .......................................       384,011         361,096

Goodwill and other intangibles, net .............................       503,879         532,981
Property, plant and equipment, net ..............................       215,519         218,664
Other assets ....................................................        35,862          21,216
                                                                     ----------      ----------
    Total Assets ................................................    $1,139,271      $1,133,957
                                                                     ==========      ==========

                         LIABILITIES AND PARENT'S EQUITY

Current liabilities:
   Accounts payable ................................    $   39,152      $   34,429
   Current portion of long-term debt ...............         2,160           2,134
   Accrued compensation and benefits ...............        37,657          32,543
   Other current liabilities .......................        45,644          36,762
                                                        ----------      ----------
     Total Current Liabilities .....................       124,613         105,868

Long-term debt .....................................        32,902          35,140
Commitments and contingent liabilities .............
Parent's equity ....................................       981,756         992,949
                                                        ----------      ----------
     Total liabilities and Parent's equity .........    $1,139,271      $1,133,957
                                                        ==========      ==========

               The accompanying notes are an integral part of the
                         combined financial statements.

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES

                        COMBINED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                                  Years Ended December 31,
                                                        ---------------------------------------------
                                                             1998            1997            1996
                                                        -------------   -------------   -------------
Net revenues ........................................    $1,579,843      $1,415,356      $1,287,734
Costs and expenses:
   Cost of services .................................     1,043,255         927,710         909,114
   Provision for bad debts ..........................       145,009         111,616          65,656
   Selling, general and administrative ..............       279,505         252,311         232,238
   Interest expense, net ............................        47,640          46,069          45,637
   Amortization of goodwill and intangibles .........        30,270          32,879          37,439
   Other income, net ................................       (25,991)         (7,843)         (1,424)
                                                         ----------      ----------      ----------
Total costs and expenses ............................     1,519,768       1,362,742       1,288,660
                                                         ----------      ----------      ----------
Income (loss) before taxes ..........................        60,075          52,614            (926)
Income tax expense ..................................        34,147          31,623          11,462
                                                         ----------      ----------      ----------
Net income (loss) ...................................    $   25,928      $   20,991      $  (12,388)
                                                         ==========      ==========      ==========

               The accompanying notes are an integral part of the
                         combined financial statements.

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES

               COMBINED STATEMENTS OF CHANGES IN PARENT'S EQUITY
                            (Dollars in Thousands)

Balance at December 31, 1995 ...................................    $ 997,138

Loss ...........................................................      (12,388)

Net transfers (to) from parent .................................      (13,975)
                                                                    ---------

Balance at December 31, 1996 ...................................      970,775

Net income .....................................................       20,991

Net transfers (to) from parent .................................        1,183
                                                                    ---------

Balance at December 31, 1997 ...................................      992,949

Net income .....................................................       25,928

Net transfers (to) from parent .................................      (37,121)
                                                                    ---------

Balance at December 31, 1998 ...................................    $ 981,756
                                                                    =========

               The accompanying notes are an integral part of the
                         combined financial statements.

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                            (Dollars in Thousands)

                                                                                       Years Ended December 31,
                                                                             --------------------------------------------
                                                                                 1998            1997            1996
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:                                 ------------   -------------   -------------
Net income (loss) ........................................................    $   25,928     $   20,991       $ (12,388)
 Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization .........................................        65,439         71,837          79,963
   Gain on sale of assets ................................................       (14,773)        (6,017)         (2,827)
   Provision for bad debts ...............................................       145,009        111,616          65,656
   Equity in undistributed earnings of affiliates ........................        (2,403)          (613)           (497)
   Changes in assets and liabilities:
   Increase in accounts receivable .......................................      (171,841)      (164,158)        (93,158)
    Increase in inventories ..............................................        (2,668)          (540)         (1,143)
    (Increase) decrease in prepaid expenses and other
    current assets .......................................................        (2,334)         1,219          (3,329)
    Increase in accounts payable, accrued compensation and
    benefits and other current liabilities ...............................        18,745          2,149           4,055
                                                                              ----------     ----------       ---------
Net cash provided by operating activities ................................        61,102         36,484          36,332
                                                                              ----------     ----------       ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures .....................................................       (35,200)       (27,978)        (33,949)
Proceeds from sale of assets .............................................         4,512          5,289           9,507
Expenditures for other intangible assets .................................            --         (3,955)         (1,005)
                                                                              ----------     ----------       ---------
Net cash used in investing activities ....................................       (30,688)       (26,644)        (25,447)
                                                                              ----------     ----------       ---------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Net transfers (to) from Parent ...........................................       (37,121)         1,183         (13,975)
Repayment of long-term debt ..............................................        (2,212)        (2,104)         (2,726)
                                                                              ----------     ----------       ---------
Net cash used in financing activities ....................................       (39,333)          (921)        (16,701)
                                                                              ----------     ----------       ---------
(Decrease) increase in cash ..............................................        (8,919)         8,919          (5,816)
                                                                              ----------     ----------       ---------
Cash, beginning of year ..................................................         8,919             --           5,816
                                                                              ----------     ----------       ---------
Cash, end of year ........................................................    $       --     $    8,919       $      --
                                                                              ----------     ----------       ---------
Supplemental cash flow information:
 Cash paid for:
  Interest ...............................................................    $    2,597     $    2,299       $   2,392
 Non cash investing and financing activities:
  Stock received in exchange for assets ..................................    $   14,457     $    6,375       $      --
  Investment acquired for note payable ...................................    $       --     $    2,728       $      --

               The accompanying notes are an integral part of the
                         combined financial statements.

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

(1) Summary of Significant Accounting Policies

Basis of Presentation

SmithKline Beecham Clinical Laboratories, Inc. is a subsidiary of SmithKline Beecham Corporation ("SmithKline Beecham Corp"), itself an indirect subsidiary of SmithKline Beecham plc ("SmithKline Beecham plc" or the "Parent"), a public limited company incorporated in 1989 under the laws of England and Wales. The other entities combined in these financial statements are also indirectly owned subsidiaries of SmithKline Beecham plc.

The combined financial statements of SmithKline Beecham Clinical Laboratories, Inc., and certain related affiliates ("the Company"), include the accounts of the following:

o SBCL Inc. (US)

o SmithKline Beecham Clinical Laboratories Inc. (US)

o The clinical laboratory operations of Fournex SA (Belgium)

o The clinical laboratory operations of SmithKline Beecham Laboratoires Pharmaceutiques SA (France)

o The clinical laboratory operations of SmithKline Beecham Capital BV (Netherlands)

o The clinical laboratory operations of SmithKline Beecham plc (UK)

The combined financial statements reflect the assets and liabilities, results of operations and cash flows of the Company as if the Company had existed and operated as a separate business.

Principles of Combination

All significant intercompany accounts and transactions within the Company have been eliminated as part of the combination. Investments in companies which are 20-50 percent owned by the Company are accounted for using the equity method of accounting. All other investments are accounted for using the cost method.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The functional currency for the Company's foreign operations is the applicable local currency. The combined financial results of the Company are subject to exchange rate fluctuations involving the U.S. dollar and a number of foreign currencies. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the rates of exchange at the balance sheet date and for revenue and expense accounts using average rates of exchange for the period. Currency translation adjustments arising on the opening net equity of the foreign operations and the differences between average and balance sheet exchange rates and, along with current year translations are taken as an adjustment to Parent's equity.

Inventories

Inventories are valued at the lower of cost or market and consist mainly of laboratory testing supplies. Cost is determined by the average cost method.

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

Financial Instruments

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximate their recorded value.

Debt and Equity Securities

The Company accounts for debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The statement requires the Company's available-for-sale securities to be reported at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of Parent's equity until realized or until determination that such losses are other than temporary. At December 31, 1998 and 1997 the historical cost of available-for-sale securities approximated their fair value.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Useful lives are estimated to be 20-30 years for buildings and 3-7 years for machinery and equipment. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the life of the asset.

Revenue Recognition

The Company generally recognizes revenue for services rendered upon completion of the testing process. Billings for services under third party payer programs, including Medicare and Medicaid, are recorded as revenues net of allowances for differences between amounts billed and the expected receipts under such programs. Adjustments, based on final settlement with third party payers, are recorded upon settlement.

The Company has entered into full risk managed care contracts with insurance companies to provide clinical laboratory services. Revenue is recognized in accordance with contract terms. The Company does not purchase reinsurance, as it retains the underwriting risk under these contracts.

Other Income, Net

Other income, net includes revenues, costs and expenses derived from sources outside of the normal course of the Company's operations. These items primarily represent gains on sale of assets and settlements of contract disputes.

Concentrations of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of the Company's clients, with the exception of exposures to Medicare and Medicaid receivables. In 1998, 1997 and 1996, approximately 12%, 15% and 20%, respectively of net revenues were generated by Medicare and Medicaid programs.

Goodwill and Other Intangibles

Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and is amortized on the straight-line method over the estimated life not to exceed 40 years. Other intangibles include covenants not to compete, capitalized software, licenses and customer lists and are amortized on the straight-line method over their estimated useful lives up to 20 years.

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

For U.S. generally accepted accounting principles purposes, the combination of Beecham Group plc and SmithKline Beecham Corporation in 1989 was accounted for using the purchase method. As a result of the 1989 transaction, the Company has reflected goodwill of approximately $532,000 and identifiable intangible assets of approximately $72,000. Management has included such amount based on its evaluation of the respective businesses at the time of the acquisition. Management's estimate of the allocated goodwill was based on a number of factors, primarily the proportion of the Company's operating income to SmithKline Beecham's operating income.

Long-Lived Assets

In the first quarter of 1996 the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for recognizing, measuring and disclosing impairments of long-lived assets, identifiable intangibles and goodwill. The adoption of this accounting standard did not have a material impact on the combined financial position or combined results of operations of the Company.

The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The Company uses an estimate of the undiscounted cash flows of the relevant business over the remaining life of the asset in measuring whether there is a possible impairment.

Segment Disclosure

In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting financial and descriptive information about operating segments and related disclosures about products and services, geographic areas and major customers. SFAS No. 131 affects disclosure only and does not affect reported earnings or cash flows.

The Company is engaged in one line of business, clinical laboratory testing. The Company's operations are principally in the United States. Operations outside the United States are principally in Europe. No single foreign country or geographic region is significant to the combined operations. There were no significant amounts of sales of services between geographic regions and no significant amounts of United States export sales.

Income Taxes

The Company's US operating results are included in the consolidated federal income tax return of SmithKline Beecham Corp. Operating results for foreign entities are included in the applicable foreign income tax return. However, for financial reporting purposes, the Company's provision for income taxes is computed on a separate entity basis.

The Company uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period when the change is enacted.

Comprehensive Income

In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The impact of the adoption of this statement was not material to the combined financial statements.

(2) Related Party Transactions

Certain corporate services and other expenses are charged to the Company by affiliated companies on a direct basis, based on resource usage or dedicated support percentage. Such amounts are included in the combined statements of operations of the Company.

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

The combined financial statements also include allocations from the affiliated companies of costs for services, including certain accounting and tax, treasury and cash management, data processing, legal and environmental, facility and risk management, human resources and labor relations, and government and public affairs which are not charged directly to the Company. These overhead costs have been included in these financial statements based on the relative percentage of operating income to the consolidated operating income which management believes is a reasonable basis for such cost allocation. Such indirect charges are reflected in the combined statements of operations and amounted to approximately $7,300, $7,500 and $10,600 for the years ended December 31, 1998, 1997 and 1996, respectively.

The U.S. operations of the Company participate in SmithKline Beecham Corp's cash management system, and the non-US operations of the Company participate in SmithKline Beecham plc's cash management system. Accordingly, cash received from the Company's operations is administered centrally along with the financing of working capital requirements and capital expenditures. The combined statements of operations include approximately $45,130, $43,542 and $43,254 for the years ended December 31, 1998, 1997 and 1996, respectively, related to allocations of interest costs of borrowings of the Parent, deemed to be related to the operations of the Company.

The Company performed clinical laboratory testing for the Parent and its subsidiaries. Revenues for these services were $20,034, $37,338 and $12,033 in 1998, 1997 and 1996, respectively. These amounts are included in net revenues in the combined statements of operations.

All receivables from and payables to the Parent, or any of its subsidiaries have been presented as transfers to or from the Parent, as a component of Parent's equity.

The Company is insured through its Parent's captive insurance company on a claims made basis. Insurance premiums are paid by SmithKline Beecham Corp. and are charged back to the Company. Reserves for incurred but not reported claims of $26,034 and $24,560 are included in the combined balance sheets as of December 31, 1998 and 1997, respectively, as a component of Parent's equity.

(3) Goodwill and Other Intangibles

Goodwill and other intangibles consist of the following:

                                                          December 31,
                                                 ------------------------------
                                                      1998            1997
                                                 -------------   --------------
Goodwill .....................................    $  616,144       $  616,144
Customer Lists ...............................        71,311           71,311
Non-compete agreements .......................        31,390           31,390
Other intangibles ............................        48,675           66,619
                                                  ----------       ----------
                                                     767,520          785,464
  Less accumulated amortization ..............      (263,641)      $ (252,483)
                                                  ----------       ----------
                                                  $  503,879       $  532,981
                                                  ==========       ==========

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

(4) Property, Plant and Equipment

Property, plant and equipment consist of the following:

                                                              December 31,
                                                      -----------------------------
                                                           1998            1997
                                                      -------------   -------------
Land and buildings ................................    $  129,509      $  127,240
Leasehold improvements ............................        30,167          29,937
Property under capital leases .....................        32,024          32,024
Furniture and fixtures ............................        25,120          24,589
Machinery and equipment ...........................       228,579         229,271
                                                       ----------      ----------
                                                          445,399         443,061
Less accumulated depreciation and amortization ....      (229,880)       (224,397)
                                                       ----------      ----------
                                                       $  215,519      $  218,664
                                                       ==========      ==========

Depreciation and amortization expense related to property, plant and equipment was $35,169, $38,958 and $42,524 in 1998, 1997 and 1996, respectively.

(5) Debt

The Company's long-term debt at December 31, 1998 and 1997 consists of debt held at fixed and variable rates ranging from 7.6% to 12.5% at December 31, 1998, and obligations related to capital leases for two facilities at an imputed interest rate of 7.1% at December 31, 1998.

The aggregate maturities of long-term debt and capital leases for the years subsequent to December 31, 1998 are as follows:


Year                                                  Long Term Debt     Capital Leases
----                                                  --------------     --------------
1999 .............................................        $  761           $  2,728
2000 .............................................         1,411             29,110
2001 .............................................         1,396                 --
2002 .............................................         2,650                 --
Thereafter .......................................            --                 --
                                                          ------           --------
                                                          $6,218           $ 31,838
                                                          ------           --------
Imputed interest .................................                           (2,994)
                                                                           --------
Present value of minimum lease payments ..........                           28,844
Less: current portion ............................                            1,399
                                                                           --------
Long-term capitalized lease obligations ..........                         $ 27,445
                                                                           ========

In 2000, the capital leases on the two facilities expire, at which point the Company has three options: extend the leases for three years, at which point the Company is obligated to purchase the facilities, purchase the facilities or find a third party to purchase the facilities.

It has been assumed that the Company will purchase the facilities at the end of the initial lease period for the purposes of the above table. If the last option is chosen, the Company is liable for any difference between the residual value and the fair market value in the residual value exceeds the fair value. SmithKline Beecham Clinical Laboratories, Inc. is a guarantor of debt related to the aforementioned capital leases. At December 31, 1998 total guaranteed debt outstanding approximated the Company's payables to the lessor.

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

(6) Income Taxes

The components of the provision for (benefit from) income taxes for 1998, 1997 and 1996 are as follows:

                                             1998         1997         1996
                                         -----------   ---------   ------------
Current:
 Federal .............................    $     --      $    --     $  33,907
 State and local .....................         990                      7,855
 Foreign .............................      (1,295)         142         1,214
                                          --------      -------     ---------
                                              (305)         142        42,976
                                          --------      -------     ---------

Deferred:
 Domestic ............................      34,452       31,481       (31,514)
 Foreign .............................          --           --            --
                                          --------      -------     ---------
                                            34,452       31,481       (31,514)
                                          --------      -------     ---------
Total ................................    $ 34,147      $31,623     $  11,462
                                          ========      =======     =========

A reconciliation of the U.S. federal statutory rate to the Company's effective tax rate is as follows:

                                                                   1998         1997          1996
                                                                ----------   ----------   ------------
Tax provision at statutory rate .............................       35.0%        35.0%         (35.0%)

State and local income taxes, net of federal tax benefit ....        5.6          5.5           23.8
Non-deductible goodwill amortization ........................       13.3         14.8          835.1
Business meals and entertainment and other ..................        0.9          0.9           34.0
Impact of foreign operations ................................        2.1          3.9          379.9
Effective tax rate ..........................................       56.9%        60.1%       1,237.8%

As of December 31, 1998 and 1997, the Company recorded net deferred tax assets comprised primarily of temporary differences related to net operating losses and reserves. Since the Company does not file a stand-alone income tax return for federal purposes, substantially all of the deferred tax assets and liabilities will not be settled by the Company upon the completion of the transaction with Quest Diagnostics, Inc. ("Quest") (Note 12). Therefore, the deferred tax assets and liabilities have been recorded as transfers to or from Parent, which is a component of Parent's equity. Since the Parent pays taxes on behalf of the Company, income taxes payable or receivable have also been classified as transfers to or from Parent, and included as a component of Parent's equity.

(7) Pension Benefits

SmithKline Beecham Clinical Laboratories, Inc. participates in the SmithKline Beecham Corp. Retirement Plan, a defined benefit pension plan covering substantially all employees. Benefits are based on average final pay and years of service. Information on the actuarial present value of the benefit obligation, fair value of plan assets and pension costs is not provided as such information is not maintained separately for employees of SmithKline Beecham Clinical Laboratories, Inc. Pension expense allocated for 1998, 1997 and 1996 was $26,446, $18,963 and $24,875, respectively. Amounts relating to foreign subsidiaries were not material.

SmithKline Beecham Clinical Laboratories, Inc.'s expenses associated with the Plan are funded by the Parent. Therefore, the liabilities associated with pension expense are classified as transfers to or from Parent, and included as a component of Parent's equity.

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

(8) Other Postretirement and Postemployment Benefits

SmithKline Beecham Clinical Laboratories, Inc. participates in certain medical, dental and life insurance programs provided to retired SmithKline Beecham Corp. employees. Substantially all U.S. employees are covered and become eligible for these benefits upon satisfying the appropriate age and service requirements necessary for receipt of these benefits. Generally, non-U.S. employees receive similar benefits from government sponsored plans.

SmithKline Beecham Clinical Laboratories, Inc.'s allocated portion of the net periodic post-retirement cost was $20,123, $16,772 and $16,965 in 1998, 1997 and 1996, respectively. SmithKline Beecham Clinical Laboratories, Inc.'s expense associated with other post-retirement benefits are funded by the Parent. Therefore, the liabilities associated with the related expenses are classified as transfers to or from the Parent, and included as a component of Parent's equity.

(9) Commitments

The Company leases certain facilities, equipment and automobiles. Certain of the leases provide for payment of taxes, insurance and other charges by the lessee. Rental expense was $41,576 in 1998, $41,978 in 1997 and $42,878 in 1996.

Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms of more than one year as of December 31, 1998 are as follows:

       1999                                     $ 25,851
       2000                                       16,030
       2001                                        8,698
       2002                                        2,940
       2003                                        1,353
       Thereafter                                  1,169
                                                --------
                                                $ 56,041
                                                ========

(10) Contingent Liabilities

The Company is involved in various legal and administrative proceedings considered normal to its business, including suits claiming damages arising from the Company's services. The Company is also a party to legal proceedings with regard to environmental matters.

In 1996, the Company and the U.S. government and certain states reached a settlement with respect to the government's civil and administrative claims arising from an investigation by the Office of the Inspector General of the U.S. Department of Health and Human Services into the Company's billing and marketing practices. In connection therewith, certain affiliates of the Company paid the government $325 million which had been reserved in prior years.

The Company is also responding to claims and lawsuits from non-governmental parties, including private insurers, self-funded employer plans and patients, concerning similar practices as they may relate to amounts paid by those parties. The lawsuits include ten purported class actions filed in various jurisdictions in the United States and one non-class action complaint by a number of insurance companies that seek damages allegedly arising from payments they made for clinical laboratory testing services. Nine of the purported class actions have been consolidated into one complaint which has been consolidated with the insurers' suit, for pretrial proceedings, in the U.S. District Court for the District of Connecticut. The other purported class action remains pending in state court in Illinois. Similar claims by several other individual third party payers have been settled. SmithKline Beecham plc has agreed to indemnify the Company for the after-tax expense of any similar such settlements entered into after December 31, 1998.

Although the outcome of claims, legal proceedings and other matters in which the Company is involved cannot be predicted with any certainty, the Company does not expect that its ultimate liability for such matters, after taking into

                SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

account provisions, tax benefits and insurance, to have a material adverse effect on its financial condition, results of operations or cash flows.

(11) Stock Compensation Plan

The Company applies Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based awards. Certain management personnel of the Company receive SmithKline Beecham stock options.

1989 and 1991 Plans:

The Company participates in the Parent's SmithKline Beecham UK Executive Share Option Plan 1989 and the SmithKline US Executive Option Plan 1989. The Company also participates in the Parent's employee share ownership plan under which the employees are granted options over Ordinary Shares and Ordinary Share ADRs (American Depositary Receipts) purchased in the market by the ESOT (Employee Share Ownership Trust) established in 1991. Under these plans, eligible employees may be granted options to subscribe for unissued Shares (or Share
ADRs), or in the case only of the 1991 Plan issued shares bought by the ESOT, at prices no less than the higher of the average middle market price on the five days prior to the grant or their normal amount. Options are normally exercisable between the third and tenth anniversaries of the date of grant. Options are no longer granted under the US 1989 Plan. The Parent restricts the number of shares that can be issued for sale to option holders to 5% of the issued share capital of the Parent.

If the Company had followed the fair value method for the 1989 and 1991 stock option plans, in accordance with Statement of Financial Accounting Standard No. 123, "According for Stock-Based Compensation," pro-forma net income (loss) as compared to net reported income (loss) would have been approximately:

                                           1998          1997           1996
                                       ------------   ----------   -------------
Net income (loss):
-- as reported .....................     $ 25,928      $20,991       $ (12,388)
-- pro forma .......................     $ (5,631)     $ 3,812       $ (17,804)

The pro forma results may not be representative of the effects on reported income for future years. The fair value of each stock option grant has been estimated on the date of the grant using the Black Scholes option pricing model with the following weighted average assumptions:

Years Ended December 31,                       1998        1997        1996
------------------------                    ---------   ---------   ---------
 Interest rate ..........................     4.3%        6.5%         7.5%
 Dividend Yield .........................     1.4%        1.6%         2.6%
 Expected volatility ....................    39.0%       32.0%        22.0%
 Expected life in years .................   7 yrs       7 yrs        7 yrs
 Forfeiture rate ........................     1.0%        1.0%         1.0%
 Average fair-value of options ..........  $28.05      $16.01        $8.66

                 SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.
                         AND CERTAIN RELATED AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in Thousands)

For 1998, 1997 and 1996, the Company's stock option activity in ADRs for the 1989 and 1991 stock option plan for ADRs is summarized below:

                                                   1998            1997            1996
                                              -------------   -------------   -------------
Outstanding at beginning of year ..........     5,791,198       4,604,126       4,781,082
Granted ...................................     1,958,989       2,226,423         581,907
Forfeited/Canceled ........................       (90,267)        (84,197)       (109,759)
Exercised .................................      (914,425)       (955,154)       (649,104)
Outstanding at end of year ................     6,745,455       5,791,198       4,604,126
Exercisable at end of year ................     1,632,150       1,680,090       1,686,530

Other Stock-Based Compensation Plans:

Certain employees of the Company participate in other stock-based compensation plans, which under APB 25 qualify as variable plans. Expenses recognized in relation to these plans were $6,288, $2,277 and $383 in 1998, 1997 and 1996, respectively.


(12) Subsequent Events

On February 9, 1999, SmithKline Beecham plc entered into an agreement to sell the Company to Quest Diagnostics in exchange for approximately $1 billion of cash and 12.6 million shares of Quest Diagnostics common stock, which will approximate 29.5% of Quest Diagnostics' outstanding shares at the closing. As part of the purchase agreement, various compensation plans will be altered. Also, as a result of the transaction with Quest Diagnostics the future capital lease commitments may be accelerated due to change in control provisions of the lease agreements.

                         QUEST DIAGNOSTICS INCORPORATED
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1. Election of Directors for a term expiring in 2002--
   Nominees: 01-William F. Buehler, 02-Van C. Campbell and 03-Dan C. Stanzione



   -----------------------------------------------------------------------------
   (Except nominees written above)


                   For              Withhold           For All
                   All                All               Except

                   [_]                [_]                [_]

2. Proposal to approve the issuance of 12,584,336 shares of common stock of Quest Diagnostics Incorporated to SmithKline Beecham PLC.


                   For              Against            Abstain

                   [_]                [_]                [_]

3. Proposal to approve the Quest Diagnostics Incorporated 1999 Employee Equity Participation Program.

                   For              Against            Abstain

                   [_]                [_]                [_]

4. Proposal to ratify the selection of PriceWaterhouseCoopers LLP as independent public accountants to audit the financial statements of Quest Diagnostics Incorporated for the year ending December 31, 1999.

                   For              Against            Abstain

                   [_]                [_]                [_]

Mark here if you plan to attend the meeting.      [_]


                                       Dated: ____________________________, 1999

                                       Signature(s)_____________________________

                                       _________________________________________
                                         (Title or authority (if applicable))

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

[_] Mark here to discontinue mailing duplicate reports.

                    ^          FOLD AND DETACH HERE          ^

CONTROL NUMBER
+------------+
|            |
+------------+


             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

QUEST DIAGNOSTICS INCORPORATED encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

Call toll free 1-800-213-3198 any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

Option #1: To vote the Board of Directors recommends on ALL proposals: Press 1.
           When asked, please confirm your vote by pressing 1.

Option #2: If you choose to vote on each proposal separately, press 0 and follow the recorded instructions.

TO VOTE BY INTERNET

Go to the following website:

www.harrisbank.com/wproxy

Enter the information requested on your computer screen, including your 6-digit Control Number located above.

Follow the instructions on the screen.

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.
                             THANK YOU FOR VOTING!

PROXY                    QUEST DIAGNOSTICS INCORPORATED                    PROXY
            Proxy for Annual Meeting of Stockholders--June 29, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         QUEST DIAGNOSTICS INCORPORATED


      The undersigned hereby appoints Kenneth W. Freeman, Raymond C. Marier and Leo C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, June 29, 1999 at 10:00 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

      A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

      This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the Board's nominees, FOR the issuance of 12,564,336 shares of common stock of Quest Diagnostics Incorporated to SmithKline Beecham plc, FOR approval of the 1999 Employee Equity Participation Program, and FOR ratification of the selection of the independent public accountants.

         PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
                         AND RETURN IT IN THE ENCLOSED,
            POSTAGE-PAID ENVELOPE, TO QUEST DIAGNOSTICS INCORPORATED
 c/o Harris Trust and Savings Bank, P.O. Box 2702, Chicago, Illinois 60690-9402
                 (Continued and to be signed on reverse side.)